    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 13, 2000
                                                     REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                CORECOMM LIMITED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               4812                              23-3032245
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)              IDENTIFICATION NO.)

                        110 EAST 59TH STREET, 26TH FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 906-8440
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                            RICHARD J. LUBASCH, ESQ.
                                CORECOMM LIMITED
                        110 EAST 59TH STREET, 26TH FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 906-8440
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                    COPY TO:

                             JOHN C. KENNEDY, ESQ.
                             PAUL, WEISS, RIFKIND,
                               WHARTON & GARRISON
                          1285 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019
                                 (212) 373-3000
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:

       At such time or times on and after this Registration Statement becomes effective as the selling securityholders may determine.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

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                                                                        PROPOSED        PROPOSED MAXIMUM    AMOUNT OF
          TITLE OF EACH CLASS OF               AMOUNT TO BE         MAXIMUM OFFERING       AGGREGATE       REGISTRATION
       SECURITIES TO BE REGISTERED              REGISTERED           PRICE PER UNIT      OFFERING PRICE        FEE
-----------------------------------------------------------------------------------------------------------------------
6% convertible subordinated notes due
  2006....................................     $175,000,000               100%            $175,000,000      $46,200.00
-----------------------------------------------------------------------------------------------------------------------
Series B senior convertible exchangeable
  preferred stock, par value $0.01 per
  share...................................       250,000 Shares        $1,000.00          $250,000,000      $66,000.00
-----------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.01 per
  share(1)(2).............................    14,213,555 Shares       $5.28125(3)         $ 75,065,337      $19,817.25
-----------------------------------------------------------------------------------------------------------------------
Common stock, par value $0.01 per
  share(2)(4).............................          --                     --                 --               --
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement relates to (a) 10,713,555 shares of the common stock, par value $0.01 per share, of the registrant issued to the holders of common stock of ATX Telecommunications Services, Inc. in connection with the merger between CoreComm Limited and ATX on September 29, 2000, (b) 3,500,000 shares of common stock issuable as payments of interest on the registrant's senior unsecured notes.

(2) This registration statement also includes rights to purchase Series C junior participating preferred stock, par value $0.01 per share. One right is attached to each share of common stock. The rights will not be transferrable separately from the common stock until specified events have occurred in connection with a prospective change of control of the registrant. No registration fee is required for these rights, because they are being issued for no additional consideration.

(3) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457 under the Securities Act of 1933, based, with respect to the common stock, on the average of the high and low prices of shares of the common stock of CoreComm Limited on the Nasdaq National Market on October 11, 2000.

(4) This registration statement also includes an indeterminate number of shares of common stock issuable upon conversion of the convertible notes and the Series B preferred stock and as dividends upon the Series B preferred stock. No additional registration fee is required for these shares under Rule 457.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITYHOLDERS IDENTIFIED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED OCTOBER 13, 2000

PROSPECTUS

                                CORECOMM LIMITED
                           -------------------------

             6% CONVERTIBLE SUBORDINATED NOTES DUE 2006, SHARES OF
            SERIES B SENIOR CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
                           AND SHARES OF COMMON STOCK

                           -------------------------

     Selling securityholders who are identified in this prospectus may use this prospectus to offer and sell:

     - our 6% convertible subordinated notes due 2006

     - shares of our Series B senior convertible exchangeable preferred stock

     - shares of our common stock, including common stock that will be issued upon conversion of the convertible notes, upon conversion of or as dividends on our Series B preferred stock or as payment of interest on our senior unsecured notes

     - rights to purchase shares of Series C junior participating preferred stock, which rights are attached to each share of common stock

     We will not receive any proceeds from the sale of the convertible notes, the Series B preferred stock, the common stock or the rights by the selling securityholders. The offering price for the convertible notes or the Series B preferred stock is not set but will be determined according to negotiation between a selling securityholder and the prospective purchaser. The offering price for the common stock will be negotiated or, if sold on the Nasdaq National Market, at the prevailing market price. We will pay all expenses (other than selling commissions and fees and stock transfer taxes) of the registration and sale of the convertible notes, the Series B preferred stock and the common stock.

     Our common stock is traded on the Nasdaq National Market under the symbol COMM. On October 12, 2000, the last reported sales price of the common stock was $5.31 per share. There is no public market for the convertible notes or the Series B preferred stock, and we do not intend to apply for listing of them on the Nasdaq National Market or any other securities exchange or to seek approval for quotation of them through any automated quotation system.

     WE URGE YOU TO CAREFULLY READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 10, WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH THESE SECURITIES, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is              , 2000

     In this prospectus, "we," "us" and "our" refer to CoreComm Limited and, unless the context requires otherwise, its consolidated subsidiaries.

     CoreComm Limited was incorporated in Delaware in February 2000 as "ATX Telecommunications Services, Inc." Our predecessor for accounting purposes is CoreComm Limited, a Bermuda corporation. As part of our acquisition of ATX in September 2000, CoreComm Bermuda was merged into a newly-formed Delaware corporation. The newly-formed Delaware corporation then merged into ATX with ATX being the surviving corporation and changing its name to "CoreComm Limited." Unless otherwise noted, all references to our historical business are to the historical business of CoreComm Bermuda and not that of ATX.

     The term "Acquisitions" refers to the acquisitions of MegsINet Inc. and certain assets of USN Communications, Inc. in May 1999, the assets of Stratos Internet Group, Inc. in November 1998, the operating assets and related liabilities of OCOM Corporation in June 1998, and Digicom, Inc. and the operating assets of JeffRand Corp. (known as Wireless Outlet) in April 1998.

     None of the convertible notes, the Series B preferred stock, the common stock or the rights have been recommended by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not confirmed that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                           -------------------------

     WE HAVE NOT UNDERTAKEN ANY ACTION TO PERMIT A PUBLIC OFFERING OF THE SECURITIES OFFERED BY THIS PROSPECTUS OUTSIDE THE UNITED STATES OR TO PERMIT THE POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS OUTSIDE THE UNITED STATES. PERSONS OUTSIDE THE UNITED STATES WHO COME INTO POSSESSION OF THIS PROSPECTUS MUST INFORM THEMSELVES ABOUT AND OBSERVE ANY RESTRICTIONS RELATING TO THE OFFERING OF THE SECURITIES OFFERED BY THIS PROSPECTUS AND THE DISTRIBUTION OF THIS PROSPECTUS OUTSIDE OF THE UNITED STATES.
                           -------------------------

     Smart LEC(SM) is a service mark of CoreComm Limited.

                               PROSPECTUS SUMMARY

     This summary highlights information about us which is contained elsewhere in this prospectus. This summary may not contain all the information that is important to you. You should read the entire prospectus, including the section entitled "Risk Factors" and the financial statements and related notes, carefully before making a decision. Various statements in this prospectus are forward-looking statements. Please refer to the section entitled "Special Note Regarding Forward-Looking Statements." Smart LEC(SM) is a service mark of CoreComm Limited.

     We are an innovative communications company that provides integrated telephone, Internet and high-speed data services to business and residential customers in targeted markets throughout the United States. We are exploiting the convergence of telecommunications and information services through our Smart LEC(SM) network strategy. The Smart LEC network strategy involves the ownership of telephone switching equipment and the leasing of the local telephone lines that run directly to homes and businesses combined with the provision of a national network that carries Internet traffic. This configuration of locally and nationally owned and leased facilities allows us to deliver a wide range of communications services at a lower cost to start with in each area in which we provide services. Our goal is to expand our facilities, geographical reach and services to become a significant switch-based communications provider in selected major markets across the United States. We currently offer services to business and residential customers located principally in Ohio, Illinois, Michigan, Wisconsin, Indiana, Minnesota, New York, Pennsylvania, Maryland, New Jersey, Virginia, Delaware, Washington, D.C. and Massachusetts. We are a competitive local exchange carrier. A competitive local exchange carrier, sometimes referred to as a "CLEC," is a local telephone service provider competing against the established local telephone service provider that was the service provider in a region prior to the opening of local telephone service to competition. As of June 30, 2000, on a pro forma basis, taking into account the completed acquisitions of ATX and Voyager, we would have had more than 230,000 business and residential local telephone access lines in service and 460,000 Internet customers. We currently operate an Internet network that connects approximately 89 cities using approximately 55,000 miles of leased circuits. We believe that this network will allow us to take advantage of economies of scale in the delivery of voice, video and data. We have been developing our packaged service offerings since 1996 and have recently expanded our products to include high-speed services utilizing digital subscriber line (DSL) technology.

     Our success primarily depends upon our management's approach to our network, back office and customer acquisition, as well as our ability to:

     - target large, underserved segments in concentrated metropolitan areas, addressing the underlying demand for consumer choice in traditional telephone as well as growing demand for high-speed data services;

     - capture multiple revenue streams through offering customers bundled service offerings, differentiated from other providers;

     - deliver "Internet Centric" product offerings and support to our customers;

     - leverage proven management talent; and

     - utilize Smart LEC strategy to maximize speed to market and minimize investment risk.

  Business Strategy Overview

     A core part of our business strategy is to offer bundled communications services, including local and long distance telephone services, Internet access and high speed data services, all with a single bill. We believe that an integrated telephone and Internet strategy utilizing DSL technology will be particularly appealing to our targeted customer base and will significantly enhance our ability to attract, retain and gain additional revenues from our subscribers.

     Our service offerings are based on the following customer proposition:
"Customers buy what they need and pay for what they get." We combine and price our products to give the customer increased flexibility, choice, and "value for money," while also enhancing convenience and simplicity. With this strategy, we believe that we can capture a larger share of our customers' communications expenditures and increase customer retention. In addition, we are currently investigating ways to add video services, including multichannel television, as a part of our bundled offerings. Our bundling of services is differentiated from other incumbent operators because we face fewer regulatory requirements, and can often be differentiated from other operators because we are not constrained by the technical limits or cost structure of a less advanced or less capital efficient network architecture. We believe that our DSL proposition is especially important as we compete against data service providers utilizing cable modems, who have difficulty guaranteeing a direct correlation between price paid and speed of access received.

     The Internet is a key management tool in the marketing, provisioning and billing of our services, as well as in the ongoing support of our customers. We also use the Internet as a sales tool by attracting customers through our web site, www.core.com. We are actively developing and incorporating systems to deliver "Internet Centric" operational support systems which are planned to add functionality in the areas of electronic billing, web-based customer care and e-commerce and e-services. We use the Internet as an efficient means of communication with our business and residential customers, providing on-line sign-up and self-provisioning of services. We believe that using the Internet to communicate with the customer will be not only convenient for the customer, but will also increase our operating efficiency. We believe that by encouraging the self-provisioning of communications products, especially in the broader residential market, we will particularly attract the most data-intensive and higher margin customers at lower customer acquisition and operating costs. We recently acquired Voyager.net, Inc. with this aspect of our business strategy in mind.

     We intend to focus on both residential and small to medium-sized business customers, including the Small Office/Home Office (SOHO) market, located in major metropolitan areas in the United States. These segments contain many communications-intensive customers that we believe are often underserved by both existing incumbent carriers and new entrants. We seek to attract customers in these segments by offering innovative services, superior customer service and overall value. By targeting both of these sectors, we expand our potential revenue base, leverage our marketing costs over a greater number of potential customers and increase network utilization with more subscribers. We believe that marketing and provisioning through the Internet will allow us to deploy our strategy more rapidly than we could with only a direct sales force. Our recent acquisition of ATX Telecommunications Services, Inc. has added a number of large metropolitan areas to our network.

  Communications Industry

     We are participating in the large and rapidly changing U.S. wireline telecommunications industry. We believe that the wireline telecommunications industry benefits from positive price elasticity, as well as growing, non-cyclical demand for services. According to the U.S. Census Bureau, the total wireline segment of the U.S. telecommunications market was estimated to be approximately $208 billion in 1998. Approximately 50% of this revenue is derived from local service and network access. In addition, demand for access to the Internet and data services is having a significant effect on the U.S. communications industry, and is expected to continue its rapid growth. Various estimates project this segment to grow significantly over the next several years.

RECENT DEVELOPMENTS

     On September 29, 2000, we completed two significant strategic acquisitions. We acquired Voyager.net, Inc., a large independent Internet communications company focused on the Midwestern United States, with approximately 368,000 subscribers as of June 30, 2000. We acquired Voyager for approximately $36.1 million in cash and 19,431,081 million shares of our common stock. In addition, we repaid approximately $24.0 million of Voyager debt including accrued interest.

     We also acquired ATX Telecommunications Services, Inc., a competitive local exchange carrier providing integrated voice and high-speed data services, including long distance, local, wireless and network services through the use of telephone switching equipment and other physical facilities. On June 30, 2000, ATX had approximately 130,000 installed local access lines. We acquired ATX for approximately $39.3 million in cash, approximately $108.7 million of our senior unsecured notes due 2003, 12,398,334 million shares of our common stock and $250.0 million liquidation preference of our Series B preferred stock.

     Voyager and ATX have been integrated into CoreComm, and the companies operate as one entity.

     The cash portion of the merger consideration was funded in part from cash on hand and in part through funds made available under a $150.0 million senior secured credit facility and through the issuance of $50.0 million liquidation preference of our Series A preferred stock to a group of investors.

                           -------------------------

     We were incorporated in Delaware in February 2000. Our common stock is listed on the Nasdaq National Market and trades under the symbol "COMM." Our office is located at 110 East 59th Street, New York, New York 10022, and our telephone number is (212) 906-8485.

                       THE OFFERING OF CONVERTIBLE NOTES

Securities Offered............   Up to $175,000,000 aggregate principal amount
                                 of our 6% convertible subordinated notes due
                                 2006. These notes were originally issued by CoreComm Limited (Bermuda), and had been covered by a registration statement filed by that entity. Subsequently, on September 29, 2000, CoreComm Limited (Bermuda) merged into us. Accordingly, we assumed the notes, and we are filing this registration statement.

Maturity......................   October 1, 2006

Interest......................   April 1 and October 1 of each year, commencing
                                 April 1, 2000

Conversion....................   The convertible notes, unless previously
                                 redeemed, will be convertible at the option of the holder of them at any time after 90 days following the date of their original issuance and prior to maturity into 6,388,416 shares of common stock at a conversion price of $27.39 per share, subject to adjustment. Please refer to the section entitled "Description of Convertible Notes -- Conversion."

Optional Redemption...........   On or after October 1, 2002, we may redeem some
                                 or all of the convertible notes at any time at the redemption prices, and subject to certain limitations, described in the section
                                 "Description of Convertible Notes" under the heading "Optional Redemption."

Ranking.......................   The convertible notes are general unsecured
                                 obligations ranking junior to all of our existing and future senior debt (as we define it in this prospectus). In addition, they will effectively rank behind all of our secured debt to the extent of the value of the assets securing that debt and all existing and future debts and other liabilities of our subsidiaries. As of June 30, 2000, on a pro forma basis, after giving effect to the financing transactions we completed in connection with the acquisitions of ATX and Voyager, the convertible notes would have been subordinated to $75.0 million of outstanding indebtedness under our $150.0 million senior secured credit facility and approximately
                                 $108.7 million of senior unsecured notes.

                                 As of June 30, 2000, on a pro forma basis, after giving effect to the financing transactions we completed in connection with the acquisitions of ATX and Voyager, the convertible notes would have been effectively subordinated to $33.3 million of indebtedness and $121.1 million of other liabilities of our subsidiaries. In addition, our subsidiaries have guaranteed our obligations under the $150.0 million senior secured credit facility.

Change of Control.............   If we experience specific kinds of changes in
                                 control, we must offer to repurchase the convertible notes at the prices listed in the section "Description of Convertible Notes" under the heading "Repurchase at the Option of Holders."

Risk Factors..................   Please refer to "Risk Factors" for a discussion
                                 of risk factors that should be considered in evaluating an investment in the convertible notes.

Use of Proceeds...............   The selling securityholders will receive all of
                                 the net proceeds from the sale of the offered securities sold under this prospectus. We will not receive any proceeds from those sales.

                    THE OFFERING OF SERIES B PREFERRED STOCK

Preferred Stock Offered.......   250,000 shares of our Series B Senior
                                 Convertible Exchangeable Preferred Stock held by selling stockholders who are the former sole stockholders of ATX prior to its merger with CoreComm. The preferred stock was issued to the former sole stockholders of ATX as part of the consideration they received in connection with the merger between ATX and CoreComm.

Liquidation Preference........   $1,000 per share liquidation preference, plus
                                 any accumulated and unpaid dividends.

Dividends.....................   Cumulative annual dividends at an initial
                                 annual rate of $30.00 per share are payable quarterly in arrears on September 30, December
                                 31, March 31 and June 30 of each year
                                 commencing December 31, 2000 when, if and as declared by our board of directors. If the senior unsecured notes issued by us to the original holders of the shares Series B preferred stock remain outstanding on September
                                 29, 2001, the annual dividend rate will then increase to $50.00 per share, and if any of those senior unsecured notes remain outstanding on March 29, 2002, the annual dividend rate will then increase to $70.00 per share. At our option we may pay dividends either in cash or in shares of our common stock. Our ability to declare and pay dividends may be limited by applicable law and the terms of documents that govern our indebtedness.

                                 If we elect to pay dividends in the form of shares of our common stock, the shares will be valued at 98% of the volume weighted average sale price of our common stock during the five trading days ending on the last trading day before the dividend payment date.

Conversion....................   Each share of Series B preferred stock is
                                 convertible at any time at the option of the holder into that number of whole shares of our common stock as is equal to the liquidation preference of $1,000 per share divided by the then applicable conversion price. The initial conversion price is $32.11. If we have repaid any of our senior unsecured notes on or prior to March 29, 2001, the conversion price will increase, depending on the amount of senior unsecured notes that we have repaid, to up to $36.05 if all of our senior unsecured notes have been repaid. The conversion price is subject to further adjustment upon the occurrence of specified events.

Change of Control.............   In the event we experience a change of control,
                                 holders of the Series B preferred stock will have a one-time option to convert their shares of Series B preferred stock into shares of our common stock at a special conversion price equal to the greater of (1) the market price per share of our common stock as of the date of the change of control and (2) $5.29. See
                                 "Description of the Series B Preferred
                                 Stock -- Change of Control."

Exchange at CoreComm's
Option........................   After September 29, 2002, we may exchange all
                                 or some of the shares of Series B preferred stock for shares of our common stock, if our common stock has traded at a price equal to or greater than 125% of the conversion price for a specified trading period. After September 29, 2005 we may exchange all or some of the shares of Series B preferred stock for shares of our common stock if the closing price of our common stock is equal to or greater than the then applicable conversion price for a specified time.

Mandatory Redemption..........   We are required on September 29, 2020 to redeem
                                 any shares of Series B preferred stock that then remain outstanding. At our option we may redeem the outstanding shares for cash, in an amount equal to $1,000 per share, plus accrued unpaid dividends to the redemption date, or in shares of our common stock. If we elect to redeem shares and Series B preferred stock using shares of our common stock, those shares of common stock will be valued at 98% of the volume weighted average sale price of our common stock during the five trading day period ending on the last trading day before the redemption date.

Voting Rights.................   Holders of Series B preferred stock will have
                                 no voting rights with respect to general corporate matters except as provided by Delaware law or, in limited circumstances, as provided in our certificate of incorporation relating to the Series B preferred stock. See
                                 "Description of the Convertible Preferred
                                 Stock -- Voting Rights."

Ranking.......................   With respect to dividends and liquidation
                                 preference, the Series B preferred stock will rank senior to our common stock and senior to our common stock and senior to or equally with other existing and future series of our preferred stock. The Series B preferred stock will rank senior to our common stock and senior to or equally with other existing and future series of our preferred stock. We may issue additional series of preferred stock that rank equally with our Series B preferred stock, including additional shares of Series B preferred stock, without a vote of the holders of Series B preferred stock. We may only create series or classes of preferred stock that rank senior to the Series B preferred stock if the creation of those senior shares is approved by the holders of a majority of the outstanding shares of Series B preferred stock.

No Listing....................   The Series B preferred stock is not listed for
                                 trading on any securities exchange or market, and we do not currently intend to, nor are we required to, list the shares of Series B preferred stock on any securities exchange or market.

                          THE OFFERING OF COMMON STOCK

Securities Offered............   Common stock, par value $0.01 per share
                                 including:

                                 - 10,713,555 shares held by selling
                                   stockholders who are the former sole
                                   stockholders of ATX prior to its merger with CoreComm. The shares of common stock were issued to the former sole stockholders of ATX as part of the consideration they received in connection with the merger between ATX and CoreComm;

                                 - up to 3,500,000 shares of common stock
                                   issuable as payments of interest of the
                                   registrant's senior unsecured notes, using the volume weighted average share price 5 days prior to filing of $6.0213. The senior unsecured notes, which are not being registered on this registration statement, were issued to the former sole stockholders of ATX as part of the consideration they received in connection with the merger between ATX and CoreComm;

                                 - shares issuable upon conversion of the
                                   convertible notes;

                                 - shares issuable upon conversion of the Series
                                   B preferred stock; and

                                 - shares that may be issued as dividends on the
                                   Series B preferred stock;

Voting Rights.................   Holders of common stock will have one vote per
                                 share.

Use of Proceeds...............   The selling securityholders will receive all of
                                 the net proceeds from the sale of the offered securities sold under this prospectus. We will not receive any proceeds from those sales.

Lock-up and Other Restrictions
on Transfer...................   The current holders of 10,713,555 of the shares
                                 of common stock offered by this prospectus, who were the sole stockholders of ATX
                                 Telecommunications Services, Inc. prior to its merger with CoreComm Limited, are subject to the following restrictions on transfer:

                                 - They are prohibited from directly or
                                   indirectly offering, selling, assigning, pledging, encumbering or otherwise transferring or disposing of that common stock prior to June 29, 2001, subject to limited exceptions. However, if less than 50% of the aggregate principal amount of our senior unsecured notes issued to them in the merger has been repaid by February 29, 2001, the registration on transfer will cease with respect to 2,678,389 of those shares, although the holders of those shares may only transfer their shares in accordance with the volume limitations set forth in Rule 144(e) of the Securities Act.

                                 - In any public offering, relating to those
                                   shares, each must use his or its best efforts to achieve a sufficiently broad distribution such that no person or related group will purchase stock representing more than 5% of the total voting power of our outstanding securities, assuming the full conversion of all of our outstanding convertible securities, subject to exceptions and qualifications.

                                 For more information regarding these
                                 restrictions, please see the section of this prospectus entitled "Description of Capital Stock -- Stockholders' Agreement."

Nasdaq National Market
Symbol........................   "COMM"

Rights to Purchase Series C
  Preferred Stock.............   Each share of common stock has an associated
                                 right to purchase our Series C junior
                                 participating preferred stock. Each right entitles the holder to purchase one-one hundredth of a share of Series C preferred stock for a purchase price of initially $50.00, subject to adjustment. The rights will not be separable from the common stock until the tenth business day after it is publicly announced that a party has acquired more than 18% of our outstanding common stock or the tenth business day after a tender offer for more than 18% of our outstanding common stock is announced. If a party acquires 18% of our outstanding common stock or if our board of directors otherwise determines in good faith that there is an adverse acquiror, the right will effectively entitle the holder to purchase, for the payment of the purchase price, common stock worth twice the purchase price at a price per share equal to the then current market price. See
                                 "Description of Capital Stock -- The
                                 Shareholder Rights Plan."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following summary financial data of CoreComm and its predecessor, OCOM Corporation Telecoms Division, has been derived from, and should be read in conjunction with, the historical consolidated financial statements and related notes included in this prospectus. The summary historical financial data relates to OCOM as it was operated prior to its acquisition by CoreComm.

     The following pro forma financial data as of and for the six months ended June 30, 2000 and for the year ended December 31, 1999, gives effect to the ATX and Voyager mergers, as well as the acquisitions of MegsINet and USN. This information should be read in conjunction with the unaudited pro forma financial data included elsewhere in this prospectus.

     Interim data for the six months ended June 30, 2000 and 1999 are unaudited but include, in our opinion, all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of that data. Results for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for any other interim period or the year as a whole.

     In 2000, we recorded a non-cash compensation expense of approximately $32.2 million in accordance with APB opinion No. 25, "Accounting for Stock Issued to Employees."

     In 1999, we acquired 100% of the stock of MegsINet Inc. and some of the assets of USN Communications, Inc. In addition, we issued $175.0 million in aggregate principal amount of 6.00% convertible subordinated notes due 2006.

                                                                               HISTORICAL
                                                                   ----------------------------------

                                             PRO FORMA
                                    ----------------------------    SIX MONTHS ENDED
                                     SIX MONTHS      YEAR ENDED         JUNE 30,          YEAR ENDED
                                        ENDED       DECEMBER 31,   -------------------   DECEMBER 31,
                                    JUNE 30, 2000       1999         2000       1999         1999
                                    -------------   ------------   ---------   -------   ------------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues..........................    $ 151,982      $ 297,873     $  38,356   $16,032    $  58,151
Operating expenses................      348,370        585,343       157,461    40,695      161,376
Net (loss)........................     (208,430)      (307,310)     (123,061)  (22,576)    (103,524)
Basic and diluted net (loss) per
  common share(1).................        (3.05)         (4.92)        (3.12)     (.74)       (3.03)
Basic and diluted weighted average
  number of common shares(1)......       71,330         66,018        39,501    30,632       34,189
Ratio of Earnings to Fixed
  Charges(2)......................          n/a            n/a            --        --           --

                                                      HISTORICAL
                                    -----------------------------------------------
                                    FOR THE PERIOD       THE PREDECESSOR (OCOM)
                                    FROM APRIL 1,    ------------------------------
                                      1998 (DATE     FOR THE PERIOD
                                      OPERATIONS          FROM          YEAR ENDED
                                    COMMENCED) TO    JANUARY 1, 1998   DECEMBER 31,
                                     DECEMBER 31,          TO          ------------
                                         1998         MAY 31, 1998         1997
                                    --------------   ---------------   ------------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues..........................     $  6,713          $1,452          $ 3,579
Operating expenses................       25,139           4,234            7,954
Net (loss)........................      (16,255)         (2,782)          (4,379)
Basic and diluted net (loss) per
  common share(1).................         (.55)           (.09)            (.15)
Basic and diluted weighted average
  number of common shares(1)......       29,678          29,664           29,419
Ratio of Earnings to Fixed
  Charges(2)......................           --              --               --

                                                                   JUNE 30, 2000
                                                              ------------------------
                                                              HISTORICAL    PRO FORMA
                                                              ----------    ----------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficiency)................................   $ 22,725     $   19,371
Fixed assets -- net.........................................    109,739        173,489
Total assets................................................    312,915      1,197,765
Long-term debt and capital leases...........................    185,255        368,300
Shareholders' equity........................................     48,371        681,695

---------------
(1) After giving retroactive effect to the 3-for-2 stock split by way of stock dividend paid in September 1999 and the 3-for-2 stock split by way of stock dividend paid in February 2000. The weighted average number of common shares prior to September 1998 are equivalent to the historical weighted average shares of CoreComm's former parent company, Cellular Communications of Puerto Rico, Inc. (since CCPR shareholders received one CoreComm common share for each CCPR share owned). We have never declared or paid any cash dividends.

(2) For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest, amortization of debt issuance costs and the portion of rental expense that represents the interest factor. Earnings were insufficient to cover our fixed charges by $122,789,000 and $22,011,000 for the six month periods ended June 30, 2000 and 1999, respectively; $102,793,000 and $15,815,000 for the year ended December 31, 1999 and the period from April 1, 1998 to December 31, 1998, respectively; $2,782,000 for OCOM's period from January 1, 1998 to May 31, 1998; and $4,379,000 for OCOM's fiscal year ended December 31, 1997.

                                  RISK FACTORS

     You should consider carefully all of the information set forth in this prospectus and incorporated by reference in this prospectus. Please refer to "Where You Can Find More Information." You should particularly evaluate the following risks before deciding to purchase the convertible notes, the Series B preferred stock or the common stock, including the common stock that is issuable upon conversion of the convertible notes or upon conversion of or as dividends on the Series B preferred stock. Various statements in this prospectus (including some of the following risk factors) constitute forward-looking statements. Please refer to the section entitled "Special Note Regarding Forward-Looking Statements."

RISK FACTORS RELATING TO OUR BUSINESS:

  WE ARE AT RISK OF NOT BEING ABLE TO FINANCE OUR OPERATIONS, DEVELOP FURTHER OUR BUSINESS, FUND OUR CAPITAL COMMITMENTS AND SERVICE OUR INDEBTEDNESS, UNLESS WE RAISE ADDITIONAL SIGNIFICANT AMOUNTS OF CASH.

     We intend to fund our requirements from cash, cash equivalents and marketable securities on hand, future issuances of both public and private debt and equity, and funds internally generated by operations. Specifically, we presently have commitments available to us for additional financing of $125.0 million. $75.0 million of that $125.0 million is in the form of a $150.0 million senior secured credit facility provided to us by The Chase Manhattan Bank, under which $75.0 million has already been drawn, and $50.0 million of that $125.0 million is available to us in the form of a senior unsecured credit facility for which we have received a commitment from The Chase Manhattan Bank and Chase Securities Inc. The $125.0 million in additional financing remains subject to various conditions, including, but not limited to, the ongoing satisfaction of financial covenants related to the Company's operations. The Company may pursue additional forms of financing, but no assurances can be made that such financing will be available.

     In general, we cannot give you any assurance that sufficient resources will be available to meet our expected requirements and obligations. Thus, we cannot assure you that we will be able to repay our present or future indebtedness. Accordingly, we may be required to consider a number of measures, including:

     - refinancing all or a portion of our debt;

     - seeking modifications of the terms of our debt;

     - seeking additional debt or equity financing, which, in the case of debt, would be subject to obtaining necessary lender consents; or

     - a combination of these measures.

     In addition, as a result of the general conditions of the capital markets in our industry, we have eliminated business projects from our current plans, including our entry into several markets.

     We cannot assure you that the above measures can be accomplished, and if accomplished, whether they will be adequate to pay our obligations or on terms favorable to us.

  WE EXPECT TO INCUR NET LOSSES AND NEGATIVE CASH FLOW FROM OPERATIONS.

     On a pro forma basis giving effect to the Voyager merger and the ATX merger, we would have had net losses available to common stockholders for the six months ended June 30, 2000 and for the fiscal year ended December 31, 1999 of approximately $217.2 million and $324.9 million, respectively.

     Capital and operating expenditures for our Smart LEC network and our other businesses will result in negative cash flow, which we expect will continue at least until we establish an adequate customer base for our services.

     We also expect to incur substantial future operating losses, and we cannot assure you that we will achieve or sustain profitability in the future. If we fail to become profitable, it could adversely affect our ability to sustain our operations and to obtain additional required funds. In addition, failing to become profitable would adversely affect our ability to make the required payments on our indebtedness.

     For more information, please refer to the section of this prospectus entitled "Unaudited Pro Forma Financial Data."

  WE HAVE HISTORICALLY HAD A DEFICIENCY OF EARNINGS TO FIXED CHARGES, AND OUR EARNINGS IN THE FUTURE MAY NOT BE SUFFICIENT TO COVER THOSE FIXED CHARGES.

     For the six months ended June 30, 2000, the year ended December 31, 1999, the period from April 1, 1998 to December 31, 1998, for OCOM's period from January 1, 1998 to May 31, 1998, and for OCOM's fiscal years ended December 31, 1997, 1996 and 1995, our earnings were insufficient to cover fixed charges by approximately $122.8 million, $102.8 million, $15.8 million, $2.8 million, $4.4 million, $1.1 million and $4.2 million, respectively.

  OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR DEBT OBLIGATIONS.

     We have substantial debt and debt service obligations. As of June 30, 2000, on a pro forma basis, after giving effect to the financing transactions we completed in connection with our acquisitions of ATX and Voyager, we would have had $391.9 million of consolidated indebtedness outstanding and $681.7 million of stockholders' equity. We are also currently negotiating with equipment manufacturers for significant vendor financing. In addition, from time to time, we may pursue additional debt financing arrangements. Although the indenture governing the convertible notes does not restrict our or our subsidiaries' ability to incur additional indebtedness, our senior unsecured notes and the credit agreement governing our senior secured credit facility contain significant restrictions on our subsidiaries' abilities to incur additional indebtedness. We anticipate that the credit agreement that will govern our senior unsecured credit facility will contain restrictions similar to those contained in the senior secured credit facility. See "Description of Convertible Notes" and "Description of Our Other Indebtedness."

     The substantial amount of debt that we have and that we or our subsidiaries may incur in the future could have important consequences for you. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to the convertible notes;

     - limit our ability to obtain additional financing, if we need it, for working capital, capital expenditures, acquisitions, debt service requirements or other purposes;

     - increase our vulnerability to adverse economic and industry conditions;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities or other purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

     - place us at a competitive disadvantage compared to our competitors that have less debt.

  RESTRICTIONS IMPOSED BY OUR DEBT AGREEMENTS MAY SIGNIFICANTLY LIMIT OUR ABILITY TO EXECUTE OUR BUSINESS STRATEGY AND INCREASE THE RISK OF DEFAULT UNDER OUR DEBT OBLIGATIONS.

     The senior unsecured notes and the credit agreement governing our senior secured credit facility contain a number of covenants which may significantly limit our or our subsidiaries' ability to, among other things:

     - borrow additional money;

     - make capital expenditures and other investments;

     - pay dividends;

     - merge, consolidate or dispose of our assets;

     - enter into transactions with related entities;

     - incur additional liens; and

     - refinance junior indebtedness.

     It is an event of default under our senior unsecured notes and the credit agreement for our senior secured credit facility if we experience certain change of control events including the acquisition by a person or group of more than 35% of voting power or a change in the majority of persons on our board.

     In addition, the senior secured credit agreement contains financial maintenance covenants. If we fail to comply with these covenants, we will be in default under that credit agreement. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us. In addition, complying with these covenants may cause us to take actions that we otherwise would not take, or not take actions that we otherwise would take.

     We anticipate that the credit agreement that will govern our senior unsecured credit facility will contain substantially similar covenants and change of control events as those applicable to our senior secured credit agreement.

     Please refer to the sections of this prospectus entitled "Description of Convertible Notes -- Certain Covenants" and "Description of Our Other Indebtedness."

 TO DEVELOP OUR BUSINESS, FUND OUR CAPITAL COMMITMENTS AND SERVICE OUR INDEBTEDNESS AND OTHER OBLIGATIONS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH.

     The continued development, construction and operation of our business will require substantial capital.

     Our Smart LEC strategy will require large amounts of capital to build and maintain the network, including building through acquisitions. In addition, our businesses that resell services provided by larger, facilities-based companies will require additional money to acquire new customers and to finance the support of these new customers. Our businesses will also require additional billing, customer service and other back-office expenditures.

     In addition, we will require significant amounts of capital to finance our other capital expenditures, meet our operating costs and meet all of our debt service and other obligations as they become due.

     We intend to fund these requirements from cash, cash equivalents and marketable securities on hand, future issuances of both public and private debt and equity and funds internally generated by operations. We cannot give you any assurance that sufficient resources will be available to meet our expected requirements and obligations.

     As a result, we cannot assure you that we will be able to repay our present or future indebtedness. Accordingly, we may be required to consider a number of measures, including:

     - limiting or eliminating business projects, including entry into additional markets;

     - refinancing all or a portion of our debt;

     - seeking modifications of the terms of our debt;

     - seeking additional debt financing, which would be subject to obtaining necessary lender consents;

     - seeking additional equity financing; or

     - a combination of these measures.

     We cannot assure you that any of the possible measures can be accomplished, or can be accomplished in sufficient time to make timely payments with respect to our indebtedness. In addition, we cannot assure you that any measures can be accomplished on terms which will be favorable to us and our subsidiaries.

 WE FACE HEAVY COMPETITION IN THE TELECOMMUNICATIONS INDUSTRY FOR ALL OF THE SERVICES WE PROVIDE AT PRESENT AND THOSE WE INTEND TO PROVIDE IN THE FUTURE.

     General. Some of our present competitors and potential future competitors may have greater financial, technical, marketing, personnel and other resources than we have. The competitive environment could have a variety of adverse effects on us. For example, it could:

     - require price reductions in the fees for services and require increased spending on marketing, network capacity and product development;

     - negatively impact our ability to generate greater revenues and profits from sources other than our core local and long distance telephone, cellular and Internet service businesses;

     - limit our ability to develop new products and services;

     - limit our ability to continue to grow its subscriber base; and

     - result in attrition in our subscriber base.

     Any of the above events could have an adverse impact on revenues or result in an increase in costs as a percentage of revenues, either of which could have a material adverse effect on our business, financial condition and operating results.

     Local Telephone Business. In each of our markets, we face competition from larger, better capitalized incumbent local exchange carriers, including Ameritech and Bell Atlantic, now Verizon, as well as other providers of telecommunications services, such as GTE, other competitive local exchange carriers and cable television companies. An incumbent local exchange carrier is an established local telephone service provider that was the monopoly service provider in a region prior to the opening of local telephone service to competition. We also will face competition or prospective competition from other telecommunications companies. For example, AT&T, MCI WorldCom and Sprint, among other carriers, have begun to offer local telecommunications services in major U.S. markets using their own facilities or by resale of the incumbent local exchange carriers' or other providers' services. In fact, some of our potential competitors, including AT&T, MCI WorldCom and Sprint, have entered into interconnection agreements with Ameritech to provide local exchange service in states in which we will operate.

     In addition to these long distance carriers, entities that currently offer or are potentially capable of offering switched telecommunications services include:

     - other competitive local exchange carriers;

     - other long distance carriers;

     - wireless telephone system operators;

     - large customers who build private networks;

     - cable television companies; and

     - other utilities.

     Competition in the competitive local exchange carrier business will continue to intensify in the future due to the increase in the size, resources and number of market participants. Many have committed substantial resources to building their networks or to purchasing competitive local exchange carriers or inter-exchange carriers with complementary facilities. By building or purchasing a network or entering into interconnection agreements or resale agreements with incumbent local exchange carriers, including regional Bell operating companies, which are incumbent local exchange carriers created by AT&T's divestiture of its local exchange business, a provider can offer single source local and long distance services similar to those we will offer. These additional alternatives may provide these competitors with greater flexibility and a lower cost structure than ours. Some of these competitive local exchange carriers and other providers of local exchange service are acquiring or being acquired by inter-exchange carriers. Any of these combined entities may have resources far greater than ours. These combined entities may provide a bundled package of telecommunications products, including local and long distance telephone, that is in direct competition with the products we offer or plan to offer.

     Internet Services. The Internet services market is extremely competitive. We compete directly or indirectly with the following categories of companies:

     - established online services, such as America Online, the Microsoft Network and Prodigy;

     - local, regional and national Internet service providers, which are vendors that provide subscribers access to the Internet, such as EarthLink Network, Inc. and Internet America;

     - national telecommunications companies, such as AT&T and GTE;

     - regional Bell operating companies, such as Ameritech and Bell Atlantic, now Verizon; and

     - online cable services, such as Excite@Home and Roadrunner.

     This competition will likely increase as large diversified telecommunications and media companies acquire Internet service providers and as Internet service providers consolidate into larger, more competitive companies. Diversified competitors may bundle other services and products with Internet connectivity services, potentially placing us at a significant competitive disadvantage. As a result, our businesses may suffer.

     Our DSL service offering will also face competition from traditional telephone companies, cable modem service providers, competitive telecommunications companies, traditional and new national long distance carriers, other Internet service providers, on-line service providers and wireless and satellite service providers. Many of these competitors have longer operating histories, greater name recognition and better strategic relationships than we will have.

     Local Multipoint Distribution Service. Depending on the services ultimately offered through our local multipoint distribution service business, it could face the same competition as our competitive local exchange carrier business. Local multipoint distribution service is a telecommunications system that provides wireless multi-channel video services and wireless data services. To the extent that local multipoint distribution service is used to deliver pay television, our planned local multipoint distribution service business will compete with franchised cable television systems and may face competition from several other types of multichannel video service providers, such as:

     - multichannel multipoint distribution systems;

     - satellite master antenna television systems;

     - direct broadcast satellite, and other television receive-only satellite dishes;

     - video service from telephone companies; and

     - open video system operators.

     Multichannel video service providers face competition from other sources of entertainment, such as movie theaters and computer on-line (including Internet) services. Further, premium movie services offered by multichannel video service providers have encountered significant competition from the home video industry. In areas in which several off-air television broadcasts can be received without the benefit of terrestrial distribution systems, multichannel video service providers have experienced competition from these broadcasters. Internet service providers also serve as a source of competition to multichannel video service providers.

     The Telecommunications Act of 1996 relaxed the regulatory barriers to entry by incumbent local exchange carriers for the provision of video programming in their local telephone service areas, and substantially reduced current and future regulatory burdens on franchised cable television systems. This may result in significant additional competition to local multipoint distribution service operators from local telephone companies and franchised cable television systems.

     Other Businesses. In addition to our competitive local exchange carrier, Internet and local multipoint distribution service businesses, our other businesses face strong competition as well. These competitive businesses include long distance service, cellular service and paging service. Our long distance service faces competition from long distance carriers, including facilities-based carriers such as AT&T, MCI WorldCom and Sprint and resellers of long distance service. Our cellular service faces competition from other cellular carriers, such as VodaFone AirTouch and AT&T, and from personal communications service carriers, such as Sprint PCS. Our paging services are similarly exposed to competition from other providers of paging services operating in the same local markets, regionally or nationally.

 THE TELECOMMUNICATIONS INDUSTRY IS HIGHLY REGULATED BY THE FEDERAL GOVERNMENT AND BY STATE GOVERNMENTS, AND POTENTIAL REGULATORY CHANGES COULD HAVE AN ADVERSE EFFECT ON OUR OPERATIONS.

     Local Telephone and Other Businesses. Our telephone businesses are subject to extensive regulation by the FCC and by the public utility commissions of various states. Changes in statutes, regulations or judicial interpretations could have material adverse effects on our operations. The FCC is currently considering various aspects of local exchange competition, including pricing flexibility for incumbent local exchange carriers with regard to interstate access charges assessed on inter-exchange carriers, universal service payments, eligibility to provide universal service, access to telecommunications services by persons with disabilities, telephone number portability, rates for resold services and separate network elements, availability of various incumbent local exchange carrier network elements, access to advanced services (e.g., DSL) provided by incumbent local exchange carriers, collocation in incumbent local exchange carrier central offices, and reciprocal compensation for calls to Internet service providers. A number of these issues are the subject of court cases. An unfavorable decision on any one of these items could decrease our revenues, increase our costs, and make it more difficult to attract and retain customers. It is impossible to determine at this time how the FCC will rule on any of these issues.

     Internet Services. We will provide Internet services through data transmissions over public telephone lines and their networks. These transmissions are subject to the regulation of the FCC and state public utility commissions described above. As an Internet service provider, we will not be subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, we could become subject to FCC or other regulatory agency regulation, especially as Internet services and telecommunications services converge. Changes in the regulatory environment could decrease our revenues, increase our costs and affect our service offerings.

     There have been various regulations and court cases relating to liability of Internet service providers and other online service providers for information carried on or through their services or equipment, including in the areas of copyright, indecency, obscenity, defamation and fraud. The United States Supreme Court declared the Communications Decency Act of 1996 to be unconstitutional as it applies to the transmission of indecent on-line communications to minors, and a lower court declared the 1998 Federal Child Online Protection Act to be unconstitutional. Other federal and state statutes continue to prohibit the online distribution of obscene materials. The law in this area is unsettled and there may be new legislation and court decisions that expose Internet service providers to liabilities or affect their services.

     Additional laws and regulations may be adopted with respect to the Internet, covering issues such as Universal Service Fund support payments, content, user privacy, pricing, libel, obscene material, indecency, taxation, gambling, intellectual property protection and infringement and technology export and other controls. Other federal Internet-related legislation has been introduced which may limit commerce and discourse on the Internet. The FCC has ruled that Internet service providers are enhanced service providers, calls to Internet service providers are jurisdictionally interstate, and that Internet service providers should not pay access charges applicable to telecommunications carriers. An appeals court, however, recently overturned the FCC's conclusion that calls to Internet service providers are necessarily interstate. Further, FCC and judicial decisions on this issue may impact inter-carrier compensation for calls to Internet service providers, which could affect Internet service providers' costs.

     In addition, because users may download materials and subsequently distribute them to others, persons may potentially make claims against us for defamation, negligence, copyright or trademark infringement, personal injury or other claims based on the nature, content, publication and distribution of these materials. We also could be exposed to liability with respect to the offering of third-party content that may be accessible through its services. It is also possible that if any third-party content provided through our services contains errors, third parties who access this material could make claims against us for losses incurred in reliance on this information. We also will offer e-mail services, which will expose us to other potential risks, such as liabilities or claims resulting from unsolicited e-mail, lost or misdirected messages, illegal or fraudulent use of e-mail or interruptions or delays in e-mail service. These claims, whether with or without merit, likely would divert management's time and attention, may result in negative publicity and could result in significant costs to investigate and defend.

  OUR RELIANCE ON INCUMBENT LOCAL EXCHANGE CARRIERS AND OTHER FACILITIES-BASED PROVIDERS OF TELECOMMUNICATIONS SERVICES AND CHANGES TO ITS AGREEMENTS WITH THESE PROVIDERS COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     We depend upon our agreements with the incumbent local exchange carriers operating in our existing and targeted markets. There are two primary types of agreements that we enter into with these providers:

     - interconnection agreements, which specify how we connect our network with the network of the incumbent local exchange carriers in each of our markets; and

     - resale agreements, through which we provide telecommunications services on a resale basis.

     Federal legislation regulating the telecommunications industry has enhanced competition in the local service market by requiring the incumbent local exchange carriers to provide access to their networks through interconnection agreements and to offer separate elements of their network and retail services at prescribed rates to other telecommunications carriers. The termination of any of our contracts with our carriers or a reduction in the quality or increase in cost of their services could have a material adverse effect on our financial condition and results of operations.

     Our interconnection agreements require the incumbent local exchange carriers to provide sufficient transmission capacity to keep blocked calls between our networks within industry limits. Accordingly, we are partially dependent on the incumbent local exchange carriers to provide customers with superior service and avoid blocked calls. The failure by the incumbent local exchange carriers to comply with their obligations under our interconnection agreements could result in customer dissatisfaction and the loss of existing and potential customers. In addition, the rates charged to us under the interconnection agreements may limit our flexibility to price our services at rates that are low enough to attract a sufficient number of customers and permit us to operate profitably.

     Interconnection agreements are subject to review and approval by various federal and state regulators. In addition, parties to the agreements may seek to have the agreements modified based upon the outcome of regulatory or judicial rulings occurring after the dates of the agreements. The outcome of these rulings, or any modified agreements, could have a material adverse effect on our financial condition and results of operations. In addition, some aspects of interconnection agreements, including the price and economic terms of these agreements, have been subject to litigation and regulatory action. Please refer to the section of this prospectus entitled "Government Regulation of the Telecommunications Service Business."

     We rely on telecommunications carriers to transmit our traffic over local and long distance networks. Our dependence on other facilities-based carriers means that we depend on the quality and condition of their networks. These networks may experience disruptions that are not easily remedied. Thus, the following conditions of the facilities-based carriers could cause interruption in service and/or reduced capacity for our customers:

     - physical damage;

     - power loss; and

     - software defects.

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

     We depend upon cooperation with the incumbent local exchange carriers and other providers for the provision and repair of transmission facilities and to provide the services and network components that are ordered. We may not be able to obtain the facilities and services we require at satisfactory quality levels, rates, terms and conditions, which could delay the buildout of our networks and degrade the quality of service to our subscribers. In particular, we depend upon the quality of copper lines owned by telephone companies that deliver services to our end users. Particularly sensitive to the quality of these lines will be our DSL offering. The quality of service we will be able to provide through that offering will depend in part on the quality of the copper lines.

     In addition, we depend upon certain suppliers of network services, hardware and software. If these suppliers fail to provide network services, equipment or software in the quantities, at the quality levels or at the times required, or if we cannot develop alternative sources of supply, it will be difficult, if not impossible, for us to provide our services.

     The pace at which we are able to add new customers and services could be adversely affected if the incumbent local exchange carriers do not provide us with necessary network elements, collocation space, intercompany network connections and the means to share information about customer accounts, service orders and repairs on a timely basis. In addition, our ability to provide high-speed data services through technologies such as DSL will depend upon our ability to obtain space from the various incumbent local exchange carriers for situating our equipment in the incumbent local exchange carriers' central offices and elsewhere. In many instances, the incumbent local exchange carriers do not timely or fully provide these services or facilities. Also, the rules governing which elements the incumbent local exchange carriers must provide, the cost methodology for providing these elements, and the types of equipment that may be placed together are currently under FCC and judicial review.

     In the event that our long distance carriers are unable to handle the growth in customer usage, we could try to transfer traffic to a carrier with sufficient capacity, but we cannot be sure that additional capacity will be available. If any of the local exchange carriers are unable to handle the growth in customer usage, we will be required to use another local carrier, which could be difficult in light of the limited number of local carriers with their own facilities. In the event we elect to use other carriers, the charges for services may exceed those under the existing contracts, which could have a material adverse effect on our financial condition and results of operations.

     In addition, the accurate and prompt billing of our customers will depend upon the timeliness and accuracy of call detail records provided by the carriers whose services we will resell. We cannot be sure that our carriers will continue to provide accurate information on a timely basis. A carrier's failure to do so could have a material adverse effect on our ability to bill our customers and, therefore, on our operating results.

 OUR PLANNED LOCAL MULTIPOINT DISTRIBUTION SERVICE SYSTEM INVOLVES NEW AND LARGELY UNTESTED TECHNOLOGY, SO THERE IS A RISK THAT UNANTICIPATED TECHNICAL PROBLEMS WILL CAUSE DIFFICULTIES FOR THIS BUSINESS.

     Our planned local multipoint distribution service high-speed wireless telecommunications system will use new technology with a limited operating history whose system architecture remains subject to further development and refinement. In the past, other companies using local multipoint distribution service have experienced technical difficulties, some of which have affected subscriber acceptance of their systems. Additional technical issues may arise in the course of system deployment that could adversely affect reception quality and our ability to cover different service areas. In addition, we believe that a significant percentage of the households in our local multipoint distribution service markets may be located in "shadowed" areas capable of receiving the transmitted signal only with the assistance of "repeaters," which we may deploy. Two-way services that we may launch will require the development and mass production of special equipment. We cannot be sure that the equipment needed for two-way services will become commercially available at an acceptable cost. You should also be aware that our ability to support high service volumes will be limited to the technology involved in local multipoint distribution service, including limited available bandwidth.

 WE MAY NOT BE ABLE TO IMPLEMENT SUCCESSFULLY OUR BUSINESS STRATEGY BECAUSE DOING SO DEPENDS ON FACTORS BEYOND OUR CONTROL, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our success depends on our ability to implement our business strategy in order to increase our earnings and cash flow. Our results of operations and cash flow will be adversely affected if we cannot fully implement our business strategy. Successful implementation depends on factors specific to the telecommunications industry and numerous other factors beyond its control. These include changes in:

     - general economic conditions;

     - adverse changes in local markets;

     - lack of attractiveness of a particular product;

     - evolving consumer preferences;

     - federal, state and local regulations;

     - risks of product tampering; and

     - our continued ability to hire and retain qualified management personnel.

     In addition, because of these and other factors, we may not be able to implement our expansion and business plans, including the construction of the Smart LEC network, within planned time periods and budgets. If we cannot implement our expansion and business plans in a timely fashion or if there are delays or cost overruns, our business, financial condition and results of operations will be adversely affected.

 THE OPERATING RESULTS OF THE OPERATIONS WE ACQUIRED IN THE VOYAGER MERGER FLUCTUATE, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     The operating results of the operations we acquired in the Voyager merger have significantly fluctuated on both a quarterly and annual basis. We expect that these fluctuations will continue due to a variety of factors, many of which are outside of our control. Should these fluctuations continue, our financial condition and results of operations may be materially adversely affected.

 BECAUSE OF THE FAST PACE OF TECHNOLOGICAL CHANGE IN THE TELECOMMUNICATIONS INDUSTRY, THERE IS A RISK THAT WE WILL FALL BEHIND OR WILL FAIL TO SUCCESSFULLY ADDRESS THIS CHANGE, WHICH COULD HARM OUR ABILITY TO COMPETE AND COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

     The telecommunications industry is subject to rapid and significant changes in technology. We cannot predict the effect of technological changes on our business. However, the cost of implementing emerging and future technologies may be significant.

     The Internet services market is characterized by rapid technological change, evolving industry standards, changes in member needs and frequent new service and product introductions. Our future success depends, in part, on our ability to use leading technologies effectively, develop our technical expertise, enhance our existing services and develop new services that meet changing member needs on a timely and cost-effective basis. In particular, we must provide subscribers with the appropriate products, services and guidance to best take advantage of the rapidly evolving telecommunications industry. Our failure to respond in a timely, cost-efficient and effective manner to new and evolving technologies, such as those offering greater bandwidth services, among others, could have a negative impact on our business and financial results.

 OUR INTERNET BUSINESS DEPENDS ON CONTINUED GROWTH OF THE INTERNET AS A MEDIUM OF COMMUNICATION AND COMMERCE.

     Our future success in the Internet service provider business substantially depends on continued growth in the use of the Internet. Although we believe that Internet usage and popularity will continue to grow, it cannot be certain that this growth will continue or that it will continue in its present form. If Internet usage declines or evolves away from our business, our growth in this case will slow or stop and our financial results may suffer.

 OUR SERVICES DEPEND UPON OUR NETWORK INFRASTRUCTURE, AND THE FAILURE TO HAVE SUFFICIENT CAPACITY TO ACCOMMODATE NEW USERS, TO MAINTAIN RELIABILITY OR TO MAINTAIN SECURITY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR ABILITY TO ATTRACT AND RETAIN CUSTOMERS.

     Success in our businesses depends, in part, on the capacity, reliability and security of its network infrastructure. Network capacity constraints may occur in the future, both at the local and national levels. These capacity constraints would result in slowdowns, delays or inaccessibility when members try to use a particular service. Poor network performance could cause customers to discontinue service with us. Reducing the incidence of these problems requires constantly expanding and improving our infrastructure, which could be very costly and time consuming.

     Our Internet services network infrastructure is composed of a complex system of routers, switches, transmission lines and other hardware used to provide Internet access and other services. This network infrastructure will require continual upgrades and adaptation as the number of customers and the amount and type of information they wish to transmit over the Internet increases. This development of network infrastructure will require substantial financial, operational and managerial resources. We cannot be certain that we will be able to upgrade or adapt our network infrastructure to meet additional demand or changing customer requirements on a timely basis and at a commercially reasonable cost, or at all. If we fail to upgrade our network infrastructure on a timely basis or adapt it to an expanding customer base, changing customer requirements or evolving industry standards, our business could be adversely affected.

     We also have to protect our infrastructure against fire, power loss, telecommunications failure, computer viruses, security breaches and similar events. We do not currently maintain a redundant or backup network operations center. A significant portion of our computer equipment, including critical equipment dedicated to our Internet access services, is presently located at two network operating centers: one in East Lansing, Michigan and the other in New Berlin, Wisconsin. A natural disaster or other unanticipated occurrence at our switch or collocation facilities, network operations center or points-of-presence through which members connect to the Internet, in the networks of telecommunications carriers we will use, or in the Internet backbone in general could cause interruptions in our Internet services.

 OUR GROWTH STRATEGY AND INTEGRATION OF OUR ACQUISITIONS MAY NOT BE SUCCESSFUL.

     We may not be able to integrate successfully the businesses formerly operated by Voyager and ATX or those of the other companies we have acquired into our operations. In addition, in the future, we may acquire or try to acquire products and businesses from, make investments in, or enter into strategic alliances with, companies that have products or distribution networks in our current markets or areas into which we intend to expand our operations. Our prior acquisitions, including those of ATX and Voyager, and our possible future acquisitions, investments, strategic alliances or related efforts are subject to the following risks:

     - the difficulty of assimilating the operations of the respective entities;

     - the potential disruption of our ongoing business;

     - the failure successfully to incorporate licensed or acquired trademarks and technology rights into our provision of services;

     - the inability to maintain uniform standards, controls, procedures and policies; and

     - the impairment of relationships with employees and customers as a result of changes in management.

     In addition, we may not be able to identify appropriate candidates for future acquisitions, investments, strategic alliances or other similar transactions.

     We cannot assure you that we will be successful in overcoming these risks or any other problems encountered with these acquisitions, investments, strategic alliances or related efforts.

 WE DEPEND ON THE SERVICES OF A SMALL NUMBER OF KEY MANAGEMENT PEOPLE.

     We believe that our success depends to a significant extent upon the abilities and continued efforts of CoreComm's current senior management, including George S. Blumenthal, the Chairman of the board of directors, J. Barclay Knapp, our President, Chief Executive Officer and Chief Financial Officer and Patty J. Flynt, our Senior Vice President and Chief Operating Officer. The loss of the services of any of these people could have a negative effect upon our results of operations and financial condition. You should be aware that several members of senior management are officers and/or directors of other companies and that none of these individuals have entered into employment agreements with us.

 MANY OF OUR OFFICERS AND DIRECTORS FACE POTENTIAL CONFLICTS OF INTEREST BECAUSE THEY ARE OFFICERS AND DIRECTORS OF OTHER COMPANIES IN THE TELECOMMUNICATIONS INDUSTRY, WHICH COULD IMPEDE THEIR ABILITY TO MAKE DECISIONS FOR US. IN ADDITION, SOME OF OUR OFFICERS AND OTHER EMPLOYEES ARE EMPLOYED BY OUR AFFILIATES.

     Many of our directors and officers are also directors and officers of other companies in our industry, and some are employed by our historical affiliates. In addition, some of our officers and all of our directors are also officers and/or directors of NTL Incorporated, a commonly managed historical affiliate, which is a telecommunications company that has historical ties to CoreComm. From time to time, opportunities may arise that would be pursued by one or more of these companies and us at the same time. In addition, CoreComm and NTL have entered into various transactions and service arrangements. Because all of our directors will be directors of NTL, decisions about these opportunities or transactions may result in conflicts of interest. In those instances, our board of directors will seek to act, with the advice of its counsel, in a manner consistent with each director's duties to us and our stockholders under applicable law.

     Furthermore, many of our officers and employees will allocate their business time between us and NTL. These officers and employees will not be available on a full-time basis to us in the future, and they may have duties to these other companies which may interfere with their duties to us.

 WE MAY BE REQUIRED TO MAKE SIGNIFICANT CAPITAL EXPENDITURES RELATING TO THE INFORMATION SYSTEMS INFRASTRUCTURE OF THE OPERATIONS ACQUIRED IN THE ATX MERGER.

     The billing, customer service and management information systems associated with the operations acquired in the ATX merger are vital to those operations' growth and ability to bill customers, monitor costs and respond to customer service issues. As these operations grow, their need for sophisticated systems will increase. The cost of implementing these systems has been, and will continue to be, significant. Furthermore, any of the following developments could negatively affect the former ATX operations and our results of operations.

     - the failure to adequately and timely identify all information and processing needs;

     - the failure of systems to operate as expected;

     - the failure to upgrade systems as necessary; and

     - failure by third party service providers to deliver necessary systems or services.

 WHILE A PRIVATE COMPANY, ATX RELIED TO A SIGNIFICANT EXTENT ON SERVICES AND OTHER ASSISTANCE PROVIDED AT MARKET COST BY ITS AFFILIATES AND OWNERS. THIS ASSISTANCE WILL NO LONGER BE AVAILABLE ON THE SAME SCALE.

     For fifteen years, ATX operated as a private company. Only a short time prior to the ATX merger did ATX begin to implement initiatives to create and expand its management infrastructure so that its growth could be sustained. For instance, ATX shared employees with University City Housing, an entity controlled by the majority stockholder of ATX. University City Housing provided general accounting, cash management, tax return preparation, payroll and human resources services to ATX. Under a transition services agreement, these arrangements will continue to be provided, but on a scale that will be reduced over time. Failure to replace the services and assistance formerly provided by affiliates and owners of ATX on terms acceptable to us could result in material disruptions to our business and operations.

  WE MAY BE UNABLE TO PAY OUR DEBT OBLIGATIONS IF A CHANGE OF CONTROL OCCURS UNDER THE INDENTURE.

     Upon specified change of control events, holders of the convertible notes may require us to repurchase all or a portion of their convertible notes at a purchase price equal to 101% of the principal amount of the convertible notes, plus any additional amounts and any accrued and unpaid interest on the convertible notes. Our ability to repurchase the convertible notes upon a change of control event will be limited by the terms of our other debt agreements, and the debt agreements of our subsidiaries. It is an event of default under the senior unsecured notes and the credit agreement for our secured credit facility if we experience certain change of control events including the acquisition by a person or group of more than 35% of voting power or a change in the majority of persons on our board. Upon such a change of control event, we may also be required immediately to repay the outstanding principal and other amounts owed by us under our other financing agreements. In particular, our subsidiaries could be required in the future to make a repurchase offer to the holders of any indebtedness.

     We may not be able to repay amounts outstanding under our other financing agreements or the financing agreements of our subsidiaries, repurchase any indebtedness of our subsidiaries or obtain necessary consents, if any, to repurchase the convertible notes. Any requirement to offer to purchase the convertible notes may result in our having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance that debt, the financing may be on unfavorable terms.

     Please refer to the section of this prospectus entitled "Description of Our Other Indebtedness."

  OUR ANTI-TAKEOVER DEFENSE PROVISIONS MAY DETER POTENTIAL ACQUIRORS AND MAY DEPRESS OUR STOCK PRICE.

     Our certificate of incorporation and by-laws contain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions include the following:

     - we may issue preferred stock with rights senior to those of our common stock and Series B preferred stock;

     - we have a classified board of directors;

     - our by-laws prohibit action by written consent by shareholders; and

     - we require advance notice for nomination of directors and for shareholder proposals.

     The indenture for the convertible notes also contains provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions would require us to make an offer to purchase all of the convertible notes. Provisions such as these in our or our subsidiaries' indebtedness may decrease the likelihood that stockholders will receive a possibly substantial premium for their shares over then current market prices, and may limit the ability of stockholders to approve transactions that they may deem to be in their best interest.

     In addition, under our shareholder rights plan, holders of our common stock are entitled to one preferred share purchase right for each outstanding share of common stock they hold, exercisable under certain defined circumstances involving a potential change of control as discussed in this prospectus. The preferred share purchase rights have the anti-takeover effect of causing substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. Those provisions could have a material adverse effect on the premium that potential acquirors might be willing to pay in an acquisition or that investors might be willing to pay in the future for shares of our common stock. Please refer to the section entitled "Description of the Capital Stock -- The Stockholder Rights' Plan."

RISK FACTORS RELATING TO OUR EQUITY SECURITIES:

  WE MAY ISSUE ADDITIONAL COMMON STOCK OR PREFERRED STOCK, WHICH COULD DILUTE YOUR INTERESTS.

     Our articles of incorporation do not limit the issuance of additional common stock or additional series of preferred stock ranking ratably with or junior to the Series B preferred stock. We may not, without the approval of a majority of the then outstanding Series B preferred stock, issue any securities senior to the Series B preferred stock. The issuance of additional common stock or preferred stock on parity with the Series B preferred stock could dilute the interests of holders of the Series B preferred stock. None of the provisions relating to the Series B preferred stock affords the holders of the Series B preferred stock protection in the event of a highly leveraged or other transactions that might adversely affect their interests.

  OUR ABILITY TO PAY DIVIDENDS IS RESTRICTED.

     We have never paid cash dividends on our common stock. In addition, the payment of any dividends by us in the future will be at the discretion of our board of directors and will depend upon, among other things, future earnings, operations, capital requirements, our general financial condition, the general financial condition of our subsidiaries and general business conditions. The terms of our senior secured credit facility restrict our ability to pay dividends on our common stock but do not restrict our ability to pay dividends on the Series A preferred stock or the Series B preferred stock. We expect that our senior unsecured credit facility will contain similar provisions. The terms of our Series A preferred stock and Series B preferred stock also restrict our ability to pay dividends on stock that is junior to that stock, including our common stock.

     Furthermore, because we might never declare or pay cash dividends on our common stock, you might not realize any benefit of common stock received upon conversion of your Series B preferred stock without selling the common stock.

     In addition, our or our subsidiaries' future debt instruments may restrict our payment of dividends or the payment of dividends or distributions to us by our subsidiaries. Please refer to the section of this discussion of risk factors entitled "Restrictions imposed by our debt agreements may significantly limit our ability to execute our business strategy and increase the risk of default under our debt obligations" and the section of this prospectus entitled "Dividend Policy."

  HOLDERS OF SERIES B PREFERRED STOCK WILL HAVE LIMITED VOTING RIGHTS.

     Holders of Series B preferred stock will not have any voting rights, other than with respect to changes in the preferences, special rights or other powers and privileges of the Series B preferred stock, with respect to the creation of any class or series of securities senior to the Series B preferred stock, and otherwise by operation of law.

  THERE MIGHT NOT BE AN ACTIVE OR LIQUID MARKET FOR THE SERIES B PREFERRED
STOCK.

     There has previously been no trading market for the Series B preferred stock. We cannot assure you that a market for the Series B preferred stock will develop or, if one does develop, that it will be maintained. If an active trading market for the Series B preferred stock fails to develop or be sustained, the trading price of the Series B preferred stock could be materially adversely affected. Even if actively traded, the Series B preferred stock may trade at a discount from its initial offering price depending upon prevailing interest rates, the market for similar securities, our performance and other factors.

RISK FACTORS RELATING TO OUR CONVERTIBLE NOTES:

  THE CONVERTIBLE NOTES ARE SUBORDINATED AND UNSECURED.

     The convertible notes are general unsecured obligations ranking junior to all our existing and future senior debt. In addition, the convertible notes are effectively junior to all our existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness. As of June 30, 2000, on a pro forma basis, after giving effect to the financing transactions we completed in connection with our acquisitions of ATX and Voyager, the convertible notes would have been subordinated to $183.7 million of indebtedness, including $75.0 million of indebtedness under our $150.0 million senior secured credit facility, and approximately $108.7 million of senior unsecured notes. As a result of this subordination, in the event of our bankruptcy, liquidation or reorganization or other similar events, our assets will be available to pay obligations on the convertible notes only after all of our senior debt (as defined in this prospectus) and all of our secured debt, to the extent of the value of the assets securing that debt, has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the convertible notes then outstanding. In addition, to the extent our assets cannot satisfy in full the secured indebtedness, the holders of the secured indebtedness would have a claim for any shortfall that would rank equally in right of payment with the convertible notes. The indenture governing the convertible notes does not prohibit or limit our or our subsidiaries' incurrence of additional debt, including senior debt or secured debt, and the incurrence of any such additional indebtedness could adversely affect our ability to pay our obligations on the convertible notes.

     Please refer to the sections entitled "Description of Convertible Notes -- Subordination of Convertible Notes" and "Description of Our Other Indebtedness."

  BECAUSE MANY OF OUR ASSETS ARE HELD BY OUR SUBSIDIARIES, YOUR RIGHT TO RECEIVE PAYMENT ON THE CONVERTIBLE NOTES IS EFFECTIVELY JUNIOR TO OUR SUBSIDIARIES' EXISTING INDEBTEDNESS, AND PAYMENT ON THE CONVERTIBLE NOTES DEPENDS, TO A SIGNIFICANT EXTENT, ON RECEIVING INCOME FROM OUR SUBSIDIARIES, WHICH HAVE NO OBLIGATIONS TO MAKE ANY PAYMENTS ON THE CONVERTIBLE NOTES.

     To a significant extent, we are dependent upon dividends and other intercompany transfers of funds from our direct and indirect subsidiaries to meet our debt service obligations, including those related to the convertible notes. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the convertible notes. Our subsidiaries do not guarantee the payment of the convertible notes. Furthermore, our subsidiaries are not obligated to make funds available to us, and creditors of our subsidiaries will have a superior claim to our subsidiaries' assets. In addition, our subsidiaries' ability to make any payments to us will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions. All of our direct and indirect subsidiaries have guaranteed our payment obligations under the senior secured credit facility and have secured their obligations to pay under those guarantees with substantially all of their assets.

     Our subsidiaries are permitted to enter into various debt agreements that restrict their ability to pay dividends, make advances or otherwise distribute funds to us. However, the senior unsecured notes and the credit agreement governing our senior secured credit facility prohibit our subsidiaries from permitting the imposition of restrictions on their ability to pay dividends to their parent companies. We expect the credit agreement governing our senior unsecured credit facility to contain a similar prohibition. We cannot assure you that any of our subsidiaries will be able to pay dividends or otherwise distribute funds to us in an amount sufficient to pay the principal of or interest on the convertible notes. Please refer to the section of this prospectus entitled "Description of Our Other Indebtedness."

     The convertible notes are effectively junior in right of payment to all of our subsidiaries' existing or future indebtedness and other liabilities. As of June 30, 2000, on a pro forma basis, after giving effect to the financing transactions we completed in connection with the acquisitions of ATX and Voyager, our subsidiaries would have had $33.3 million of indebtedness and $121.1 million of other liabilities. Our subsidiaries intend to incur significant indebtedness in the future, including vendor financing described in the section of this prospectus entitled "Description of Our Other Indebtedness". The indenture governing the convertible notes permits our subsidiaries to incur indebtedness and other liabilities without restriction. If indebtedness is issued by a subsidiary, the holders' claim for any shortfall would effectively rank senior to the convertible notes with respect to such subsidiary's assets. Accordingly, there might only be a limited amount of assets available to satisfy your claims as a holder of the convertible notes upon an acceleration of the maturity of the convertible notes.

  YOU MAY FIND IT DIFFICULT TO SELL YOUR CONVERTIBLE NOTES.

     Upon issuance, the initial purchasers of the convertible notes informed us that they intended to make a market in the convertible notes. However, they are not obligated to do so and any such market making may be discontinued at any time without notice. We do not intend to apply for listing of the convertible notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, we cannot assure you about the ongoing development or liquidity of any market for the convertible notes. If an active public market for the convertible notes does not develop or is interrupted, the market price and liquidity of the convertible notes may be adversely affected.

     The liquidity of any market for the convertible notes will depend upon various factors, including:

     - the number of holders of the convertible notes;

     - the interest of securities dealers in making a market for the convertible notes;

     - the performance of the common stock into which the convertible notes may be converted;

     - our financial performance and prospects; and

     - our industry's general outlook.

RISK FACTORS RELATING TO ALL OF THE SECURITIES OFFERED:

  THE MARKET PRICE OF OUR COMMON STOCK, CONVERTIBLE NOTES AND THE SERIES B PREFERRED STOCK COULD BE VOLATILE.

     The market price of our common stock has been subject to volatility and, in the future, the market price of our common stock and the convertible notes and the Series B preferred stock could fluctuate widely in response to numerous factors, many of which are beyond our control. These factors include, among other things, actual or anticipated variations in our operating results, earnings releases by us and our competitors, announcements of technological innovations, changes in financial estimates by securities analysts, market conditions in the industry and the general state of the securities markets, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as recessions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     In this prospectus there are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934, which are usually identified by the use of words such as "will," "anticipates," "believes," "estimates," "expects," "projects," "plans," "intends," "should" or similar expressions. We intend those forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions.

     These forward-looking statements reflect current views about our plans, strategies and prospects, which are based on the information currently available and on current assumptions.

     Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved. Listed below and discussed elsewhere in this prospectus are some important risks, uncertainties and contingencies which could cause our actual results, performances or achievements to be materially different from the forward-looking statements made in this prospectus. These risks, uncertainties and contingencies include, but are not limited to, the following:

     - the success or failure of our efforts to implement current business strategy;

     - the success or failure of our efforts to integrate the businesses formerly operated by Voyager and ATX and our other acquisitions;

     - economic conditions generally and in the telecommunications markets specifically;

     - industry trends;

     - the actions of competitors and our ability to respond to those actions;

     - changes in governmental regulations, tax rates and similar matters;

     - legislative and regulatory changes;

     - our ability to continue to design network routes, install facilities, obtain and maintain any required government licenses or approvals and finance construction and development, all in a timely manner, at reasonable costs and on satisfactory terms and conditions;

     - our assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services;

     - our actual funding requirements;

     - availability, terms and deployment of capital; and

     - other factors discussed under the heading "Risk Factors" and elsewhere in this prospectus.

     We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in our reports and documents filed with the Securities and Exchange Commission, and you should not place undue reliance on those statements.

                                USE OF PROCEEDS

     The selling securityholders will receive all of the proceeds from the sale of the securities sold under this prospectus. We will not receive any of the proceeds from sales by the selling securityholders of the offered securities.

                          PRICE RANGE OF COMMON STOCK

     Our common stock is quoted and traded on the Nasdaq National Market under the symbol "COMM." On September 2, 1998, CoreComm's common shares began trading on the Nasdaq National Market under the symbol "COMFV". Subsequently, on September 3, 1998, the symbol was changed to "COMMF", and on September 17, 1999, the symbol was changed to "COMM". For the periods indicated, the table below provides information about the high and low sales prices for our common stock on the Nasdaq National Market. The information provided below gives retroactive effect to the 3-for-2 stock splits in September 1999 and February 2000.

                                                                CORECOMM
                                                           ------------------
                                                             COMMON SHARES
                                                           ------------------
                                                            HIGH        LOW
                                                           -------    -------
1998
  Third Quarter..........................................  $10.141    $ 4.445
  Fourth Quarter.........................................    7.668      3.332
1999
  First Quarter..........................................  $17.391    $ 7.277
  Second Quarter.........................................   22.000     16.109
  Third Quarter..........................................   25.500     20.527
  Fourth Quarter.........................................   39.582     23.832
2000
  First Quarter..........................................  $49.313    $32.168
  Second Quarter.........................................   42.813     14.813
  Third Quarter..........................................   20.438      7.875
  Fourth Quarter (through October 12, 2000)..............    8.125      5.313

     The market price of shares of our common stock may fluctuate. As a result, you are urged to obtain current market quotations. On October 12, 2000, the last reported sales price per share for our common stock, as reported on the Nasdaq National Market, was $5.313. As of October 12, 2000, there were approximately 313 record holders of our common stock. This figure does not reflect beneficial ownership of shares held in nominee names.

                                DIVIDEND POLICY

     Since our inception, we have not declared or paid any cash dividends on our common stock. We currently intend to retain our earnings for use in the operation and expansion of our business and for debt service and, therefore, we do not anticipate paying cash dividends in the foreseeable future. Our and our subsidiaries' present debt instruments restrict our ability to pay dividends on our equity securities, including the common stock, and our or our subsidiaries' future debt instruments may similarly restrict our payment of dividends. In addition, the terms of our preferred stock restrict our ability to pay dividends on any securities that rank equally or junior to the preferred stock including the common stock.

                                 CAPITALIZATION

     The following table shows our cash, cash equivalents and marketable securities, and capitalization as of June 30, 2000, and pro forma to give effect to the ATX and Voyager acquisitions, including the financing transactions we completed in connection with these acquisitions. You should read this table together with our consolidated financial statements and related notes included in this prospectus and the information in the sections entitled "Unaudited Pro Forma Financial Information," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                                                AS OF JUNE 30, 2000
                                                              -----------------------
                                                               ACTUAL      PRO FORMA
                                                              ---------    ----------
                                                                  (IN THOUSANDS)
Cash, cash equivalents and marketable securities............  $  84,220    $  104,646
                                                              =========    ==========
Current portion of long-term debt...........................  $  17,726    $   23,624
                                                              =========    ==========
Long-term debt(1)
  Subsidiary debt and capital lease obligations.............  $  10,255    $   12,371
  Senior secured credit facility............................         --        75,000
  Senior unsecured notes due 2003...........................         --       105,929
  6% convertible subordinated notes due 2006................    175,000       175,000
                                                              ---------    ----------
     Total long-term debt...................................    185,255       368,300
                                                              ---------    ----------
Stockholder's equity:
  Series preferred stock, par value $0.01 per share,
     1,000,000 (actual) and 5,000,000 (pro forma) shares
     authorized:
     Series A preferred stock, liquidation preference
      $50,000,000; none (actual) and 50,000 (pro forma)
      shares issued and outstanding.........................         --            --
     Series B preferred stock, liquidation preference
      $250,000,000; none (actual) and 250,000 (pro forma)
      shares issued and outstanding.........................         --             3
     Series C preferred stock, none issued or outstanding...         --            --
  Common stock, par value $0.01 per share; 75,000,000
     (actual) and 200,000,000 (pro forma) shares authorized;
     40,150,000 (actual) and 71,979,000 (pro forma) shares
     issued and outstanding(2)..............................        402           720
  Additional paid-in capital................................    318,913       962,490
  Deferred non-cash compensation............................    (28,104)      (28,104)
  (Deficit).................................................   (242,840)     (242,840)
                                                              ---------    ----------
                                                                 48,371       692,269
  Treasury Stock at cost, none (actual) and 1,329,000 (as
     adjusted) shares.......................................         --       (10,574)
                                                              ---------    ----------
     Total stockholder's equity.............................     48,371       681,695
                                                              ---------    ----------
     Total capitalization...................................  $ 233,626    $1,049,995
                                                              =========    ==========

---------------
(1) We are negotiating with equipment manufacturers including Cisco Systems, Inc., Lucent Technologies, Inc., and Nortel Networks Corporation for significant vendor financing. The vendors may provide equipment financing to one or more of our subsidiaries. We cannot assure you that any of these negotiations will result in an agreement. Please refer to the section entitled "Description of Our Other Indebtedness."

(2) Does not include:

     - approximately 18,552,000 shares issuable upon the exercise of options or warrants;

     - 6,388,416 shares issuable upon conversion of the convertible notes at the current conversion price of $27.39 per share;

     - a maximum of 3,481,898 shares issuable upon conversion of the Series A preferred stock at a conversion price of $14.36 per share; and

     - a maximum of 7,785,737 shares issuable upon conversion of the Series B preferred stock at the initial conversion price of $32.11 per share.

                                CORECOMM LIMITED

                       UNAUDITED PRO FORMA FINANCIAL DATA

     In May 1999, we acquired MegsINet Inc. in exchange for cash and common stock and acquired certain assets of USN Communications, Inc. in exchange for cash and warrants to purchase common stock. In September 2000, we acquired ATX in exchange for cash, notes, convertible preferred stock and common stock and we acquired Voyager in exchange for cash and common stock. The unaudited pro forma financial data presented below gives effect to the completed acquisitions of MegsINet, USN, ATX and Voyager.

     The pro forma financial data is based on our historical financial statements and the historical financial statements of MegsINet, USN, ATX and Voyager. We are treated as the acquiring company for purposes of these pro forma financial data. Certain amounts in these historical financial statements have been reclassified to conform to our presentation.

     We expect to incur negative cash flow from operations at least until we establish an adequate customer base for our services. We will require a significant amount of cash to develop our business, fund our capital commitments and service our indebtedness and other obligations. We expect to be able to meet our cash requirements through December 31, 2001 with cash and securities on hand of approximately $40.0 million as of September 30, 2000, the remaining $75.0 million commitment under our $150.0 million senior secured credit facility provided by The Chase Manhattan Bank and the $50.0 million available under our commitment for a senior unsecured credit facility from The Chase Manhattan Bank and Chase Securities Inc. The $125.0 million in additional financing remains subject to various conditions, including, but not limited to, the ongoing satisfaction of financial covenants related to the Company's operations. In addition, the $50.0 million senior unsecured credit facility is available only on or after January 31, 2001. Thus, we have to manage our cash and securities on hand to ensure they are adequate to meet our cash requirements until the amounts committed under the two facilities become available. In general, we cannot give any assurance that we will have sufficient resources available to meet our expected cash requirements and obligations.

     The MegsINet and USN acquisitions have been accounted for using the purchase method of accounting, in which the assets acquired and liabilities assumed have been recorded at their fair values. The ATX and Voyager acquisitions have been accounted for using the purchase method of accounting, in which the assets acquired and liabilities assumed have been recorded at their estimated fair values. We are unaware of events other than those disclosed in the notes to the unaudited pro forma financial data that would require a material change to the preliminary purchase price allocation. However, a final determination of necessary purchase accounting adjustments will be made upon the completion of a study to be undertaken to determine the fair value of certain assets and liabilities, including intangible assets. The actual financial position and results of operations will differ, perhaps significantly, from the unaudited pro forma amounts reflected in this prospectus because of a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results between the dates of the unaudited pro forma financial data and the dates on which the acquisitions take place.

     The unaudited pro forma condensed statements of operations for the six months ended June 30, 2000 and the year ended December 31, 1999 give effect to the MegsINet, USN, ATX and Voyager acquisitions as if they had been consummated on January 1, 1999. The unaudited pro forma condensed balance sheet at June 30, 2000 give the effect to the ATX and Voyager mergers as if they had been consummated on June 30, 2000.

     ATX provided for bonuses and certain other compensation to its partners. Upon the merger with CoreComm, the compensation of these individuals either ceased or has been reduced to be more consistent with compensation levels of other members of management. Approximately $4.2 million and $8.5 million of expense in the six months ended June 30, 2000 and the year ended December 31, 1999, respectively, would not have been incurred had the merger been consummated on January 1, 1999.

     The pro forma adjustments are based upon available information and assumptions that we believe were reasonable at the time made. We believe that any variations from the available information and assumptions applied will not have a material effect on the pro forma financial data presented. The unaudited pro forma condensed statements of operations do not purport to present our results of operations had the acquisitions occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma condensed statements of operations do not reflect any adjustments for synergies that we expect to realize. We cannot assure you as to the amounts of, or that any, cost savings or revenue enhancements will be realized.

     A significant component of the revenues included in the pro forma results is the historical revenues of USN from January 1, 1999 through the date we acquired the wireline assets of USN. Although USN quickly developed a large customer list and revenue base in 1997 and 1998, it had difficulties under its previous management providing services, including billing, customer care and other operational areas, and filed for bankruptcy in February 1999. Since the acquisition, we have been focusing on improving these operations, and have been successful in many areas. However, we did not actively continue to sell additional lines in these markets because we were not fully satisfied with the quality of the operations. Consequently, and consistent with our due diligence, transaction structure and purchase price, revenues associated with the USN assets have declined significantly since the acquisition, and additional declines may continue as customers leave or "churn" off the service. However, we anticipate that the future operating results derived from the USN assets will improve, although we have no way of assuring this. Please refer to the section entitled "Special Note Regarding Forward-Looking Statements."

     The unaudited pro forma financial statements should be read in conjunction with our financial statements and related notes, and with the financial statements and related notes of USN, MegsINet, ATX and Voyager appearing elsewhere in this prospectus.

                                CORECOMM LIMITED

                       PRO FORMA CONDENSED BALANCE SHEET
                                  (UNAUDITED)
                                 JUNE 30, 2000
                                 (IN THOUSANDS)

                            CORECOMM         ATX          VOYAGER
                          (HISTORICAL)   (HISTORICAL)   (HISTORICAL)   ADJUSTMENTS                 PRO FORMA
                          ------------   ------------   ------------   -----------                 ----------
ASSETS:
Current assets:
  Cash, cash equivalents
     and securities.....   $  84,220       $ 3,531        $ 12,330      $  4,565A,B,C,D,I          $  104,646
  Other current
     assets.............      17,794        26,414           9,567            --                       53,775
                           ---------       -------        --------      --------                   ----------
Total current assets....     102,014        29,945          21,897         4,565                      158,421
Fixed assets, net.......     109,739        13,311          25,525        24,914A                     173,489
Local multipoint
  distribution service
  license costs.........      25,366            --              --            --                       25,366
Intangibles and other
  assets, net...........      75,796           900          56,665       694,918A,C                   828,279
Affiliate receivable,
  net...................          --            --              --        12,210H                      12,210
                           ---------       -------        --------      --------                   ----------
Total assets............   $ 312,915       $44,156        $104,087      $736,607                   $1,197,765
                           =========       =======        ========      ========                   ==========
LIABILITIES AND
  SHAREHOLDERS' EQUITY:
Current liabilities:
  Other current
     liabilities........   $  61,563       $36,444        $ 15,974      $     --                   $  113,981
  Current portion of
     debt and capital
     leases.............      17,726            --           3,158         2,740A                      23,624
  Due to affiliates.....          --         1,445              --            --                        1,445
                           ---------       -------        --------      --------                   ----------
Total current
  liabilities...........      79,289        37,889          19,132         2,740                      139,050
Debt and capital
  leases................     185,255            --          25,866       157,179A,C,I                 368,300
Deferred income taxes...          --            --              --         8,720A                       8,720
Shareholders' equity:
  Preferred stock,
     common stock and
     additional paid-in
     capital............     319,315            --              --       643,898A,D                   963,213
  Deferred non-cash
     compensation.......     (28,104)           --              --            --                      (28,104)
  Acquired company
     equity.............          --         6,267          59,089       (65,356)                          --
  Deficit...............    (242,840)           --              --            --                     (242,840)
                           ---------       -------        --------      --------                   ----------
                              48,371         6,267          59,089       578,542                      692,269
Treasury stock at
  cost..................          --            --              --       (10,574)B                    (10,574)
                           ---------       -------        --------      --------                   ----------
                              48,371         6,267          59,089       567,968                      681,695
                           ---------       -------        --------      --------                   ----------
Total liabilities and
  shareholders'
  equity................   $ 312,915       $44,156        $104,087      $736,607                   $1,197,765
                           =========       =======        ========      ========                   ==========

                                CORECOMM LIMITED

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   CORECOMM         ATX          VOYAGER
                                 (HISTORICAL)   (HISTORICAL)   (PRO FORMA)   ADJUSTMENTS   PRO FORMA
                                 ------------   ------------   -----------   -----------   ---------
REVENUES.......................   $  38,356       $76,566       $ 37,060      $     --     $ 151,982
COSTS AND EXPENSES
Operating......................      51,700        51,338         14,751            --       117,789
Selling, general and
  administrative...............      48,921        30,730         16,336        (4,235)J      91,752
Corporate......................       5,196            --             --            --         5,196
Nonrecurring charges...........       1,018            --             --            --         1,018
Non-cash compensation..........      32,186            --             50            --        32,236
Depreciation and
  amortization.................      18,440         1,445         18,575        61,919E      100,379
                                  ---------       -------       --------      --------     ---------
                                    157,461        83,513         49,712        57,684       348,370
                                  ---------       -------       --------      --------     ---------
Operating (loss)...............    (119,105)       (6,947)       (12,652)      (57,684)     (196,388)
OTHER INCOME/EXPENSE
Interest and other income......       3,850            51         (1,248)           --         2,653
Interest expense...............      (7,534)           --             --        (6,889)F     (14,423)
                                  ---------       -------       --------      --------     ---------
(Loss) before income taxes.....    (122,789)       (6,896)       (13,900)      (64,573)     (208,158)
Income tax provision...........        (272)           --             --            --          (272)
                                  ---------       -------       --------      --------     ---------
Net (loss).....................    (123,061)       (6,896)       (13,900)      (64,573)     (208,430)
Preferred stock dividends......          --            --             --        (8,788)G      (8,788)
                                  ---------       -------       --------      --------     ---------
Net (loss) available to common
  shareholders.................   $(123,061)      $(6,896)      $(13,900)     $(73,361)    $(217,218)
                                  =========       =======       ========      ========     =========
Net (loss) per common stock --
  basic and fully diluted......   $   (3.12)                                               $   (3.05)
                                  =========                                                =========
Weighted average shares
  outstanding..................      39,501                                     31,829A       71,330
                                  =========                                   ========     =========

                                CORECOMM LIMITED

                NOTES TO THE UNAUDITED PRO FORMA FINANCIAL DATA
                                 (IN THOUSANDS)

FOR THE SIX MONTHS ENDED AND AS OF JUNE 30, 2000

A. PURCHASE PRICE AND ALLOCATION OF PURCHASE PRICE:

                                                               ATX       VOYAGER      TOTAL
                                                             --------    --------    --------
    Shares of CoreComm common stock issued.................    12,398      19,431      31,829
    CoreComm common stock price............................  $14.4125    $ 7.9583
                                                             --------    --------    --------
                                                              178,686     154,638     333,324
    Series B Preferred stock...............................   250,000          --     250,000
    Senior Unsecured Notes.................................   108,669          --     108,669
    Estimated merger related costs.........................    10,800       5,400      16,200
    Cash consideration.....................................    39,307      36,130      75,437
                                                             --------    --------    --------
    Purchase price.........................................   587,462     196,168     783,630
    Net assets at June 30, 2000, after reclassification of
      Voyager related party receivables (see Adjustment
      H)...................................................     6,267      71,299      77,566
    Less: Intangible assets................................      (638)    (56,665)    (57,303)
                                                             --------    --------    --------
                                                                5,629      14,634      20,263
                                                             --------    --------    --------
    Excess of purchase price over net assets acquired......  $581,833    $181,534    $763,367
                                                             ========    ========    ========
    Preliminary allocation to:
    Fixed assets...........................................  $ 14,542    $ 10,372    $ 24,914
    Deferred tax liability.................................    (5,090)     (3,630)     (8,720)
    Intangible assets......................................   572,381     174,792     747,173
                                                             --------    --------    --------
                                                             $581,833    $181,534    $763,367
                                                             ========    ========    ========

     The intangible assets arising from the ATX merger and the Voyager merger may include customer lists, other intangibles and goodwill. The amount of each individual intangible is not currently determinable. The amounts of each intangible will be determined based on appraisals and other analyses. The amortization period for each may vary, although it is assumed in Pro Forma Adjustment E below, that 5 years is a representative blended amortization period.

B. PHANTOM UNIT PAYMENT

     We agreed to satisfy a former ATX shareholder's liability for payouts under the ATX Phantom Unit plan. The shareholder contributed shares of CoreComm common stock and in exchange we issued stock and options to the Phantom Unit holders.

                                CORECOMM LIMITED

                                 (IN THOUSANDS)

Shares issued to an ATX shareholder and returned for Phantom
  Unit obligation (1,684,779 shares) recorded as treasury
  stock.....................................................  $13,408
Shares to be issued for Phantom Unit obligation (356,097
  shares) from treasury stock...............................   (2,834)
                                                              -------
Net treasury stock..........................................   10,574
Options issued for Phantom Unit obligation (options for
  1,663,464 shares).........................................  (10,574)
                                                              -------
Net purchase price effect...................................  $     0
                                                              =======
Cash paid to an ATX shareholders and returned for Phantom
  Unit obligation...........................................  $ 1,732
Cash to be paid for Phantom Unit obligation.................   (1,732)
                                                              -------
Net cash effect.............................................  $     0
                                                              =======

C.   BANK FINANCING
     Term Loan...................................................  $ 50,000
     Revolving Loan..............................................    25,000
                                                                   --------
                                                                     75,000
     Less: Financing Costs.......................................    (5,048)
                                                                   --------
     Net cash received...........................................  $ 69,952
                                                                   ========
D.   ISSUANCE OF PREFERRED STOCK
     Cash received for issuance of Series A preferred stock......  $ 50,000
                                                                   ========
E.   DEPRECIATION AND AMORTIZATION
     Depreciation of fixed asset allocation (over 5 years).......  $  2,491
     Amortization of intangibles (over 5 years)..................    74,717
     Historical amortization of intangibles......................   (15,289)
                                                                   --------
                                                                   $ 61,919
                                                                   ========
F.   INTEREST EXPENSE
     Interest on bank financing..................................  $  4,140
     Amortization of fees on borrowings recorded as deferred
       financing costs (8 year term).............................       316
     Interest on the senior unsecured notes at 6.47%.............     3,515
     Historical interest expense on Voyager debt (1).............    (1,082)
                                                                   --------
                                                                   $  6,889
                                                                   ========
G.   PREFERRED STOCK DIVIDENDS
     Dividends on the Series B preferred stock...................  $  6,663
     Dividends at 8.5% on the Series A preferred stock...........     2,125
                                                                   --------
                                                                   $  8,788
                                                                   ========

H.   RELATED PARTY TRANSACTIONS
     Reclassification of related party receivables and payable...  $ 12,210
                                                                   ========

                                CORECOMM LIMITED

                                 (IN THOUSANDS)

I.   LONG-TERM DEBT
     Payment of Voyager debt (1).................................  $ 23,750
                                                                   ========
J.   HISTORICAL PARTNER BONUSES
     ATX provided for bonuses and certain other compensation to its partners. Upon the merger with CoreComm, the
       compensation to these individuals ceased or has been
       reduced to be more consistent with compensation levels of
       other members of management...............................  $ (4,235)
                                                                   ========

---------------
(1) This facility was repaid at the closing of the Voyager merger.

                                CORECOMM LIMITED

                  PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                              CORECOMM       MEGSINET         USN            ATX          VOYAGER
                            (HISTORICAL)   (HISTORICAL)   (HISTORICAL)   (HISTORICAL)   (PRO FORMA)   ADJUSTMENTS     PRO FORMA
                            ------------   ------------   ------------   ------------   -----------   -----------     ---------
REVENUES..................   $  58,151       $ 2,785        $ 36,919       $135,021      $ 64,997                     $ 297,873
COSTS AND EXPENSES
Operating.................      58,561         3,740          33,784         85,477        22,570                       204,132
Selling, general and
  administrative..........      74,185         3,489          23,330         49,393        27,475      $  (8,459)F      169,413
Corporate.................       7,996            --              --             --            --             --          7,996
Non-cash compensation.....       1,056            --              --             --            --             --          1,056
Depreciation and
  amortization............      19,578         1,679           4,883          1,820        36,873        137,913A,C     202,746
                             ---------       -------        --------       --------      --------      ---------      ---------
                               161,376         8,908          61,997        136,690        86,918        129,454        585,343
                             ---------       -------        --------       --------      --------      ---------      ---------
Operating (loss)..........    (103,225)       (6,123)        (25,078)        (1,669)      (21,921)      (129,454)      (287,470)
OTHER INCOME/EXPENSE
Interest and other
  income..................       5,773            27            (646)           119           914             --          6,187
Interest expense..........      (5,341)         (814)         (5,405)           (47)       (5,478)        (8,211)B,D    (25,296)
                             ---------       -------        --------       --------      --------      ---------      ---------
(Loss) before income
  taxes...................    (102,793)       (6,910)        (31,129)        (1,597)      (26,485)      (137,665)      (306,579)
Income tax provision......        (731)           --              --             --            --             --           (731)
                             ---------       -------        --------       --------      --------      ---------      ---------
Net (loss)................    (103,524)       (6,910)        (31,129)        (1,597)      (26,485)      (137,665)      (307,310)
Preferred stock
  dividends...............          --            --              --             --            --        (17,575)E      (17,575)
                             ---------       -------        --------       --------      --------      ---------      ---------
Net (loss) available to
  common shareholders.....   $(103,524)      $(6,910)       $(31,129)      $ (1,597)     $(26,485)     $(155,240)     $(324,885)
                             =========       =======        ========       ========      ========      =========      =========
Net (loss) per common
  stock -- basic and fully
  diluted.................   $   (3.03)                                                                               $   (4.92)
                             =========                                                                                =========
Weighted average shares
  outstanding.............      34,189                                                                    31,829         66,018
                             =========                                                                 =========      =========

                                CORECOMM LIMITED

                NOTES TO THE UNAUDITED PRO FORMA FINANCIAL DATA
                                 (IN THOUSANDS)

PRO FORMA ADJUSTMENTS FOR THE USN AND MEGSINET ACQUISITIONS -- FOR THE YEAR ENDED DECEMBER 31, 1999

A.   DEPRECIATION AND AMORTIZATION
     Amortization of intangibles.................................  $  5,053
     To adjust USN depreciation for fixed assets not acquired and for the write down of the fixed assets acquired to fair
       value.....................................................    (2,753)
                                                                   --------
                                                                   $  2,300
                                                                   ========
B.   DEBT NOT ASSUMED
     To eliminate USN interest expense from debt not assumed.....  $  5,405
                                                                   ========

PRO FORMA ADJUSTMENTS FOR THE ATX AND VOYAGER MERGERS -- FOR THE YEAR ENDED DECEMBER 31, 1999

     The intangible assets arising from the ATX merger and the Voyager merger may include customer lists, other intangibles and goodwill. The amount of each individual intangible is not currently determinable. The amounts of each intangible will be determined based on appraisals and other analyses. The amortization period for each may vary, although it is assumed in Pro Forma Adjustment C below, that 5 years is a representative blended amortization period.

C.   DEPRECIATION AND AMORTIZATION
     Depreciation of fixed asset allocation (over 5 years).......  $  4,983
     Amortization of intangibles (over 5 years)..................   149,435
     Historical amortization of intangibles......................   (18,805)
                                                                   --------
                                                                   $135,613
                                                                   ========
D.   INTEREST EXPENSE
     Interest on bank financing..................................  $  8,280
     Amortization of fees on borrowings recorded as deferred
       financing costs (8 year term).............................       631
     Interest on the senior unsecured notes at 6.47%.............     7,030
     Historical interest expense on Voyager debt (1).............    (2,325)
                                                                   --------
                                                                   $ 13,616
                                                                   ========
E.   PREFERRED STOCK DIVIDENDS
     Dividends on the Series B preferred stock...................  $ 13,325
     Dividends at 8.5% on the Series A preferred stock...........     4,250
                                                                   --------
                                                                   $ 17,575
                                                                   ========
F.   HISTORICAL PARTNER BONUSES
     ATX provided for bonuses and certain other compensation to its partners. Upon the merger with CoreComm, the
       compensation to these individuals ceased or has been
       reduced to be more consistent with compensation levels of
       other members of management...............................  $ (8,459)
                                                                   ========

---------------
(1) This facility was repaid at the closing of the Voyager merger.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following selected historical financial data of CoreComm and its predecessor, OCOM Corporation Telecoms Division, has been derived from, and should be read in conjunction with, the historical consolidated financial statements and related notes included in this prospectus. The summary historical financial data relates to OCOM as it was operated prior to its acquisition by CoreComm. The selected historical financial data as of December 31, 1999, 1998, 1997, 1996 and 1995 and for the year ended December 31, 1999, for the period from April 1, 1998 to December 31, 1998, for the period from January 1, 1998 to May 31, 1998, and for the years ended December 31, 1997, 1996 and 1995 have been derived from the historical financial statements of CoreComm or OCOM audited by Ernst & Young LLP, independent auditors.

     Interim data for the six months ended June 30, 2000 and 1999 are unaudited but include, in our opinion, all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of that data. Results for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for any other interim period or the year as a whole.

     In 2000, we recorded a non-cash compensation expense of approximately $32.2 million in accordance with APB opinion No. 25, "Accounting for Stock Issued to Employees."

     In 1999, we acquired 100% of the stock of MegsINet Inc. and some of the assets of USN Communications, Inc. In addition, we issued $175.0 million in aggregate principal amount of 6.00% convertible subordinated notes due 2006.

     OCOM incurred one-time costs of $2,294,000 in 1995 in connection with the expansion of its cellular long distance resale business into certain AT&T Wireless markets.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             FOR THE PERIOD
                                                             FROM APRIL 1,
                                                               1998 (DATE                THE PREDECESSOR (OCOM)
                                                               OPERATIONS     ---------------------------------------------
                         SIX MONTHS ENDED                      COMMENCED)     FOR THE PERIOD
                             JUNE 30,          YEAR ENDED          TO         FROM JANUARY 1,    YEAR ENDED     YEAR ENDED
                       --------------------   DECEMBER 31,    DECEMBER 31,    1998 TO MAY 31,   DECEMBER 31,   DECEMBER 31,
                         2000        1999         1999            1998             1998             1997           1996
                       ---------   --------   ------------   --------------   ---------------   ------------   ------------
INCOME STATEMENT DATA:
Revenues.............  $  38,356   $ 16,032    $  58,151     $        6,713       $ 1,452         $ 3,579        $ 5,103
Costs and expenses
Operating............     51,700     14,150       58,561              5,584           772           1,581          3,065
Selling general and
  administrative.....     48,921     19,520       74,185             11,940         3,205           5,934          3,119
Corporate............      5,196      4,143        7,996              2,049            --              --             --
Non-recurring
  charges............      1,018         --           --                 --            --              --             --
Non-cash
  compensation.......     32,186         --        1,056              4,586            --              --             --
Depreciation and
  amortization.......     18,440      2,882       19,578                980           257             439            149
                       ---------   --------    ---------     --------------       -------         -------        -------
                         157,461     40,695      161,376             25,139         4,234           7,954          6,333
                       ---------   --------    ---------     --------------       -------         -------        -------
Operating (loss).....   (119,105)   (24,663)    (103,225)           (18,426)       (2,782)         (4,375)        (1,230)
Other income
  (expense)
Interest and other
  income.............      3,850      2,870        5,773              2,632            --              (4)           133
Interest expense.....     (7,534)      (218)      (5,341)               (21)           --              --             --
                       ---------   --------    ---------     --------------       -------         -------        -------
(Loss) before income
  taxes..............   (122,789)   (22,011)    (102,793)           (15,815)       (2,782)         (4,379)        (1,097)
Income tax
  provision..........       (272)      (565)        (731)              (440)           --              --             --
                       ---------   --------    ---------     --------------       -------         -------        -------
Net (loss)...........  $(123,061)  $(22,576)   $(103,524)    $      (16,255)      $(2,782)        $(4,379)       $(1,097)
                       =========   ========    =========     ==============       =======         =======        =======
Basic and diluted net
  (loss) per common
  share(1)...........  $   (3.12)  $  (0.74)   $   (3.03)    $        (0.55)      $ (0.09)        $ (0.15)       $ (0.04)
Basic and diluted
  weighted average
  number of common
  shares(1)..........     39,501     30,632       34,189             29,678        29,664          29,419         29,691
Ratio of earnings to
  fixed charges(2)...         --         --           --                 --            --              --             --


                       ------------

                        YEAR ENDED
                       DECEMBER 31,
                           1995
                       ------------
INCOME STATEMENT DATA
Revenues.............    $ 4,001
Costs and expenses
Operating............      2,478
Selling general and
  administrative.....      5,798
Corporate............         --
Non-recurring
  charges............         --
Non-cash
  compensation.......         --
Depreciation and
  amortization.......        137
                         -------
                           8,413
                         -------
Operating (loss).....     (4,412)
Other income
  (expense)
Interest and other
  income.............        258
Interest expense.....         --
                         -------
(Loss) before income
  taxes..............     (4,154)
Income tax
  provision..........         --
                         -------
Net (loss)...........    $(4,154)
                         =======
Basic and diluted net
  (loss) per common
  share(1)...........    $ (0.17)
Basic and diluted
  weighted average
  number of common
  shares(1)..........     24,908
Ratio of earnings to
  fixed charges(2)...         --

                                                                                               THE PREDECESSOR
                                                                                                    (OCOM)
                                                     JUNE 30,                    DECEMBER 31,  ----------------
                                                     --------   -----------------------------------------------
                                                       2000       1999       1998      1997     1996     1995
                                                     --------   --------   --------   ------   ------   -------
BALANCE SHEET DATA:
Working capital (deficiency).......................  $ 22,725   $121,292   $133,899   $ (950)  $(491)   $  (42)
Fixed assets -- net................................   109,739     90,619      3,582    1,269     270       226
Total assets.......................................   312,915    392,103    176,526    1,731     917     1,020
Long-term debt and capital leases..................   185,255    193,882        501       --      --        --
Shareholders' equity...............................    48,371    126,926    169,297       --      --        --
Parent's investment (deficiency)...................        --         --         --      321    (208)     (207)

---------------
(1) After giving retroactive effect to the 3-for-2 stock split by way of stock dividend paid in September 1999 and the 3-for-2 stock split by way of stock dividend paid in February 2000. The weighted average number of common shares prior to September 1998 are equivalent to the historical weighted average shares of CoreComm's former parent company, Cellular Communications of Puerto

    Rico, Inc. (since CCPR shareholders received one CoreComm common share for each CCPR share owned). We have never declared or paid any cash dividends.

(2) For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest, amortization of debt issuance costs and the portion of rental expense that represents the interest factor. Earnings were insufficient to cover our fixed charges by $122,789,000 and $22,011,000 for the six month periods ended June 30, 2000 and 1999, respectively; $102,793,000 and $15,815,000 for the year ended December 31, 1999 and the period from April 1, 1998 to December 31, 1998, respectively; $2,782,000 for OCOM's period from January 1, 1998 to May 31, 1998; and $4,379,000, $1,097,000 and $4,154,000 for OCOM's fiscal years ended December 31, 1997, 1996 and 1995, respectively.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     As a result of the completion of the acquisitions of 100% of the stock of MegsINet Inc. and the CLEC assets of USN Communications, Inc. in May 1999, we consolidated the results of operations of these businesses from the dates of acquisition. The results of these businesses are not included in the 1998 results.

     A significant component of the results since May 1999 is associated with the acquisition of certain assets of USN. Although USN quickly developed a large customer list and revenue base in 1997 and 1998, it had difficulties under its previous management providing services, including billing, customer care and other operational areas, and filed for bankruptcy in February 1999. Since the acquisition, we have been focusing on improving these operations, and has been successful in many areas. However, we did not actively sell additional lines in these markets because we were not fully satisfied with the quality of the operations. Consequently, and consistent with our due diligence, transaction structure and purchase price, revenues associated with the USN assets have declined significantly since our acquisition, and additional declines may continue as customers leave or "churn" off the service.

  Six Months Ended June 30, 2000 and 1999

     The increase in revenues to $38,356,000 from $16,032,000 is primarily due to acquisitions in 1999. The remainder of the increase is due to an increase in customers, offset by the decline in prepaid cellular debit card and cellular long distance revenues as a result of our termination of these services in the third quarter of 1999. We had revenues of $1,898,000 in the six months ended June 30, 1999 from the provision of these services.

     Operating costs increased to $51,700,000 from $14,150,000 as a result of an increase in the fixed component of operating expenses due to our migration to a facilities-based infrastructure. Operating costs as a percentage of revenues is expected to remain higher than 1999 levels until customer and revenue growth exceeds the increase in facilities-based infrastructure costs. In the six months ended June 30, 1999, operating costs included $1,553,000 related to the prepaid cellular debit card and cellular long distance services.

     Selling, general and administrative expenses increased to $48,921,000 from $19,520,000 primarily due to increases in selling and marketing costs and customer service costs. These costs are expected to increase in the foreseeable future as we grow our operations and customer base.

     Corporate expenses include the costs of our officers and headquarters staff, the costs of operating the headquarters and costs incurred for strategic planning and evaluation of business opportunities. Corporate expenses were $5,196,000 in 2000 and $4,143,000 in 1999.

     In April 2000, the Compensation and Option Committee of the Board of Directors approved the issuance of options to purchase approximately 2.7 million shares of our common stock to various employees at an exercise price which was less than the fair market value of our common stock on the date of the grant. In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," in April 2000, we recorded a non-cash compensation expense of approximately $29.0 million and a non-cash deferred expense of approximately $31.3 million. In the three months ended June 30, 2000, $3.2 million of the deferred non-cash compensation was charged to expense. We will charge the deferred expense to non-cash compensation expense over the vesting period of the stock options as follows: $6.5 million in 2000, $12.9 million in 2001, $7.5 million in 2002 and $1.2 million in 2003.

     Nonrecurring charges of $1,018,000 in the six months ended June 30, 2000 are for restructuring costs relating to an announcement in March 2000 of a reorganization of some of our operations. The original charge consisted of employee severance and related costs of $580,000 for approximately 70 employees to be terminated, primarily from the sales and customer operations departments, and lease exit costs of

$846,000. As of June 30, 2000, $441,000 of the provision had been used, including $164,000 for employee severance and related costs and $277,000 for lease exit costs. As of June 30, 2000, $408,000 of the provision had been reversed, including $165,000 due to a reduction in the number of employees who will receive severance payments and $243,000 due to a reduction in the number of facilities to be closed. As of June 30, 2000, none of the employees to be terminated were still employed by us. The provision for severance and related costs will be used in 2000 and the provision for leases will be used through 2003.

     Depreciation expense increased to $12,105,000 from $1,710,000 as a result of an increase in fixed assets, partially through acquisitions in 1999.

     Amortization expense increased to $6,335,000 from $1,172,000 due to the amortization of goodwill and other intangibles from the acquisitions in 1999.

     Interest income and other, net, increased to $3,850,000 from $2,870,000 primarily due to interest income on our cash, cash equivalents and marketable securities.

     Interest expense increased to $7,534,000 from $218,000 primarily due to interest on the 6% Convertible Subordinated Notes issued in October 1999 and interest on notes payable and capital leases of acquired businesses.

     The income tax provision of $272,000 and $565,000 in 2000 and 1999, respectively, is for state and local income tax.

  Year Ended December 31, 1999 and for the Period from April 1, 1998 (Date Operations Commenced) to December 31, 1998

     The increase in revenues to $58,151,000 from $6,713,000 is primarily due to acquisitions in 1999, which accounted for $40,909,000 of the increase. The remainder of the increase is primarily due to an increase in competitive local exchange carrier and internet service provider revenues from an increase in customers, offset by the decline in cellular long distance revenue as a result of customers switching to other long distance providers. In the third quarter of 1999, we sold most of our prepaid cellular debit card business and we terminated our cellular long distance business in certain markets. We had revenues in 1999 of $2,223,000 from the prepaid cellular debit card business and $519,000 from the cellular long distance business in these markets.

     Operating costs increased to $58,561,000 from $5,584,000 primarily due to acquisitions in 1999, which accounted for $43,315,000 of the increase. The remainder of the increase is primarily due to the increase in revenues. Operating costs as a percentage of revenues increased to 101% from 83%. The increase in percentage terms is the result of an increase in the fixed component of operating expenses due to the migration toward a facilities-based infrastructure. Operating costs as a percentage of revenues is expected to remain higher than 1998 levels until customer and revenue growth exceeds the increases in facilities-based infrastructure costs. In 1999, operating costs were $2,543,000 from the prepaid cellular debit card business and $458,000 from the cellular long distance business in the terminated markets.

     Selling, general and administrative expenses increased to $74,185,000 from $11,940,000 primarily due to acquisitions in 1999, which accounted for $33,184,000 of the increase. The remainder of the increase is a result of increased selling and marketing costs and increased customer service costs. These costs are expected to increase in the foreseeable future as we grow our operations and customer base.

     Corporate expenses include the costs of our officers and headquarters staff, the costs of operating the headquarters and costs incurred for strategic planning and evaluation of business opportunities. Corporate expenses increased to $7,996,000 from $2,049,000 because the 1998 expenses did not represent a full period of results due to the fact that the spin-off from CCPR occurred on September 2, 1998, at which time corporate expenses commenced. In addition, allocated charges from NTL Incorporated (a company that has some of the same officers and directors as us) have increased due to the sales in 1999 of other affiliated companies.

     The non-cash compensation charge of $1,056,000 in 1999 is recorded in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," related to a change in employee stock option agreements. The non-cash compensation charge of $4,586,000 in 1998 is recorded in accordance with APB Opinion No. 25, as a one time charge related to our issuance of warrants and stock options to holders of CCPR's stock options in connection with our distribution to CCPR's shareholders.

     Depreciation expense increased to $10,945,000 from $749,000 as a result of acquisitions in 1999, which accounted for $7,176,000 of the increase and an increase in fixed assets.

     Amortization expense increased to $8,633,000 from $231,000 due to the amortization of goodwill and other intangibles from the acquisitions in 1999.

     Interest income and other, net, increased to $5,773,000 from $2,632,000 primarily due to interest income on our cash, cash equivalents and marketable securities.

     Interest expense increased to $5,341,000 from $21,000 primarily due to interest on the 6% Convertible Subordinated Notes issued in October 1999 and interest on notes payable and capital leases of acquired businesses.

  For the Period from April 1, 1998 (Date Operations Commenced) to December 31, 1998 and for the Year Ended December 31, 1997

     As a result of the completion of the acquisitions of Digicom, Inc. in April 1998, certain assets of JeffRand Corp. (known as Wireless Outlet) in April 1998, certain assets of OCOM Corporation in June 1998, and certain assets of Stratos Internet Group, Inc. in November 1998, we consolidated the results of operations of these businesses from the dates of acquisition. The following discussion includes a comparison to the results of operations of OCOM, our predecessor business. OCOM's primary historical business was its cellular long distance resale business that has been and currently is a highly competitive segment of the long distance telephone market.

     The increase in revenues to $6,713,000 from $3,579,000 is primarily due to acquisitions in 1998, which accounted for $4,535,000 of the increase. OCOM's revenues decreased to $2,178,000 from $3,579,000 because OCOM's revenues prior to its acquisition in June 1998 of $1,452,000 are not included in the 1998 amount. OCOM's cellular long distance revenues continued to decline in 1998 as a result of customers switching to other long distance providers. This reduction in revenues was offset by increases in CLEC and cellular revenues.

     Operating costs increased to $5,584,000 from $1,581,000 primarily due to acquisitions in 1998, which accounted for $3,895,000 of the increase. Operating costs as a percentage of revenues increased to 83% from 44%. This increase is the result of the reduction in cellular long distance revenues which to date has the highest gross margin of our telecommunications businesses.

     Selling, general and administrative expenses increased to $11,940,000 from $5,934,000 as a result of increased selling and marketing costs and increased customer service costs. These increases were offset by a reduction in billing costs due to the implementation of in-house billing in the fourth quarter of 1997.

     The non-cash compensation charge of $4,586,000 in 1998 is a one time charge related to our issuance of warrants and stock options to holders of CCPR's stock options in connection with our distribution to CCPR's shareholders.

     Depreciation expense increased to $749,000 from $428,000 as a result of an increase in fixed assets, primarily computer hardware and software.

     Amortization expense increased to $231,000 from $11,000 due to the amortization of goodwill from the acquisitions in 1998.

     Interest income and other, net, increased to income of $2,632,000 from expense of $4,000 primarily due to $2,585,000 of interest income on our cash, cash equivalents and marketable securities.

     Interest expense increased to $21,000 from zero due to interest on the note payable and capital leases.

LIQUIDITY AND CAPITAL RESOURCES

     We will require significant resources to fund the construction of its facilities-based network, develop and expand our existing businesses and fund near term operating losses and debt service. We expect to be able to meet our cash requirements through December 31, 2001 with cash and securities on hand of approximately $40 million as of September 30, 2000, the remaining $75 million commitment under our $150 million senior secured credit facility provided by the Chase Manhattan Bank and the $50 million available under our commitment for a senior unsecured credit facility from The Chase Manhattan Bank and Chase Securities Inc. The $125 million in additional financing remains subject to various conditions, including, but not limited to, the ongoing satisfaction of financial covenants related to the Company's operations. In addition, the $50 million senior unsecured credit facility is available only on or after January 31, 2001. Thus, we have to manage our cash and securities on hand to ensure they are adequate to meet our cash requirements until the amounts committed under the two facilities become available. In general, we cannot give any assurance that we will have sufficient resources available to meet our expected cash requirements and obligations.

     We are currently negotiating with equipment manufacturers, including Cisco Systems, Inc., Lucent Technologies, Inc. and Nortel Networks Corporation to provide us with additional vendor financing. In the aggregate, such financings are anticipated to be significant. We are presently in the process of negotiating terms for these transactions. However, until definitive agreements are reached with each vendor, we cannot be certain that the proposed financings will occur, that the terms will not change or that any alternative financing on terms satisfactory to us will be available.

     Our ability to raise additional capital in the future will be dependent on a number of factors, such as general economic and market conditions, which are beyond our control. If we are unable to obtain additional financing or to obtain it on favorable terms, we may be required to delay the construction of our Smart LEC network, forego attractive business opportunities, or take other actions which could adversely affect our business, results of operations and financial condition.

     Acquisitions and Related Financings. In May 1999, we acquired MegsINet and the competitive local exchange carrier assets of USN Communications. The USN acquisition includes a potential contingent payment to be paid in November 2000, which is capped at $58.6 million. The contingent payment is payable only if the USN assets meet or exceed operating performance thresholds. We have submitted a written notice to the regulatory trustee for USN that no contingent payment is due to USN. A representative of the trustee is currently auditing the information contained in our written notice.

     In September 2000, we acquired ATX and Voyager. The total consideration for the ATX acquisition consisted of $39.3 million in cash, $108.7 million principal amount of senior notes due 2003, 12.4 million shares of newly issued common stock, and 250,000 shares of newly issued Series B preferred stock. The total consideration for the Voyager acquisition consisted of $36.1 million in cash,
19.4 million shares of newly issued common stock and the repayment of the $23.8 million principal amount and $248,000 accrued interest outstanding under the Voyager credit agreement. In addition, we incurred acquisition related costs of $16.2 million, of which $1.0 million has been paid through October 13, 2000. The total purchase price, including debt repayment, was $797.5 million.

     The senior notes due 2003 mature on September 29, 2003. Interest on the notes is at an annual rate of 6.47% payable in either cash or common stock, at our election, on October 1 and April 1 of each year beginning on April 1, 2001. The notes require principal payments of approximately $2.1 million on January 1, 2001, approximately $640,000 on March 29, 2001, approximately $2.7 million on January 1, 2002 and approximately $2.7 million on January 1, 2003.

     The Series B preferred stock pays cumulative dividends at an initial annual rate of $30 per share, payable quarterly in arrears, commencing on December 31, 2000, when, if and as declared by our board of directors. At our discretion, we may pay dividends either in cash or in shares of our common stock. The annual dividend will increase to $50 per share on September 29, 2001 if, by that date, any of the senior notes due 2003 remain unpaid and to $70 per share on March 29, 2002 if, by that date, any of the senior notes due 2003 remain unpaid. The Series B preferred stock has a liquidation preference of $1,000 per share, plus accumulated and unpaid dividends. The Series B preferred stock is convertible at any time at the option of the holder into shares of common stock at the stated liquidation preference of $1,000 divided by the conversion price in effect at the time of conversion. The initial conversion price is $32.11. On March 29, 2001, the conversion price will be reset to reflect any reduction in the principal amount outstanding of the senior notes due 2003. On September 29, 2020, we will be required to redeem any shares of Series B preferred stock outstanding for $1,000 per share plus accrued and unpaid dividends. At our discretion, we may pay the redemption price either in cash or in shares of our common stock.

     In order to fund the cash portion of the ATX and Voyager acquisitions, we obtained through our subsidiaries a $150 million senior secured credit facility from The Chase Manhattan Bank, of which $100 million is in a term loan facility and $50 million is in a revolving credit facility. In addition, we raised $50 million from the issuance of Series A preferred stock.

     As of October 13, 2000, there was $50 million outstanding under the term loan facility and $25 million outstanding under the revolving credit facility. The term loan facility will amortize in equal quarterly installments of principal commencing in September 2004 with a final maturity in September 2008. The revolving credit facility is repayable in September 2008. In the event our 6% Convertible Notes due 2006 have not been converted or refinanced on or prior to April 1, 2006, then the facilities mature and become payable in full on April 1, 2006. The interest rate on both our term loan facility and our revolving credit facility is initially, at our option, either 3.25% per annum plus the base rate, which is the higher of the prime rate or the federal funds effective rate plus 0.5% per annum, or the reserve-adjusted London Interbank Offered Rate plus 4.25% per annum. As of October 13, 2000, the effective rate on the amounts outstanding was 11.04%. The applicable margin for our facilities will be subject to reductions based on the ratio of our consolidated total debt to annualized EBITDA. Interest is payable at least quarterly. The commitment fee on the unused portion of the commitments is 1.25% per annum payable quarterly, subject to reduction to 1% per annum based upon the amount borrowed under the facilities.

     The Series A preferred stock pays cumulative dividends at 8.5% per annum of the liquidation value of $1,000 per share, payable quarterly in arrears. At our option, we may pay dividends either in cash, shares of our common stock or additional shares of Series A preferred stock. The 50,000 shares of Series A preferred stock originally issued are convertible at any time at the option of the holder into shares of common stock at the stated liquidation value of $1,000 divided by the conversion price of $14.36. Any additional shares of Series A preferred stock issued will have an initial conversion price equal to 120% of the volume weighted average sale price of our common stock for a specified period. On September 29, 2010, we will be required to redeem any shares of Series A preferred stock outstanding for $1,000 per share plus accrued and unpaid dividends. At our discretion, we may pay the redemption price either in cash or in shares of our common stock. We may redeem the Series A preferred stock at a redemption price of $1,000 per share, together with accrued and unpaid dividends, payable either, at our option in cash or in shares of common stock, or a combination of both, beginning on September 29, 2002 if the 25-day volume weighted average sale price of our common stock exceeds certain targets. In addition, the Series A preferred stock may be redeemed by us at any time following September 29, 2005 at a redemption price of $1,010 per share, together with accrued and unpaid dividends, payable either in cash or in shares of our common stock, or a combination of both.

     Historical Uses of Cash. For the six months ended June 30, 2000, cash used in operating activities increased to $60,282,000 from $18,468,000 in the six months ended June 30, 1999 primarily due to the increase in the net loss to $123,061,000 from $22,576,000.

     For the six months ended June 30, 2000, cash used to purchase fixed assets increased to $35,681,000 from $7,255,000 in the six months ended June 30, 1999.

     Proceeds from borrowings, net of financing costs, of $1,209,000 in the six months ended June 30, 2000 is from additions to the note payable for equipment.

     For the year ended December 31, 1999, cash used in operating activities increased to $72,417,000 from $12,322,000 in the period from April 1, 1998 (date operations commenced) to December 31, 1998, primarily due to the increase in the net loss to $103,524,000 from $16,255,000. The net loss increased as a result of acquisitions and an increase in selling and marketing costs and customer service expenses as we have grown the business.

     For the year ended December 31, 1999, cash used to purchase fixed assets increased to $20,575,000 from $2,341,000 in the period from April 1, 1998 (date operations commenced) to December 31, 1998. The increase was due to acquisitions and as a result of an increase in fixed asset purchases. The cash used for acquisitions of $47,056,000 in the year ended December 31, 1999 is primarily for payments in connection with the MegsINet and USN acquisitions.

     Proceeds from borrowings, net of financing costs, of $168,545,000 in the year ended December 31, 1999 is primarily from the issuance of the 6% convertible notes.

     Network Construction. We have installed switches and other facilities, and we are in the process of installing additional switches, Internet points-of-presence, and other telecommunications facilities in various states. The amount of such expenditures in the next twelve months will be related to the number of new markets entered, the speed and location of equipment deployment, the timing and integration of acquisitions, as well as the mix of resold vs. facilities-based services.

     We have deployed our Smart LEC facilities in Columbus, Ohio, Cleveland, Ohio, Chicago, Illinois and Detroit, Michigan and we are currently developing two additional markets: New York, New York and Boston, Massachusetts. These six markets comprise approximately 18 million total access lines. In connection with these markets, we are in the process of establishing collocation facilities in 131 incumbent local exchange carrier central offices. We have also identified approximately 30 additional markets where we intend to deploy our Smart LEC network in the future.

     We believe that our Smart LEC strategy enables us to enter and construct our networks into new cities with relatively low up-front expenditures and a significant proportion of success-based capital expenditures. Depending on the size of the market, we expect our up-front capital expenditures to be approximately $7 to $10 million, which includes the costs of installing our switch facility and our collocation facilities and other related initial set-up and installation expenses.

     The significant majority of the additional capital costs will be based on subscriber levels. These costs will include equipment to increase network capacity, such as ports and modems in our switch and access devices. These costs will vary based on the type, volume and services of each customer, but are estimated to be approximately $400-$500 per line. For example, a sample target market may have 1 million business lines and 2 million residential lines, for a total of 3 million lines. Our total level of capital expenditures for that market will depend on our level of penetration. If we are able to gain 3% overall penetration of the market, we would serve approximately 90,000 lines, and based on approximately $400-$500 per line, we would spend approximately $35-$45 million on additional capital costs developing and expanding our networks in the market. A lower or higher penetration would decrease or increase, respectively, our additional capital costs.

     The foregoing summary of the cost structure of our entry into a typical market does not purport to be indicative of our performance, but is provided solely as a basis for understanding our basic cost structure for individual communications services in a typical target market. You should be aware that our actual performance could differ materially from our current expectations.

     Operations. Our businesses will also consume capital to acquire new customers and to finance the working capital required to support these new customers. Our businesses will also require additional billing, customer service and other back-office infrastructure. These capabilities can be expanded in-house or can be outsourced to reduce up-front capital requirements. To date, our strategy has been to utilize the expertise developed by our management to develop in-house billing and back-office capabilities.

     Local Multipoint Distribution Service. Local multipoint distribution service is a fixed broadband wireless service that may be used to provide high-speed data transfer, telephone service, telecommunications network transmission, Internet access, video broadcasting, video conferencing, and other services. The spectrum is useable for communications services from a fixed antenna, but is not suitable for mobile or portable communications. Local multipoint distribution service can be used to provide a wireless high-capacity broadband service for the "last mile" to a home or office.

     The amount of capital required to construct our local multipoint distribution service systems is not easily quantifiable at this time, but is likely to be several times the $25 million cost of the licenses. In addition to up-front network construction costs, a significant ongoing capital requirement will be the cost to acquire customer premise equipment to receive and transmit local multipoint distribution service signals. We will deploy this local multipoint distribution service network only if we determine that we can achieve sufficient returns on our capital invested, from reduced costs associated with providing our services or from new services which we can offer through local multipoint distribution service technology.

     Sources of Liquidity. In October 1999, we issued $175 million principal amount of 6% convertible notes, and received net proceeds of $168.5 million. Interest on the convertible notes is payable semiannually on April 1 and October 1 of each year, which commenced on April 1, 2000. We expect to experience substantial negative cash flow for the next several years due to the continued development of our Smart LEC network and our other businesses. Our cash flow requirements will depend upon:

     - our network development schedules;

     - acquisition opportunities;

     - operating results; and

     - technological developments.

     We are a holding company with no significant assets other than cash and securities and investments in and advances to our subsidiaries. We are therefore likely to be dependent upon receipt of funds from our subsidiaries to meet our own obligations. However, our subsidiaries' debt agreements prevent the payment of dividends, loans or other distributions to us (except in certain limited circumstances).

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK.

     The Securities and Exchange Commission's rule related to market risk disclosure requires that we describe and quantify our potential losses from market risk sensitive instruments attributable to reasonably possible market changes. Market risk sensitive instruments include all financial or commodity instruments and other financial instruments (such as investments and debt) that are sensitive to future changes in interest rates, currency exchange rates, commodity prices or other market factors. We are not exposed to market risks from changes in foreign currency exchange rates or commodity prices. We do not hold derivative financial instruments nor do we hold securities for trading or speculative purposes. Under our current policies, we do not use interest rate derivative instruments to manage our exposure to interest rate changes.

     The fair-market value of long-term fixed interest rate debt is subject to interest rate risk. Generally the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise. The fair value of our convertible notes was determined from the quoted market price. The fair value of our other notes payable are estimated using discounted cash flow analyses, based on our current incremental borrowing rates for similar types of borrowing arrangements.

                           INTEREST RATE SENSITIVITY
                            AS OF DECEMBER 31, 1999
                        FOR THE YEARS ENDING DECEMBER 31
                     PRINCIPAL AMOUNT BY EXPECTED MATURITY
                             AVERAGE INTEREST RATE

                                                                                                        FAIR
                                                                                                       VALUE
                                       2000     2001    2002   2003   2004   THEREAFTER    TOTAL      12/31/99
                                      ------   ------   ----   ----   ----   ----------   --------    --------
                                                                   (IN THOUSANDS)
Long-term Debt, including Current
  Portion
Fixed Rate..........................  $5,280   $4,229   $89     $--    $--    $175,000    $184,598    $281,530
Average Interest Rate...............    11.3%    11.1%  8.0%                       6.0%

                                    BUSINESS

     References to "CoreComm" in this section are references to the business operated by our predecessor, CoreComm Limited, a Bermuda corporation, prior to September 29, 2000. CoreComm has since merged into ATX Telecommunications Services, Inc., which has assumed the name "CoreComm Limited" and is a Delaware corporation. References to "Voyager" in this section are references to the business operated by Voyager.net, Inc. prior to September 29, 2000. References to "ATX" in this section are references to the business operated by ATX Telecommunications Services, Inc. prior to September 29, 2000. We now operate the business formerly operated by all three companies.

(a) CORECOMM

  The Smart LEC(SM) Overview

     CoreComm's Smart LEC strategy is designed to allow it to enter communications markets rapidly and to offer a variety of operating benefits, including: improved operating margins, enhanced control of the customer experience, success-based capital expenditures, and higher overall returns on capital. In addition, CoreComm believes that the efficiency and broad reach of this network strategy, in conjunction with CoreComm's diversified product offering, enables it to operate under a business plan that requires only a small share of each of its target markets for a successful return on investment.

     The Smart LEC network strategy combines the building and owning of key network facilities with the leasing of other services from the incumbent local exchange carriers and other telecommunications carriers under the following general principles:

     CoreComm builds those parts of the network which it believes:

     - significantly improve operating margins;

     - are necessary to enhance the services to the customer; and

     - are not generally available from other providers.

     Conversely, CoreComm leases those portions of the network which it believes:

     - are disproportionately expensive to build;

     - are readily available to be leased economically from other providers; and

     - do not impact CoreComm's ability to interact with the customer.

     CoreComm has deployed its Smart LEC facilities in Columbus, Ohio, Cleveland, Ohio, Chicago, Illinois and Detroit, Michigan and is currently developing 2 additional markets: New York, New York and Boston, Massachusetts. These six markets comprise approximately 18 million total access lines. In connection with these markets, CoreComm is in the process of establishing collocation facilities in 131 ILEC central offices. CoreComm has also identified approximately 30 additional markets where it intends deploy its Smart LEC network in the future. CoreComm currently delivers its Internet services over its broadband asynchronous transfer mode network, which has points of presence in 89 cities and approximately 55,000 route miles of leased broadband circuits throughout the United States.

     Based upon its historical experience CoreComm is developing sophisticated proprietary integrated systems and procedures that support all aspects of its business, including customer provisioning systems, billing systems, and customer care and collections support systems. Additionally, CoreComm's systems support electronic bonding with the incumbent local exchange carrier in each of its markets. CoreComm believes that an effective back office is essential to efficiently serving its customers and achieving successful overall customer satisfaction and retention.

BUSINESS STRATEGY

     CoreComm's objective is to become a leading provider of integrated communications services in its target markets. CoreComm believes that it will successfully compete with the incumbent operators and achieve attractive returns on capital by pursuing the following key strategies:

     Provide Services to Both Business and Residential Customers. CoreComm focuses on marketing and packaging its services with product offerings that are tailored to small-to-medium-sized business customers and communications-intensive residential markets. Because CoreComm's networks are capital efficient and because it leases the "last mile" to the customer, CoreComm believes that its business model uniquely allows it to serve profitably both the business and residential communities. CoreComm believes that each segment offers certain advantages: the small-to-medium-sized business market offers high volume and revenue per customer, as well as increased geographical concentration of users; the residential market offers a large, undeserved, growing market with significantly less competition from other providers. For example, in Ohio CoreComm is one of only a few competitive providers that market local telecommunications services to the residential market. In addition, targeting both sectors allows CoreComm to leverage the fixed cost aspects of its network and operations.

     Offer Bundled Services. CoreComm provides its customers with "one-stop shopping," offering local and long distance telephone, Internet and data services. CoreComm's services are packaged and priced in bundles which give the customer increased flexibility, choice, and "value for money". CoreComm emphasizes offerings which are easy to value by the consumer, and allows them to "buy what they need and pay for what they get." CoreComm typically offers a platform of basic services and then creates ways for customers to add additional services easily and conveniently according to customer preferences. CoreComm's current service offerings include: local dial tone and local calling; enhanced telephone features, such as call waiting; long distance calling services; dial-up and dedicated Internet access; and data services. CoreComm's integrated offerings enhance convenience by giving the customer one point of contact for all of these services, providing the services on a single bill and simplifying the decision-making process. In addition to attracting customers, CoreComm believes this strategy also improves its profitability by increasing its average revenue per customer with additional higher margin services, reducing customer acquisition and other operating costs, and improving customer retention.

     Own and Operate Capital Efficient Networks. CoreComm's strategy is to provide its full range of communications services over its capital efficient, switch-based network infrastructure which combines the building of key network facilities with the leasing of other elements from the incumbent local exchange carrier or other telecommunications carriers. CoreComm believes that its network strategy offers a variety of benefits including: attractive operating margins, control of the customer experience, greater speed to market, broad geographic reach, ability to serve both businesses and residential customers, success-based capital expenditures, and higher overall returns on capital.

     "Internet Centric" Strategy. CoreComm uses the Internet as a key tool of its business strategy. Because CoreComm bundles Internet service into its basic service packages, effectively all of its customers will have access to the Internet. CoreComm intends to take advantage of this by using the Internet in a variety of ways to communicate with its customers. CoreComm currently uses its www.core.com web site as a sales tool where customers can sign up for service, to increase awareness about CoreComm and its products and services, and to access the large and growing number of Internet users. CoreComm also intends to use the Internet to be able to efficiently communicate with virtually every CoreComm customer, with full functionality, including online sign-up, feature selection, billing, moves/adds/changes, and customer care. CoreComm currently offers customers the ability to sign-up and access basic customer service functions online and is in the process of expanding its systems for these additional online services. CoreComm believes that communicating with the customer electronically will significantly increase its operating efficiency by reducing its sales costs, customer service costs and billing costs, as well as the company's bad debt expense. CoreComm also believes that this strategy will provide added convenience to the customer, which will further differentiate it from its competitors.

     Effective Marketing Over Wide Areas. CoreComm develops and implements efficient marketing techniques to attract business and residential customers. CoreComm believes that its network will allow it to leverage its fixed cost infrastructure to reach wide geographic areas within its target markets. In addition, the ability to resell incumbent local exchange carrier services expands CoreComm's overall potential service area even further. CoreComm's ability to offer targeted, customer-convenient services over wide areas enables it to utilize mass marketing strategies and other efficient methods of communicating its offerings to CoreComm's potential customers. CoreComm believes that these initiatives will increase the awareness of the CoreComm brand and attract new customers in its target markets.

     Leverage Experience of Proven Management. CoreComm's management team has had significant experience in developing several successful communications companies in the U.S., the United Kingdom and other countries. Many members of CoreComm's management team have worked together for 10 to 15 years. CoreComm believes that its management's experience will enhance the company's ability to execute its business plan, and will contribute to its overall operational success and results. CoreComm's management has designed attractive, bundled communications services and product offerings. At NTL Incorporated, management has had experience competing against incumbent operators by offering business and residential customers bundled packages of integrated communications services, including telephony, cable TV and Internet access. NTL's creative marketing and product packaging strategies have resulted in NTL achieving industry-leading customer penetration rates of 49% versus the industry average of 35% and churn rates which are less than half the industry average. In addition, CoreComm's management has previously developed its own internal systems for billing, MIS and customer care. Management believes CoreComm represents an effort to capitalize on management's history of experience and operational success to exploit the significant communications opportunities in the U.S.

     Expand Through Strategic Acquisitions. CoreComm has expanded and grown its operations through strategic acquisitions. CoreComm looks for acquisitions that enhance its ability to execute its business strategy, including adding complementary network and facilities, increasing revenues, and gaining management talent. To this end, in September 2000 CoreComm completed the acquisitions of ATX, a "smart build" CLEC and integrated communications provider serving the mid-Atlantic states, and Voyager, the largest independent full service Internet communications company in the midwest and Great Lakes region. Moreover, in 1999 CoreComm completed the acquisitions of MegsINet, a Chicago based Internet service provider, and the assets of USN, a competitive local exchange carrier in the midwest and northeast providing service to business customers. CoreComm intends to continue to pursue acquisition opportunities which would accelerate the growth and success of its operations.

THE SMART LEC(SM) NETWORK

     The Smart LEC strategy allows CoreComm to implement its own switch-based telecommunications network without the significant additional expense, time commitment and general financial risk of building its own complete local loops and transmission facilities. CoreComm believes this strategy will improve its overall return on capital and lower the level of risk associated with the execution of its business plan, based on the following general advantages:

     - reduced capital expenditures associated with leasing rather than building complete local loop and transport facilities;

     - greater certainty of return from success-based capital spending;

     - increased network utilization as a result of the access to multiple revenue streams and the ability to increase leased capacity incrementally; and

     - lower overall market penetration requirements as a result of reduced network costs.

  Advantages of the Smart LEC network

     CoreComm believes that this network strategy offers a variety of specific benefits including:

          Lower Overall Cost -- CoreComm believes that the Smart LEC network can be deployed at a much lower cost than building conventional networks. The cost of conventional networks includes the cost of all of the network facilities included in the Smart LEC build, plus the construction of conduit, transport capacity and associated infrastructure to connect network access points, switch facilities and customers. The deployment of these transmission route components involves significant expense, and their elimination under CoreComm's strategy considerably decreases its capital expenditure requirements. Whereas the construction of full network facilities has been estimated to cost between $1,000 to $3,000 per line, depending on the specifications of the network, CoreComm estimates that its Smart LEC network will cost less than $500 per line, while still providing comparable basic telephone services and additional advanced services.

          Lower Required Customer Penetration -- Due to the reduced cost of building the Smart LEC network, CoreComm's business model requires a lower level of customer penetration to be successful as compared to a full-facilities network. Because there is a reduced amount of up-front investment, CoreComm believes that it can gain profitability and a sufficient return on capital with a relatively small percentage of market share. This advantage not only lowers CoreComm's exposure to risk, but also gives it the flexibility to design its offerings to target a specific subscriber base of communications-intensive users without the requirement of necessarily attracting a large portion of the market. The ability to serve both business and residential customers also increases CoreComm's potential overall market.

          Success-based Capital Expenditures -- An additional benefit of CoreComm's Smart LEC network is the "success-based" cost structure of the capital expenditures. Conventional full-facilities networks typically require the network construction to be fully completed in advance of obtaining customers, generating high initial capital expenditures. Under CoreComm's Smart LEC strategy, certain switch and access facilities are installed ahead of time, but the majority of capital is invested to increase the capacity of the network based on its success in attracting customers. CoreComm can therefore enter a market with a significantly lower up-front investment, and add facilities and leased capacity over time as it grows its customer base. A significant portion of CoreComm's network expenses can therefore be incurred later and with more certain returns.

          Control of the Customer Experience -- CoreComm believes that having greater control over the services that it offers enhances its ability to improve the overall customer experience. The facilities CoreComm installs gives CoreComm control over the services provided to customers, including the operation of features, phone numbers, and line testing and servicing. Control over the implementation of the products enables CoreComm to better manage the service and to more easily offer custom packages of products and features. CoreComm believes that its delivery and marketing of targeted, customer-convenient, easy-to-understand packages differentiates CoreComm from its competition.

          Ability to Serve Business and Residential Customers -- CoreComm's Smart LEC network architecture is designed to reach both business and residential customers. Because CoreComm is leasing rather than building the local connection to the customer, CoreComm believes it can economically reach the residential market despite its lower density relative to the business market. As a result, CoreComm is able to reach and serve the significant consumer segment, which has typically had significantly fewer competitors than the business segment. In addition, there are significant synergies which accrue from the ability to serve both business and residential market segments, including economics of scale in marketing, service operations and network utilization.

          Higher Operating Margins -- CoreComm believes that deploying key network infrastructure will enable it to achieve significantly higher gross margins than the margins obtained under total service resale. Total service resale, which is the resale of complete services from incumbent local exchange carriers without installing owned facilities, typically generates gross profit margins of approximately

     20-25%. Under the Smart LEC strategy, rather than reselling the entire service, CoreComm will use its own facilities for network interconnection, switching, features, and other network elements and lease only certain unbundled network elements, such as local loops and transport. By design, the facilities which CoreComm owns and installs are those which have a significant positive impact on its gross margins. By utilizing CoreComm's own facilities for certain key portions of the network, CoreComm believes that it can increase its operating margins significantly above the margins which can be achieved with resale.

          Increased Speed to Market -- The Smart LEC strategy will also increase the speed at which CoreComm can enter additional markets. The time needed to construct a conventional network is extended by factors such as civil construction, the permit application process, certifications, and network management. Although constructing the Smart LEC network involves certain similar procedures, the majority of the installation work takes place in CoreComm's own facilities and leased collocations of the incumbent local exchange carriers, and significant route network construction elements are eliminated, which should contribute to an increased speed to market under its strategy. Whereas conventional networks typically take between 18 to 24 months to construct, CoreComm believes its networks can generally be installed in a 6 to 12 month time frame.

          Access to Wide Geographical Areas -- CoreComm believes the cost structure of the Smart LEC network will enable it to enter target areas which may not be economical for a full facilities network. When building a conventional network, density is a critical factor because the distance between the local switch and customers has a significant impact on build costs. In the Smart LEC network, although density is still important, it is less critical because the local loops are already built and are simply leased from incumbent local exchange carriers. The ability to lease certain portions of the network therefore expands the potential territories that can be economically served by CoreComm's network. In addition, CoreComm can offer total service resale in areas that are not yet served by its network, which expands its operating territory even further. Because incumbent local exchange carriers are typically connected to all businesses and residences in its region, CoreComm's ability to lease or resell these connections gives it considerable geographic flexibility and reach within its target markets. CoreComm believes that it will realize several advantages from having the ability to serve broad geographical areas, including operating synergies, marketing efficiencies and the enhancement of its overall company image presented to potential customers.

  Network Development and Architecture

     Under its Smart LEC strategy, CoreComm builds those portions of the network that it believes will significantly increase CoreComm's gross margins, are necessary to control the services provided to the customer, and can be deployed rapidly and efficiently. CoreComm leases those portions of the network that are readily available to be leased economically from other providers. Accordingly, CoreComm is building the Smart LEC network in each target market through a combination of the following three central elements:

     - Installing telephone and data equipment in CoreComm's target metropolitan areas, including: Class 5 telephone switches, asynchronous transfer mode switches and Internet point-of-presence equipment in its own facilities, along with telephone access devices, DSL access equipment, modems and other equipment in facilities collocated with the incumbent local exchange carrier. These devices switch and route voice and data transmissions across the network.

     - Leasing the "last mile" or "local loop" (the portion of the network extending from the end-office to the customer's premises). This local connection is leased by CoreComm from incumbent local exchange carriers as an "Unbundled Network Element" as provided under the Telecommunications Act of 1996. These local loops are used to transport voice and data services, for Internet access services, as well as for DSL and other high capacity voice and data applications. For larger customers or concentrated groups of users (such as multi-dwelling units), CoreComm leases circuits with greater bandwidth for this local connection.

     - Leasing the transport capacity to carry voice and data both regionally (between CoreComm's collocated facilities and its regional switch) and nationally (between CoreComm's regional switches, its national Internet points-of-presence, other carriers, and the Internet). CoreComm leases these services from incumbent local exchange carriers, Competitive Local Exchange Carriers (CLECs), Inter Exchange Carriers (IXCs), Competitive Access Providers (CAPs) and other providers. CoreComm uses these leased circuits to transport its own voice and data traffic and deliver it to the most economical point of interconnection with other carriers. These leased circuits are interconnected using CoreComm's national asynchronous transfer mode facilities.

     As a complement to the network described above, CoreComm also resells complete services from incumbent local exchange carriers (total service resale). Although CoreComm intends to serve customers primarily over its own network, resale allows it to expand its target markets by adding service areas where its facilities are not yet installed. This enables CoreComm to market its services prior to and during the installation of its network, and then connect customers to its facilities once they are in place. Resale also allows CoreComm to serve customers that may not be within the current reach of its switch-based network. Although providing service on a resale basis generates lower gross margins, CoreComm believes that there are advantages to offering comprehensive geographical coverage within its target markets, particularly when competing with an incumbent local exchange carrier.

     CoreComm believes that the quantity of existing and planned fiber transport facilities available from other carriers will be sufficient to satisfy CoreComm's needs for leased transport facilities and permit it to obtain these facilities at competitive prices for the foreseeable future. Several factors contribute to this view: there is significant transport capacity in place today and CoreComm often has the ability to choose from multiple providers including the incumbent local exchange carriers; the number of new providers building networks continues to increase; most providers are consistently increasing their network capacity; and advances in wave division multiplexing technology have continued to increase the capacity of existing fiber plant. In addition, the ability to lease transport from the incumbent local exchange carriers gives CoreComm broad geographic coverage. As the volume of its traffic grows, however, in the future it may become economical to build its own transport facilities in certain markets.

     CoreComm currently leases transport capacity from multiple carriers across its regional and national networks, including, among others:

  INCUMBENT
    LOCAL
  EXCHANGE
  CARRIERS     OTHER CARRIERS
-------------  --------------
  Ameritech         ICG
   Verizon          IXC
 Bell South       Level 3
  Frontier     MCI WorldCom
     SBC         NEXTLINK
   US West         Qwest

     Nationally, as CoreComm constructs regional Smart LEC networks, its asynchronous transfer mode network will interconnect these local networks and other points-of-presence across the U.S. over leased circuits to provide national data, voice and Internet connectivity.

  Network Technologies

     CoreComm's Smart LEC network is capable of carrying both voice and data communications using the following technologies:

     - Standard Telephone -- the traditional, reliable transmission of voice over local loop copper wire and regional and national fiber optical transmission path which, through the use of switches, becomes a dedicated end-to-end circuit.

     - Internet Protocol (IP) -- the structure of data transmitted over the Internet. Because Internet Protocol involves splitting data into "packets" which are transmitted independently and reassembled at their destination, Internet Protocol does not require a dedicated end-to-end circuit and many different communications messages can be routed simultaneously over the same transmission facilities, resulting in greatly improved efficiency. This technology is currently being developed to be used reliably for voice service.

     - Digital Subscriber Line (DSL) -- a transmission technology that allows for the transport of significant levels of voice and data at high speeds over conventional, copper phone lines. These higher transmission rates can be used for high-speed Internet access, to transport multiple voice lines over a single loop, or for both simultaneously.

     - Asynchronous Transfer Mode (ATM) -- a transport protocol that supports many types of high-speed transmissions including voice, data, video, audio and imaging. Asynchronous transfer mode allows for the use of individual circuits for multiple simultaneous purposes, increasing network efficiency.

     - Digital Loop Carrier (DLC) -- an access technology allowing CoreComm to aggregate and concentrate the voice traffic collected at the collocation facility to more efficiently transport this traffic to its switches.

  Local and Regional Network Deployment

     CoreComm has identified six major metropolitan areas as the initial target markets for the rollout of its regional Smart LEC networks. CoreComm's switches in Columbus, Cleveland, Chicago and Detroit are currently active and it has begun provisioning its residential and business customers that are in its footprint through these four switches. In addition, CoreComm is currently constructing its network in two additional markets: New York, New York and Boston, Massachusetts. CoreComm expects the networks in these markets to be installed in 2000. These six markets comprise 18 million total access lines. CoreComm is in the process of establishing collocation facilities in 131 incumbent local exchange carrier central offices in these markets. The significant majority of these are physical collocations, under which CoreComm has space within the central office that is dedicated to its exclusive use.

     CoreComm has also identified approximately 30 additional markets where it may deploy its Smart LEC network in the future. These markets are in several states, including: Pennsylvania, Maryland, Connecticut, Indiana, Wisconsin, Missouri, Florida, Texas and California, among others. The buildout schedule, as well as the final selection of CoreComm's markets, will depend on a number of factors, including the success and speed of the rollout of the initial six markets, incumbent local exchange carrier interconnection agreements, and other factors. CoreComm will continue to offer its Internet services nationally over its leased asynchronous transfer mode network.

     Key data for CoreComm's initial six markets is listed in the following table:

                               ESTIMATED
                               BUSINESS           ESTIMATED                            COLLOCATIONS IN
CITY                           LINES(2)     RESIDENTIAL LINES(2)     TOTAL LINES(2)      PROGRESS(3)
----                           ---------    ---------------------    --------------    ---------------
Cleveland, OH................    423,733            922,473             1,346,206             24
Columbus, OH.................    273,345            597,662               871,007             12
Chicago, IL..................  1,893,902          3,022,030             4,915,932             31
Detroit, MI..................    851,821          1,775,068             2,626,889             22
New York, NY.................  1,782,190          3,858,804             5,640,994             20
Boston, MA...................    859,422          1,492,218             2,351,640             22
                               ---------         ----------            ----------            ---
          Total..............  6,084,413         11,668,255            17,752,668            131

---------------
(1) Based on CoreComm's current buildout schedule.

(2) CoreComm estimates based on FCC, iMarket and TargetPro. Represents estimated lines within the MSA.

(3) CoreComm is in various stages of the collocation process depending on the market and its priority in CoreComm's buildout schedule. CoreComm's collocation process consists of the following basic phases:

    - Gathering of demographic data for each region and selection of specific incumbent local exchange carrier facilities for collocation;

    - Filing applications with the appropriate incumbent local exchange carriers for collocation rights at each selected location;

    - Upon receipt of each approval, doing an evaluation of each facility;

    - Building by the incumbent local exchange carrier of a "cage" or preparation of space in which its equipment will be placed; and

    - Installing and testing of its equipment.

    CoreComm has at least obtained approval of its applications for all collocations in progress.

     In determining target markets, CoreComm prepares detailed analyses of telecommunications and demographic data. CoreComm's target markets are chosen based on a number of factors, including:

     - Overall size of the telecommunications market;

     - Concentration of business and residential customers;

     - The availability of local transport networks and providers;

     - Demographic statistics;

     - The location of CoreComm's existing resale customers;

     - CoreComm's relationship with the incumbent local exchange carrier and interconnection terms; and

     - Regulatory environment.

     CoreComm is currently authorized to operate as a competitive local exchange carrier and/or long distance telecommunications provider in 25 U.S. states.

     CoreComm believes that its Smart LEC strategy enables it to enter and construct its network into new cities with relatively low up-front capital expenditures, and a significant proportion of success-based capital expenditures. Depending on the size of the market and other factors, CoreComm's up-front costs to enter a market are expected to be approximately $7 to $10 million, which includes initial set-up costs associated with entering a market, such as the installation of its switch and collocation facilities. Additional capital expenditures will be based on subscriber levels and services offered and are estimated to be approximately $400-$500 per line. Therefore, a significant portion of the total capital expenditures in a given market will be incurred only as CoreComm increases its subscriber base and the related capacity of the network.

  National Network

     CoreComm currently has in place an asynchronous transfer mode network which connects 89 U.S. cities. CoreComm has facilities located in each of these points of presence, and has leased DS-1 to OC-3 circuits to interconnect this network and to reach the major national Internet access points. Approximately 49 owned asynchronous transfer mode switches are now being used across CoreComm's network. The asynchronous transfer mode switches allow CoreComm to carry multiple services efficiently over its circuits. CoreComm directly peers with major backbone providers including WorldCom and PSINet. These peering arrangements help CoreComm maintain a competitive low cost network. This national network interconnects CoreComm's local Smart LEC networks as they are deployed.

     CoreComm's national network currently interconnects its point-of-presence facilities in the following cities:

Akron, OH
Albany, NY
Albuquerque, NM
Atlanta, GA
Austin, TX
Billings, MT
Birmingham, AL
Boise, ID
Boston, MA
Buffalo, NY
Champaign, IL
Charlotte, NC
Chicago, IL
Cincinnati, OH
Cleveland, OH
Colorado Springs, CO
Columbia, SC
Columbus, OH
Corpus Christie, TX
Dallas/Ft. Worth, TX
Dayton, OH
Denver, CO
Des Moines, IA
Detroit, MI
El Paso, TX
Flint, MI
Grand Rapids, MI
Green Bay, WI
Greensboro, NC
Greenville, SC
Hartford, CT
Houston, TX
Indianapolis, IN
Irvine, CA
Jackson, MS
Kansas City, MO
Knoxville, TN
Lansing, MI
Las Vegas, NV
Laurel, MD
Lexington, KY
Little Rock, AR
Los Angeles, CA
Louisville, KY
Madison, WI
Memphis, TN
Merriville, IN
Milwaukee, WI
Minneapolis/St. Paul, MN
Montgomery, AL
Nashville, TN
Newark, NJ
New Orleans, LA
New York, NY
Norfolk, VA
Oklahoma City, OK
Omaha, NE
Pensauken, NJ
Peoria, IL
Philadelphia, PA
Phoenix, AZ
Pittsburgh, PA
Portage, IN
Portland, OR
Raleigh/Durham, NC
Reno, NV
Richmond, VA
Rochester, NY
Rockford, IL
Sacramento, CA
Salt Lake City, UT
San Antonio, TX
San Diego, CA
San Francisco, CA
San Jose/Mae West, CA
Seattle, WA
South Bend, IN
Spokane, WA
Springfield, IL
St. Louis, MO
Stamford, CT
Syracuse, NY
Toledo, OH
Topeka, KS
Traverse City, MI
Tucson, AZ
Tulsa, OK
Washington, DC
Wichita, KS

     CoreComm's national leased circuits currently cover approximately 3,000 miles of OC-3 circuits, approximately 27,000 miles of DS-3 circuits and approximately 25,000 miles of DS-1 circuits.

  Technology Management Center

     CoreComm opened its state-of-the-art Technology Management Center (TMC) during the first quarter of 2000. The TMC monitors CoreComm's national facilities-based network, including its Internet backbone. Using the latest network management software, the technology management center is able to provide real-time information to ensure network reliability and instant network upgrades to meet consumer demand. The TMC houses the latest in call routing and switching equipment for local and long distance telephone services and features, and Digital Subscriber Line (DSL) technology. The facility operates 24 hours, seven days a week and has a staff of 25 professionals.

  Local Multipoint Distribution Service Broadband Wireless Spectrum

     As a complement to its Smart LEC network, CoreComm owns Local Multipoint Distribution Service (LMDS) licenses for the broadband wireless spectrum. CoreComm's licenses cover nearly all of the state of Ohio and represent more than 10.5 million "POPs". With 1,150 MHz of spectrum, these licenses have much greater bandwidth than cellular or PCS licenses (up to 30 MHz) or other fixed wireless licenses (80-400 MHz). CoreComm is the fourth largest holder of this spectrum in North America. NEXTLINK Communications, Inc. is the largest license holder, and has licenses for major U.S. population centers outside of Ohio.

     Local multipoint distribution service is a newly authorized fixed broadband wireless service that may be used to provide high-speed data transfer, telephone service, telecommunications network transmission, Internet access, video broadcasting, video conferencing, and other services. LMDS uses frequencies in the 28GHz to 31GHz range. The spectrum is useable for communication services from a fixed antenna, but is not suitable for mobile or portable communications. The service is subject to line of site limitations and rain attenuation, but current systems seek to reduce these impediments through advanced system architecture and the strategic placement of transmitters. The point-to-multipoint technology of local multipoint distribution service allows a single hub site antenna to be used to form multiple paths with customer antennas at numerous locations. Local multipoint distribution service can thus be used to provide a wireless high-capacity broadband service for the "last mile" to a subscriber's home or office.

     As local multipoint distribution service technology advances, CoreComm intends to use this spectrum to offer additional communications services and to expand the reach of its network. For some locations, CoreComm believes that local multipoint distribution service may offer a substantially lower cost solution for providing high-quality broadband services than other competing delivery systems such as fiber or copper extensions. Local multipoint distribution service equipment is not in general commercial service at this time, but technology is currently in development and CoreComm has established relationships with several equipment vendors.

     Through a wholly owned subsidiary, in June 1998, CoreComm was awarded A-Block licenses in 15 markets in Ohio with a total of 10,573,982 POPs (representing more than 95% of the POPs in Ohio). Each LMDS license covers a defined Basic Trading Area, and CoreComm's A-Block local multipoint distribution service licenses consist of 1,150 MHz of spectrum. CoreComm bid $25.2 million for such licenses, for an average of $2.39 per POP. POPs are the estimated population of a market. The number of POPs owned by an operator does not represent the number of users of its services and is not necessarily indicative of the number of potential subscribers.

  Continuity of Management

     CoreComm's management has extensive experience in developing and marketing bundled communications services, building proprietary back office systems to support residential and business customers, and designing and constructing large integrated communications networks. CoreComm's management team's accomplishments in the telecommunications industry span nearly 20 years. There are several members of this team that have worked together for a decade or more:

     - CoreComm's President and Chief Executive Officer, Barclay Knapp, was a member of the original management team at Cellular Communications, Inc.
       (CCI), which was an original applicant for cellular licenses in the United States in 1982. Mr. Knapp is also the President and CEO of NTL Incorporated.

     - CoreComm's Chairman, George Blumenthal, was a member of the original management team of Cellular Communications, Inc. Mr. Blumenthal also serves as the Chairman of NTL.

     - CoreComm's Chief Operating Officer, Patty Flynt, joined Cellular Communications, Inc. in 1989, where she was the director of its Management Information Services division. Ms. Flynt also served as the MIS director at NTL.

     In the key areas of its operations, CoreComm's management includes individuals who have worked with CCI, NTL and their historical affiliates for many years and have significant telecommunications industry experience. Below is a partial list of several of those individuals and their area of expertise:

                                                                           PREVIOUS
                                                                          HISTORICAL            YEAR
NAME                                            OPERATIONAL AREA          AFFILIATES           JOINED
----                                          --------------------    -------------------    -----------
Thomas S. DellaRocco........................  Networks                CCI, NTL                  1984
Stefan Eckert...............................  Sales                   CCI                       1985
Beth K. Fisher..............................  Customer Operations     CCI                       1985
Kimberly K. Liston..........................  MIS                     CCI, NTL                  1990
Donald B. Miller............................  Marketing               CCI                       1986
Paul J. Nelson..............................  Sales                   CCI                       1991

                                                                           PREVIOUS
                                                                          HISTORICAL            YEAR
NAME                                            OPERATIONAL AREA          AFFILIATES           JOINED
----                                          --------------------    -------------------    -----------
Chris Y. Skudder............................  Customer Operations     CCI, NTL                  1992
Richard J. Lubasch..........................  General Counsel         CCI, NTL                  1986
Gregg N. Gorelick...........................  Financial Controller    CCI, NTL                  1986

     The continuity of this team is due to their success in working together throughout the corporate lineage that began with Cellular Communications, Inc. in 1981. In addition to these individuals, there are other members of CoreComm's management team and staff who were part of CCI, or part of a later joint venture between CCI and AirTouch Communications, Inc. that was formed in 1991. Several of CoreComm's directors have also been involved with each of these companies. CCI was acquired by AirTouch Communications, Inc. in 1996.

     Out of Cellular Communications, Inc., several publicly traded companies were spun-off. CoreComm's management team developed these other communications companies:

     - NTL Incorporated, a telecommunications, cable television and Internet provider which operates principally in the United Kingdom and Continental Europe. NTL's franchise areas cover approximately 12 million homes, representing approximately 50% of the homes and an even larger share of the businesses in the United Kingdom. NTL has already achieved an industry leading customer penetration rate of 49% in the original areas it built-out and marketed.

     - Cellular Communications of Puerto Rico, Inc. (CCPR), which operated the dominant cellular business in Puerto Rico and the U.S. Virgin Islands, and from which CoreComm Limited was spun-off in 1998.

     - Cellular Communications International, Inc. (CCIL), which was a co-founder of Ominitel Pronto Italia, S.p.A., which owns the second cellular license in Italy.

     The core management team remained intact and guided the above companies to substantial success, culminating in the acquisitions of each of CCI, CCIL and CCPR by major telecommunications companies.

COMPANY                                                               TRANSACTION
-------                                               --------------------------------------------
Cellular Communications, Inc......................    Acquired by AirTouch for $2.5 billion
                                                      (August 1996)
Cellular Communications International, Inc........    Acquired by Mannesman and Olivetti for $1.8
                                                      billion (March 1999)
Cellular Communications of Puerto Rico, Inc.......    Acquired by SBC Communications, Inc. for
                                                      $814 million (August 1999)

PRODUCTS AND SERVICES

     CoreComm currently offers its business and residential customers an extensive array of voice and data services in order to satisfy and capture all of their communications needs.

  Bundled Packages

     In CoreComm's current service offerings, it bundles communications products and services in order to give its customers increased convenience, flexibility and choice, at good "value for money." CoreComm typically offers a platform of basic services, which represents a minimum selection of services to be offered, and then creates ways for the customers to easily and conveniently increase the other services purchased according to their tastes.

     For example in CoreComm's current residential offering, it combines a basic package of voice services with Internet access, which it calls the "e-Chat" service. Under the e-Chat service, customers are offered a bundled package of communications services that includes local, long distance and Internet service. Although the details of the offerings vary somewhat by region, the service typically includes:

     - Local dial tone

     - Local calls

     - Call waiting

     - Caller-ID

     - Personal "800" number

     - Premium Internet Service

        - 56K unlimited access

        - 3 e-mail addresses

        - personal web space

     - Long distance service option (10 cents per minute)

     Additional options and features (such as voice mail, three-way calling, an additional line, and additional web site space) can be easily and flexibly added to the service. The pricing for e-Chat varies by region, but in all areas CoreComm's price is based on the exact retail pricing from the regional Bell operating company for the same local telephone services.

     This marketing strategy has been based on the successful experience of management in penetrating the residential market and competing with incumbent operators in its other communications companies. CoreComm believes that this type of marketing strategy has many benefits for both potential customers and CoreComm.

     CoreComm believes that potential customers will be attracted to the simplicity of both how it offers and prices the service, and of having consolidated services with one provider on one invoice. In addition, CoreComm believes that its proposition will be viewed as good "value for money." For the same price that customers currently pay the incumbent operator for telephone alone, from CoreComm they can get the same telephone service, plus Internet access. CoreComm prices the service at the same rates as the regional Bell operating company's telephone service so that it can be perceived simply, easily and quickly as a valuable service. The ability to add additional features conveniently enhances the overall flexibility, and allows customers to tailor the service for their individual needs.

     In addition, CoreComm believes that these types of bundled services will improve its operating results. The structure and strategy of CoreComm's residential product offerings will have a significant impact on its ability to penetrate its target markets successfully. CoreComm believes that bundled offerings like our e-Chat service will be attractive to potential customers. In addition, CoreComm believes bundled packages improve customer retention because customers typically must approach multiple providers in order to replace the bundled CoreComm services. Finally, CoreComm believes that combining a feature-rich telephone service with Internet access service will attract communications-intensive users, who typically generate higher average revenue and are more likely to subscribe to additional communications services, such as high speed access.

     Although the specific components of CoreComm's offerings will change, it will continue its strategy of designing attractive marketing packages which give the customer flexibility and choice, with convenient ways to subscribe to additional services.

  Voice and Data Services

     CoreComm currently offers the following voice, data and Internet services to business and residential customers in its markets:

     - Local Exchange Services -- including standard dial tone, local calling, Centrex services, Emergency 911 services, operator assisted calling, access to the long distance network, and other related services.

     - Custom Calling Features -- including call waiting, call forwarding, caller ID, voice mail, conference calling and other enhanced features.

     - Long Distance Services -- including 1+ interLATA calls (which are calls across Local Access and Transport Areas), intraLATA calls, international calls, 800/888/877 toll free services, calling cards and other related services.

     - Internet Access Services -- including dial-up and dedicated access to the Internet over conventional modems, ISDN, T-1, DS-3 and higher speed connections.

     - Web Site Hosting and Design -- including dedicated and shared site hosting and, typically through third parties, web site design.

     - Data Networking Services -- including a variety of data circuits and networking solutions.

  DSL Offering

     DSL is a transmission technology that allows for the high speed transport of significant levels of voice and data over conventional, copper phone lines. DSL can deliver speeds of up to 7 Mbits per second, which is the equivalent of more than 100 voice grade circuits, over a single copper loop.

     DSL technology enables consumers to transfer data or access the Internet at high speeds. In addition to significantly increasing data transfer rates, DSL technology offers an alternative for providing multiple voice lines or voice and data carried over the same pair of twisted copper wire. By using DSL, businesses can obtain the same number of voice lines over a single loop that would normally be obtained using a more expensive standard T1 or other circuit. DSL technology also makes it possible for business or residential customers to obtain telephone service and high-speed data service simultaneously over a standard copper telephone line.

     CoreComm believes there are several benefits to DSL, including:

     - High bandwidth, high-speed, "always on" Internet connections;

     - Dedicated, not shared bandwidth, which allows for "guaranteed" performance levels;

     - Ratable service, which allows CoreComm to tailor the service to the customers' needs and allows the customers to determine how much money to expend for the amount of high speed bandwidth they need;

     - Ability to use the same loop for voice and data simultaneously;

     - Enhanced security;

     - Utilization of existing copper infrastructure, which allows faster rollout and lowers deployment costs;

     - Increased telephone margins as a result of providing multiple services over a single local loop; and

     - Deployment with success-based capital expenditures.

     CoreComm believes its Smart LEC network is well suited to capitalize on DSL technology. In CoreComm's own switch facilities and its collocation facilities, CoreComm is deploying DSL access equipment (including DSLAMs). DSLAMs are connected to the copper loops at the end office, and aggregate and concentrate the data traffic from the end user. DSL technology is limited by the length of the loop being used, which typically must be less than three miles, as well as other factors such as the condition and quality of the copper line. CoreComm rolls out its DSL network and services simultaneously with the telephone network. CoreComm uses DSL to provide high-speed Internet access and data services and intends to use DSL to provide combined data and voice services over a single copper loop, and voice circuit trunking to connect multiple access lines.

     CoreComm deploys multiple forms of DSL in order to provide a broad service offering to its customers and to expand the DSL coverage of its target markets. CoreComm's offerings include different forms of Asymmetric DSL including Rate Adaptive DSL, Symmetric DSL and Integrated DSL. CoreComm's Asymmetric DSL offering is expected to include G.lite as well. CoreComm believes that a widely accepted standard, such as G.lite, will enhance its ability to penetrate its target markets with DSL services.

  Other Related Services

     Cellular and Paging Services. As a complement to its voice and data services, CoreComm also offers cellular and paging services. Although these are not core products and do not utilize CoreComm's own networks, they are offered as an additional service for its business and residential customers for added choice and convenience. CoreComm is currently offering cellular services in Ohio and Michigan, and may choose to add other markets in the future. CoreComm's paging service is available nationally. CoreComm has resale agreements with the three major providers of cellular service in Michigan and Ohio: AirTouch Cellular, GTE Mobilenet Inc. and Ameritech Mobile Communications, Inc. In addition, CoreComm sells retail cellular long distance telephone services to cellular customers of various local cellular service providers who have chosen it as their long distance service provider.

     Internet Protocol Telephone. With recent advancements in the development of telephone equipment using internet protocol, the overall quality of telephone calls delivered over an internet protocol network has become increasingly reliable and has become more equivalent to the circuit-switched network. Although CoreComm is not currently using this technology to deliver its voice traffic, CoreComm's local and national networks have been designed to allow for the use of internet protocol telephone when and if reliable technology becomes available.

     Under this technology, CoreComm's platform would compress and convert voice into internet protocol packets using voice compression algorithms, digital signal processors and ancillary software. These packets would then be transmitted via its national internet protocol network. Due to its scalability and compression features, this technology would allow a greater quantity of simultaneous voice calls and data to be carried over the network compared to traditional circuit switching, thus utilizing significantly less bandwidth. Potential services offered under this technology would include local and long distance calling, fax transmission, call termination, national voicemail, and other related services.

SALES AND MARKETING

     CoreComm's marketing strategy is to provide business and residential customers a bundled package of high quality telecommunications services, delivered with quality care and service to the customer at prices which offer "value for the money."

     In its prior experience, CoreComm's management has had significant success in marketing integrated communications products in several other operations both in the U.S. and abroad. CoreComm believes much of this success was due to its management's ability to creatively and effectively design and market integrated communications products and services. CoreComm intends to capitalize on this experience to develop service offerings to attract and retain business and residential customers in its target markets.

     A core part of CoreComm's strategy is to offer its customers bundled telecommunications, Internet and data services. CoreComm's integrated service offerings are packaged and priced to give the customer increased flexibility, choice, and value, while also enhancing convenience. CoreComm's offerings can be created to allow flexibility to meet individual customer needs, and are conveniently offered on a single bill. CoreComm believes that offering combined packages of local and long distance telephone, Internet access and data services is attractive to the potential business and residential customers in its target markets. In addition to attracting customers, CoreComm believes this strategy also improves its profitability by increasing average revenue per customer, reducing customer acquisition costs and other operating costs, and improving customer retention.

     The broad reach of the Smart LEC network enables CoreComm to market its services over wide geographical areas. By using a combination of resold and switch-based services, CoreComm is not limited to offering services only in areas where it has built its own networks. CoreComm capitalizes on its ability to market over wide areas by utilizing mass marketing strategies and other efficient methods of communicating with its potential customer base. For example, CoreComm has contracted to be one of only four gate sponsors for the new football stadium for the Cleveland Browns. Under this agreement, CoreComm has prominent placement of advertisements throughout the stadium, an entry gate known as the CoreComm Gate, game giveaway opportunities, and other related advertising benefits. The broad reach of CoreComm's network across the Cleveland area allows it to take advantage of such mass market opportunities. CoreComm believes that these and other initiatives will increase the awareness of the CoreComm brand and will attract new business and residential customers in its target markets. CoreComm believes that the ability to market over larger areas increases the efficiency and effectiveness of its marketing and advertising programs.

     In the business market, CoreComm focuses on a direct sales approach, targeting small and medium-sized businesses. CoreComm believes that small to medium-sized businesses represent a large and growing market which is currently undeserved by the incumbent local exchange carriers and competitive providers. CoreComm seeks to attract these target customers with customer-convenient bundles, providing simplicity, flexibility and ease of decision-making. CoreComm uses its sales force to sell directly to customers, to establish a relationship with telecoms managers, and to better understand and service their communications needs. CoreComm generally employs sales people with significant experience in the telecommunications industry. In order to effectively incentivize CoreComm's sales force, a large portion of their compensation is performance-based and focused on sales and customer retention. CoreComm tries to attract and retain qualified sales people by offering them the opportunity to work with a successful management team in an entrepreneurial environment, with equity participation through stock options.

CUSTOMER INTERFACE AND PROPRIETARY SYSTEMS

     CoreComm believes that the customer experience must be easy, enjoyable, and exceptional. CoreComm has developed integrated systems and procedures that will substantially support all aspects of its business, including provisioning, billing, customer care and collections. CoreComm's information services and customer care operations are closely linked to ensure that all related operations are effectively integrated. CoreComm believes this focus on the customer experience will provide it with a competitive advantage in attracting and retaining customers.

  "Internet Centric" Approach

     CoreComm is in the process of actively developing and incorporating systems to deliver "Internet Centric" operational support systems. These customer-facing systems are expected to add functionality in the areas of electronic billing, web-based customer care and e-commerce. CoreComm is preparing to support a substantial portion of its customer interactions over the Internet. CoreComm's customers are able to order new services and interact with its customer care department without using the telephone. They will also be able to view and pay their bill online. CoreComm believes that this method of communicating with the customer will not only be convenient for the customer, but will also increase its operating efficiency.

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     CoreComm employs a variety of techniques to effectively and efficiently serve the customer, including:

          Efficient Fulfillment of Services -- CoreComm's systems support electronic tracking of orders from provisioning through installation. Service orders will flow directly from the consumer to its back office, and then on to the incumbent local exchange carrier. Administrative controls in CoreComm's support systems are designed to provide timely identification and resolution of customer concerns and issues.

          Low-cost Billing -- CoreComm has developed a customer friendly, fully integrated billing statement covering all of the communications services supplied. The statement currently can be delivered electronically via e-mail. Customers may elect to pay their bill automatically via credit card or direct debit. CoreComm is further developing web-based electronic bill presentment and payment capabilities. These services will reduce billing costs while providing value-added services to customers such as the ability to sort billing data and create customized reports.

          Smart Customer Care -- CoreComm intends to continue to develop sophisticated customer care systems that will increase its use of the Internet as a means of communicating with its customers. CoreComm is currently making customer care available via e-mail, which allows for simple requests and changes to be processed without use of the phone and for customer care associates to work from outside of its facilities. CoreComm is currently expanding its web-based care services to include significant additional functionality. These and other initiatives are expected to improve the efficiency of CoreComm's customer care resources by developing on-line tools which will enable customers to communicate more efficiently with it and even service themselves when appropriate.

  Electronic Bonding & Proprietary Systems

     CoreComm views the efficiency and the accuracy of its communications and interface with incumbent local exchange carriers as an important strategic priority. CoreComm is currently bonded electronically with Ameritech and Bell Atlantic. This electronic interface allows for more timely and accurate service ordering and provisioning of its customers. CoreComm has real-time access to customer information as well as real-time order entry and confirmation. CoreComm provides service to customers through its proprietary systems, which are designed to interface with the incumbent local exchange carriers' systems through a variety of delivery mechanisms. CoreComm's systems and processes have been developed to decrease the risk of human error associated with provisioning customers by manual keying or fax.

     CoreComm's customer interface systems has been developed and continues to be enhanced in a client/server environment that allows for flexibility to accommodate an expanding customer base, efficient entry into new markets, switch-based services, and rapid development of additional functionality. CoreComm's proprietary systems handles all pre-ordering activities, including obtaining customer service records (CSR), finding and reserving telephone numbers, verifying customer addresses, validating due dates, searching the incumbent local exchange carrier's switches for feature availability (COFA), and yellow page listings.

     In addition, CoreComm has developed proprietary methods of ordering and provisioning services through incumbent local exchange carriers by formatting and sending electronic data interchange (EDI) messages. These systems use common software for the actual sending and receiving of purchase orders and acknowledgements, but use custom code for the content of these messages. CoreComm typically uses off-the-shelf software for standard processes that is readily available, and develop proprietary systems when such processes need to be modified to meet its needs.

  System Enhancements

     Given the importance that CoreComm places on the efficiency, quality and scale of its back office capabilities, CoreComm continuously upgrades its proprietary systems in order to enhance their

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functionality and performance. CoreComm's recent and ongoing enhancements to its information systems include the following:

     - CoreComm's Rating and Billing engines are being re-engineered for performance and scalability using a multi-tiered architecture.

     - CoreComm provisioning systems for the Ameritech region have been enhanced to support Ameritech's five state region. CoreComm's service order management system has been enhanced to validate in real time the incumbent local exchange carrier feature availability, integrate the electronic generation of service order data, and integrate automated switch activation software for its Class 5 switches, all within a single system. The provisioning information is entered once, and it flows through CoreComm's internal systems, its switch, and the incumbent local exchange carrier systems without any manual processes.

     - CoreComm has evaluated best of breed Interconnection Gateway packages that will allow it to develop further electronic bonding with all future incumbent local exchange carriers in its business plan going forward, and are planning for the integration with its current back office systems later this year.

     - CoreComm has automated the migration processes to move customers from resale to "on-net" via its service order management system, which has been designed to eliminate any manual processes with the incumbent local exchange carrier.

     - CoreComm has purchased and installed a platform for its call centers which has introduced skills-based routing of its inbound calls with CoreComm's automated attendant. This allows CoreComm to service its customers better by ensuring that a call is delivered to a customer service representative with the skills necessary to handle the customer.

     - CoreComm has integrated a new auto-dialer with its collections system, which has significantly increased collection agent productivity and effectiveness.

RECENT DEVELOPMENTS

     In May 2000, we announced the formation of a new subsidiary, tentatively named CoreComm FiberCo., that will initially concentrate on bringing fiber directly to multiple dwelling units located in our service areas. Our planned fiber-to-the-home offering will include local and long distance telephone bundled with 10 megabit per second Ethernet access and full Internet service at a competitive price point. We will initially target residential multiple dwelling units and work together with landlords to construct facilities and deliver services. Multiple dwelling units, whether "high-rise" or "campus style," offer attractive density for cost-effective delivery of fiber-optics to the home. Our target markets in the midwest offer substantial opportunity in the "campus" segment, while the east coast cities offer the "high-rise" component.

(b) Voyager.net, Inc.

     We acquired Voyager on September 29, 2000. It is now a wholly owned subsidiary of CoreComm. Voyager is a large Internet communications company focused in the Midwestern United States with approximately 368,000 subscribers as of June 30, 2000. Voyager provides high-speed data communications services and Internet access to residential and business subscribers. Services include high-speed DSL, providing dedicated telecommunications services to business, cable modem access, dial-up Internet access, Web-hosting, electronic commerce, situating servers at a common location and long distance phone services. Voyager operates the largest dial-up Internet network in the Midwest in terms of geographic coverage, with approximately 200 Voyager-owned points of presence in Michigan, Wisconsin, Ohio, Illinois, Indiana and Minnesota. Voyager has competitive local exchange carrier status in Michigan, Ohio, Indiana and Wisconsin.

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BUSINESS MODEL

     The business model that Voyager has developed has resulted in substantial revenue and subscriber growth, reduced customer acquisition costs and significant cash flow from operations and includes customer satisfaction efforts. Voyager's business model is based on the following key principles:

     - Voyager controls the costs of acquiring new customers by focusing on markets in the Midwestern United States, thereby reducing the need for more expensive, broad-based marketing campaigns;

     - Voyager focuses on delivering product quality and services and customer care, which Voyager believes results in word-of-mouth referrals and customer retention greater than the industry average;

     - Voyager manages 100% of its network equipment and customer care operations, which reduces its telecommunication costs and enhances control over its network utilization, efficiency, scalability and quality, and Voyager owns or leases 100% of its network equipment; and

     - Voyager realizes cost savings and economies of scale from its acquired businesses by reducing duplicated network infrastructure and taking steps to consolidate sales and marketing, network operations, customer support and back office operations.

     Voyager has begun to implement a strategy to become a leading provider of high-speed DSL services in the Midwest. DSL technology is a high-speed Internet connectivity option using existing telephone wiring, widely heralded as the next-generation Internet connectivity option. DSL enables connection speeds up to 50 times faster than using a standard, 28.8 Kbps modem over existing phone lines. Voyager's DSL deployment strategy will establish a network capable of providing bundled phone, high-speed Internet and future communications services.

     DSL technology is particularly well suited for small and medium-sized businesses looking to connect their entire staff to the Internet over a single high-speed Internet connection, or for customers looking to access the Internet at top speeds. DSL includes the following benefits:

     - provides a dedicated, "always on" connection;

     - is faster than integrated services digital network and modem connections;

     - is more affordable than dedicated T1 and frame relay connections; and

     - is more reliable, and less complicated to use than dial-up connectivity options.

     Voyager has a two-tiered strategy to provide DSL services:

     - provide DSL services directly as a competitive local exchange carrier to customers in secondary and tertiary markets throughout our region; and

     - continue to provide DSL services through existing relationships with major data competitive local exchange carriers in selected major metropolitan areas.

     Voyager expects to soon begin deploying DSL services in approximately 40 cities from the central offices of 240 incumbent local exchange carriers, reaching more than 400,000 small and medium-sized business customers and 3.8 million residential customers. Voyager is targeting secondary and tertiary markets within its region, covering areas that are less competitive than the major metropolitan areas. Target markets include Michigan cities of Alpena, Ann Arbor, Battle Creek, Charlotte, Flint, Gaylord, Grand Rapids, Hastings, Hillsdale, Jackson, Kalamazoo, Lansing, Petoskey, Sturgis, Three Rivers, and Traverse City; Ohio cities of Akron, Canton, Dayton, Hamilton, Middletown, Springfield, Toledo, Troy, and Youngstown; Indiana cities of Columbus, and Seymour; Illinois cities of Aurora, Elgin, and Joliet; and Wisconsin cities of Appleton, Kenosha, Madison, Milwaukee, Newberg, Stevens Point, Green Bay, and Vandyne. When Voyager's DSL network is deployed in these cities, service will be available in more than 170 cities and townships in the Midwest region.

     Voyager is well positioned to begin offering DSL services directly to its customers in its Midwest region as it has a strong presence, a large installed customer base, and a substantial network infrastructure.
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Voyager's high-speed strategy is intended to establish Voyager as one of the dominant providers of DSL services in the Midwest. Voyager's sales and marketing plans include up-selling its installed customer base as well as attracting customers from other providers in the region.

VOYAGER SERVICE OFFERINGS

     Internet Access Services. Voyager offers a full range of dial-up, DSL, and cable modem Internet access services to residential subscribers and dedicated, web hosting, and dial-up Internet access to business customers. By selecting between the various types of access services and pricing plans available, subscribers can select services that fit their specific needs.

     - DIAL-UP ACCESS. Voyager's residential access services are designed to provide subscribers with reliable Internet access through standard dial-up modems. Voyager's dial-up Internet access service includes:

        -- local access numbers;

        -- personal Web space;

        -- multiple e-mail accounts;

        -- toll-free customer support;

        -- light usage plans; and

        -- Internet chat and news groups.

     Voyager also offers prepaid plans for quarterly, semi-annual and annual access. A majority of its residential subscribers pay their monthly fee automatically by a pre-authorized monthly charge to their credit card. Additional service options include Web content filter service, e-mail alias (forwarding) and national toll-free roaming service.

     - DSL. Voyager provides DSL services to customers in Detroit, Chicago, Milwaukee, and Minneapolis through agreements with Covad Communications Company, @Link Networks, and USWest. Through these partnerships, Voyager offers DSL service with speeds from 144 Kbps to 1.5 Mbps.

     Voyager is engaged in activities to provide a variety of high-speed data services directly to customers, such as synchronous DSL and asynchronous DSL, and also provide the opportunity to offer high-quality voice services over DSL. Service is expected to be available in up to 40 cities in Voyager's Midwest market in 2000, with service becoming available in selected cities as soon as the end of the third quarter of 2000.

     - DEDICATED ACCESS. Voyager offers high-speed dedicated connections to both business and residential subscribers at a range of speeds using traditional telecommunications lines and frame relay communications services for those customers requiring greater speed and reliability.

     - CABLE MODEMS. Through a reseller arrangement with Millennium Digital Media Systems, L.L.C., Voyager offers high-speed Internet access in certain locations through the use of modems integrated with local cable television networks and provides the technical and billing support to this fast-growing segment of the Internet access business.

     - VOYAGER.NETTV. Voyager.netTV allows individuals without a computer or who need a second Internet terminal to access the Internet easily and inexpensively through their television. The complete Voyager.netTV service, which includes a set-top box, keyboard, remote control unit, all necessary cables and unlimited Internet access, is available at a monthly subscription rate, with no additional equipment, installation or set-up costs. Voyager.netTV is a pre-configured set-top box that connects to a customer's television in the same manner as a VCR or game system and is controlled with the use of a wireless keyboard or remote control. A built-in control pad, included on

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       both the keyboard and remote, provides the user with a simple point and click interface to call up Web sites or e-mail services that are displayed in a large, easy-to-read format on the TV screen.

     Web Services. Voyager's Web services help organizations and individuals implement their Web site and e-commerce goals. Voyager offers various Web hosting and other services that enable customers to establish a Web site presence without maintaining their own Web servers and high-speed connectivity to the Internet.

     - WEB HOSTING. Voyager offers a diverse range of shared, dedicated and co-location Web hosting services for small and medium businesses. Voyager's Web hosting service includes state-of-the-art Web servers, high-speed connections to the Internet at its network operations centers, and registration of Voyager's customers' domain name and Internet address. Voyager also offers Web page design, development, maintenance and traffic reporting and consulting services. Voyager currently has over 12,900 Web hosting subscribers.

     - CO-LOCATION. Voyager offers co-location services, providing telecommunications facilities for customer-owned Web servers, for customers who prefer to own and have physical access to their servers but require the reliability, security and performance of its on-site facilities. Voyager's co-location customers house their equipment at Voyager's secure network operating centers and receive direct high-speed connections to the Internet.

     - E-COMMERCE. Voyager has launched a suite of Web hosting and e-commerce solutions that enable businesses to easily and affordably create Web sites and sell their products and services over the Internet. The product suite includes EasyWeb, which allows a business to quickly create a Web site online through a series of menu-driven screens and templates, and EasyShop, a comprehensive e-commerce solution, which allows businesses to accept real-time credit card purchases via their Web site.

     - LOCAL CONTENT. The Voyager portal is a feature-rich web site including personalized local news and weather, sports, entertainment, finance, stock quotes, shopping, classifieds and chat services for Voyager customers. Content is automatically tailored to individual customers using a sophisticated database driven process that presents customers with location-specific information. Customers can also customize the layout and specific content options available to them. Content is made available through revenue sharing and co-branding agreements with organizations including CMGI Inc.'s MyWay.com, Wizshop.com, Amazon.com, eToys, and local media. Customers access the portal page at www.voyager.net.

     Other Services and Offerings. Voyager also offers other enhanced communications services to meet the one-stop shopping demands of residential and business customers.

     - VIRTUAL PRIVATE NETWORKS. Voyager's custom virtual private networks solutions enable its customers to deploy tailored, Internet protocol-based mission-critical business applications for internal enterprise, business-to-business and business-to-customer data communications on its network while also affording high-speed access to the Internet. Voyager offers its customers a secure network on which to communicate and access information between an organization's geographically dispersed locations, collaborate with external groups or individuals, including customers, suppliers, and other business partners and use the Web to access information on the Internet and communicate with other Web users.

     - LONG DISTANCE AND OTHER TELECOMMUNICATIONS. Voyager currently resells long distance telecommunications services as well as an 800 service, calling cards and prepaid cards to its Internet customers through its VoyagerLink operations. Voyager currently offers this interstate and intrastate long-distance service to its customers at a fixed rate per minute, with no set-up or monthly charges. Voyager also has begun offering bundled voice and data services to customers who seek Internet access and telecommunications services from a single source.

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SALES AND MARKETING

     Marketing. Voyager's marketing philosophy is based on the belief that a consumer's selection of an Internet service provider is often strongly influenced by a personal referral. Accordingly, Voyager believes that the customer satisfaction of its subscriber base has led to significant word-of-mouth referrals. Voyager's referral incentive program awards subscribers one month of free service for every customer referred. As a result, over 70% of new sign-ups come from existing subscriber referrals. Voyager's proprietary customer care and billing system automatically tracks and credits the subscriber's account, thus providing Voyager with valuable marketing information and flexibility with this program. Voyager also markets its services through strategic relationships with value added resellers in the local communities, such as computer stores, trade associations, unions, Web development companies, local area network administrators and other retail stores which represent and promote Voyager on a commission basis. These relationships are a significant source of new customers. In addition, Voyager offers free Internet training classes within its markets to cultivate interest in the Internet and increase brand recognition. Voyager does not use mass marketing media as a major source of acquiring new customers, but instead believes that by providing superior customer service and developing strong relationships within local communities, particularly in small- and medium-sized markets, Voyager can continue to grow at rates greater than the industry average with very low costs per new customer acquired.

     Web-based Marketing. Voyager maintains a Web site (www.voyager.net) that provides Internet users with the opportunity to learn about Voyager and enroll in one of its Internet access service plans. Upon viewing information on Voyager's services, potential customers can either subscribe online or contact a customer support employee for enrollment. Customers who sign up online or through Voyager's toll-free number have their accounts created immediately and are thus able to use their accounts within minutes of account activation.

     Free CDs and Diskettes. Upon the request of prospective customers, Voyager distributes free software via CD and diskettes that contain both the Netscape browser software for Windows 95, Windows 3.1 and Macintosh as well as Microsoft's Internet Explorer 4.0. The software is configured to facilitate installation and connection to a Voyager point of presence. Individuals receiving the CD or diskettes have the opportunity to obtain the free browser software contained on the CD by opening an account with Voyager, either online or via a toll-free telephone number. New customers can be online in a matter of minutes after opening an account online or by calling Voyager's toll-free telephone number.

     Business Sales and Support. Voyager has a business sales and support team dedicated to selling and providing customized support to its growing small- and medium-sized business customers. Voyager's business teams include support personnel located throughout its target region. This strong local presence allows it to meet face-to-face with its business customers to evaluate their needs and respond with customized solutions. Voyager's locally-based sales and support teams are supported by additional network engineers at its headquarters for trouble-shooting on specific problems.

CUSTOMER SERVICE AND TECHNICAL SUPPORT

     Voyager provides its customer service and technical support through two large call centers located in East Lansing, Michigan and New Berlin, Wisconsin. Voyager provides 100% of its customer care internally and does not outsource any customer operations to third party providers. Voyager has staffed its call centers with over 260 employees, or more than 50% of its workforce. Voyager's two main centers are fully-integrated so that both centers can handle calls from subscribers located anywhere within the region. This interoperability allows Voyager to more efficiently handle support calls, thus reducing telephone hold times. Voyager has upgraded its phone system that routes calls, tracks important call-in data, automatically answers certain questions and moves customers quickly through the call-in process. Its comprehensive staff training program and incentive compensation program linked to customer satisfaction has led to significant improvements in the time required to move subscribers through the various calling queues. In addition to using Voyager's call centers, subscribers can also e-mail questions directly to technical support staff, as well as find solutions online through the use of the tutorials found at Voyager's Web site. Voyager's free

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Internet training and educational classes within its markets also allow its customers and potential subscribers to ask questions about the Internet and Voyager's services.

NETWORK AND TECHNOLOGY

     Network Infrastructure. Voyager designed and built its network to specifically service Internet (data) traffic. The network is comprised primarily of the latest Cisco Systems' routing and switching equipment, which provides a common platform for increased flexibility and maintenance while allowing for the use of advanced routing protocols to quickly and dependably deliver customer traffic. Voyager has two network operating centers to oversee traffic flows and general network operations, as opposed to a single network operating center as found in many national networks, which helps create redundancy and ensures a secure and reliable network. Voyager is continuously improving its network infrastructure and connectivity costs through its relationships with incumbent local exchange carriers such as Ameritech Corporation and GTE Corporation as well as with competitive local exchange carriers such as Brooks Fiber (MCI WorldCom), Phone Michigan (McLeodUSA), Time Warner, Coast to Coast and Focal Communications.

     Voyager's points of presence are linked to regional network points, or hubs, which are its two network operating centers. These network points are linked to the Internet by fiber optic connections and employ asynchronous transfer mode, frame relay and other methods of handling traffic efficiently. Interlinked network points allow Internet users to access sites located on other network points. In the event that one of its subscribers wishes to access a Web site that is located on another service provider's network, data is directed to a network access point where information sharing is conducted under arrangements known as peering. The flow of information across a network access point allows information to be downloaded from one service provider's network to a subscriber on another service provider's network.

     Points of Presence. Voyager's approximately 200 dial-in points of presence primarily utilize digital access servers manufactured by 3Com Corporation and Lucent Technologies, Inc. These servers allow for a variety of customer connections from standard dial-up to traditional telecommunications lines, including integrated digital services network. Voyager's network has been reconfigured to include redundant data circuits which will automatically route customer traffic in the event of a failure. Voyager's network topology offers high levels of performance and security. Through various relationships with competitive local exchange carriers, Voyager has been able to reduce the overall number of points of presence by consolidating several of them into "SuperPOPs" with expanded calling areas. The SuperPOP allows Voyager to consolidate its equipment into one large modem bank and eliminate various telecommunication links from its points of presence back to the network operating center, thereby creating enhanced network reliability and reducing telecommunication costs. Voyager has worked with its providers to create additional SuperPOPs and Voyager intends to explore opportunities to create additional SuperPOPs in the future.

     Network Operation Centers. Voyager has two main network operation centers, or hubs, in East Lansing, Michigan and New Berlin, Wisconsin. These two hubs house all of its internal network equipment, including servers, routers, mail, hosting and disk arrays, as well as its main routing equipment and connection to the Internet. The two hubs have been interconnected to provide redundancy and to ensure the highest quality network. The hubs are monitored on a 24 hours per day, seven days per week basis in order to provide the highest level of network performance.

     Peering Relationships. Peering is the act of exchanging data across networks, typically at specific, discrete locations. By allowing separate networks to exchange data, users on a particular Internet service provider's network are able to access information and communicate with users on another provider's network. Many formal peering points exist where several dozen Internet service providers and other providers exchange data, including network access points. Internet service providers can also run connections to peer with several different providers, known as multihoming. Multihoming allows an Internet service provider to provide better service, as inbound and outbound data can go over different routes if a particular network is overloaded. Voyager has relationships at multiple points with several

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different organizations, including Verio, Inc. in Ann Arbor, Michigan, NAP.net in Chicago, Illinois and MCI and Savvis in Kalamazoo, Michigan, thus building in network redundancy that allows for better connectivity for its customers.

     Integrating Acquired Networks. As Voyager continues to play a leading role in consolidating the Internet service provider industry, one of its tasks is to configure the acquired equipment and network into its regional Internet-based network. Voyager has taken steps to gain scale economies by eliminating redundant and expensive Internet connectivity and better utilizing Voyager's current infrastructure. Its integration plan calls for connecting the acquired points of presence directly to its network at the most cost effective point and eliminating duplicate Internet telecommunication costs. Voyager typically connects within three to six months after the acquisition so as to allow for a prompt yet smooth integration of the acquired networks and to reduce service disruptions.

INTELLECTUAL PROPERTY

     Voyager has developed and acquired certain proprietary rights for which it has sought and will continue to seek federal, state and local protection. Voyager relies on a combination of copyright, trademark and trade secret laws to protect its proprietary rights, particularly related to its names and logos. "Voyager.net" and the associated logo are names and marks which belong to Voyager. In addition, Voyager has registered VoyagerLink and several other names, marks and logos, and has additional registrations pending for names and marks, under which it does business at local levels within its region. An integral part of its successful business strategy is its proprietary Web-based customer care and billing system. Voyager is exploring whether to seek patent protection with respect to this customer care system and will act accordingly. Voyager has each of its employees enter into an inventions agreement under which each agrees that any intellectual property rights developed while in Voyager's employment belong to Voyager. Voyager cannot assure you that the steps taken by it to protect its proprietary rights will be adequate to prevent misappropriation of its technology or that third parties, including competitors, will not independently develop technologies that are substantially equivalent or superior to its proprietary technology.

     In connection with the delivery of its access and other services, Voyager relies on the use of products of software manufacturers that it bundles in its software for users with personal computers operating on the Windows or Macintosh platforms. While some of the applications included in its start-up kit for access service subscribers are shareware that it has obtained permission to distribute or that are otherwise in the public domain and freely distributable, certain other applications included in the start-up kit have been licensed where necessary. Voyager currently intends to maintain or negotiate renewals of all existing software licenses and authorizations as necessary, although Voyager cannot be certain that such renewals will be available to it on acceptable terms, if at all. Voyager may also enter into licensing arrangements in the future for other applications.

(c) ATX TELECOMMUNICATIONS SERVICES, INC.

     We acquired ATX on September 29, 2000. The businesses of ATX are now operated through our wholly owned subsidiaries. ATX offers its customers a full range of high-speed communications services including long distance, local, wireless and network services such as network data integration, Internet access and Web consulting, development and hosting throughout the New York-Virginia corridor. In addition, ATX offers Advanced Communications Solutions products tailored to meet the needs of its business customers, such as conference calling, travel services, pre-paid calling, enhanced fax and PC-based billing. Customers are billed on a single, consolidated invoice, delivered by traditional means or near real time Web-based billing that allows the customer to sort the information to detail calling patterns.

     The predecessors to ATX started operations in 1985. On February 9, 2000, ATX Telecommunications Services, Ltd., its general partner A.T. Communications, Inc., Global Telecom Services, Ltd. and its general partner Global Telecommunications, Inc., merged with and into ATX Telecommunications Services, Inc., a newly-formed Delaware corporation, which was the surviving corporation.

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

BUSINESS STRATEGY

     ATX intends to:

     - PROVIDE INTEGRATED COMMUNICATIONS SERVICES AND TARGET HIGH GROWTH SECTORS. ATX offers a full complement of high-speed data and telecommunications services on a bundled and individual basis for which it provides a single bill. ATX believes that providing one-stop communications services, including local and long distance services as well as data and Internet services, will help ATX to meet the needs of its customers, penetrate its targeted markets, capture a larger portion of its customers' communications expenditures and increase customer retention. ATX is focusing on the following products in an effort to grow its revenues: local service, network data integration, Web hosting/Web development and Internet service.

     - CONTINUE TO DEVELOP A SUPER-REGIONAL NETWORK IN COMMUNICATIONS INTENSIVE MARKETS. ATX's goal is to expand its network reach in the Northeast region.

     - TARGET SMALL- AND MEDIUM-SIZED BUSINESSES. ATX will continue to target small- and medium-sized businesses, as well as Fortune 1,000 companies, in the New York-Virginia corridor. ATX believes that these customers are typically under-served by incumbent local exchange carriers and that they will value ATX's ability to provide an integrated suite of advanced telecommunications and consulting services on one bill. ATX believes that its 15-year operating history and strong presence in its region make it well-positioned to exploit this attractive market.

     - EXPAND ATX'S SALES FORCE TO INCREASE REVENUE, MARKET SHARE AND GEOGRAPHIC REACH. With an experienced sales force in the New York-Virginia corridor, in an effort to expand its revenues, ATX plans to expand its sales force going forward with new offices in southern New England, southern New Jersey and New York.

     - CONTINUE TO PENETRATE ENHANCED VOICE AND DATA SERVICES INTO ITS EXISTING CUSTOMER BASE. ATX cross-sells voice and data services to its existing customer base. ATX's dedicated client care specialists focus on customer service and opportunities to introduce new products to existing accounts. Compared with generating new customers, this process is less time-intensive due to existing customers' familiarity with ATX and has the ability to provide higher revenue margins because it is likely there will be lower additional sales expense. Moreover, ATX believes that providing additional services significantly increases customer retention. Since April 1998, when ATX entered the local service market, ATX has delivered local services to approximately 29% of its long distance customer base. ATX plans to focus on marketing to its existing customers its data products, including network data integration, Web hosting/Web development and Internet service.

     - EXPAND SMART-BUILD NETWORK EXPANSION FOCUSED ON CLUSTERED CUSTOMER FOOTPRINT. ATX operates a capital-efficient switch and facilities-based network that utilizes highly advanced technology. From its inception, ATX has used a "smart-build" network strategy, building and owning the intelligent components of its network while leasing unbundled local loops and inter-exchange transport facilities from other carriers. The purpose of this strategy is to allow ATX to enter new markets rapidly, selectively target customer clusters, provide low cost redundancy, and generate cash flow quickly, while minimizing capital expenditures. As a result, approximately 90% of total ATX traffic originates and approximately 75% of ATX traffic terminates on its network.

PRODUCTS AND SERVICES

     ATX offers its customers a full range of broadband communications services. ATX's current product offerings include:

     Long distance. ATX has offered switched and dedicated long distance services since its inception in 1985. Long distance services include inbound/outbound service, international, 800 or 888 service and calling card telephone service. ATX currently provides intraLATA and interstate long distance services nationwide and international termination worldwide. ATX also offers a full line of Advanced Communications Solutions along with long distance, Internet-based call management, Insight billing

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

applications, traveling calling cards, fax broadcasting, voice mail, conference calling and enhanced call routing services.

     Local. ATX's local service was introduced in April 1998. Following its smart-build strategy, ATX captures market share as a reseller of local service and then migrates customers on-switch to provide services on an unbundled network element basis. ATX is focusing on increasing local service penetration into its existing commercial customer base, expanding its sales force and broadening its network.

     Network Services. ATX offers a complete high-speed network solution to its customers. These services include network data integration for private line services, Internet services, Web design, development, hosting and consulting services.

     Internet Services. ATX utilizes a state-of-the-art network to deliver Internet access designed for business use, ensuring high-speed, stable connectivity to a global resource of information. ATX customers are connected via high-speed dedicated lines, from 56K up to DS3.

     Web Services/E-Commerce. ATX is able to facilitate virtually every aspect of establishing and maintaining an interactive global presence in Web services. The various segments of Web services include Web design, hosting, electronic commerce, Intranet development, database integration, Internet marketing and Internet security.

     Consulting Services, Local Area Network/Wide Area Network Data
Integration. ATX's network services and integration unit assists organizations in the design, construction, implementation and management of practical local and wide area networks. This business unit manages local area network/wide area network data integration for private line services, Internet network and integrated services digital network, as well as professional consulting services and hardware/software sales. ATX executes efficient and high performance solutions while educating clients on specific business applications and the technology that make them possible. Consulting services include wide area network architecture and implementation, router and CSU configuration, local area network switching, electronic commerce, cabling and VLAN design and set-up.

     Wireless. ATX offers portable tools that enable wireless contact throughout the United States. ATX offers wireless services primarily as a customer retention tool, consisting of both cellular and paging service. ATX offers digital and analog cellular services as well as ESMR service, which is two-way radio and digital cellular service, through Nextel.

     New Products and Services. ATX believes that DSL, network managed services and co-location server farm for electronic commerce platforms offer significant potential for revenue growth. ATX intends to continue focusing its efforts on advancing these new products and services.

SALES, MARKETING AND DISTRIBUTION

     The ATX sales model is based on its consultative sales approach, its proprietary marketing and training tools, the experience of its sales force, its "farm-team" training and career development program, and its shared vision and incentive structure to reward individual and team performance objectives.

     Each ATX sales consultant provides value to the customer by tailoring telecommunications products that meet the specific needs of the customer. Each sale begins with an evaluative consultation that investigates the telecom needs of the customer. The ATX sales consultant then designs a tailored, integrated and cost-effective telecom platform that addresses the specific customer's communications needs. The level of the sales consultant's telecom and customer knowledge necessary to sell successfully can be achieved only through significant training, mentoring and devotion of corporate resources.

     ATX has an experienced and long-tenured sales force. Over 25% of ATX's senior sales force professionals have been with ATX for more than 5 years, and 18 out of 22 members of the sales management team have been promoted from within the ATX organization. ATX's 252 sales personnel are organized in ten teams, including sales consultants at all levels.

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

                    GEOGRAPHIC MONTHLY REVENUE DISTRIBUTION

                                                          APPROXIMATE
                                                          PERCENTAGE
JURISDICTION                                              OF REVENUE
------------                                              -----------
Pennsylvania............................................      59.5%
Maryland................................................       7.1%
New Jersey..............................................      23.1%
Virginia................................................       3.8%
Delaware................................................       2.8%
Washington D.C..........................................       1.1%
Other...................................................       2.6%
                                                             -----
     Total..............................................     100.0%

CUSTOMERS AND PROPRIETARY SYSTEMS

     Customers. Approximately ninety percent of ATX's customers are located in the New York-Virginia corridor. No single customer represents more than 2% of total sales. These customers are typically under-served by the incumbent local exchange carrier and value ATX's ability to provide an integrated complement of advanced telecommunications and consulting services on one bill. All of ATX's revenues are from end-users, with no wholesale, carrier or reciprocal compensation revenues. In addition, a large portion of ATX's customers are in industries, such as health services, insurance, legal services, banking and transportation, that have a high demand for data intensive and comprehensive telecommunication services.

     Management Information Systems. ATX has invested in the construction of a series of proprietary software applications and an extensive corporate Intranet in its efforts to achieve a paperless work environment in which all job critical information is readily available online. ATX's employees can use the corporate Intranet to access detailed product and corporate information, industry research and updates, competitive intelligence files, online training and certification, calendars, a personnel directory, community activities, philanthropic organizations, and other important content from the convenience of their desktops. Online forms and sophisticated e-mail applications have further increased productivity by enhancing communications at ATX.

     ATX currently utilizes internally developed proprietary systems for integrated order management and provisioning, as well as for customer relations management. For billing, ATX uses a combination of an external service bureau and proprietary software.

INTELLECTUAL PROPERTY

     ATX has 18 registered service marks and has applied to register ten additional service marks.

(d) OTHER MATTERS

COMPETITION

     The telecommunications industry and all of its segments are highly competitive and many of our existing and potential competitors have greater financial, marketing, technical and other resources than we do. Please refer to the section entitled "Risk Factors--We face heavy competition in the telecommunications industry for all of the services we currently provide and those we intend to provide in the future." Competition for our products and services is based on price, quality, network reliability, service features and responsiveness to customers' needs.

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

COMPETITIVE LOCAL EXCHANGE CARRIER

     In each of our markets, we face competition from incumbent local exchange carriers, including Ameritech and Bell Atlantic, as well as other providers of telecommunications services, such as GTE, other competitive local exchange carriers and cable television companies. In the local exchange markets, our principal competitor will be the incumbent local exchange carriers. We also face competition or prospective competition from one or more competitive local exchange carriers. For example the following companies have each begun to offer local telecommunications services in major U.S. markets using their own facilities or by resale of the incumbent local exchange carrier's services or other providers' services: AT&T, MCI WorldCom, ICG, NEXTLINK and Sprint.

     Some of our competitors, including AT&T, MCI WorldCom and Sprint, have entered into interconnection agreements with Ameritech in states in which we operate. These competitors either have begun or in the near future likely will begin offering local exchange service in those states. In addition to these long distance service providers and existing competitive local exchange carriers, entities that currently offer or are potentially capable of offering switched telecommunications services include:

     - wireless telephone system operators;

     - large customers who build private networks;

     - cable television companies; and

     - other utilities.

     Competition in our competitive local exchange carrier business will continue to intensify in the future due to the increase in the size, resources and number of market participants. Many facilities-based competitive local exchange carriers have committed substantial resources to building their networks or to purchasing competitive local exchange carriers or inter-exchange carriers with complementary facilities. By building or purchasing a network or entering into interconnection agreements or resale agreements with incumbent local exchange carriers, including regional Bell operating companies and inter-exchange carriers, a provider can offer single source local and long distance services similar to those offered by us. Such additional alternatives may provide such competitors with greater flexibility and a lower cost structure than ours. Some of these competitive local exchange carriers and other facilities-based providers of local exchange service are acquiring or being acquired by inter-exchange carriers. These combined entities may provide a bundled package of telecommunications products, including local and long distance telephony, that is in direct competition with the products offered or planned to be offered by us.

INTERNET

     The Internet services market is also extremely competitive. we compete directly or indirectly with the following categories of companies:

     - established online services, such as America Online, the Microsoft Network and Prodigy;

     - local, regional and national Internet service providers, such as Earthlink/MindSpring and Internet America;

     - national telecommunications companies, such as AT&T and MCI;

     - providers of Web hosting, co-location and other Internet-based business services, such as Verio, Inc.;

     - computer hardware and software and other technology companies that provide Internet connectivity with their products, including IBM and Microsoft Corporation;

     - national long distance carriers such as AT&T Corporation, MCI WorldCom and Sprint Corporation;

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

     - regional Bell operating companies, such as Bell Atlantic, now Verizon, and Ameritech, and local telephone companies;

     - cable operators, including Tele-Communications, Inc. and Time Warner
       Cable;

     - nonprofit or educational Internet service providers; and

     - online cable services, such as Excite@Home and Roadrunner.

     We believe that the primary competitive factors determining success as an Internet service provider are:

     - accessibility and performance of service;

     - quality customer support;

     - price;

     - access speed;

     - brand awareness;

     - ease of use; and

     - scope of geographic coverage.

     We believe that we have competed favorably based on these factors, particularly due to:

     - regionally focused operating strategy;

     - focus on customer care and service;

     - performance of our network facilities; and

     - competitive, multi-tiered pricing policy.

     Many of the major cable companies and some other Internet access providers have begun to offer or are exploring the possibility of offering Internet connectivity through the use of cable modems. Cable companies, however, are faced with large-scale upgrades of their existing plant equipment and infrastructure in order to support connections to the Internet backbone via high-speed cable access devices. We believe that there is a trend toward horizontal integration through acquisitions or joint ventures between cable companies and telecommunications carriers. Other alternative service companies have also announced plans to enter the Internet connectivity market with various wireless terrestrial and satellite-based service technologies. In addition, several competitive local exchange carriers and other Internet access providers have launched national or regional digital subscriber line programs providing high speed Internet access using the existing copper telephone infrastructure. Several of these competitive local exchange carriers have announced strategic alliances with local, regional and national Internet service providers to provide broadband Internet access. Recently, several national access providers have begun to offer Internet access for free or at substantial discounts to prevailing rates, which may result in significant pricing pressure. We also believe that manufacturers of computer hardware and software products, media and telecommunications companies and others will continue to enter the Internet services market, which will also intensify competition. Any of these developments could materially and adversely affect our business, operating results and financial condition.

     Competition will increase as large diversified telecommunications and media companies acquire Internet service providers and as Internet service providers consolidate into larger, more competitive companies. Diversified competitors may bundle other services and products with Internet connectivity services, potentially placing us at a significant competitive disadvantage. As a result, our businesses may suffer.

     Our DSL service offering will also face competition from the traditional telephone companies, cable modem service providers, competitive telecommunications companies, traditional and new national long

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

distance carriers, other Internet service providers, on-line service providers and wireless and satellite service providers.

LOCAL MULTIPOINT DISTRIBUTION SERVICE

     Depending on the services ultimately offered, our local multipoint distribution service business could face the same competition as outlined above. In addition, the extent it is used to deliver pay television, our local multipoint distribution service business will compete with franchised cable television systems and also may face competition from several other types of Multichannel Video Programming Distributors (MVPDs) including:

     - Multichannel Multipoint Distribution Systems;

     - Satellite Master Antenna Television Systems;

     - DBS and other television receive-only satellite dishes;

     - video service from telephone companies; and

     - open video system operators.

     Multichannel video programming distributors face competition from other sources of entertainment, such as movie theaters and computer on-line services. Further, premium movie services offered by multichannel video programming distributors have encountered significant competition from the home video industry. In areas where off-air television broadcasts can be received without the benefit of terrestrial distribution systems, multichannel video programming distributors have experienced competition from such broadcasters. Online services and Internet service providers also serve as a source of competition to multichannel video programming distributors.

     The Telecommunications Act relaxed the regulatory barriers to entry by incumbent local exchange carriers into the provision of video programming in their local telephone service areas, and it substantially reduces current and future regulatory burdens on franchised cable television systems, thus potentially resulting in significant additional competition to local multipoint distribution service operators from local telephone companies and franchised cable television systems.

CUSTOMER DEPENDENCE AND SEASONALITY

     We do not depend upon any single customer for any significant portion of our business. Neither our business nor the telecommunications industry are generally characterized as having a material seasonal element, and we do not expect our business or the industry to become seasonal in the foreseeable future.

EMPLOYEES

     As of September 30, 2000, we had an aggregate of approximately 2,100 employees. None of our employees are represented by any labor organization. We believe that our relationship with our employees is excellent.

PROPERTIES

     Some of our subsidiaries lease office space which we believe is adequate to serve our present business operations and our needs for the foreseeable future. Please refer to the notes to our consolidated financial statements, included elsewhere in this Offering Memorandum, for information concerning these lease commitments.

     We lease the office locations of the business formerly operated by Voyager. These leases currently include approximately 55,000 square feet of space of the business formerly operated by Voyager. This includes two primary lease locations which serve as the network operating centers: East Lansing, Michigan, which is also the corporate headquarters of the business formerly operated by Voyager, with approximately 17,000 square feet, which lease expires in 2007; and New Berlin, Wisconsin, where we lease space at four
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

locations covering in the aggregate approximately 25,000 square feet under long-term leases. Voyager recently renegotiated its leases in East Lansing and New Berlin to increase the square feet of space at these facilities to approximately 32,000 square feet and 67,000 square feet, respectively. We also lease space, typically less than 50 square feet per location, to house network equipment at each of point of presence of the business formerly operated by Voyager. We believe that the current facilities are suitable and adequate for our business and, upon expiration of our leases, we do not anticipate any significant difficulty in obtaining renewals or alternative space in the desired markets of the business formerly operated by Voyager.

     Properties and facilities of the business formerly operated by ATX are listed in the table below:

                  PROPERTY                                   SIZE                     LOCATION
---------------------------------------------  ---------------------------------  ----------------
Headquarters/Executive offices                 50,000 sq. ft.                     Bala Cynwyd, PA
Network Operations Center                      31,000 sq. ft.                     Philadelphia, PA
Sales Office                                   4,300 sq. ft.                      Vienna, VA
Sales Office                                   5,000 sq. ft.                      Towson, MD
Sales Office                                   4,000 sq. ft.                      Woodbridge, NJ
Sales Office                                   3,000 sq. ft.                      Allentown, PA
Sales Office                                   2,000 sq. ft.                      Newark, DE
Technical Operations Facility                  1,700 sq. ft.                      Philadelphia, PA
Sales Office                                   21,000 sq. ft.                     Bala Cynwyd, PA
Sales Office                                   5,000 sq. ft.                      Mt. Laurel, NJ
Sales Office                                   3,000 sq. ft.                      Camp Hill, PA

     The headquarters/executive offices and primary technical operations facility of the business formerly operated by ATX are leased from entities controlled by Michael Karp, former Chief Executive Officer and principal stockholder of ATX. We currently pay approximately $1.0 million per year in rent for these facilities and approximately $450,000 per year in rent for the primary technical operations facility. The lease for the former headquarters/executive offices expires in January 2004, and we have an option to renew the lease for an additional five years. The lease for the former primary technical operations facility expires in December 2002. All of the sales offices and smaller technical operations facility are leased for approximately $450,000 per year in rent. These leases expire between August 2001 and March 2005. We have the option to renew some of these leases. For more information regarding these leases please read the section of this prospectus entitled "Certain Relationships and Related Transactions."

LEGAL PROCEEDINGS

     We are not involved in any legal disputes that are expected to have a material adverse effect on our financial condition.

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

                            GOVERNMENT REGULATION OF
                    THE TELECOMMUNICATIONS SERVICES BUSINESS

OVERVIEW

     Many of the telecommunications services that we currently provide and will provide in the future are regulated by federal, state and local government agencies. The following summary does not purport to describe all current and proposed regulations and laws affecting the telecommunications industry. Other existing federal and state regulations and legislation are the subject of judicial proceedings, legislative hearings and administrative proposals, which could change in varying degrees the manner in which this industry operates. Neither the outcome of these proceedings nor their impact on the telecommunications industry or our business can be determined at this time. Future federal or state regulations and legislation may be less favorable to us than current regulation and legislation and therefore may have a material and adverse impact on our business and financial prospects. In addition, we may expend significant financial and managerial resources to participate in proceedings setting rules at either the federal or state level, without achieving a favorable result.

     At the federal level, the FCC has jurisdiction over interstate and international services. Interstate services are communications that originate in one state and terminate in another. State public service commissions exercise jurisdiction over intrastate services, which are communications that originate and terminate in a single state. Municipalities and other local government agencies may also regulate limited aspects of our business, such as the use of government-owned rights-of-way and construction permits. Our networks also may have to comply with numerous local regulations such as building codes, franchise and right-of-way licensing requirements.

TELECOMMUNICATIONS ACT OF 1996

     The Telecommunications Act of 1996 has resulted and will continue to result in substantial changes in the marketplace for telecommunications services. These changes include opening local exchange services to competition and a substantial increase in the addressable services for us. Among its more significant provisions, the Telecommunications Act:

     - removes legal barriers to entry into all telecommunications markets, including long distance and local exchange services;

     - requires incumbent local exchange carriers, such as SBC or Bell South, to "interconnect" with and provide telecommunications services for resale by competitors;

     - permits incumbent local exchange carriers, including Bell regional operating companies in some circumstances to enter into new markets, such as long distance and cable television;

     - relaxes regulation of telecommunications services provided by incumbent local exchange carriers and all other telecommunications service providers; and

     - directs the FCC to establish an explicit subsidy mechanism for the preservation of universal service.

     The FCC was also directed by Congress to revise and make explicit subsidies inherent in the access charge paid by inter-exchange carriers for use of local exchange carriers' services.

REMOVAL OF ENTRY BARRIERS

     The provisions of the Telecommunications Act enable us to provide a full range of telecommunications services in any state. Although we will be required to obtain certification from state public service commissions in almost all cases, the Telecommunications Act limits substantially the ability of a state public service commission to deny a request for certification. The provisions of the Telecommunications Act also reduce the barriers to entry by other potential competitors and therefore increase the level of competition we will likely face in all markets affected by the Telecommunications Act. Please refer to the section of this prospectus entitled "Risk Factors -- Risk factors relating to our business."
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

INTERCONNECTION WITH LOCAL EXCHANGE CARRIER FACILITIES

     A company cannot compete effectively with the incumbent local exchange carriers in the switched local telephone services market unless it is able to connect its facilities with the incumbent local exchange carriers' facilities and obtain access to essential services and resources under reasonable rates, terms and conditions. The Telecommunications Act places a number of access and interconnection requirements on all local exchange providers, including competitive local exchange carriers, with additional requirements placed on incumbent local exchange carriers. These requirements are intended to provide access to networks under reasonable rates, terms and conditions. Specifically, incumbent local exchange carriers must provide the following:

          Separation of Network Elements. Incumbent local exchange carriers must offer access to various parts of their network on a separate basis. This requirement allows new competitors such as us to purchase at cost-based rates elements of an incumbent local exchange carrier's network that may be necessary to provide service to our customers.

          Dialing Parity. All local exchange carriers must provide dialing parity, which means that a customer calling to or from a competitive local exchange carrier network cannot be required to dial more digits than is required for a comparable call originating and terminating on the incumbent local exchange carriers' network.

          Telephone Number Portability. Telephone number portability enables a customer to keep the same telephone number when the customer switches local exchange carriers.

          Reciprocal Compensation. The duty to provide reciprocal compensation means that local exchange carriers must terminate calls that originate on competing networks in exchange for a cost based level of compensation and that they are entitled to termination of calls that originate on their network at the same level of compensation.

          Resale. Local exchange carriers generally may not prohibit or place unreasonable restrictions on the resale of their telecommunications services. In addition, incumbent local exchange carriers must offer these services to resellers at a wholesale rate that is less than the retail rate charged to end users.

          Collocation. Subject to space and equipment use limitations, incumbent local exchange carriers must permit competitive local exchange carriers to install and maintain certain types of their own network equipment in incumbent local exchange carriers' central offices and remote terminals. The rates, terms and conditions are subject to negotiation and, failing agreement, to arbitration before state public utilities commissions.

          Access to Rights-of-Way. All incumbent local exchange carriers, competitive local exchange carriers and certain other utilities must provide access to their poles, ducts, conduits and rights-of-way on a reasonable, nondiscriminatory basis.

     Incumbent local exchange carriers are required to negotiate in good faith with other carriers that request any or all of the arrangements discussed above. If a requesting carrier is unable to reach agreement with the incumbent local exchange carriers within a prescribed time, either carrier may request arbitration by the applicable state commission.

     The rates charged by incumbent local exchange carriers for interconnection and separate network elements must be calculated using a forward-looking, incremental cost methodology, but may still vary greatly from state to state. These rates must be approved by state regulatory commissions, often following a lengthy and expensive negotiation, arbitration, and review process. Recurring and non-recurring charges for local loops and other separate network elements may change based on the rates proposed by incumbent local exchange carriers and approved by state regulatory commissions from time to time, which creates uncertainty about how interconnection and separate element rates will be determined in the future and which could have an adverse effect on our operations. In January 1999, the United States Supreme Court upheld the FCC's authority to adopt national pricing rules for interconnection services, unbundled network elements, and resale by competitive local exchange carriers. The Supreme Court left open, however, the question of the legality of the total element long-run incremental pricing methodology adopted by the FCC. On July 18, 2000, the United States Court of Appeals for the Eighth Circuit vacated and remanded several of the FCC's pricing rules, which may require the FCC to implement a new pricing methodology that may be less favorable to competitive local exchange carriers. For example, the Eighth Circuit overturned the FCC's pricing rule that required the total element long-run incremental cost of an element to be measured based on the use of the "most efficient telecommunications technology currently available and the lowest cost network configuration." The Eighth Circuit did, however, find that the use of a forward-looking incremental cost methodology is reasonable. Portions of the Eighth Circuit's July 2000 ruling have been appealed to the Supreme Court. The Eighth Circuit stayed aspects of its decision pending a final ruling from the Supreme Court.

     While the Telecommunications Act generally requires incumbent local exchange carriers to offer interconnection, separate network elements and resold services to competitive local exchange carriers, incumbent local exchange carriers-to-competitive local exchange carriers interconnection agreements may have short terms, requiring the competitive local exchange carriers to renegotiate the agreements. In addition, incumbent local exchange carriers may not provide timely provisioning or adequate service quality, thereby impairing a competitive local exchange carrier's reputation with customers who can easily switch back to the incumbent local exchange carriers. In January 1999, the United States Supreme Court upheld the FCC's authority to adopt national pricing rules for interconnection services, separate network elements, and resale by competitive local exchange carriers.

     On remand from the Supreme Court's January 1999 decision, the FCC adopted an order on September 15, 1999, which specified the separate elements that incumbent local exchange carriers must make available to competitors. The FCC reaffirmed that incumbents must provide separate access to six of the seven network elements that were listed in the FCC's 1996 order. According to the FCC, separate access to the seventh item, operator and directory assistance services, is no longer necessary to facilitate competition. The FCC's order also added additional separate elements to the list -- subloops, portions of loops and dark fiber -- but declined, except in limited circumstances, to require incumbent local exchange carriers to separate the facilities used exclusively to provide high-speed Internet access and other data services. In addition, the FCC initiated a further rulemaking proceeding to consider whether carriers should be able to combine separate elements to provide special access services in competition with those provided by the incumbent local exchange carriers. Portions of the FCC's 1999 ruling have been appealed by several parties.

     In February 1999, the FCC determined that calls to Internet service providers are interstate in nature, thus falling under the FCC's jurisdiction and outside the scope of the Telecommunications Act's reciprocal compensation requirements. The FCC initiated a review of compensation arrangements for calls to Internet service providers but stated that, in the meantime, parties may voluntarily include reciprocal compensation provisions in their interconnection agreements and that state commissions may order compensation for termination of Internet service provider calls. Many states decided to leave intact existing decisions in favor of reciprocal compensation for Internet service provider-bound calls. On March 24, 2000, the U.S. Court of Appeals for the D.C. Circuit overturned the FCC's decision that calls to Internet service providers are not local. The court found that the FCC had failed to explain adequately its determination that a call does not "terminate" at an Internet service provider merely because the Internet service providers then originate further telecommunications that extend beyond state boundaries. In response to this court ruling, the FCC could restate its original jurisdictional conclusion, it could determine that calls to Internet service providers are local, or it could create a new classification for them. If it concludes that such calls are local, competitive local exchange carriers could be entitled to reciprocal compensation under the Telecommunications Act for terminating Internet service provider-bound traffic, which could have a favorable impact on our revenues. Such a decision, however, could also potentially lead to more state control over Internet-related services, which could have a negative effect on our roll out of such services. Legislation has been introduced in Congress that would declare Internet traffic not to be subject to reciprocal compensation. Enactment of such a provision could have an adverse effect on our revenues.

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     Several incumbent local exchange carriers have filed petitions at the FCC and have initiated legislative efforts to effect a waiver of the obligation to unbundle and offer services for resale with regard to high-speed data or "advanced" services. In addition, certain incumbent local exchange carriers are seeking to provide these services on an interLATA (long distance) basis before they have been granted approval by the FCC pursuant to Section 271 of the Telecommunications Act to enter the long distance market. Permitting incumbent local exchange carriers to provision data services through separate affiliates with fewer regulatory requirements could have a material adverse impact on our ability to compete in the data services sector. The FCC imposed conditions on the merger of SBC with Ameritech in October 1999 and on the merger of Bell Atlantic and GTE in June 2000 that permit the provisioning of advanced data services via separate subsidiaries under various requirements, some of which expire in the near term. We cannot predict whether these requirements are enforceable, nor whether they will deter anticompetitive behavior if they are enforceable. Bell Atlantic's, now Verizon's, application for long distance service in New York and SBC's application for long distance service in Texas have been approved subject to similar separate subsidiary provisions. These areas of regulation are subject to change through additional proceedings at the FCC or upon judicial review.

     Although the FCC has held that incumbent local exchange carriers providing advanced services continue to be required to comply with the resale and unbundling obligations of the Telecommunications Act, it has started a proceeding to determine whether incumbent local exchange carriers can create separate affiliates for advanced services that would be free of these obligations. In November 1999, the FCC ruled that quality discounts on tariffed digital subscriber line services that incumbent local exchange carriers provide to Internet service providers need not be resold to competitive telecommunications providers at lower wholesale rates.

     The FCC has adopted rules requiring incumbent local exchange carriers to provide collocation to competitive local exchange carriers for the purpose of interconnecting their competing networks. Under the rules adopted by the Local Competition Orders, incumbent local exchange carriers are required to provide either physical collocation or virtual collocation at their switching offices. Recently, the FCC established new rules designed to make it easier and less expensive for competitive local exchange carriers to obtain collocation at incumbent local exchange carrier central offices by, among other things, restricting the incumbent local exchange carriers' ability to prevent certain types of equipment from being collocated and requiring incumbent local exchange carriers to offer alternative collocation arrangements to competitive local exchange carriers. On March 17, 2000, however, the U.S. Court of Appeals for the D.C. Circuit overturned several of these collocation rules, finding that the FCC had failed to make a determination about whether all the types of equipment incumbent local exchange carriers are required to collocate is "necessary" for interconnection or access to separate elements. According to the court, such a determination is required under the Telecommunications Act. The court also rejected other FCC rules that permit competitive local exchange carriers to cross-connect their equipment with the equipment of other competitive local exchange carriers and give competitive local exchange carriers the option of collocating equipment in any unused space in an incumbent local exchange carrier central office. While ultimately the FCC could provide reasoned explanations for its current collocation requirements, the uncertainty created by this court decision could provide incumbent local exchange carriers with a basis for refusing to collocate multi-function equipment or provide collocation in a timely and efficient manner. This could have a negative impact on our network deployment plans.

     In this March 17, 2000 order, the court also overturned the FCC's determination that incumbent local exchange carriers must permit collocating competitive local exchange carriers to cross-connect their facilities. The court stated that the FCC failed to explain how cross-connects between competitive local exchange carriers are necessary for interconnection with or access to the separate elements of the incumbent local exchange carriers. In addition, the court rejected some of the FCC's provisions regarding the implementation of physical collocation, such as the requirement that incumbent local exchange carriers give competitors the option of collocating equipment "in any unused space." The immediate impact of these rulings is that incumbent local exchange carriers may seek to hinder physical collocation, driving up collocation costs. The FCC will have the opportunity to offer explanations for its decisions, but these

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explanations may not be issued in the near future. The March 17, 2000 order did uphold FCC rules regarding cost allocation and imposing the requirement that incumbent local exchange carriers provide cageless and adjacent collocation.

     On December 9, 1999, the FCC released an order that requires incumbent local exchange carriers to offer line sharing as a separate network element by June 6, 2000. Line sharing permits competitive local exchange carriers to use a customer's existing line to provide DSL services while the incumbent local exchange carrier continues to use the same line to provide voice service. Prices for line sharing will be set by the states based on a cost methodology adopted by the FCC. This decision has been appealed. In the meantime, a number of Bell regional operating companies have reached agreements to provide line sharing at no or at very low cost, subject to a true-up once the applicable state commission sets a price. These cost-based line sharing charges may improve the business outlook for our Internet-related products and services initiatives.

     SBC, through its Project Pronto, is changing its network architecture. These changes may have an impact on CoreComm's ability to interconnect and collocate for the provision of DSL services. One of the changes is the replacement of copper lines with fiber lines in certain parts of the SBC network. Currently, many types of DSL services can be transmitted only over copper lines. Another change involves a reduction in the size of remote terminal facilities in SBC's network. This limits the space available for CoreComm and other providers to place their DSL equipment in those remote terminal facilities. SBC may also be deploying DSL-related equipment that is not compatible for interconnection with competitors' DSL equipment.

     In addition to requiring the incumbent local exchange carriers to open their networks to competitors and reducing the level of regulation applicable to competitive local exchange carriers, the Telecommunications Act also reduces the level of regulation that applies to the incumbent local exchange carriers, thereby increasing their ability to respond quickly in a competitive market. For example, the FCC has applied "streamlined" tariff regulation of the incumbent local exchange carriers, which shortens the requisite waiting period before which tariff changes may take effect. These developments enable the incumbent local exchange carriers to change rates more quickly in response to competitive pressures. The FCC has also adopted heightened price flexibility for the incumbent local exchange carriers, subject to specified caps. If exercised by the incumbent local exchange carriers, this flexibility may decrease CoreComm's ability to compete effectively with the incumbent local exchange carriers in its markets.

     The Telecommunications Act also gives the FCC authority to decide to forebear from regulating carriers if it believes regulation would not serve the public interest. The FCC is charged with reviewing its regulations for continued relevance on a regular basis. As a result of this mandate, a number of regulations that apply to competitive local exchange carriers have been, and others may in the future be, eliminated. We cannot, however, guarantee that any regulations that are now or will in the future be applicable to us will be eliminated.

     Congress is considering a number of bills that would deregulate the provision of advanced services by incumbent local exchange carriers. These regulatory or legislative outcomes could have an adverse effect on our ability to obtain access to the network elements necessary for the provision of advanced services to our customers or to compete with incumbent local exchange carriers in the provision of such services.

LOCAL EXCHANGE CARRIER ENTRY INTO NEW MARKETS

     Our principal competitor in each local exchange market we enter is the incumbent local exchange carrier. Regional Bell operating companies are currently permitted to provide long distance services to customers outside of their local service areas and in conjunction with their mobile telephone service offerings, but they are prohibited from providing long distance services that originate in the states where they provide local telephone service, which is referred to as in-region long distance service. Section 271 of the Telecommunications Act established procedures under which regional Bell operating companies can provide in-region long distance services in a state after receiving approval from the FCC. To obtain approval, the regional Bell operating companies must comply with a competitive checklist that
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incorporates, among other requirements, the interconnection requirements discussed above. Please refer to the section entitled "Government Regulation of the Telecommunications Services Business -- Interconnection with Local Exchange Carrier Facilities."

     Approval under Section 271 from the FCC will enable regional Bell operating companies to provide customers with a full range of local and long distance telecommunications services. The provision of long distance services by regional Bell operating companies is expected to reduce the market share of the major long distance carriers, which may be significant customers of our services. Consequently, the entry of the regional Bell operating companies into the long distance market may have adverse consequences on the ability of competitive local exchange carriers such as us both to generate access revenues from the inter-exchange carriers and to compete in offering a package of local and long distance services. On December 22, 1999, the FCC approved an application filed by Bell Atlantic, now Verizon, seeking authority to begin providing long distance services to customers located in the State of New York. This action represented the first Section 271 approval by the FCC, which on June 30, 2000, also approved SBC's application for Section 271 authority in Texas. We anticipate that Verizon, SBC and other regional Bell operating companies will soon initiate similar proceedings to obtain long distance service authority in other states in which we operate or plan to operate. For example, Verizon already has begun the necessary regulatory review process in the Commonwealth of Massachusetts.

COMPETITIVE LOCAL EXCHANGE CARRIER INTERSTATE ACCESS CHARGES

     In addition to charging other carriers reciprocal compensation for terminating local traffic, CoreComm also collects access charges from carriers for originating and terminating interexchange traffic. Some interexchange carriers, including AT&T and Sprint, have challenged the switched access rates of certain competitive local exchange carriers, and have withheld some payments for the switched access services that they continue to receive. Although no formal complaints have been filed against us, AT&T and Sprint have filed complaints against other competitive local exchange carriers asserting that such competitive local exchange carriers' service charges for switched access services are higher than those of the incumbent local exchange carriers serving the same territory, and are therefore unjust and unreasonable. These interexchange carriers have refused to pay competitive local exchange carriers any originating access charges in excess of the corresponding incumbent rate. Because our access charges are appreciably less than those of some competitive local exchange carriers, and are lower than the access charges of smaller incumbents having traffic volumes similar to ours, we do not expect the FCC to require any appreciable reduction in our tariffed rates. In addition, in June 2000, the FCC denied the first complaint brought by Sprint against another competitive local exchange carrier based solely on a comparison of the rates of the competitive local exchange carrier to those of incumbent local exchange carriers in the same territory.

RELAXATION OF REGULATION

     Through a series of proceedings, the FCC has established different levels of regulation for "dominant carriers" and "non-dominant carriers." As a non-dominant carrier, we are subject to relatively limited regulation by the FCC. However, at a minimum, we must offer interstate services at just and reasonable rates in a manner that is not unreasonably discriminatory.

     One goal of the Telecommunications Act is to increase competition for telecommunications services and thus reduce the need for regulation of these services. To this end, the Telecommunications Act requires the FCC to streamline its regulation of incumbent local exchange carriers and permits the FCC to forbear from regulating particular classes of telecommunications services or providers. Since we are a non-dominant carrier and, therefore, are not heavily regulated by the FCC, the potential for regulatory forbearance likely will be more beneficial to the incumbent local exchange carriers than to us in the long run.

     The Telecommunications Act requires all common carriers, including us, to charge just and reasonable rates for their services and to file schedules of these rates with the FCC. These schedules are known as "tariffs" and they represent a contract between a carrier and its customers. The

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Telecommunications Act permits the FCC to "forbear" from enforcing certain provisions of the Telecommunications Act and the FCC has used this authority to determine that it is in the public interest to prohibit non-dominant carriers from filing tariffs for their interstate services. This decision of the FCC and its "mandatory detariffing" was recently affirmed by the U.S. Court of Appeals for the D.C. Circuit. Currently, the FCC is not permitting non-dominant carriers to file new tariffs and will require existing tariffs to be withdrawn by 2001. The FCC's preclusion of non-dominant interstate carriers from filing tariffs may increase our exposure to litigation. Currently, tariffs contain provisions limiting the liability of providers on a variety of issues. In the absence of filed tariffs, carriers would have to rely on negotiated contracts with each customer to provide these liability limitations.

     Another FCC decision permits, but does not require, competitive local exchange carriers to file tariffs for the charges that they levy on interstate long distance carriers for completing calls to competitive local exchange carriers' customers. Proposals are pending before the FCC to make detariffing of access services mandatory for competitive local exchange providers. See "Government Regulation of the Telecommunications Services Business -- Universal Service and Access Charge Reform" below.

UNIVERSAL SERVICE AND ACCESS CHARGE REFORM

     On May 8, 1997, the FCC issued an order implementing the provisions of the Telecommunications Act relating to the preservation and advancement of universal telephone service. This order requires all telecommunications carriers providing interstate telecommunications services, including us, to contribute to universal service support for schools, libraries and rural health care programs. Our contribution to the federal support funds is calculated based on a percentage of our gross end-user interstate and international telecommunications revenue. Although we have already begun contributing to the federal universal service and high cost funds, the amount of our required contribution changes each quarter. Various states are also in the process of implementing their own universal service programs. We are currently unable to quantify the amount of subsidy payments that we will be required to make and the effect that these required payments will have on our financial condition.

     On July 30, 1999, the United States Court of Appeals for the Fifth Circuit overturned some of the FCC's rules governing the collection and distribution of those payments. In October 1999, the FCC released two orders in response to the Fifth Circuit's decision. One order permits incumbent local exchange carriers to continue to recover their universal service contributions from access charges or to establish end-user charges. The second order changed the contribution basis for school/library funding to eliminate calculations based upon intrastate revenues. A number of parties have petitioned the Supreme Court to review the Fifth Circuit's decision. The Supreme Court recently agreed to decide the constitutionality of the FCC's methodology used to compute universal service support payments.

     In May 1999, the FCC adopted a framework for a new, forward-looking, high-cost support mechanism that will provide support for non-rural telecommunications carriers. The FCC stated that the support mechanism will be used only to determine federal support and will not impose any obligation on a state to impose intrastate surcharges. It is not possible to determine at this time what effect this ruling will have on the level of contributions we are required to make to either the federal or various state universal service programs, or if it will become easier for us to become qualified as recipients of universal service funds when we serve high-cost areas.

     In a related proceeding, on May 16, 1997, the FCC issued an order implementing reforms to its access charge rules. Access charges are charges imposed by local exchange carriers on long distance providers for access to the local exchange network, and are designed to compensate the local exchange carrier for its investment in the local network. The FCC regulates interstate access and the states regulate intrastate access. This order required incumbent local exchange carriers to substantially decrease over time the prices they charge for switched and special access and changed how access charges are calculated. These changes are intended to reduce access charges and shift certain usage-based charges to flat-rated, monthly per-line charges. To the extent that these rules are effective in reducing access charges, our ability to offer customers lower-cost access services might be impaired.

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     On August 27, 1999, the FCC issued an order implementing further reforms to its access charge rules. The FCC's order granted most local exchange carriers greater pricing flexibility and instituted other access charge reforms designed to increase competition and reduce access charges. These changes could impair our ability to offer customers lower-cost access services. The FCC also issued a notice of proposed rulemaking, proposing additional pricing flexibility. In addition, the FCC has initiated a proceeding to consider whether to adopt rules constraining competitive local exchange carrier access charges. To the extent competitive local exchange carrier access charges are reduced, our revenue could decrease.

     On May 31, 2000, the FCC issued an order adopting an integrated interstate access reform and universal service proposal put forth by a coalition of incumbent local exchange carriers and inter-exchange carriers. These reforms are aimed primarily at price cap (incumbent) local exchange carriers, but it is too early to assess what impact, if any, they will have on CoreComm.

     Some state public service commissions have adopted rules or are currently considering actions to preserve universal services and promote the public interest.

LOCAL GOVERNMENT AUTHORIZATIONS

     Many jurisdictions where we may provide services require license or franchise fees based on a percentage of certain revenues. Because the Telecommunications Act specifically allows municipalities to charge fees for use of the public rights-of-way, it is likely that jurisdictions that do not currently impose fees will seek to impose fees in the future. However, the amount and basis of these fees have been successfully challenged by several telecommunications service providers. Federal courts have struck down municipal ordinances that:

     - do not relate the fees imposed under the ordinance to the extent of a provider's use of the rights-of-way;

     - do not relate the fees imposed under the ordinance to the costs incurred by the local government in maintaining the rights-of-way; or

     - seek to impose fees based on a concept of the "value" of the use to the provider by relating the fees to provider revenues.

     Additionally, because the Telecommunications Act requires jurisdictions to charge non-discriminatory fees to all telecommunications providers, telecommunications providers are challenging municipal fee structures that excuse other companies, particularly the incumbent local exchange carriers, from paying license or franchise fees, or allow them to pay fees that are materially lower than those that are required from new competitors such as us. A number of these decisions have been appealed and, in any event, it is uncertain how quickly particular jurisdictions will respond to the court decisions without a specific legal challenge initiated by us or another competitive local exchange carrier to the fee structure at issue.

REGULATION OF RESELLERS

     The FCC has defined resale as any activity in which a party, the reseller, subscribes to the services or facilities of a facilities-based provider, or another reseller, and then reoffers communications services to the public for profit, with or without adding value. Resellers are common carriers generally subject to all rules and regulations placed on providers of the underlying services by either the FCC or the states in which they operate. The FCC has held that prohibitions on the resale of common carrier services are unjust, unreasonable, and unlawfully discriminatory in violation of the Telecommunications Act. Accordingly, all common carriers must make their services available for resale at rates, terms, and conditions that do not unreasonably discriminate against resellers. The Telecommunications Act imposes the additional duty upon incumbent local exchange carriers to make their services available for resale at wholesale rates. The FCC adopted specific requirements for determining these wholesale rates for local telecommunications services. While the United States Supreme Court upheld the FCC's authority to adopt these rules, the FCC's specific pricing rules remained subject to further judicial review.

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     On July 18, 2000, the United States Court of Appeals for the Eighth Circuit
vacated the FCC's rule that required the incumbent local exchange carriers to exclude all costs that reasonably can be avoided when an incumbent local exchange carrier provides a telecommunications service for resale at wholesale rates to a requesting carrier. The Eighth Circuit ruled that incumbent local exchange carriers should only exclude those costs that an incumbent local exchange carrier will actually avoid incurring in the future. To the extent that the cost of resale services increases as a result of this Eighth Circuit decision, our operating expenses could increase. This Eighth Circuit ruling may be appealed to the Supreme Court.

     As to other telecommunications service providers, such as competitive local exchange carriers and wireless providers, there is no regulation that requires them to give discounts to resellers below the rates offered to end users of the same quantities of similar services. The FCC's requirement that wireless providers offer resale services is currently set to expire on November 24, 2002.

LOCAL MULTIPOINT DISTRIBUTION SERVICE

     The FCC has established a new wireless service referred to as local multipoint distribution service. The FCC allocated two frequency blocks in each of 493 Basic Trading Areas in the United States to local multipoint distribution service: Block A with 1,150 MHz of spectrum in the 28 GHz and 31 GHz bands, and Block B with 150 MHz in the 31 GHz band. Local multipoint distribution service licenses are awarded for ten-year terms with renewal expectancies provided to licensees that make a showing of substantial service in their licensed areas.

     Local multipoint distribution service may be used to provide any kind of communications service on a common carrier or non-common carrier basis. Radio frequencies in the 28 and 31 GHz bands are generally capable of only "line-of-sight" transmission and reception, may receive interference from certain weather conditions, and do not lend themselves to mobile applications. Local multipoint distribution service is expected to be used for the delivery of various broadband services to homes and offices, including telecommunications, Internet access and two-way video. At least seven other countries, including Canada and Mexico, have licensed local multipoint distribution service on either a permanent or experimental basis. Local multipoint distribution service licensees are expected to be able to provide a wide array of services, two-way capabilities and high capacity through the use of newer digital equipment and transmission mechanisms. The FCC expects that Block-A local multipoint distribution service licensees especially, by applying cellular-style frequency re-use technology to an already large frequency bandwidth, have the potential to become competitors to incumbent local exchange carriers and cable operators.

     In the initial auction, we won 15 Block-A licenses for Basic Trading Areas encompassing substantially all population centers in the state of Ohio, for a total bid of $25,241,133. The FCC has since granted our 15 local multipoint distribution service licenses with an effective date of June 8, 1998.

INTERNATIONAL OPERATIONS

     We already provide international resale services and may ultimately expand our operations to other countries. The FCC requires every carrier that originates international telecommunications from within the U.S., either through the use of its own facilities or on a resale basis, to secure in advance an authorization from the FCC under Section 214 of the Telecommunications Act. Additionally, these carriers must file with the FCC a tariff containing the rates, terms, and conditions of their international service offerings. We hold a
Section 214 Authorization for both facilities-based and resale international services and have filed a tariff for our international resale services.

INTERNET REGULATION

     The FCC currently does not regulate the provision of Internet service, although it does regulate common carriers that provide elements of the "backbone" networks on which the Internet is based. Similarly, state public utility commissions generally do not regulate Internet service, except in some limited circumstances where incumbent local exchange carriers provide Internet services. The FCC and some states, however, are reviewing the development of the Internet and the types of services that are
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provided through it. For example, if the FCC should determine that an Internet service provider offers a service that is an exact substitute for long distance telephone service with the sole distinction that it is based on a packet-switched network rather than a circuit-switched network, the FCC may determine that it should impose similar regulation on the new services.

STATE REGULATION GENERALLY

     Most states require companies to be certified or authorized by the state's public utility commission in order to provide common carrier services. These certifications generally require a showing that the carrier has adequate financial, managerial and technical resources to offer the proposed services in a manner consistent with the public interest.

     In addition to obtaining certification, in each state, we must negotiate terms of interconnection with the incumbent local exchange carrier before we can begin providing switched services. See "Government Regulation of the Telecommunication Services Business -- Interconnection with Local Exchange Carrier Facilities." State public utility commissions are required to approve interconnection agreements before they become effective and must arbitrate disputes among the parties upon request. We have already entered into interconnection agreements with Ameritech, which is now a part of SBC, Cincinnati Bell Telephone and Verizon. We have also initiated the process of negotiations with SBC and Verizon for additional interconnection agreements. Regulatory changes could require renegotiation of relevant portions of existing interconnection agreements, or require additional court and regulatory proceedings.

     We are not presently subject to price regulation based on costs or earnings. Most states require competitive local exchange carriers to file tariffs setting forth the terms, conditions and prices for intrastate services. Some states permit tariffs to list a rate range or set prices on an individual case basis. Other state requirements may include filing of periodic reports, the payment of regulatory fees and surcharges and compliance with service standards and consumer protection rules.

     Several states provide incumbent local exchange carriers with flexibility for their rates, special contracts (selective discounting) and tariffs, particularly for services that are considered to be competitive. This pricing flexibility increases the ability of the incumbent local exchange carrier to compete with us and constrains the rates we may charge for our services. States may grant incumbent local exchange carriers additional pricing flexibility. At the same time, some incumbent local exchange carriers may request increases in local exchange rates to offset revenue losses due to competition.

     Some states require prior approvals or notification for certain transfers of assets, customers or ownership of a competitive local exchange carrier and for issuance of bonds, notes or other evidence of indebtedness or securities of any nature. Delays in receiving required regulatory approvals may occur.

RECIPROCAL COMPENSATION

     Reciprocal compensation is the compensation paid by one carrier to complete local calls placed by its customers to customers on another local exchange carrier's network. Because Internet service providers receive many more calls than they make, we expect that we will receive significantly more reciprocal compensation than we will pay. However, as a result of uncertainties in the current regulatory environment and several trends in the telecommunications business, which are discussed below, it is not clear by how much our revenues from reciprocal compensation will increase over the next few years.

     Some incumbent local exchange carriers have refused to pay reciprocal compensation charges that they claim are the result of Internet service provider traffic because they believe that this type of traffic is outside the scope of existing interconnection agreements. On February 26, 1999, the FCC issued a declaratory ruling and Notice of Proposed Rulemaking concerning Internet service provider traffic. The FCC concluded in that ruling that Internet service provider traffic is jurisdictionally mixed and largely interstate in nature, and thus within the FCC's jurisdiction. However, the FCC also determined that there was no federal rule that governed reciprocal compensation for Internet service provider traffic at the time that the then-existing interconnection agreements were negotiated and concluded that it should permit

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states to determine whether reciprocal compensation should be paid for calls to
Internet service providers under existing interconnection agreements. The FCC requested comment as to what reciprocal compensation rules should govern this traffic upon expiration of existing interconnection agreements.

     In light of the FCC's order, state commissions which have previously addressed this issue and required reciprocal compensation to be paid for Internet service provider traffic may reconsider and may modify their prior rulings. Some recent state regulatory commission decisions regarding reciprocal compensation calls placed to Internet service providers could result in lower revenues for competitive local exchange carriers, including us, in those states. The issue remains undecided in various other states. Several incumbent local exchange carriers, including SBC and Verizon, are seeking to overturn prior orders that they claim are inconsistent with the FCC's February 26, 1999 order. The relief they seek includes repayment of reciprocal compensation amounts they previously paid. The great majority of the state commissions that have considered the issue since the FCC's February 26, 1999 order have rejected the incumbent local exchange carriers' arguments and required them to pay reciprocal compensation for Internet service provider-bound traffic. Only a small minority of the state commissions that have considered the issue are not requiring reciprocal compensation for this traffic, at least pending negotiations and a further FCC decision. A few states are not requiring current payment, but are requiring a true-up if necessary at the time of the FCC's future decision. In addition, all of the federal courts that have reviewed this issue on the merits have upheld state decisions requiring that reciprocal compensation be paid for internet service provider-bound traffic.

     On March 24, 2000, the U.S. Court of Appeals for the District of Columbia Circuit vacated the FCC's declaratory ruling that Internet-bound calls, including Internet service provider calls, are jurisdictionally interstate and therefore not local calls for which reciprocal compensation is owed. The Court remanded the proceeding to the FCC for a further review of the nature of these calls for purposes of reciprocal compensation. CoreComm cannot predict the impact of the Court's ruling on pending or future proceedings at this time. In May 2000, the Illinois Commerce Commission, in an interconnection arbitration, reaffirmed its prior holding that Internet service provider calls are local and subject to payment of reciprocal compensation. However, the Illinois Commerce Commission at the same time opened a general proceeding to examine the issues surrounding the explosion of Internet traffic and its effect on the issue of reciprocal compensation. The U.S. Congress also is considering several bills that would limit the compensation paid for Internet traffic. A finding that reciprocal compensation is not payable for Internet service provider traffic in Ohio, Illinois or New York would have an adverse effect on our future revenues and business strategy.

     As our existing interconnection agreements expire and as we enter new markets, we must negotiate new reciprocal compensation rates and traffic scope with each incumbent carrier. We expect that rates for Internet service provider reciprocal compensation will be lower under new interconnection agreements than under our existing agreements. A reduction in rates payable for Internet service provider reciprocal compensation could have an adverse effect on our future revenues and business strategy.

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                     MANAGEMENT AND EXECUTIVE COMPENSATION

DIRECTORS, EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES

     The following table provides information about our directors and executive officers:

NAME                                   AGE                            TITLE
----                                   ---                            -----
George S. Blumenthal.................  56     Chairman of the Board of Directors
Barclay Knapp........................  43     President, Chief Executive Officer, Chief Financial
                                              Officer and Director
Patty J. Flynt.......................  49     Senior Vice President -- Chief Operating Officer;
                                              President of Operating Company
Richard J. Lubasch...................  54     Senior Vice President -- General Counsel and Secretary
Gregg N. Gorelick....................  41     Vice President -- Controller and Treasurer
Michael A. Peterson..................  30     Vice President -- Corporate Development
Ted H. McCourtney....................  62     Director
Del Mintz............................  73     Director
Alan J. Patricof.....................  65     Director
Warren Potash........................  69     Director

     The CoreComm Limited Certificate of Incorporation provides for a classified board of directors consisting of three classes as nearly equal in number as possible with the directors in each class serving staggered three year terms. The Class I directors will be Alan J. Patricof and Warren Potash, the Class II directors will be Ted H. McCourtney and Del Mintz and the Class III directors will be George S. Blumenthal and Barclay Knapp. The terms of the Class I, Class II and Class III Directors will expire in 2001, 2002 and 2003, respectively. At each annual meeting of the stockholders, the successors to the class of directors whose term expires will be held in the third year following their election.

     The following is a brief description of the present and past business experience of each of the persons who serve as our directors, executive officers and other key employees (who are not executive officers):

     George S. Blumenthal has been our Chairman since March 1998. Mr. Blumenthal was Chairman, Treasurer and a director of Cellular Communications of Puerto Rico, Inc. from February 1992 until its sale and was Chief Executive Officer from March 1994 until March 1998. In addition, Mr. Blumenthal is Chairman, Treasurer and a director of NTL Incorporated. Mr. Blumenthal was also Chairman, Treasurer and a director of Cellular Communications International from its organization until April 1994. Mr. Blumenthal was also Chairman, Treasurer and a director of Cellular Communications, Inc. from its founding in 1981 until its merger in 1996 into a subsidiary of AirTouch Communications, Inc.

     Barclay Knapp has been our President, Chief Executive Officer, Chief Financial Officer and director since March 1998. Mr. Knapp was appointed President of Cellular Communications of Puerto Rico in March 1994 and Chief Executive Officer in March 1998, and remained in those positions until the sale of Cellular Communications of Puerto Rico. Mr. Knapp has been a director of Cellular Communications of Puerto Rico since February 1992 and was Chief Financial Officer from that date to 1997. Mr. Knapp was Executive Vice President, Chief Operating Officer and a director of Cellular Communications International from July 1991 until June 1998. He is President, Chief Executive Officer and a director of NTL. Mr. Knapp is also a director of Bredbandsbolaget, a Swedish company in which NTL holds a 25% interest. Mr. Knapp was also Executive Vice President, Chief Operating Officer, Chief Financial Officer and a director of Cellular Communications until its acquisition.

     Patty J. Flynt has been our Senior Vice President and Chief Operating Officer since 1998 and was OCOM Corporation's President from 1996 until 1998. Previously she served as Group Managing Director -- Information Systems for NTL and Vice President of Information Systems for CCI. Prior to joining OCOM Corporation in 1996, Ms. Flynt was a Vice President of New Par, a joint venture of CCI and AirTouch Communications, Inc. from 1989 until 1996.

     Richard J. Lubasch has been our Senior Vice President -- General Counsel and Secretary since March 1998. Additionally, Mr. Lubasch was Cellular Communications of Puerto Rico's Senior Vice President -- General Counsel and Secretary from February 1992 until its sale. He was also the Senior Vice President -- General Counsel, Secretary and Treasurer of Cellular Communications International from July 1991 until its sale, and was Executive Vice
President -- General Counsel and Secretary of NTL since 1999 and was Senior Vice President since its formation. Mr. Lubasch was Vice President -- General Counsel and Secretary of Cellular Communications from July 1987 until its sale.

     Gregg N. Gorelick has been our Vice President -- Controller and Treasurer since March 1998. Mr. Gorelick was Cellular Communications of Puerto Rico's Vice President -- Controller from February 1992 until its sale, held that position at Cellular Communications International from July 1991 until its sale and has held that position at NTL since its formation. From 1981 to 1986 he was employed by Ernst & Whinney (now known as Ernst & Young LLP). Mr. Gorelick is a certified public accountant and was Vice President -- Controller of Cellular Communications from 1986 until its sale.

     Michael A. Peterson has served as our Vice President -- Corporate Development since June 2000 and, until that time, had served as our Director -- Corporate Development since our inception. He has worked for us and our related historical affiliates since 1996. He is also Director -- Corporate Development at NTL. Prior to joining NTL, he was in the investment banking division at Donaldson, Lufkin & Jenrette, specializing in the communications industry.

     Ted H. McCourtney has been our director since March 1998. Mr. McCourtney was a General Partner of Venrock Associates, a venture capital investment partnership, a position he held from 1970 until his retirement in June 2000. Mr. McCourtney also has been a director of NTL since its formation and serves as a director of Care Mark, RX, Inc., Visual Networks, Inc. and several privately owned companies.

     Del Mintz has been our director since March 1998. Mr. Mintz is President of Cleveland Mobile Tele Trak, Inc., Cleveland Mobile Radio Sales, Inc. and Ohio Mobile Tele Trak, Inc., companies providing telephone answering and radio communications services in Cleveland and Columbus, respectively. Mr. Mintz has held similar positions with the predecessors of these companies since 1967. Mr. Mintz is president of several other companies, and was President and a principal stockholder of Cleveland Mobile Cellular Telephone, Inc. before that company was acquired through a merger with Cellular Communications, Inc.'s predecessor in 1985. Mr. Mintz was also a director of Cellular Communications International from July 1991 until its sale, and was a director of Cellular Communications of Puerto Rico until its sale. Additionally, Mr. Mintz has been a director of NTL since its formation and is a director of several privately owned companies.

     Alan J. Patricof has been our director since March 1998. Mr. Patricof is Chairman of Patricof & Co. Ventures, Inc., a venture capital firm he founded in 1969. Mr. Patricof was a director of Cellular Communications International from July 1991 until its sale in March 1999 and was a director of Cellular Communications of Puerto Rico from February 1992 until its sale. Additionally, Mr. Patricof has been a director of NTL since its formation and is a director of other privately owned companies.

     Warren Potash has been our director since March 1998. Mr. Potash retired in 1991 as President and Chief Executive Officer of the Radio Advertising Bureau, a trade association, a position he held since 1989. Prior to that time, and beginning in 1986, he was President of New Age Communications, Inc., a communications consultancy firm. Until his retirement in 1986, Mr. Potash was a Vice President of Capital Cities/ABC Broadcasting, Inc., a position he held since 1970. Mr. Potash was also a director of Cellular Communications International from July 1991 until its sale, and was a director of Cellular Communications of Puerto Rico from February 1992 until its sale and of NTL since its formation.

EXECUTIVE COMPENSATION

  General

     The following table discloses compensation received by our Chief Executive Officer and our four other most highly paid executive officers for the year ended December 31, 1999 and for the period from March 16, 1998 (the date of inception) to December 31, 1998.

                          SUMMARY COMPENSATION TABLE*

                                                                             LONG-TERM
                                                                           COMPENSATION
                                             ANNUAL COMPENSATION              AWARDS
                                      ----------------------------------      COMMON
                                                            OTHER ANNUAL       STOCK        ALL OTHER
                                                   BONUS    COMPENSATION    UNDERLYING     COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR   SALARY($)     ($)         ($)        OPTIONS(#)(3)       ($)
---------------------------    ----   ---------   -------   ------------   -------------   ------------
Barclay Knapp................  1999     51,667         --          --               --
  President and Chief
     Executive                 1998     21,200         --          --        1,842,190
  and Financial Officer
George S. Blumenthal(1)......  1999     51,667         --          --               --
  Chairman                     1998     20,600         --          --        1,842,188
Richard J. Lubasch...........  1999     39,583         --          --           30,000
  Senior Vice President--      1998     17,300         --          --          385,313
  General Counsel and
     Secretary
Patty J. Flynt...............  1999    206,250    100,435          --          450,001
  Senior Vice President and    1998    183,600    131,400          --           67,500
  Chief Operating Officer
Gregg N. Gorelick............  1999     27,417         --     562,775(2)        22,501
  Vice President, Controller   1998     10,000         --      57,900(2)        56,250
  and Treasurer

---------------
* NTL provides management, financial, legal and technical services to CoreComm. Amounts charged to CoreComm consist of salaries and direct costs allocated to the Company. In 1999 and 1998, NTL charged CoreComm $2,268,000 and $313,000, respectively. It is not practicable to determine the amounts of these expenses that would have been incurred had CoreComm operated as an unaffiliated entity. However, in the opinion of management of CoreComm, the allocation method is reasonable. The named executives, except Ms. Flynt, receive salaries from NTL and spend portions of their time providing executive management to CoreComm.

(1) Mr. Blumenthal resigned as Chief Executive Officer in March 1998, and Mr. Knapp was appointed Chief Executive Officer in March 1998.

(2) Other annual compensation consists of relocation expenses of $562,775 and $57,900 for 1999 and 1998, respectively.

(3) 1998 option grants do not include an aggregate of 508,246 options issued to the named executives as a result of an adjustment to pre-existing options in CCPR as a consequence of the spin-off. 1999 option grants do not include an aggregate of 4,110,207 options issued to the named executives as replacement options upon the exercise or cancellation of their respective warrants or options, in accordance with the plan under which these warrants or options were issued.

                              OPTION GRANTS TABLE

     The following table provides information on stock option grants during 1999 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       INDIVIDUAL GRANTS
                                               POTENTIAL                             ----------------------
                                               REALIZABLE                               VALUE AT ASSUMED
                                               % OF TOTAL                                ANNUAL RATE OF
                                                OPTIONS                                   STOCK PRICE
                                  NUMBER OF     GRANTED                                 APPRECIATION FOR
                                  SECURITIES       TO       EXERCISE                    OPTION TERM(**)
                                  UNDERLYING   EMPLOYEES     OR BASE                 ----------------------
                                   OPTIONS     IN FISCAL      PRICE     EXPIRATION     5%($)       10%($)
NAME                              GRANTED(*)      YEAR      ($/SHARE)      DATE       $36.38       $57.92
----                              ----------   ----------   ---------   ----------   ---------   ----------
Barclay Knapp...................        --(1)       --           --            --           --           --
George S. Blumenthal............        --(2)       --           --            --           --           --
Richard J. Lubasch..............    30,000(3)     0.43        22.33      09/13/09      421,367    1,067,821
Patty J. Flynt..................   450,001        6.43        22.33      09/13/09    6,320,521   16,017,345
Gregg N. Gorelick...............    22,501(4)     0.32        22.33      09/13/09      316,039      800,901

---------------
  * All options were granted on September 14, 1999; 20% were exercisable upon issuance, 20% became exercisable on January 1, 2000 and an additional 20% will become exercisable on each of January 1, 2001, 2002 and 2003. Upon a change of control of CoreComm, all unvested options become fully vested and exercisable.

 ** The amounts shown in these columns are the potential realizable value of options granted at assumed rates of stock price appreciation (5% and 10%) specified by the SEC, and have not been discounted to reflect the present value of such amounts. The assumed rates of stock price appreciation are not intended to forecast the future appreciation of the Common Stock.

(1) Does not include 1,842,190 options issued as a result of the exercise or cancellation of an aggregate of 1,842,190 warrants.

(2) Does not include 1,842,188 options issued as a result of the exercise or cancellation of an aggregate of 1,842,188 warrants.

(3) Does not include 385,313 options issued as a result of the exercise or cancellation of an aggregate of 385,313 warrants.

(4) Does not include 46,516 options issued as a result of the exercise or cancellation of an aggregate of 46,516 options.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table provides information on stock option exercises during 1999 by the named executive officers and the value at December 31, 1999 of unexercised in-the-money options held by each of the named executive officers of CoreComm.

 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR-END AND FISCAL YEAR-END OPTION

                                                                  NUMBER OF
                                                                  SECURITIES           VALUE OF
                                                                  UNDERLYING         UNEXERCISED
                                                                 UNEXERCISED         IN-THE-MONEY
                                                                   OPTIONS            OPTIONS AT
                                   SHARES                        AT FY-END(#)         FY-END($)*
                                 ACQUIRED ON       VALUE       EXERCISABLE(E)/     EXERCISABLE(E)/
NAME                             EXERCISE(#)    REALIZED($)    UNEXERCISABLE(U)    UNEXERCISABLE(U)
----                             -----------    -----------    ----------------    ----------------
Barclay Knapp..................   1,426,301     25,743,732         605,777(E)        16,753,423(E)
                                                                 1,473,750(U)        29,177,487(U)
George S. Blumenthal...........   1,380,104     25,733,733         431,581(E)         9,328,391(E)
                                                                 1,473,750(U)        27,379,512(U)
Richard J. Lubasch.............     293,694      4,978,686         151,545(E)         4,401,974(E)
                                                                   332,250(U)         6,824,977(U)
Patty J. Flynt.................          --             --         131,063(E)         3,015,673(E)
                                                                   400,502(U)         7,574,943(U)
Gregg N. Gorelick..............      46,516        606,103         100,210(E)         3,317,804(E)
                                                                    98,704(U)         2,742,290(U)

---------------
* Based on the closing price on the Nasdaq on December 31, 1999 of $39.58.

  Option Plans

     In 1998, our board of directors adopted the CoreComm Limited 1998 Stock Option Plan and in 1999, our board of directors adopted the CoreComm Limited 1999 Stock Option Plan, reserving under these plans shares for issuance to employees and directors.

     The purpose of our stock option plans is to encourage stock ownership by its employees and non-employee directors, and the employees and non-employee directors of our divisions, subsidiary corporations and other affiliates, so as to encourage our employees to continue being employed by us and to put forth maximum efforts for the success of our business. Under our stock option plans, grants may be made of options to acquire shares of our common stock. The options may be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. The terms of options granted under our stock option plans, including provisions regarding vesting, exercisability, exercise price and duration, are generally set by the compensation committee of our board of directors. In general, options under our plans are 20% vested at grant and vest 20% each January 1 after they are granted, until they are fully vested.

     In January 1999, CoreComm, Inc., one of our wholly-owned subsidiaries, adopted a stock option plan. Options granted under that plan were not to be become exercisable unless and until there was either a registered public offering of CoreComm, Inc.'s common stock or a spin-off of CoreComm, Inc. However, under the terms of the options granted under that plan, we reserved the right to cancel the plan and issue new options in CoreComm Limited. In March 2000, the compensation and option committee of our board of directors approved the cancellation of the CoreComm, Inc. plan and the issuance of options in CoreComm Limited to eligible employees of CoreComm, which resulted in the issuance of options to purchase approximately 2.7 million shares of CoreComm Limited common stock. The strike prices of the new grants are approximately 30% of the fair market value of our common stock on the date of the board approval, $14.55. Eligibility for receiving the new grants was determined by, among other things, continued employment with CoreComm.

     In connection with our acquisition of Voyager in September 2000, our board adopted the CoreComm Limited 2000 Special Voyager Stock Option Plan. Under the Voyager stock option plan, each option to acquire a share of Voyager common stock that was outstanding at the time of the Voyager merger was converted into an option to acquire 0.733 of a share of our common stock. The maximum number of shares that can be issued under the Voyager stock option plan is 2,311,259. Each option granted under the Voyager stock option plan is fully vested and currently exercisable. The options may be "incentive stock options" under Section 422 of the Internal Revenue Code.

     Also in September, 2000, our board adopted the CoreComm Limited 2000 Special ATX Stock Option Plan. The purpose of the ATX stock option plan is to grant options as well as a small number of shares to some of our employees. These options and shares are intended to fulfill an obligation to the holders of "Phantom Units" granted to employees under a plan formerly in place at our predecessor ATX Telecommunications Services, Inc. The maximum number of shares issuable under this plan is 4,500,000. Options are fully vested when granted and the strike price of these options is approximately 30% of the fair market value of our common stock on the date of grant.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table provides, as of September 30, 2000, information regarding the beneficial ownership of our common stock by (a) each of our executive officers and directors, (b) all those directors and executive officers as a group and (c) each person known by us to be the beneficial owner of more than 5% of any class of our voting securities as calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934.

                                                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                             -----------------------------------------------------
                                                            PRESENTLY
                                                           EXERCISABLE
                                                             OPTIONS,
                                                           WARRANTS AND
EXECUTIVE OFFICERS, DIRECTORS                 COMPANY      CONVERTIBLE
AND PRINCIPAL STOCKHOLDERS(1)                  STOCK         NOTES(2)        TOTAL      PERCENT(3)
-----------------------------                ----------    ------------    ---------    ----------
Barclay Knapp(4)...........................   1,446,997       985,167      2,432,164       3.39%
George S. Blumenthal(5)....................   1,763,186       800,019      2,563,205       3.59%
Richard J. Lubasch(6)......................     301,081       264,607        565,688          *
Patty J. Flynt.............................     224,695       177,421        402,116          *
Gregg N. Gorelick..........................     125,639       172,141        297,780          *
Ted H. McCourtney(7).......................     142,485       110,642        253,127          *
Del Mintz(8)...............................   1,851,288       119,155      1,970,443       2.78
Alan J. Patricof(9)........................     175,201        93,598        268,799          *
Michael A. Peterson........................      76,332       112,753        189,085          *
Warren Potash(10)..........................      70,464       117,115        187,579          *
All directors and officers as a group (10
  in number)...............................   6,177,368     2,952,618      9,129,986      12.40%
Michael Karp(11)...........................   6,870,071     5,371,650      12,241,721     16.09%
  c/o University City Housing Company
  1062 East Lancaster Avenue, Ste. 30B
  Rosemont, PA 19010
Media/Communications Partners II,
  L.P.(12).................................          --            --             --
Media/Communications Investors L.P.(12)....          --            --             --
  c/o Great Hill Partners
  One Liberty Square/Boston, MA 02109
Ronald Baron(13)...........................   6,090,177       740,052      6,830,229       9.56%
Baron Capital Group, Inc.(13)..............
Bamco, Inc.(13)............................
Baron Capital Management, Inc.(13).........
Baron Asset Fund(13).......................
  767 Fifth Avenue
  New York, NY 10153
Prime 66 Partners L.P.(14).................   3,923,000            --      3,923,000       9.77%
Composite 66, L.P.(14) ....................   1,097,050            --      1,097,050       2.73%
H&S Partners I(14).........................      20,000        73,019         93,019       0.23%
  201 Main Street, Suite 3200
  Fort Worth, Texas 76102

---------------
  *  Represents less than one percent

 (1) Unless otherwise noted, the business address of each person is 110 East 59th Street, New York, NY 10022

 (2) Includes shares of common stock purchased upon the exercise of options which are exercisable or become so in the next 60 days (referred to as presently exercisable options), warrants and shares of

     Common Stock purchased upon the conversion of the Company's 6% Convertible Subordinated Notes due 2006 (referred to as the 6% notes).

 (3) Includes common stock, presently exercisable options, warrants and 6%
     Notes.

 (4) Includes $300,000 of the 6% notes, convertible into 10,952 shares of common stock.

 (5) Includes 4,455 shares of common stock owned by trusts for the benefit of Mr. Blumenthal's children. An additional 6,750 shares of common stock are owned by Mr. Blumenthal's wife, as to which shares Mr. Blumenthal disclaims beneficial ownership. Also includes 584,840 shares of common stock and 168,100 options held by Grantor Retained Annuity Trusts.

 (6) Includes 234 shares of common stock owned by Mr. Lubasch as custodian for his child, as to which shares Mr. Lubasch disclaims beneficial ownership.

 (7) Includes 3,212 shares of common stock held by trusts for the benefit of Mr. McCourtney's children, as to which shares Mr. McCourtney disclaims beneficial ownership.

 (8) Includes 57 shares of common stock owned by Mr. Mintz's wife, as to which shares Mr. Mintz disclaims beneficial ownership. Also includes $700,000 of the 6% notes, convertible into 25,554 shares of common stock.

 (9) Includes 2,395 shares of common stock owned by Mr. Patricof's wife, as to which shares Mr. Patricof disclaims beneficial ownership.

(10) Includes $250,000 of the 6% notes, convertible into 9,126 shares of common stock.

(11) Based upon Schedule 13G, dated October 6, 2000, filed by Michael Karp with the Securities and Exchange Commission (the "SEC"). Mr. Karp disclaims beneficial ownership of 495,933 shares of common stock and 10,000 shares of Series B Preferred Stock, convertible into 311,400 shares of common stock, owned by The Florence Karp Trust.

(12) Based upon           .

(13) Based upon Schedule 13-G (Amendment No. 1), dated February 11, 2000, filed by Ronald Baron, Baron Capital Group, Inc., Bamco, Inc., Baron Capital Management, Inc. and Baron Asset Fund with the SEC and $9,998,774 of the 6% Notes, convertible into 365,052 shares of common stock. Also includes 375,000 warrants.

(14) Based solely upon Schedule 13-G (Amendment No. 1) dated May 24, 2000, filed by Prime 66 Partners, L.P., Composite 66, L.P. and H&S Partners.

                            SELLING SECURITYHOLDERS

CONVERTIBLE NOTES

     The following table provides, as of             , the respective principal
amount of convertible notes beneficially owned and offered by each selling securityholder and the number of shares of common stock underlying those convertible notes. This information has been obtained from the selling securityholders.

                                                            PRINCIPAL AMOUNT OF    UNDERLYING SHARES OF
                                                             CONVERTIBLE NOTES         COMMON STOCK
                                                            BENEFICIALLY OWNED    BENEFICIALLY OWNED AND
SELLING SECURITYHOLDERS                                         AND OFFERED             OFFERED(1)
-----------------------                                     -------------------   ----------------------
AAM/Zazove Institutional Income Fund, L.P.................
Bancroft Convertible Fund, Inc............................
Bankers Trust, Trustee for Chrysler Corp. Emp. #1 Pension
  Plan Dtd 4/1/89.........................................
Baron Capital Partners, L.P...............................
Baron Growth Fund Series of Baron Asset Fund..............
Baron Small Cap Series of Baron Asset Fund................
Bill W. Mintz TTEE Revocable Living Trust.................
BNP Arbitrage SNC.........................................
Caxton International Limited..............................
Charles V. Schaefer, Jr...................................
Chrysler Corporation Master Retirement Trust..............
CIBC World Markets........................................
CIBC World Markets International Arbitrage Corp. .........
Cumber International NV...................................
Cumberland Partners.......................................
C-Valor Ltd...............................................
Del Mintz.................................................
Delta Associates Limited Partnership......................
Deltec Asset Management Corporation.......................
Deutsche Bank Securities Inc..............................
Donaldson, Lufkin & Jenrette Securities Corporation.......
Edwin L. Cox..............................................
Ellsworth Convertible Growth and Income Fund, Inc.........
Fidelity Financial Trust, Fidelity Convertible Securities
  Fund....................................................
Forest Alternative Strategies Fund II LP Series ASI.......
Forest Alternative Strategies Fund II LP Series ASM.......
Forest Fulcrum Fund LP....................................
Forest Global Convertible Fund Series AS..................
Forum Capital Markets LLC.................................
Franklin & Marshall College...............................
Gary L. Mintz.............................................
GLG Global Conv Fund......................................
Irving B. Spitz...........................................
Joan Schapiro.............................................
Lawrence Flinn, Jr. Master Partnership I..................
Lawrence J. Stupski Revocable Trust.......................
Lazard Freres et Compagnie................................
LDG Limited...............................................

                                                            PRINCIPAL AMOUNT OF    UNDERLYING SHARES OF
                                                             CONVERTIBLE NOTES         COMMON STOCK
                                                            BENEFICIALLY OWNED    BENEFICIALLY OWNED AND
SELLING SECURITYHOLDERS                                         AND OFFERED             OFFERED(1)
-----------------------                                     -------------------   ----------------------
Lipper Convertibles, L.P. ................................
Lipper Convertibles Series II, L.P........................
LLT Limited...............................................
LongView Partners.........................................
LongView Partners B, L.P..................................
LongView Partners C, L.P..................................
MainStay Convertible Fund.................................
Mark Mintz................................................
MFS Series Trust I, MPS Convertible Securities Fund.......
MFS Series Trust V, MFS Total Return Fund.................
MFS Series Trust VI, MFS Utilities Fund...................
MFS/Sunlife Series Trust, Utilities Series................
MFS Variable Insurance Trust, MFS Utility Series..........
Morgan Stanley Dean Witter................................
Morgan Stanley Dean Witter Convertible Securities Trust...
Motion Picture Industry Health Plan -- Active Member
  Fund....................................................
Motion Picture Industry Health Plan -- Retiree Member
  Fund....................................................
Museum of Fine Arts, Boston...............................
New Hampshire Retirement System...........................
New York Life Insurance and Annuity Corporation...........
New York Life Insurance Company...........................
OCM Convertible Trust.....................................
Parker-Hannifin Corporation...............................
Partner Reinsurance Company Ltd...........................
Pell Rudman Trust Company.................................
Penn Treaty Network America Insurance Co. ................
Peter E. Haas and Miriam L. Haas..........................
ProMutual.................................................
Putnam Asset Allocation Funds-Balanced Portfolio..........
Putnam Asset Allocation Funds-Conservative Portfolio......
Putnam Balanced Retirement Fund...........................
Putnam Convertible Income-Growth Trust....................
Putnam Convertible Opportunities and Income Trust.........
Radix Associates..........................................
Reliance Insurance Company................................
Rhone-Poulenc Rorer Pension Plan..........................
San Diego County Employees Retirement Association.........
Singer Associates.........................................
Southport Management Partners, L.P. ......................
Southport Partners International, Ltd. ...................
Stanley Knapp.............................................
State Employees' Retirement Fund of the State of
  Delaware................................................
State of Connecticut Combined Investment Funds............
State Street Bank, Custodian for GE Pension Trust.........
Stuart Schapiro...........................................
Sylvan IMA Ltd............................................

                                                            PRINCIPAL AMOUNT OF    UNDERLYING SHARES OF
                                                             CONVERTIBLE NOTES         COMMON STOCK
                                                            BENEFICIALLY OWNED    BENEFICIALLY OWNED AND
SELLING SECURITYHOLDERS                                         AND OFFERED             OFFERED(1)
-----------------------                                     -------------------   ----------------------
The Stupski Family Trust..................................
TQA Master Fund, Ltd. ....................................
TQA Master Plus Fund, Ltd. ...............................
University of Rochester...................................
Value Line Convertible Fund, Inc. ........................
Vanguard Convertible Securities Fund, Inc. ...............
Van Kampen Convertible Securities Fund....................
Van Kampen Harbor Fund Inc. ..............................
Van Kampen Utility Fund...................................
Warren Potash & Maria C. Potash Co - Trustees under Potash
  Living Trust Dtd 10/18/98...............................

---------------
 *  Less than one percent.

(1) The number of shares of common stock underlying the convertible notes is calculated based on a conversion price of $27.39 per share. One preferred stock purchase right is attached to each share of common stock. Additional shares of common stock and associated rights may be issued upon conversion because of downward adjustments in the conversion price in accordance with the terms of the convertible notes.

SERIES B PREFERRED STOCK AND COMMON STOCK

     The following table provides, as of September 30, 2000, the respective number of shares of Series B preferred stock beneficially owned and offered by each selling securityholder, the number of shares of common stock issuable upon conversion of those shares of Series B preferred stock and the number of other shares of common stock beneficially owned by that securityholder. This information has been provided to us by the selling securityholders.

                                                                    SHARES OF COMMON
                                             SHARES OF SERIES B   STOCK UNDERLYING THE    OTHER SHARES OF
                                              PREFERRED STOCK      SERIES B PREFERRED       COMMON STOCK
                                             BENEFICIALLY OWNED    STOCK BENEFICIALLY    BENEFICIALLY OWNED
SELLING SECURITYHOLDER                          AND OFFERED       OWNED AND OFFERED(1)      AND OFFERED
----------------------                       ------------------   --------------------   ------------------
Michael Karp...............................       172,500(2)(3)        5,372,158(4)(3)       6,870,071(5)(3)
Debra Buruchian............................        38,750              1,206,789             1,921,742
Thomas Gravina.............................        38,750              1,206,789             1,921,742
The Florence Karp Trust....................        10,000                311,429               495,933

---------------
(1) The number of shares of common stock underlying the shares of Series B preferred stock is calculated based on a minimum conversion price of $32.11 per share. One preferred stock purchase right is attached to each share of common stock. Additional shares of common stock and associated rights may be issued upon conversion of the Series B preferred stock because of downward adjustments in that conversion price in accordance with the terms of the Series B preferred stock. Additional shares of common stock and associated rights may be issued as dividends on the Series B preferred stock.

(2) Includes 10,000 shares of Series B preferred stock held by The Florence Karp Trust.

(3) Mr. Karp disclaims beneficial ownership of all securities held by The Florence Karp Trust, and this report shall not be deemed an admission that Mr. Karp is the beneficial owner of such securities for purposes of Rule 13d-3 under the Exchange Act or for any other purpose.

(4) Includes 311,429 shares of common stock underlying the 10,000 the Series B preferred stock held by The Florence Karp Trust.

(5) Includes 495,933 shares of common stock held by The Florence Karp Trust.

     Generally, only selling securityholders identified in the foregoing tables who beneficially own the offered securities set forth opposite their respective names may sell offered securities under the registration statement, of which this prospectus forms a part. We may from time to time include additional selling securityholders in supplements to this prospectus.

     Except as described below, none of the selling securityholders listed above has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. This prospectus relates to the offer on a delayed or continuous basis as provided in Rule 415 under the Securities Act of all of the securities listed in the tables above. The selling securityholders may sell all, none or a part of the securities listed above. Accordingly, no estimate can be given as to the amount or percentage of the securities that will be held by the selling securityholders after any given sale. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since the date of this prospectus in transactions exempt from the registration requirements of the Securities Act.

     Del Mintz and Warren Potash have been our directors since March 1998. They were also directors of CCPR from February 1992 until its sale in 1999. Bill W. Mintz is the brother of Del Mintz. Mark Mintz and Gary L. Mintz are sons of Del Mintz. Donaldson, Lufkin & Jenrette Securities Corporation was an initial purchaser of the initial offering of the convertible notes, and has informed us that it expects to make a market in the convertible notes. Please refer to the section entitled "Risk Factors -- You may find it difficult to sell your convertible notes." Baron Capital Partners, L.P., Baron Growth Fund Series of Baron Asset Fund and Baron Small Cap Series of Baron Asset Fund are affiliates of Ronald Baron, Baron Capital Group, Inc., Bamco, Inc., Baron Capital Management, Inc. and Baron Asset Fund, which beneficially own 14.86% of our common stock.

     ATX changed its name to "CoreComm Limited" on September 29, 2000 in connection with the closing of the merger transaction with our predecessor, CoreComm Limited, a Bermuda corporation. Prior to the merger, Michael Karp was the Chief Executive Officer, Chairman and Secretary of ATX and held 65.0% of its outstanding capital stock. Prior to the merger, Debra Buruchian and Thomas Gravina were each a Co-President, Co-Chief Operating Officer, Assistant Secretary and Director of ATX, and each held 15.5% of ATX's outstanding capital stock. The Florence Karp Trust is for the benefit of Michael Karp's children and, prior to the merger, held 4.0% of ATX's outstanding capital stock. Mr. Karp has no power to direct the voting of the shares held by The Florence Karp Trust and disclaims beneficial ownership of those shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CONFLICTS OF INTEREST

     Many of our officers and directors are also officers and directors of other companies in our industry and some are employed by our affiliates. Their duties to these companies may require significant amounts of their attention and may also present conflicts of interest, either of which may impede their ability to make decisions for us. Please refer to the section entitled "Risk Factors."

SERVICES PROVIDED BY NTL INCORPORATED

     NTL, an historical affiliate of ours shares some resources with us, such as office space and employees. NTL provides us and our subsidiaries with management, financial, legal and technical services, access to office space and equipment and use of supplies. Amounts charged to us by NTL consist of salaries and direct costs allocated to us where identifiable, and a percentage of the portion of NTL's corporate overhead which cannot be specifically allocated to NTL (which is agreed upon by our board of directors and the board of directors of NTL). It is not practicable to determine the amounts of these expenses that would be incurred if we were to operate as an unaffiliated entity. In our opinion, this allocation method is reasonable. For the six months ended June 30, 2000 and for year ended December 31, 1999 and for the period from April 1, 1998 (date operations commenced) to December 31, 1998, NTL charged us $649,000, $2,330,000 and $313,000, respectively.

     In 1998, the percentage of NTL's non-allocated overhead that was charged to us was 30 percent. This percentage increased to 50% because two other companies that had been sharing these expenses have been sold.

     We provide NTL with access to office space and equipment and the use of supplies. In the fourth quarter of 1999, we began charging NTL a percentage of our office rent and supplies expense. It is not practicable to determine the amounts of these expenses that would have been incurred had we operated as an unaffiliated entity. In our opinion, this allocation method is reasonable. For the six months ended June 30, 2000, and the year ended December 31, 1999, we charged NTL $123,000 and $62,000, respectively, which reduced corporate expenses.

OTHER SERVICES

     Through our subsidiary, CoreComm Newco, Inc., we currently provide billing and software development services to subsidiaries of NTL, and historically provided such services to Cellular Communications of Puerto Rico, Inc., the company from which we were spun-off in 1998. We believe that these transactions are priced on an arm's length basis. General and administrative expenses were reduced by $468,000, $800,000, $275,000, $138,000 and $217,000 for the six
months ended June 30, 2000, the year ended December 31, 1999, the period from April 1, 1998 (date operations commenced) to December 31, 1998, the period from January 1, 1998 to May 31, 1998, and the year ended December 31, 1997, respectively, as a result of these charges.

PROPERTIES AND FACILITIES OF THE BUSINESS FORMERLY OPERATED BY ATX

     The former ATX headquarters and executive offices and primary technical operations facility are leased from entities controlled by Michael Karp, the former Chief Executive Officer and principal stockholder of ATX. We currently pay approximately $1.0 million per year in rent for these facilities and approximately $450,000 per year in rent for the primary technical operations facility. The lease for the former primary technical operations facility currently expires in December 2002. In connection with the ATX merger, these leases have been modified to reflect provisions found in arm's length negotiations for such arrangements, including, without limitation:

     - the landlord is required to give consent to a reasonable sublease, and is entitled to all profits from that sublease;

     - there is a standard recapture right;

     - there is a standard non-disturbance clause;

     - we are no longer obligated to share facilities, employees and/or supplies with the landlord;

     - provisions regarding the purchase of telecommunications services by landlord or other tenants from ATX/CoreComm have been eliminated; and

     - arrangements granting the landlord a percentage of ATX's/CoreComm's revenues have been eliminated.

ATX 401(k) PLAN AND HEALTH BENEFIT PLANS

     Prior to July 1, 2000 ATX's 401(k) plan and ATX's health benefit plans were joint plans with University City Housing. These plans have been amended so that employees of University City Housing do not participate in these ATX plans. ATX's health benefit plans are joint plans with University City Housing. It is expected that these health benefits plans will be separated in February 2001 so that employees of University City Housing will not participate in these plans.

ATX LIABILITY INSURANCE PLANS

     ATX's liability insurance plans were held jointly with University City Housing. In connection with the ATX merger, each of ATX's liability insurance plans were amended so that University City Housing is not be entitled to participate in these plans.

ATX LETTERS OF CREDIT

     Michael Karp has guaranteed or secured letters of credit issued by financial institutions on behalf of ATX. As of March 2000, the aggregate amount of these letters of credit is approximately $667,000. In connection with the ATX merger, we replaced the letters of credit and relieved Mr. Karp of liability under these letters of credit.

LOANS BY ATX TO THOMAS GRAVINA AND DEBRA BURUCHIAN

     During 1999 and 2000, ATX's predecessor, two limited partnerships, made loans to Thomas Gravina, the current Co-President and a stockholder of ATX, and Debra Buruchian, the other current Co-President and also a stockholder of ATX, in the aggregate principle amounts of $2,132,842.32 each. These loans have been satisfied.

INDEBTEDNESS OF ATX TO MICHAEL KARP

     The predecessor entities of ATX were indebted to Michael Karp in the aggregate principle amount of $3.6 million. Approximately $1.45 million of this amount was used to fund operating expenses of ATX. The remaining $2.15 million was used to fund acquisitions of property, plant and equipment by ATX. These loans have been retired.

PROVISION OF SERVICES TO ATX BY UNIVERSITY CITY HOUSING

     University City Housing, an entity controlled by Michael Karp, provided general accounting, cash management, tax return preparation, payroll and human resources services to ATX. ATX paid UCH approximately 0.38% of its gross annual receipts for providing these services. For the year ended December 31, 1999, ATX paid UCH $501,000 for providing these services. For the six months ended June 30, 2000, ATX paid UCH $302,000 for these services. In connection with the ATX merger, we have entered into a transition services agreement with UCH under which UCH will continue to provide these services to us for a limited period of time.

                        DESCRIPTION OF CONVERTIBLE NOTES

GENERAL

     The convertible notes were issued under an indenture, dated as of October 6, 1999, between our predecessor, CoreComm Limited, a Bermuda corporation, and The Chase Manhattan Bank, as trustee. In connection with the merger among CoreComm Bermuda, ATX and Voyager, we assumed all of CoreComm Bermuda's obligations under the indenture pursuant to a supplemental indenture, dated September 29, 2000, between us and The Chase Manhattan Bank, as trustee. The following description is a summary of the material provisions of the indenture. It does not restate this agreement in its entirety. We urge you to read the indenture and registration rights agreement because they, and not this description, define your rights as holders of these convertible notes. A copy of the indenture is filed as an exhibit to the registration statement of which this prospectus forms a part.

     You can find the definitions of terms used in this description under the subheading "Definitions."

     The convertible notes are unsecured obligations, subordinated in right of payment to all our existing and future Senior Debt as described under "--Subordination of Convertible Notes" and convertible into our common stock as described under "--Conversion." The indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of Senior Debt or issuance or repurchase of our securities. The indenture contains no covenants or other provisions to afford protection to holders of the convertible notes in the event of a highly leveraged transaction by us except to the extent described under "--Repurchase at the Option of Holders." The convertible notes are not guaranteed by any of our subsidiaries.

     We conduct all of our operations through our subsidiaries. We depend upon the cash flow of our subsidiaries to meet our obligations, including our obligations under the convertible notes. As a result, the convertible notes are effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries with respect to the cash flow and assets of those subsidiaries.

PRINCIPAL, MATURITY AND INTEREST

     The convertible notes are limited to $175,000,000 aggregate principal amount. The convertible notes mature on October 1, 2006. Interest on the convertible notes accrues at a rate of 6% per annum from the date of original issuance, payable semiannually on April 1 and October 1, commencing on April 1, 2000. We will make each interest payment to the holders of record of the convertible notes on the immediately preceding March 15 and September 15. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

     We are required to pay special interest on the convertible notes under various circumstances, all as further described under the caption "Registration Rights." All references in this section to interest on the convertible notes include any special interest that may be payable and all references to a payment of principal include any premium that may be payable.

     The convertible notes are payable both as to principal and interest on presentation of the convertible notes if in certificated form at the offices or agencies we maintain for such purpose within the City and State of New York or, at our option, payment of interest may be made by check mailed to the holders of the convertible notes at their respective addresses set forth in the register of holders of convertible notes or, if a holder who holds an aggregate principal amount of at least $5.0 million of convertible notes so requests, by wire transfer of immediately available funds to an account previously specified in writing by such holder to us and the trustee. Until otherwise designated by us, our office or agency in New York, will be the offices of the trustee maintained for such purpose. The convertible notes are issued in registered form, without coupons, and in denominations of $1,000 and integral multiples of $1,000.

CONVERSION

     The holder of any convertible note has the right, exercisable at any time after 90 days following the date of original issuance of the convertible note and prior to its maturity, to convert the principal amount of the convertible note (or any portion of it that is an integral multiple of $1,000) into shares of our common stock at $27.39 (originally $41.09), subject to adjustment as described below, which we refer to as the "Conversion Price," except that if a convertible note is called for redemption, the conversion right will terminate at the close of business on the business day immediately preceding the date fixed for redemption. Upon conversion, no adjustment or payment will be made for interest, but if any holder surrenders a convertible note for conversion after the close of business on the record date for the payment of an installment of interest and prior to the opening of business on the next interest payment date, then, notwithstanding conversion, the interest payable on the interest payment date will be paid to the registered holder of the convertible note on the record date. In that event, convertible notes, when surrendered for conversion, need not be accompanied by payment of an amount equal to the interest payable on the interest payment on the portion converted. No fractional shares will be issued upon conversion but a cash adjustment will be made for any fractional interest.

     The Conversion Price is subject to adjustment upon the occurrence of certain events, including:

     (1) the issuance of shares of common stock as a dividend or distribution on the common stock;

     (2) the subdivision or combination of the outstanding common stock;

     (3) the issuance to substantially all holders of common stock of rights or warrants to subscribe for or purchase common stock (or securities convertible into common stock) at a price per share less than the then current market price per share, as defined;

     (4) the distribution of shares of our capital stock (other than common stock), evidences of indebtedness or other assets (excluding dividends in cash, except as described in clause (5) below) to all holders of common stock;

     (5) the distribution, by dividend or otherwise, of cash to all holders of common stock in an aggregate amount that, together with the aggregate of any other distributions of cash that did not trigger a Conversion Price adjustment to all holders of our common stock within the 12 months preceding the date fixed for determining the stockholders entitled to such distribution and all Excess Payments in respect of each tender offer or other negotiated transaction by us or any of our Subsidiaries for common stock concluded within the preceding 12 months not triggering a conversion price adjustment, exceeds 15% of the product of the current market price per share (determined as set forth below) on the date fixed for the determination of stockholders entitled to receive such distribution times the number of shares of common stock outstanding on such date;

     (6) payment of an Excess Payment in respect of a tender offer or other negotiated transaction by us or any of our subsidiaries for common stock, if the aggregate amount if such Excess Payment, together with the aggregate amount of cash distributions made within the preceding 12 months not triggering a conversion price adjustment and all Excess Payments in respect of each tender offer or other negotiated transaction by us or any of our subsidiaries for common stock concluded within the preceding 12 months not triggering a conversion price adjustment, exceeds 15% of the product of the current market price per share on the expiration of the tender offer or the consummation of the other negotiated transaction, as the case may be, times the number of shares of common stock outstanding on that date; and

     (7) the distribution to substantially all holders of common stock of rights or warrants to subscribe for securities (other than those referred to in clause (3) above). In the event of a distribution to substantially all holders of common stock of rights to subscribe for additional shares of our capital stock (other than those referred to in clause (3) above), we may, instead of making any adjustment in the Conversion Price, make proper provision so that each holder of a convertible note who converts the convertible note after the record date for the distribution and prior to the expiration or redemption of the rights will be entitled to receive upon that conversion, in addition to shares of common stock, an appropriate number of rights. No adjustment of the Conversion Price will be made until cumulative adjustments amount to one percent or more of the Conversion Price as last adjusted.

     If we reclassify or change our outstanding common stock, or consolidate with or merge into or transfer or lease all or substantially all of our assets to any person, or we are a party to a merger that reclassifies or changes our outstanding common stock, the convertible notes will become convertible into the kind and amount of securities, cash or other assets which the holders of the convertible notes would have owned immediately after the transaction if the holders had converted the convertible notes immediately before the effective date of the transaction.

     The indenture also provides that if rights, warrants or options expire unexercised the Conversion Price shall be readjusted to take into account the actual number of warrants, rights or options which were exercised.

     In the indenture, the "current market price" per share of common stock on any date is deemed to be the average of the daily market prices for the shorter of (1) 10 consecutive business days ending on the last full trading day on the exchange or market referred to in determining the Daily Market Prices prior to the time of determination (as defined in the indenture) or (2) the period commencing on the date next succeeding the first public announcement of the issuance of rights or warrants or distribution through the last full trading day prior to the time of determination.

     We are permitted to make such reductions in the Conversion Price as we, in our discretion, determine to be advisable in order that any stock dividend, subdivision of shares, distribution or rights to purchase stock or securities or distribution of securities convertible into or exchangeable for stock made by us to our stockholders will not be taxable to the recipients.

SUBORDINATION OF CONVERTIBLE NOTES

     The convertible notes are subordinate in right of payment to all of our existing and future Senior Debt. The indenture does not restrict the amount of Senior Debt or other Indebtedness of us or any Subsidiary of us. As of June 30, 2000, on a pro forma basis, after giving effect to the financing transactions we completed in connection with the acquisitions of ATX and Voyager, the convertible notes would have been subordinated to $75.0 million of outstanding indebtedness under our $150.0 million senior secured credit facility and approximately $108.7 million of senior unsecured notes.

     As of June 30, 2000, on a pro forma basis, after giving effect to the financing transactions we completed in connection with the acquisitions of ATX and Voyager, the convertible notes would have been effectively subordinated to $33.3 million of indebtedness, and $121.1 million of other liabilities of our subsidiaries. In addition, our subsidiaries have guaranteed our repayment obligations under the $150.0 million senior secured credit facility.

     The payment of the principal of, interest on or any other amounts due on the convertible notes is subordinated in right of payment to the prior payment in full of all our Senior Debt. No payment on account of principal of, redemption of, interest on or any other amounts due on the convertible notes, including, without limitation, any payments on the Change of Control Offer, and no redemption, purchase or other acquisition of the convertible notes may be made unless

     (1) full payment of amounts then due on all Senior Debt have been made or duly provided for pursuant to the terms of the instrument governing that Senior Debt, and

     (2) at the time for, or immediately after giving effect to, any such payment, redemption, purchase or other acquisition, there does not exist under any Senior Debt or any agreement under which any Senior Debt has been issued, any default that has not been cured or waived and which has resulted in the full amount of the Senior Debt being declared due and payable. In addition, the indenture provides that if any of the holders of any issue of Senior Debt notify (the "Payment Blockage Notice") us and the trustee that a default has occurred giving the holders of the Senior Debt the right to accelerate the maturity of the convertible notes, no payment on account of principal, redemption, interest, special interest, if any, or any other amounts due on the convertible notes and no purchase, redemption or other acquisition of the convertible notes will be made for the period (the "Payment Blockage Period") commencing on the date notice is received and ending on the earlier of:

        (A) the date on which the default was cured or waived, or

        (B) 180 days from the date notice is received. Notwithstanding the foregoing, only one Payment Blockage Notice with respect to the same event of default or any other events of default existing and unknown to the person giving notice at the time of notice on the same issue of Senior Debt may be given during any period of 360 consecutive days unless the event of default or other events of default have been cured or waived for a period of not less than 90 consecutive days. No new Payment Blockage Period may be commenced by the holders of Senior Debt during any period of 360 consecutive days unless all events of default which triggered the preceding Payment Blockage Period have been cured or waived.

     Upon any distribution of its assets in connection with any dissolution, winding-up, liquidation or reorganization of us or acceleration of the principal amount due on the convertible notes because of any Event of Default, all Senior Debt must be paid in full before the holders of the convertible notes are entitled to any payments whatsoever.

     As a result of these subordination provisions, in the event of our insolvency, holders of the convertible notes may recover ratably less than our general creditors.

     If the payment of the convertible notes is accelerated because of an Event of Default, we or the trustee shall promptly notify the holders of Senior Debt or the trustee(s) for the Senior Debt of the acceleration. We may not pay the convertible notes until five days after the holders or trustee(s) of Senior Debt receive notice of the acceleration and, after which we may pay the convertible notes only if the subordination provisions of the indenture otherwise permit payment at that time.

     In the event that notwithstanding anything to the contrary contained in this section, the trustee or any holder of convertible notes receives any payment or distribution of our assets of any kind in contravention of any of the terms of the indenture, whether in cash, property or securities, including, without limitation by way of set-off or otherwise, in respect of the convertible notes before all Senior Debt is paid in full, then the payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Debt, and will be immediately paid over or delivered to the holders of Senior Debt or their representative or representatives to the extent necessary to make payment in full of all Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holder of Senior Debt.

     The convertible notes are our exclusive obligations. Since our operations are conducted through our Subsidiaries, our cash flow and our consequent ability to service debt, including the convertible notes, depends upon the earnings of our Subsidiaries and the distribution of those earnings to, or under loans or other payments of funds by those Subsidiaries to, us. The payment of dividends and the making of loans and advances to us by our Subsidiaries may be subject to statutory or contractual restrictions, depend upon the earnings of those Subsidiaries and are subject to various business considerations.

     Our right to receive assets of any of our Subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the convertible notes to participate in those assets) is effectively subordinated to the claims of that Subsidiary's creditors (including trade creditors), except to the extent that we are recognized as a creditor of that Subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that Subsidiary and any indebtedness of that Subsidiary senior to that held by us.

     The indenture does not limit the amount of additional indebtedness, including Senior Debt, which we can create, incur, assume or guarantee, nor will the indenture limit the amount of indebtedness and other liabilities which any Subsidiary can create, incur, assume or guarantee.

OPTIONAL REDEMPTION

     Except as set forth under "--Optional Tax Redemption," the convertible notes are not redeemable at our option prior to October 1, 2002. After that date, the convertible notes are subject to redemption at our option, in whole or in part, after not less than 30 nor more than 60 days' notice, at the redemption prices set forth below, expressed as percentages of principal amount plus accrued and unpaid interest on those amounts, in each case, to the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

YEAR                                                        PERCENTAGE
----                                                        ----------
2002......................................................   103.429%
2003......................................................   102.571%
2004......................................................   101.714%
2005......................................................   100.857%
2006......................................................   100.000%

     In each case of a redemption of any convertible notes referred to under "-- Optional Tax Redemption," redemption of the convertible notes will be made at their principal amount together with accrued and unpaid interest and special interest, if any, to the applicable redemption date.

OPTIONAL TAX REDEMPTION

     The provisions described in this section "Optional Tax Redemption" will only apply should we ever cease to be organized under the laws of any state of the United States.

     The convertible notes may be redeemed at our option, in whole but not in part, after not less than 30 nor more than 60 days' prior notice, at any time at a redemption price equal to their principal amount together with accrued and unpaid interest to the date fixed for redemption if there has occurred any change in or amendment to the laws (or any regulations or official rulings) of any Other Relevant Jurisdiction (as defined below), or any change in or amendment to the official application or interpretation of those laws, regulations or rulings (a "Change in Tax Law"), which become effective after the Issuance Date, as a result of which we are or would be required on the next succeeding Interest Payment Date to pay Additional Amounts with respect to the convertible notes with respect to withholding taxes imposed by any Other Relevant Jurisdiction, (or any political subdivision or taxing authority thereof or therein) (a "Withholding Tax") and the Withholding Tax is imposed at a rate that exceeds the rate (if any) at which Withholding Tax was imposed on the Issuance Date; provided, however, that

     (1) this paragraph does not apply to the extent that, at the Issuance Date it was known or would have been known had professional advice of a nationally recognized accounting firm in any Other Relevant Jurisdiction, as the case may be, been sought, that a Change in Tax Law in any Other Relevant Jurisdiction, was to occur after the Issuance Date;

     (2) no notice of redemption may be given earlier than 90 days prior to the earliest date on which we would be obliged to pay the Additional Amounts were a payment in respect of the convertible notes then due;

     (3) at the time the notice of redemption is given, the obligation to pay the Additional Amounts remains in effect; and

     (4) the payment of the Additional Amounts cannot be avoided by the use of any reasonable measures available to us.

     The convertible notes may also be redeemed, in whole but not in part, at any time at a redemption price equal to their principal amount plus accrued and unpaid interest and special interest, if any, to the date fixed for redemption if the person formed after the Issuance Date by a consolidation, amalgamation, reorganization or reconstruction (or other similar arrangement) of us or the person into which we are merged after the Issuance Date or to which we convey, transfer or lease our properties and assets after the Issuance Date substantially in entirety (collectively, a "Subsequent Consolidation") is required, as consequence of the Subsequent Consolidation and as a consequence of a Change in Tax Law in any Other Relevant Jurisdiction occurring after the date of the Subsequent Consolidation to pay Additional Amounts with respect to Withholding Tax on the convertible notes and the Withholding Tax is imposed at a rate that exceeds the rate (if any) at which Withholding Tax was or would have been imposed on the date of the Subsequent Consolidation; provided, however, that this paragraph does not apply to the extent that, at

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the date of the Subsequent Consolidation it was known or would have been known had professional advice of a nationally recognized accounting firm in any Other Relevant Jurisdiction been sought, that a Change in Tax Law in any Other Relevant Jurisdiction was to occur after that date. We will also pay, or make available for payment, to holders on the redemption date any Additional Amounts (as described, but subject to the exceptions referred to, under "Additional Amounts") resulting from the payment of the redemption price.

MANDATORY REDEMPTION AND REPURCHASE

     We are not required to make mandatory redemption or sinking fund payments with respect to the convertible notes. We are required to make a Change of Control Offer with respect to a repurchase of the convertible notes under the circumstances described under the caption "Repurchase at the Option of Holders."

REPURCHASE AT THE OPTION OF HOLDERS

     If a Change of Control occurs, each holder of convertible notes has the right to require us to repurchase all or any part of the holder's convertible notes equal to $1,000 or an integral multiple of $1,000, under the Change of Control Offer at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, as of the date of purchase. We refer to the payment as the Change of Control Payment. Within 40 days following any Change of Control, we will mail a notice to each holder, stating:

     (1) that the Change of Control Offer is being made under the covenant entitled "Change of Control" and that all convertible notes tendered will be accepted for payment;

     (2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 40 days from the date the notice is mailed. This date is referred to as the Change of Control Payment Date;

     (3) that interest will continue to accrue on any convertible notes not tendered, as provided in the convertible notes;

     (4) that, unless we default in the payment of the Change of Control Payment, with respect to all convertible notes accepted for payment under the Change of Control Offer, interest will cease to accrue after the Change of Control Payment Date;

     (5) that holders electing to have any convertible notes purchased under a Change of Control Offer will be required to surrender the convertible notes, with the form entitled Option of Holder to Elect Purchase on the reverse of the convertible notes completed, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

     (6) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of convertible notes delivered for purchase, and a statement that the holder is withdrawing his election to have the convertible notes purchased; and

     (7) that holders whose convertible notes are being purchased only in part will be issued new convertible notes equal in principal amount to the unpurchased portion of the convertible notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount.

     We will comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the convertible notes in connection with a Change of Control.

     On the Change of Control Payment Date, we will, to the extent lawful,

     (1) accept for payment convertible notes or portions of convertible notes tendered under the Change of Control Offer,

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     (2) deposit with the paying agent an amount equal to the Change of Control
         Payment in respect of all convertible notes or portions of convertible notes tendered and

     (3) deliver or cause to be delivered to the trustee the convertible notes accepted together with an Officers' Certificate stating the convertible notes or portions of convertible notes tendered to us.

     The paying agent will promptly mail to each holder of convertible notes accepted, or, if the holder requests, wire transfer immediately available funds to an account previously specified in writing by the holder to us and the paying agent, payment in an amount equal to the purchase price for the convertible notes. The trustee will promptly authenticate and mail to each holder a new convertible note equal in principal amount to any unpurchased portion of the convertible notes surrendered, if any; provided that each new convertible note will be in a principal amount of $1,000 or an integral multiple of $1,000. We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     Except as described above with respect to a Change of Control, the indenture does not contain any other provision that permits the holders of the convertible notes to require that we repurchase or redeem the convertible notes in the event of a takeover, recapitalization or similar restructuring. The Change of Control Offer requirement of the convertible notes may, in certain circumstances, make more difficult or discourage a takeover of us, and, thus, the removal of incumbent management. Management has not entered into any agreement or plan involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into various transactions including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit ratings.

     Our ability to pay cash to the holders of convertible notes under a Change of Control Offer may be limited by our then existing financial resources. See "Risk Factors." Any future credit facilities or other agreements relating to our or our subsidiaries' indebtedness may contain prohibitions or restrictions on our ability to effect a Change of Control Payment. In the event a Change of Control occurs at a time when such prohibitions or restrictions are in effect, we could seek the consent of our lenders to the purchase of convertible notes and other Indebtedness containing change of control provisions or could attempt to refinance the borrowings that contain those prohibitions or restrictions. If we do not obtain such consents or repay such borrowings, we will be effectively prohibited from purchasing the convertible notes. In that case, our failure to purchase tendered convertible notes would constitute an Event of Default under the indenture. Moreover, the events that constitute a Change of Control under the indenture may constitute events of default under our future debt instruments or credit agreements of us or our subsidiaries. Those events of default may permit the lenders under the debt instruments or credit agreements to accelerate the debt and, if that debt is not paid or repurchased, to enforce their security interests in what may be all or substantially all of the assets of our Subsidiaries. Therefore, our ability to raise cash to repay or repurchase the convertible notes may be limited.

     We will not be required to make a Change of Control Offer in the event we enter into a transaction with management or our affiliates who are Permitted Holders. The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of all or substantially all of our assets. Although there is a developing body of case law interpreting the phrase substantially all, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of convertible notes to require us to repurchase those convertible notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of us and our Subsidiaries to another Person may be uncertain.

ADDITIONAL AMOUNTS

     The provisions described in this section "Additional Amounts" will only apply should we ever cease to be organized under the laws of any state of the United States.

     All payments made by us on the convertible notes will be made without deduction or withholding, for or on account of, any and all present or future taxes, duties, assessments, or governmental charges of
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

whatever nature unless the deduction or withholding of the taxes, duties, assessments or governmental charges is required by law. If any deduction or withholding for or on account of any present or future taxes, assessments or other governmental charges of any jurisdiction other than the United States in which we or a successor corporation is organized (or any political subdivision or taxing authority thereof or therein) ("Other Relevant Jurisdiction") is at any time required in respect of any amounts to be paid by us under the convertible notes, we will pay or cause to be paid the additional amounts ("Additional Amounts") as may be necessary in order that the net amounts received by a holder of a convertible note after the deduction or withholding is not less than the amounts specified in the convertible note to which the holder is entitled; provided, however, that we are not required to make any payment of Additional Amounts for or on account of:

     (a) any tax, assessment or other governmental charge to the extent such tax, assessment or other governmental charge would not have been imposed but for (i) the existence of any present or former connection between the holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, the holder, if the holder is an estate, nominee, trust, partnership or corporation), other than the holding of a convertible note or the receipt of amounts payable in respect of a convertible note and any Other Relevant Jurisdiction or any political subdivision or taxing authority thereof or therein, including, without limitation, the holder (or the fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or (ii) the presentation of a convertible note (where presentation is required) for payment on a date more than 30 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later, except to the extent that the holder would have been entitled to Additional Amounts had the convertible note been presented on the last day of that period of 30 days;

     (b) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply by the holder of a convertible note, or, if different, the beneficial owner of the interest payable on a convertible note, with a timely request of us addressed to the holder or beneficial owner to provide information, documents or other evidence concerning the nationality, residence, identity or connection with the taxing or jurisdiction of the holder or beneficial owner which is required or imposed by a statute, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of that tax, assessment or governmental charge;

     (c) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

     (d) any tax, assessment or other governmental charge which is collectible otherwise than by withholding from payments of principal amount at maturity, redemption amount, Change of Control Payment, interest with respect to a convertible note or withholding from the proceeds of a sale or exchange of a convertible note;

     (e) any tax, assessment or other governmental charge imposed on a holder that is not the beneficial owner of a convertible note to the extent that the beneficial owner would not have been entitled to the payment of any Additional Amounts had the beneficial owner directly held the convertible note;

     (f) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal amount at maturity, redemption amount, Change of Control Payment or interest with respect to a convertible note, if the payment can be made, and is in fact made, without the withholding by any other paying agent located inside the United States; and

     (g)  any combination of items (a), (b), (c), (d), (e) and (f) above.

     If any deduction or withholding for or on account of any present or future taxes, assessments or other governmental charges are imposed by any taxing jurisdiction but that deduction or withholding could be

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

reduced or eliminated under a statute, regulation or administrative practice of the taxing jurisdiction if certain information, document or other evidence is provided by holders or beneficial owners of the convertible notes, we shall provide a timely request addressed to the holders or beneficial owners to provide that information, document or other evidence.

     All references to interest on the convertible notes in the indenture or the convertible notes include any Additional Amounts payable to us under this paragraph.

SELECTION AND NOTICE

     If less than all of the convertible notes are to be redeemed at any time, selection of convertible notes for redemption will be made by the trustee in compliance with the requirements of any securities exchange on which the convertible notes are listed. In the absence of any requirements of any securities exchange or if the convertible notes are not listed, selection of the convertible note to be redeemed will be made on a pro rata basis, provided that no convertible notes of $1,000 or less will be redeemed in part. Notice of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of convertible notes to be redeemed at its registered address. If any convertible note is to be redeemed in part only, the notice of redemption that relates to that convertible note will state the portion of the principal amount to be redeemed. A new convertible note in principal amount equal to the unredeemed portion will be issued in the name of the holder upon cancellation of the original convertible note. On and after the redemption date, interest ceases to accrue on convertible notes or portions of them called for redemption.

COVENANTS

  Sale of Assets

     The indenture provides that we may not sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in any one or more related transactions to another corporation, Person or entity unless:

     (1) The entity or Person to which that sale, assignment, transfer, lease, conveyance or other disposition is made is a corporation organized or existing under the laws of the United States, or any state, the District of Columbia or the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands;

     (2) The entity or Person to which that sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all Obligations pursuant to a supplemental indenture, in a form reasonably satisfactory to the trustee, under the convertible notes and the indenture; and

     (3) Immediately after that transaction no Default or Event of Default exists.

     Limitation on Status as Investment Company

     The indenture provides that we will not, and will not permit any Subsidiary to, conduct its business in a fashion that would cause us to be required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940.

     Reports

     Whether or not required by the rules and regulations of the SEC, so long as any convertible notes are outstanding, we will file with the SEC and furnish to the holders of convertible notes all quarterly and annual financial information required to be contained in a filing with the SEC on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report by our certified independent accountants, in each case, as required by the rules and regulations of the SEC as in effect on the Issuance Date.

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EVENTS OF DEFAULT AND REMEDIES

     The indenture provides that each of the following constitutes an Event of
Default:

     (1) default for 30 days in the payment when due of interest on the convertible notes;

     (2) a default in the payment of principal of any convertible note when due at its stated maturity, upon optional redemption, in connection with a Repurchase Offer, upon declaration, or otherwise;

     (3) the failure by us to comply for 30 days after notice with any of our obligations under the covenants described under "Repurchase at the Option of Holders" and "Sale of Assets" (in each case, other than a failure to purchase convertible notes in connection with a Repurchase Offer);

     (4) failure by us for 60 days after notice to comply with certain other covenants and agreements contained in the indenture or the convertible notes;

     (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Subsidiaries that is a Significant Subsidiary or any group of two or more Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, or the payment of which is guaranteed by us or any of our Subsidiaries that is a Significant Subsidiary or any group of two or more Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the Issuance Date, which default

        (a) is caused by a failure to pay when due principal or interest on that Indebtedness within the grace period provided in that Indebtedness, which payment default continues beyond any applicable grace period or

        (b) results in the acceleration of that Indebtedness prior to its express maturity and, in each case, the principal amount of that Indebtedness, together with the principal amount of any other Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

     (6) failure by us or any Subsidiary of us that is a Significant Subsidiary or any group of two or more Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary to pay final judgments for the payment of money (other than any judgment as to which a reputable insurance company has accepted liability subject to customary terms) aggregating in excess of $10.0 million, which judgments are not paid, wired, discharged or stayed within 60 days after their entry; and

     (7) certain events of bankruptcy or insolvency with respect to us or any of our Subsidiaries that is a Significant Subsidiary or any group of two or more Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary.

     (8) The approval by our shareholders of any merger, amalgamation or consolidation by us (whether or not we are the surviving corporation) and whether or not such merger, amalgamation or consolidation is in one or more related transactions if:

        - the successor corporation, Person or entity

           (A) does not assume all the Obligations, under a supplemental indenture in a form reasonably satisfactory to the trustee, under the convertible notes and the indenture; and

           (B) is not a corporation, Person or entity organized or existing under the laws of the United States, any state, the District of Columbia or the laws of the United Kingdom, the Netherlands, the Netherlands Antilles, Bermuda or the Cayman Islands, or

        - immediately after that transaction, any Default or Event of Default exists.

     If any Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding convertible notes may declare all the convertible notes to be due and payable immediately, subject to the provisions limiting payment described in "--Subordination."

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Notwithstanding the foregoing, in the case of an Event of Default arising from
(i) the events described in clause (8) above or (ii) certain events of bankruptcy or insolvency, with respect to us or any Significant Subsidiary, all outstanding convertible notes will become due and payable without further action or notice. Holders of the convertible notes may not enforce the indenture or the convertible notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding convertible notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the convertible notes notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

     In the event of a declaration of acceleration of the convertible notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (5) above, the declaration of acceleration of the convertible notes will be automatically annulled if:

     (1) the holders of any Indebtedness described in such clause (5) have rescinded the declaration of acceleration in respect of that Indebtedness within 30 days after the date of the declaration,

     (2) the annulment of the acceleration of the convertible notes would not conflict with any judgment or decree of a court of competent jurisdiction, and

     (3) all existing Events of Default, except for nonpayment of principal of or interest on the convertible notes that became due solely because of the acceleration of the convertible notes, have been cured or waived.

     The holders of a majority in aggregate principal amount of the then outstanding convertible notes by notice to the trustee may on behalf of all of the holders waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on or the principal of the convertible notes.

     We are required to deliver to the trustee annually a statement regarding compliance with the indenture, and upon becoming aware of any Default or Event of Default, to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

     None of our directors, officers, employees, incorporators or shareholders has any liability for any of our Obligations under the convertible notes or the indenture or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each holder of the convertible notes by accepting a convertible note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the convertible notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that a waiver of such liabilities is against public policy.

UNCLAIMED MONEY; PRESCRIPTION

     If money deposited with the trustee or paying agent for the payment of principal or interest remains unclaimed for two years, the trustee and the paying agent shall pay the money back to us at our written request. After that, holders of convertible notes entitled to the money must look to us for payment unless an abandoned property law designates another person and all liability of the trustee and the paying agent will cease. Other than as set forth in this paragraph, the indenture does not provide for any prescription period for the payment of interest and principal on the convertible notes.

BOOK-ENTRY, DELIVERY AND FORM

     We will issue the convertible notes in fully registered form, without coupons, in integral multiples of $1,000.

     The convertible notes that were sold to qualified institutional buyers are evidenced by global notes and were deposited with, or on behalf of, DTC and registered in the name of Cede & Co. as DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another DTC nominee or to a successor of DTC or its nominee.

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     Convertible notes that were sold to "accredited investors" (as defined in
Rule 501(a)(1), (2), (3), (4), (5), (6) and (7) under the Securities Act) were initially issued in global form, but were promptly exchanged into registered, certificated form without interest coupons.

     After a sale of convertible notes under this shelf registration statement, convertible notes that were held as global notes with DTC will remain as global notes and convertible notes that were held in certificated form may either be held as global notes with DTC or as notes in certificated form.

     Persons may hold their interests in a global note directly through DTC if they are participants in DTC, or indirectly through organizations that are participants in DTC. Transfers between participants will be effected in accordance with DTC rules and will be settled in clearing house funds.

     Persons who are not DTC participants may own interests in global notes only through DTC participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a DTC participant. So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, we will consider Cede & Co. for all purposes to be the sole holder of the global note. Except as provided in this section or as described in "Exchange of Global Notes for Certificated Notes," owners of beneficial interests in a global note will not have certificates registered in their names, will not receive physical delivery of certificates in definitive registered form, and will not be considered the holders of the convertible notes.

     We will pay interest on and the redemption price or repurchase price of a global note to Cede & Co., as the registered owner, by wire transfer of immediately available funds on each interest payment, redemption or repurchase date. We and the trustee have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note.

     DTC has informed us that its practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their beneficial interests in the global note, unless it has reason to believe that it will not receive payment. Only the DTC participants are responsible for payments to owners of beneficial interests held through them.

     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, a person having a beneficial interest in the principal amount represented by a global note may be unable to pledge its interest to persons or entities that do not participate in the DTC system, due to the lack of a physical certificate evidencing its interest.

     We are not responsible for the performance by DTC or its participants or indirect participants of their obligations. The trustee is also not responsible for such performance. DTC has advised us that it will take any action permitted to be taken by a holder of notes, only at the direction of one or more participants with an interest in a global note, and only with respect to the principal amount as to which the participants have given it a direction.

     DTC has advised us that it is a limited purpose trust company organized under the laws of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchasers of the convertible notes. Certain participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in global notes among participants, it has no obligation to perform or continue to perform these procedures. These procedures may be discontinued at any time.

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EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     A global note is exchangeable for definitive convertible notes in registered certificated form if:

     (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the global notes and we fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

     (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of the certificated notes; or

     (3) there shall have occurred and be continuing a Default or Event of Default with respect to the convertible notes.

     In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next succeeding paragraph, the indenture or the convertible notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the outstanding convertible notes, as applicable, including consents obtained in connection with a tender offer or exchange offer for the convertible notes, and any existing default or compliance with any provision of the indenture or the convertible notes may be waived with the consent of the holders of a majority in aggregate principal amount of then outstanding convertible notes, including consents obtained in connection with a tender offer or exchange offer for the convertible notes.

     Without the consent of each holder affected, an amendment or waiver may not:

      (1) reduce the amount of convertible notes whose holders must consent to an amendment, supplement or waiver,

      (2) reduce the principal of or change the fixed maturity of any convertible note or alter the provisions with respect to the redemption of the convertible notes, except for repurchases of the convertible notes under the covenant described above under the caption "-- Repurchase at the Option of Holders,"

      (3) reduce the rate of or change the time for payment or accrual of interest on any convertible note,

      (4) waive a default in the payment of principal of or interest on any convertible notes, except a rescission of acceleration of the convertible notes by the holders of at least a majority in aggregate principal amount of the convertible notes and a waiver of the payment default that resulted from such acceleration,

      (5) make any convertible note payable in money other than that stated in the convertible notes,

      (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of convertible notes to receive payments of principal of or interest on the convertible notes,

      (7) waive a redemption payment with respect to any convertible note,

      (8) impair the right to convert the convertible notes into common stock,

      (9) modify the conversion or subordination provision of the indenture in a manner adverse to the holders of the convertible notes, or

     (10) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of convertible notes, CoreComm and the trustee may amend or supplement the indenture or the convertible notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated convertible notes in addition to or in place of

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

certificated convertible notes, to provide for the assumption of CoreComm's obligations to holders of the convertible notes in the case of a merger or consolidation or certain transfers or leases, to make any change that would provide any additional rights or benefits to the holders of the convertible notes or that does not adversely affect the legal rights under the indenture of any such holder, or to comply with requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act.

GOVERNING LAW AND JUDGMENTS

     The convertible notes and the indenture will be governed exclusively by and construed in accordance with the laws of the State of New York without giving effect to applicable principles of conflicts of laws to the extent that the application of the law of another jurisdiction would be required thereby.

     CoreComm will submit to the jurisdiction of the United States federal and New York state courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the convertible notes and the indenture. CoreComm has appointed National Registered Agents, Inc. as its authorized agent upon which process may be served in any such action.

CONCERNING THE TRUSTEE

     The indenture contains limitations on the rights of the trustee, should it become a creditor of CoreComm, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The holders of the majority in aggregate principal amount of the then outstanding convertible notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee under the indenture, subject to certain exceptions. The indenture provides that if an Event of Default occurs, which is not cured or waived, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of convertible notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

DEFINITIONS

     Set forth below are selected defined terms used in the indenture. Reference is made to the indenture for a full definition of all terms, as well as certain other terms used in this description of the convertible notes for which no definition is provided.

     "Capital Stock" means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock, including, without limitation, partnership interests.

     "Change of Control" means

     (1) the sale, lease or transfer of all or substantially all of the assets of CoreComm to any "Person" or "group," within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13D-5(b)(1) under the Exchange Act, other than any Permitted Holder,

     (2) the approval by the requisite stockholders of CoreComm of a plan of liquidation or dissolution of CoreComm,

     (3) any "Person" or "group," within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any Permitted Holder, becomes the "beneficial owner", as

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

         defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of all classes of the voting stock of CoreComm and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis, unless, as a result of such transaction, the ultimate direct or indirect ownership of CoreComm is substantially the same immediately after such transaction as it was immediately prior to such transaction, or

     (4) during any period of two consecutive years, individuals who at the beginning of such period constituted CoreComm's board of directors, together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of CoreComm was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of CoreComm's board of directors then in office.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any Indebtedness that is convertible into, or exchangeable for, Capital Stock.

     "Excess Payment" means the excess of (A) the aggregate of the cash and value of other consideration paid by CoreComm or any of its Subsidiaries with respect to shares acquired in a tender offer or other negotiated transaction over (B) the market value of such acquired shares after giving effect to the completion of a tender offer or other negotiated transaction.

     "Exchange Rate Contract" means, with respect to any Person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar agreements, exchange rate insurance and other agreements or arrangements, or combination thereof, the principal purpose of which is to provide protection against fluctuations in currency exchange rates. An Exchange Rate Contract may also include an Interest Rate Agreement.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect on the Issuance Date and are applied on a consistent basis.

     "Guarantee" means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, letters of credit and reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or reimbursement agreements in respect thereof, or representing the balance deferred and unpaid of the purchase price of any property (which purchase price is due more than six months after the placing into service or delivery of such property) including pursuant to capital leases and sale-and-leaseback transactions, or representing any hedging obligations under an Exchange Rate Contract or an Interest Rate Agreement, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness, other than obligations under an Exchange Rate Contract or an Interest Rate Agreement, would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the Guarantee of items which would be included within this definition. The amount of any Indebtedness outstanding as of any date shall be the accreted value thereof, in the case of any Indebtedness issued with original issue discount. Indebtedness shall not include liabilities for taxes of any kind.

     "Interest Rate Agreement" means, with respect to any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement the principal purpose of which is to protect the party indicated therein against fluctuations in interest rates.

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

     "Issuance Date" means the date on which the convertible notes are first authenticated and issued.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Designee" means

     (1) a spouse or a child of a Permitted Holder,

     (2) trusts for the benefit of a Permitted Holder or a spouse or child of a Permitted Holder,

     (3) in the event of the death or incompetence of a Permitted Holder, his estate, heirs, executor, administrator, committee or other personal representative or

     (4) any Person so long as a Permitted Holder owns at least 50% of the voting power of all classes of the voting stock of such Person.

     "Permitted Holders" means George S. Blumenthal, J. Barclay Knapp and their Permitted Designees.

     "Repurchase Offer" means a Change of Control Offer.

     "Senior Debt" means the principal of, interest on and other amounts due on

     (1) our Indebtedness, whether outstanding on the date of the indenture or thereafter created, incurred, assumed or guaranteed by us, for money borrowed from banks or other financial institutions;

     (2) our Indebtedness, whether outstanding on the date of the indenture or thereafter created incurred, assumed or guaranteed by us; and

     (3) our indebtedness under interest rate swaps, caps or similar hedging agreements and foreign exchange contracts, currency swaps or similar agreements: unless, in the instrument creating or evidencing or under which Indebtedness under (1) or (2) is outstanding, it is expressly provided that such Indebtedness is not senior in right of payment to the convertible notes.

     Senior Debt includes, with respect to the obligations described in clauses
(1) and (2) above, interest accruing, pursuant to the terms of such Senior Debt, on or after the filing of any petition in bankruptcy or for reorganization relating to us, whether or not post-filing interest is allowed in such proceeding, at the rate specified in the instrument governing the relevant obligation. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include: (a) Indebtedness of or amounts owed by us for compensation to employees, or for goods or materials purchased in the ordinary course of business, or for services; and (b) Indebtedness of CoreComm to a Subsidiary of CoreComm.

     "Significant Subsidiary" means any Subsidiary of CoreComm which is a "significant subsidiary" as defined in Rule 1-02(v) of Regulation S-X under the Securities Act and the Exchange Act, as such Regulation is in effect on the date of the indenture.

     "Subsidiary" means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

REGISTRATION RIGHTS

     The following summary of provisions of the registration rights agreement is not complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, which is incorporated by reference into the registration statement of which this prospectus forms a part.

     CoreComm Bermuda entered into the registration rights agreement under which it agreed, at its expense, for the benefit of the holders of the offered securities, to file with the SEC the registration statement covering resale of the offered securities. CoreComm Bermuda filed a registration statement on Form S-3 in connection with this obligation. The Form S-3 was declared effective on November 22, 1999. In connection with the ATX merger and in accordance with the registration rights agreement, we have

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

suspended the use of the prospectus contained in the registration statement until a new registration statement, of which this prospectus forms a part, becomes effective. The new registration statement must be kept effective until the earlier of

     (1) the sale under the registration statement of all the offered securities registered under the registration statement and

     (2) subject to certain exceptions, the second anniversary of the issuance of the original convertible notes.

     We will be permitted to suspend the use of this prospectus under circumstances relating to pending corporate developments, public filings with the SEC and similar events. We have agreed to pay predetermined special interest as described in this prospectus with respect to each 90-day period, to holders of offered securities if the registration statement is not timely filed or made effective or if this prospectus is unavailable for periods in excess of those described in the registration rights agreement. Special interest will accrue until the failure to file or become effective or unavailability is cured in respect of any convertible note, at a rate per annum equal to 0.25% for the first 90 day period after the occurrence of the event and with respect to each subsequent 90-day period an amount equal to an increase in the annual interest rate on the convertible notes of 0.25% until all registration defaults have been cured up to a maximum increase in the annual rate of interest on the convertible notes equal to 1.0%.

     Selling securityholders must complete and deliver to us a notice and questionnaire, the form of which was sent to all holders of record known to us, at least three business days prior to any intended distribution of offered securities under the registration statement. Holders of offered securities are required to complete and deliver the questionnaire prior to the effectiveness of the registration statement so that holders may be named as selling securityholders in this prospectus at the time of effectiveness. Upon receipt of a completed questionnaire, together with other information as may be reasonably requested by us, from a selling securityholder following the effectiveness of the registration statement, we will, as promptly as practicable but in any event within five business days of receipt, file such amendments to the registration statement or supplements to this prospectus as are necessary to permit selling securityholders to deliver this prospectus, including any supplements, to purchasers of offered securities (subject to our right to suspend the use of this prospectus as described above). We have agreed to pay special interest in the amount set forth above to holders of offered securities if we fail to make a filing in the time required.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. On September 30, 2000 there were approximately 71,979,000 shares of common stock issued, approximately 70,650,000 shares outstanding and approximately 1,329,000 treasury shares. The following description is qualified in all respects by reference to our certificate of incorporation and our by-laws.

COMMON STOCK

     The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders and do not have cumulative voting rights in the election of directors. Holders of our common stock are entitled to receive proportionately dividends as may from time to time be declared by our board of directors out of funds legally available for the payment of dividends. In the event of our liquidation, dissolution or winding up, holders of our common stock would be entitled to share proportionately in all of our assets available for distribution to holders of our common stock remaining after payment of liabilities and liquidation preference of any outstanding preferred stock. Holders of our common stock have no preemptive rights and have no rights to convert our common stock into any other securities, and there are no redemption provisions with respect to the common stock.

PREFERRED STOCK

     Our by-laws authorize the board of directors to issue one or more series of preferred stock and determine, with respect to any series, the rights, if any, and their qualifications, limitations or restrictions, as are stated in resolutions adopted by the board of directors providing for the issue of the series and as are permitted by the Delaware General Corporation Law.

     The ability of the board of directors to issue one or more series of preferred stock provides increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. The authorized shares of preferred stock, as well as shares of our common stock, are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or applicable rules of any self-regulatory organization. If the approval of our stockholders is not required for the issuance of shares of preferred stock or common stock, the board of directors does not intend to seek stockholder approval. The board of directors will make any determination to issue the shares based on its judgment as to our best interests and the best interests of our stockholders. The board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their shares over the then current market price of such shares.

8.5% SENIOR CONVERTIBLE PREFERRED STOCK, SERIES A

     The following summary the terms of our Series A preferred stock is subject to, and qualified in its entirety by reference to, the provisions of the designated rights and preferences with respect to our Series A preferred stock as set forth in our certificate of incorporation, a copy of which we will provide upon request.

     General. A total of 50,000 shares of Series A preferred stock are issued and outstanding. The par value of the Series A preferred stock is $0.01 per share, and the liquidation value is $1,000 per share. The Series A preferred stock is, and any common stock issued upon the conversion or exchange of, or in connection with the payment of any dividend on or upon redemption of the shares of Series A preferred stock will be, fully paid and nonassessable. We act as our own transfer agent for the shares of Series A preferred stock.

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     Dividends and Ranking.  Each share of Series A preferred stock entitles its holders to receive dividends out of our funds legally available for the payment of dividends prior to and in preference to any declaration or payment of any dividend on any securities junior in dividend rights to the Series A preferred stock, other than dividends payable in the form of junior securities or securities convertible into junior securities, and on a parity with any securities that are designated to be on a parity with the Series A preferred stock. The shares of Series A preferred stock rank on a parity with the shares of Series B preferred stock issued to the ATX stockholders as part of the recapitalization of ATX. Dividends are payable when and as authorized and declared by our board of directors out of funds legally available for dividend payments. Dividends on each share of Series A preferred stock accrue at the yearly rate of 8.5% of the liquidation value of $1,000 per share. Dividends on the Series A preferred stock are cumulative and are payable quarterly in arrears. Dividends accrue whether or not they have been declared and whether or not there are profits, surplus or other funds legally available for the payment of dividends.

     At our option, dividends may be paid in shares of our common stock or in additional shares of Series A preferred stock. If dividends are paid in shares of our common stock, the amount of common stock to be paid will be calculated assuming the common stock has a value equal to the volume weighted average sale price during the prior 25 trading days immediately before the dividend payment record date, and either the issuance of that common stock must be registered under the Securities Act, or the resale of that common stock must be registered under the Securities Act using a shelf registration statement.

     We may not pay any dividends on any junior securities, other than dividends payable in the form of those junior securities, unless all accrued and unpaid dividends required to be paid on the Series A preferred stock and any parity securities for all prior dividend periods have been paid in full and sufficient funds have been set aside for the next scheduled dividend payment date. Likewise, we may not redeem, acquire or repurchase any junior securities, except as required to comply with an employee incentive or benefit plan, unless we are current in our dividend payments on the Series A preferred stock and sufficient funds have been set aside for the next scheduled dividend payment date.

     Liquidation, Dissolution or Winding up. In the event of any voluntary or involuntary liquidation, dissolution or winding up the holders of outstanding shares of Series A preferred stock will be entitled to be paid out of the assets available for distribution to our stockholders after payment of any liquidation values of any securities senior in liquidation rights to the Series A preferred stock and before any securities junior in liquidation rights to the Series A preferred stock.

     If, upon any liquidation, dissolution or winding up the remaining assets available for distribution to our stockholders are insufficient to pay the holders of Series A preferred stock and all other classes or series of stock ranking equal to it with respect to liquidation the full amount to which they are entitled, the holders of Series A preferred stock, together with holders of the equally-ranked preferred stock, will share ratably (based on their relative liquidation values) in any distribution of our remaining assets and funds.

     Voting Rights. Except as otherwise provided below or as otherwise provided by law, holders of Series A preferred stock are not entitled to vote on matters brought before our stockholders.

     We may not either alter, amend or repeal the preferences, special rights or other powers or privileges of the Series A preferred stock, or create or increase the size of any class or series of securities senior to the Series A preferred stock, in either case, without the written consent or affirmative vote of holders of at least 75% of the then outstanding shares of Series A preferred stock. Any amendment that changes the dividend payable on the Series A preferred stock, the conversion price for the shares or the liquidation rights of the shares will require the written consent or affirmative vote of at least 90% of the then outstanding shares of Series A preferred stock.

     Mandatory Redemption. We must redeem the Series A preferred stock on the tenth anniversary of the original date of issuance, to the extent there are funds legally available for such payment. The redemption price will be $1,000 per share, together with accrued and unpaid dividends, payable either, at our option, in cash or in shares of our common stock. If paid in shares of common stock, the redemption

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price will be calculated assuming the common stock has a value equal to the volume weighted average sale price of our common stock during the 25 trading days immediately before the redemption date. Any payment of the redemption price in cash also requires the consent of the holder of the shares being redeemed.

     Optional Redemption. We may redeem the Series A preferred stock at a redemption price of $1,000 per share, together with accrued and unpaid dividends, payable either, at our option, in cash or in shares of common stock, or a combination of cash and shares of common stock, during any of the periods specified below if, at any time, during that period the 25-day volume weighted average sale price of our common stock exceeds the amounts indicated:

                           PERIOD                               STOCK PRICE
                           ------                             ----------------
Second anniversary of original issue date until day before
  third anniversary.........................................  150% of the
                                                              conversion price
Third anniversary of original issue date until day before
  fourth anniversary........................................  200% of the
                                                              conversion price
Fourth anniversary of original issue date until day before
  fifth anniversary.........................................  250% of the
                                                              conversion price

The conversion price is described in the section below entitled "Determination of the Conversion Price."

     In addition, the Series A preferred stock may be redeemed by us at any time following the fifth anniversary of the original issue date at a redemption price of $1,010 per share, together with accrued and unpaid dividends, payable either in cash or in shares of our common stock, or a combination of cash and common stock.

     If we elect to pay all or any portion of the redemption price for shares of Series A preferred stock in shares of common stock, the shares of common stock will be valued based on the volume weighted average sale price of our common stock during the 25 trading days immediately before the redemption date. Any payment of the redemption price in cash also requires the consent of the holder of the shares being redeemed.

     Conversion Rights. At any time, the holders of Series A preferred stock may convert the shares into the number of shares of our common stock determined by dividing the liquidation value of the shares by a number equal to the conversion price as of that time. Furthermore, in the event of a change of control, the holders of the Series A preferred stock will have a one time option to convert the Series A preferred stock into common stock at a special conversion price determined by dividing the liquidation price by the greater of
(a) 7.98, and (b) the price per share of our common stock at which the change of control is occurring.

     Determination of the Conversion Price. The conversion price for a conversion made in the absence of a change of control is as follows:

     - The 50,000 shares of Series A preferred stock originally issued will have an initial conversion price of $14.36.

     - Any additional shares of Series A preferred stock issued in payment of any dividend on the shares of Series A preferred stock will have an initial conversion price equal to 120% of the volume weighted average sale price of our common stock for the 25 trading day period ending immediately prior to the dividend payment record date for the dividend in respect of which those additional shares of Series A preferred stock were issued.

     Adjustments to Conversion Price. The conversion price is subject to adjustments based on changes in capitalization of our common stock such as stock splits, stock dividends, and the like. The conversion price will also be adjusted if, among other things, we issue to substantially all holders of our common stock any rights, options or warrants to subscribe for or purchase shares of our common stock at a price below the then current conversion price.

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     Registration Rights.  The holders of the Series A preferred stock will be entitled to shelf registration rights with respect to the Series A preferred stock and its underlying common stock beginning on the twelve-month anniversary of the date the Series A preferred stock is issued. The shelf registration is required to remain effective for a maximum of five years. In the event that we are not able to effect or maintain the effectiveness of the shelf registration, the holders of the Series A preferred stock will be entitled to demand and "piggy-back" registration rights.

SERIES B SENIOR CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

     The following summary of the terms of our Series B preferred stock is subject to, and qualified in its entirety by reference to, the provisions of the designated rights and preferences with respect to our Series B preferred stock as set forth in our certificate of incorporation, a copy of which we will provide upon request.

     General. A total of 250,000 shares of Series B preferred stock are issued and outstanding. These shares were originally issued on September 29, 2000 in connection with a recapitalization and merger transaction that closed on that day and that resulted in the merger of the businesses previously operated by CoreComm and ATX Telecommunications Services, Inc. As part of that transaction, we also issued to the persons who originally received the shares of Series B preferred stock, shares of common stock and $108,668,636 aggregate principal amount of our senior unsecured notes. Some calculations relating to the shares of Series B preferred stock, including dividend rate adjustments described below under the heading "Dividends" and a conversion price reset provision described below under the heading "Conversion Rights," are determined by reference to whether or not there are outstanding (and if outstanding, the principal amount outstanding of) senior unsecured notes at specified times. For purposes of these provisions, the principal amount of any notes delivered to us by the original holders of the shares of Series B preferred stock in place of a reduction to the principal amount of the senior unsecured notes will be subtracted from the principal amount of the senior unsecured notes deemed to be outstanding on the relevant date.

     The par value of the Series B preferred stock is $0.01 per share, and the liquidation value is $1,000 per share. The Series B preferred stock is, and any common stock issued upon the conversion or exchange of, or in connection with the payment of any dividend on or upon redemption of the shares of Series B preferred stock will be, fully paid and nonassessable. We act as our own transfer agent for the shares of Series B preferred stock.

     Ranking. With respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of our company, the Series B preferred stock ranks:

     - senior to all classes of our common stock and to each other class of capital stock or series of preferred stock except for shares of our Series A preferred stock, and any other shares of our capital stock or series of preferred stock that may be created with terms that do not expressly provide that the class or series ranks senior to or on equally with the Series B preferred stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of our company;

     - equally with shares of our Series A preferred stock and each other class of capital stock or series of preferred stock that may be created with terms that expressly provide that the class or series rank equally with the Series B preferred stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of our company; and

     - subject to conditions that include the affirmative vote or consent of the holders of at least a majority of the outstanding Series B preferred stock, junior to each class of capital stock or series of preferred stock issued by us after September 29, 2000 with terms that expressly provide that the class or series ranks senior to the Series B preferred stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of our company.

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

     Dividends. Holders of the Series B preferred stock will be entitled to receive cumulative dividends at an initial annual rate of $30.00 per share, payable quarterly in arrears out of assets legally available for payment of dividends, on September 30, December 31, March 31 and June 30 each year commencing December 31, 2000, when, if and as declared by our board of directors. The annual dividend will increase to $50.00 per share on September 29, 2001 if, by that date, any of the senior unsecured notes issued by us to the original holders of the Series B preferred stock remain unpaid and to $70.00 per share on March 29, 2002 if, by that date, any of the senior unsecured notes issued by us to the original holders of the Series B preferred stock remain unpaid. At our discretion, we may pay dividends on the Series B preferred stock, either in cash or in shares of our common stock. If we elect to pay shares in the form of shares of common stock, those shares will be valued at 98% of the volume weighted average sale price of the shares of our common stock during the five trading day period ending on the last trading day before the dividend payment date. In addition, if we decide to pay dividends in the form of shares of our common stock to persons who are entitled to exercise rights under a registration rights agreement that we entered into with the original holders of the Series B preferred stock, we will be required to have either issued those shares under an effective Securities Act registration statement, or we will be required to have an effective Securities Act registration statement in place in order to permit the resale of those shares of common stock.

     Dividends on the Series B preferred stock will accumulate and be cumulative from the issue date whether or not they are declared by our board of directors. Dividends will be payable to holders of record as they appear on our stock register on the applicable record dates fixed by our board of directors, which record dates shall not be more than 45 days nor less than five days preceding the payment dates thereof. Dividends payable on the Series B preferred stock for each full dividend period will be computed by dividing the annual rate by four. Dividends payable on the Series B preferred stock for any period less than a full dividend period (based upon the number of days elapsed during the period) will be computed on the basis of a 91 day quarter. The holders of shares of Series B preferred stock will not be entitled to any dividends, whether payable in cash, property or securities, in excess of the full cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments which may be in arrears.

     No dividends or distributions, other than a dividend or distribution with respect to/on any of our stock ranking junior to or ratably with the Series B preferred stock as to dividends and upon liquidation, dissolution or winding up of our Company, may be declared, made or paid or set apart for payment upon any of our stock ranking junior to or on parity with the Series B preferred stock as to dividends or upon liquidation, nor may any stock ranking junior to or on parity with the Series B preferred stock be redeemed, purchased or otherwise acquired for any consideration (or any monies paid to or made available for a sinking fund for the redemption of any shares of our stock) by us (except, in general and in both cases, by conversion into or exchange for our stock ranking junior to or on parity with the Series B preferred stock as to dividends and upon liquidation) unless full cumulative dividends have been or contemporaneously are paid or declared and a sum sufficient for payment of the dividends is set apart for the payment on the Series B preferred stock for all dividend payment periods terminating on or prior to the date of the declaration, payment, redemption, purchase or acquisition.

     Notwithstanding the foregoing, if full dividends have not been paid on the Series B preferred stock and any other preferred stock ranking on parity with the Series B preferred stock as to dividends, dividends may be declared and paid on the Series B preferred stock and the other ratable preferred stock only so long as the dividends are declared and paid pro rata, so that the amounts of dividends declared per share on the Series B preferred stock and the other parity preferred stock will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of the Series B preferred stock and the other parity preferred stock bear to each other. Our ability to declare and pay dividends may be limited by applicable law and the terms of the documents governing our borrowings and other indebtedness.

     Liquidation Preference. In the event of any voluntary or involuntary dissolution, liquidation or winding up of our company, the holders of Series B preferred stock will be entitled to receive and to be
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

paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of our common stock or any other class or series of stock of our company ranking junior to the Series B preferred stock upon liquidation, the stated liquidation preference per share of $1,000, plus accumulated and unpaid dividends, if any, with respect to each share.

     If upon any voluntary or involuntary dissolution, liquidation or winding up of our company, the amounts payable with respect to the stated liquidation preference and accumulated and unpaid dividends of the Series B preferred stock and any other shares of our stock ranking as to any distribution on parity with the Series B preferred stock are not paid in full, the holders of the Series B preferred stock and of the other shares will share pro rata in proportion to the respective liquidation preferences of the Series B Preferred Stock and the other shares. After payment in full of amounts owing to the holders of Series B preferred stock on liquidation, the holders of Series B preferred stock will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all of our property or business, other than in connection with the dissolution, liquidation or winding up of the business, nor our merger or consolidation into or with any other corporation, will be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, of our company.

     Conversion Rights. Each outstanding share of the Series B preferred stock will be convertible at any time at the option of the holder into that number of whole shares of our common stock as is equal to the stated liquidation preference of $1,000, divided by the conversion price in effect at the time that the share of Series B preferred stock is converted. The initial conversion price of the Series B preferred stock is $32.11. On March 29, 2001, the conversion price will be reset as shown in the following chart to reflect any reduction in the principal due on the senior unsecured notes issued by us on September 29, 2000 to the original holders of the shares of Series B preferred stock.

PERCENTAGE OF PRINCIPAL AMOUNT
OF SENIOR UNSECURED NOTES          RESET
REMAINING OUTSTANDING ON THE     CONVERSION
MARCH 29, 2001                     PRICE
------------------------------   ----------
             100%                  $32.11
              91%                  $32.47
              77%                  $33.01
              64%                  $33.44
              59%                  $33.72
              55%                  $33.90
              50%                  $34.08
              32%                  $34.80
              23%                  $35.15
              14%                  $35.51
               9%                  $35.69
               0%                  $36.05

If the percentage of the principal amount of senior unsecured notes remaining outstanding on March 29, 2001 is other than as indicated on the above chart, the conversion price shall be ratably calculated by us based on the values set forth above and will be rounded to the nearest $0.01.

     No fractional shares of common stock or securities representing fractional shares of our common stock will be issued upon conversion. Any fractional interest in a share of our common stock resulting from conversion will be paid in cash based on the last reported sale price of our common stock on the Nasdaq National Market, or any national securities exchange or authorized quotation system on which our common stock is then listed, or authorized for quotation, if not so listed at the close of business on the last trading day before the date of conversion.

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

     The conversion price is subject to further adjustment upon the occurrence of specified events after September 29, 2000 in accordance with the provisions of our certificate of incorporation, including:

     - any payment of a dividend or other distribution payable in shares of our capital stock to all holders of our common stock, other than a dividend or distribution in which the holders of the Series B preferred stock participate;

     - any issuance to all holders of shares of our common stock of rights, options or warrants entitling them for a period of up to 60 days to subscribe for or purchase shares of our common stock or securities convertible into or exchangeable for shares of our common stock at less than the average "current market price" (as defined below) of our common stock during the 10 trading day period ending on the last trading day before the record date of the issuance; however, if the rights, options or warrants are not issued, or expire or are unexercised after issuance, then the conversion price will be readjusted as if the issuance had not occurred with respect to the rights, option or warrants remaining unexercised;

     - any subdivision, combination or reclassification of our common stock;

     - a distribution to all holders of our common stock consisting of evidences of indebtedness, shares of capital stock or assets, including securities, but excluding regular cash dividends or distributions declared in the ordinary course by our board of directors and those dividends, rights, options, warrants and distributions referred to above.

     For purposes of the Series B preferred stock, our certificate of incorporation defines "current market price" as of a particular day of our common stock or any other class of our capital stock or other security issued by us or any other issuer as follows:

     - if the security is then listed or admitted to trading on a national securities exchange in the United States, the last reported sale price, regular way, for the security as reported in the consolidated transaction or other reporting system for securities listed or traded on such exchange, or

     - if the security is quoted on the Nasdaq National Market, the last reported sale price, regular way, for the security as reported on such list, or

     - if the security is not so admitted for trading on any national securities exchange or the Nasdaq National Market, the average of the last reported closing bid and ask prices reported by the Nasdaq National Market as furnished by any member in good standing of the National Association of Securities Dealers, Inc., selected by us from time to time for that purpose or as quoted by the National Quotation Bureau Incorporated, and if no such quotation is available for that day, then the average of the quotations for the last five trading days for which a quotation is available within the last 30 trading days prior to that day, and if five quotations are not available within the 30-trading day period, then our board of directors will determine the current market price on the basis of these quotations as it reasonably and in good faith considers appropriate.

     No adjustment of the conversion price will be required to be made until the cumulative adjustments, whether or not made, amount to 1.0% or more of the conversion price as last adjusted.

     Change of Control. In addition to the conversion provisions described above, upon a change of control of our company, holders of Series B preferred stock will have a one-time option to convert all of their outstanding shares of Series B preferred stock into shares of our common stock at a special conversion price equal to the greater of (1) $5.29 and (2) the "change of control price", as defined below. This conversion option will be exercisable during a period beginning 15 days before and ending 15 days after the change of control.

     Our certificate of incorporation defines "change of control" for purposes of the Series B preferred stock as any of the following events:

     - the sale, lease or transfer of all or substantially all of our assets to any "person or group," as such terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, other than to "permitted holders" (as defined below);

     - the acquisition, directly or indirectly, by any person or group, as such terms are used in Section 13(d)(3) of the Exchange Act, other than permitted holders, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of our total outstanding voting stock, and/or of options or warrants to acquire that percentage of the voting power of our stock, unless 35% or more of the direct or indirect ownership of our corporation in place immediately before that transaction remains in place immediately after that transaction; or

     - during any period of two consecutive years, individuals who at the beginning of that period constituted our board of directors, together with any new directors whose election by the board of directors or whose nomination for election by our shareholders was approved by a vote of a majority of our directors then still in office who were either directors at the beginning of that period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors then in office.

     Our certificate of incorporation defines "change of control price" for purposes of the Series B preferred stock as:

     - the fair market value of the consideration received by a holder of common stock for one share of common stock in a change of control transaction from any successor, acquiror or other third party, or

     - if holders of shares of our common stock do not receive any consideration in a change of control transaction from any successor, acquiror or other third party, the fair market value per share of common stock on the date on which the change of control occurs, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification affecting or relating to the common stock.

     Our certificate of incorporation defines "fair market value" for purposes of the Series B preferred stock as:

     - in the case of cash, the amount of such cash;

     - in the case of stock, the current market price of such stock as of the close of business on the first full trading day following the day on which the transaction resulting in a change of control is first announced; and

     - in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by our board of directors.

     For purposes of the definition of change of control, the term "permitted holders" means each of George S. Blumenthal and J. Barclay Knapp and each of their spouses and children and any trusts established by or for the benefit of any of them and the estate, heirs, executor, administrator, committee or personal representative of any of the foregoing in the event of their death or incompetence and any entity so long as at least 50% of the voting power of such entity is owned by them.

     The phrase "all or substantially all" of our assets is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty whether a sale or transfer is of "all or substantially all" of our assets.

     Exchange at CoreComm's Option. After September 29, 2002, we may exchange the Series B preferred stock for shares of common stock at the then applicable conversion price if during a 20 trading day period ending not earlier than 30 days before the day that we give notice of exchange, our common stock traded at a price equal to at least 125% of the then applicable conversion price. In addition, after September 29, 2005, we may exchange the Series B preferred stock for shares of common stock if the current market price is equal to at least the conversion price for a period of 20 consecutive trading days ending on the last day before the day on which we give notice of our intent to exchange the shares of Series B preferred stock for shares of our common stock.

     We may effect any exchange by delivering notice to the holders of the Series B preferred stock not less than 10 nor more than 60 days prior to the scheduled exchange date.

     In the event that fewer than all the outstanding shares of the Series B preferred stock are to be exchanged, the shares to be exchanged will be determined pro rata.

     Mandatory Redemption. The Series B preferred stock is not subject to any sinking fund or other similar provision. However, on September 29, 2020, we will be required to redeem any shares of Series B preferred stock that then remain outstanding. The redemption price for each share of Series B preferred stock will be $1,000 plus all accrued and unpaid dividends on the share. At our discretion, we may pay the redemption price either in cash or in shares of our common stock. If we elect to pay the redemption price in the form of shares of common stock, those shares will be valued at 98% of the volume weighted average sale price of the shares of our common stock during the five trading days ending on the last trading day before the redemption date.

     If we fail to redeem any outstanding shares of Series B preferred stock on September 29, 2020, then, until we do redeem the outstanding shares of Series B preferred stock, we will be prohibited from directly or indirectly redeeming, purchasing, or otherwise acquiring any parity security or discharging any mandatory or optional redemption, sinking fund or similar obligation in respect of a parity security, except in connection with a redemption, sinking fund or other obligation to be satisfied pro rata with the Series B preferred stock. In addition, if we fail to redeem any outstanding shares of Series B preferred stock on September 29, 2020, then, until we do redeem the outstanding shares of Series B preferred stock, we will be prohibited from paying any dividends on, or making any distributions, redemptions or purchases of, junior securities (other than dividends and distributions payable in shares of, or options, warrants or rights to subscribe for or purchase, shares of, junior securities).

     We may effect a redemption of the shares of Series B preferred stock by delivering notice to the holders of the Series B preferred stock not less than 30 nor more than 60 days prior to the scheduled redemption date.

     Advance Notice of Specified Events.  If at any time:

     - there is any consolidation or merger to which we are a party and for which approval of any of our stockholders is required; or

     - there is a voluntary or involuntary dissolution, liquidation or winding up of our company; or

     - there is a sale, exchange or other conveyance (for cash, shares of stock, securities or other consideration) of all or substantially all of our property and assets except to one of our wholly-owned subsidiaries;

then we will send a notice to the holders of record of the outstanding Series B preferred stock, not less than 10 nor more than 60 days prior to the applicable record date, stating the date on which any reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up is expected to become effective, if known, and the date as of which it is expected that holders of common stock of record will be entitled to exchange their shares of common stock for securities or other property deliverable upon the reclassification, consolidation, merger sale, conveyance, dissolution, liquidation or winding up, if known. The failure to give this required notice or the inadequacy in the notice will not affect the status or validity of corporate action that was required to be described in that notice.

     Voting Rights. Except as described in our certificate of incorporation and as required by applicable law, the holders of Series B preferred stock are not entitled to vote on any matter, including the election of

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

directors. Our certificate of incorporation provides that, as long as any shares of Series B preferred stock are outstanding, we may not amend, alter or repeal any provision of our certificate of incorporation so as to materially adversely affect the preferences, special rights, powers or privileges of the shares of Series B preferred stock, without the affirmative vote or written consent of the holders of a majority of the number of shares of Series B preferred stock at the time outstanding. In addition, our certificate of incorporation also provides that, as long as any shares of Series B preferred stock are outstanding, we may not create any class or series of our capital stock ranking senior to the shares of Series B preferred stock with respect to rights to receive payment of dividends or rights to receive distributions of assets upon our liquidation, dissolution or winding up without the affirmative vote or written consent of the holders of a majority of the number of shares of Series B preferred stock then outstanding.

SERIES C JUNIOR PARTICIPATING PREFERRED STOCK

     General. In connection with the adoption of our shareholder rights plan, which is described below, our board of directors designated and reserved for issuance the Series C preferred stock. A total of 1,000,000 shares of Series C preferred stock are authorized. No shares are issued or outstanding. When issued and paid for in accordance with the shareholder rights plan, the Series C preferred stock will be fully paid and nonassessable. We will appoint a transfer agent for the Series C preferred stock if any shares are issued.

     Dividends and Ranking. Each share of Series C preferred stock entitles its holders to receive dividends out of our funds legally available for the payment of dividends. With respect to those dividends, the Series C preferred stock will rank:

     - senior to all classes of our common stock and to each other class of capital stock or series of preferred stock that is designated to rank junior to the Series C preferred stock;

     - junior to all classes of preferred stock that is designated to rank senior to the Series C preferred stock, including the Series A preferred stock and the Series B preferred stock; and

     - equal to all classes of preferred stock that is designated to rank equally with the Series C preferred stock.

Dividends are payable quarterly in cash on the fifteenth day of March, June, September and December of each year, in an amount per share equal to the greater of:

     - $0.01; and

     - 100 times the aggregate per-share amount of all dividends declared on our common stock since the immediately preceding dividend payment date, subject to adjustment for subdivision or combination of our common stock.

     Liquidation, Dissolution or Winding up. Upon any liquidation, dissolution or winding up of our company, the holders of outstanding shares of Series C preferred stock will be entitled to paid out of the assets available for distribution to our stockholders after payment of any liquidation values of any securities senior in liquidation rights to the Series C preferred stock, including the Series A preferred stock and the Series B preferred stock.

     After payment of the liquidation values of senior securities, the holders of the Series C preferred stock will be entitled to receive $1.00 for each share of Series C preferred stock they hold, plus any accrued and unpaid dividends or distributions on those shares. If, upon any liquidation, dissolution or winding up of our company, the remaining assets available for distribution are insufficient to pay the holders of the Series C preferred stock and all other securities ranking equally with the Series C preferred stock with respect to liquidation the full amount to which they are entitled, the holders of Series C preferred stock will share those remaining assets ratably, together with the holders of the securities ranking equally with the Series C preferred stock.

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

     Following the initial payment with respect to each share of Series C preferred stock, no additional distributions will be made to the holders of the Series C preferred stock until the holders of shares of common stock have received an amount per share equal to the amount distributed with respect to each share of Series C preferred stock divided by 100, subject to adjustment for splits and combinations of our common stock. After the payment with respect to our common stock, the holders of the Series C preferred stock and the holders of the common stock will share ratably in any remaining assets and funds, based on one share of Series C preferred stock equaling 100 shares of common stock, subject to adjustment for splits and combinations of our common stock.

     Voting Rights. Subject to adjustments for splits and combinations of our common stock, each share of Series C preferred stock will entitle the holder to 100 votes on all matters submitted to a vote of our stockholders. The holders of the Series C preferred stock will vote as a single class with the holders of our common stock.

     If dividends on the Series C preferred stock are in arrears in an amount equal to six quarterly dividends, all holders of our preferred stock whose dividends are in arrears with respect to six quarterly periods will, voting as a single class, be entitled to elect two new directors to our board of directors. The directors will serve until successors to them have been elected or until dividends on the Series C preferred stock are no longer in arrears.

     Redemption.  The Series C preferred stock is not redeemable.

     Conversion.  The Series C preferred stock is not convertible.

STOCKHOLDERS AGREEMENT OF THE FORMER ATX STOCKHOLDERS

     In connection with the ATX merger, we and the former stockholders of ATX executed a stockholders agreement, the terms of which provide that the stockholders will:

     - not acquire or agree to acquire ownership of any of our voting securities, including any rights, warrants or options to acquire, or any securities convertible or exchangeable into our voting securities, except

        - through the exercise of conversion rights,

        - by way of stock splits, reclassifications or stock dividends or other distributions or offerings made to holders of voting securities,

        - from another stockholder who is a party to the stockholder agreement by bequest, gift, will, pledge or hypothecation,

        - through a bequest or similar gift or transfer from another person,

        - through a will or the laws of descent and distribution from another person; or

        - through the grant or exercise of stock options or the receipt of other compensation or benefits involving voting securities, granted to any party to the stockholders agreement;

     - vote their shares of our capital stock in the same proportion as the votes cast by all holders of voting securities other than the former ATX stockholders and any former affiliate or associate of ATX, with respect to this matter, or, in the event of a proposed change of control transaction, in the manner recommended to the stockholders by our board of directors;

     - not deposit any of our voting securities in a voting trust or subject any of our voting securities to any other voting arrangement or agreement;

     - not solicit proxies or become a participant in a solicitation in opposition to the recommendation of our board of directors with respect to any matter;

     - not initiate, propose or solicit stockholder approval of any stockholder proposals or induce others to initiate a stockholder proposal;

     - not join or encourage the formation of a partnership, limited partnership, syndicate or other group, or act in concert with any person or entity, in order to control our company or acquire or dispose of our voting securities;

     - not offer, sell, assign, pledge, encumber or dispose of or transfer any shares of our common stock prior to nine months after the date of closing of the ATX merger, except that our common stock may be pledged in respect of a margin loan or to a lending institution that agrees to be similarly restricted, provided, however, that if less than 50% of aggregate principal amount of the senior unsecured notes issued to the ATX stockholders in connection with the ATX recapitalization have been repaid by February 28, 2000, this restriction will terminate with respect to 25% of the shares of our common stock received by each of the existing ATX stockholders;

     - not offer, sell, assign, pledge, encumber or dispose of or transfer any of our voting securities if after that action, the holder of the voting securities would own 5% or more of the aggregate voting power of all of our outstanding voting securities on an as-converted basis;

     - Generally offer, sell, assign, pledge, encumber, dispose or transfer our voting securities only in the following ways:

        - in a public offering with a broad public distribution;

        - in unsolicited open market sales of less than 1% aggregate voting power in accordance with Rule 144 of the Securities Act;

        - in a tender offer recommended by our board of directors;

        - in a privately-negotiated transaction with a person not already party to the stockholders agreement and who will own shares having not more than 5% of our aggregate voting power after giving effect to the transaction;

        - through a will or laws of descent and distribution;

        - through a bequest or similar gift or transfer to a person not party to the stockholder agreement; or

        - as a result of a pledge or hypothecation to a financial institution as security for a loan or guaranty or as a result of a related foreclosure; and

        - not propose, solicit or participate in any transaction relating to an acquisition of, a business combination or similar transaction with, or a change of control of, our company or make or solicit or encourage any party to make a tender offer for our voting securities.

     The stockholders agreement became effective at the closing of the ATX merger on September 29, 2000 and terminates (a) in the case of Michael Karp and The Florence Karp Trust, when they cease to own voting securities having, in the aggregate, 5% or more of our total voting power, and (b) in the case of each of Debra Buruchian and Thomas Gravina, when each owns less than 50% of the voting securities issued to him or her in the ATX recapitalization.

SPECIAL CHARTER PROVISIONS

     Our certificate of incorporation, which we refer to as the "charter," contains the provisions described below. Those charter provisions may have the effect, alone or in combination with each other or with the existence of authorized but unissued common stock and any series of preferred stock, of precluding or rendering more difficult a hostile takeover, making it more difficult to remove or change the composition of our incumbent board of directors and our officers, being adverse to stockholders who desire to anticipate in a tender offer and depriving stockholders of possible opportunities to sell their shares at temporarily higher prices.

     Classified board and filling of vacancies on the board of directors. The charter provides that the directors shall be divided into three classes, each of which shall serve a staggered three-year term, and that
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

vacancies on our board of directors that may occur between annual meetings may be filled by our board of directors. In addition, this provision specifies that any director elected to fill a vacancy on our board of directors will serve for the balance of the term of the replaced director.

     Removal of directors. The charter provides that directors can be removed only by the stockholders for cause and then only by the affirmative vote of the holders of not less than two-thirds (66 2/3%) of the combined voting power of the voting stock.

     Voting requirement for some business combinations. The charter also provides that, in addition to any affirmative vote required by law, the affirmative vote of holders of two-thirds (66 2/3%) of the voting power of the voting stock will be necessary to approve any "business combination," as defined below, proposed by an "interested stockholder," as defined below. The additional voting requirements will not apply, however, if:

     - the business combination was approved by not less than a majority of the continuing directors;

     - a series of conditions are satisfied requiring, in summary, the following:

        (A) that the consideration to be paid to stockholders in the business combination must be at least equal to the higher of:

           (1) the highest per-share price paid by the interested stockholder in acquiring any shares of common stock during the two years prior to the announcement date of the business combination or in the transaction in which it became an interested stockholder, this date is referred to as the "determination date," whichever is higher; or

           (2) the fair market value per share of common stock on the announcement date or determination date, whichever is higher, in either case appropriately adjusted for any stock dividend, stock split, combination of shares or similar event with non-cash consideration treated similarly; and

        (B) various "procedural" requirements are complied with, including the consent solicitation of proxies according to the rules of the SEC and no decrease in regular dividends, if any, after the interested stockholder became an interested stockholder, except as approved by a majority of the continuing directors.

     An "interested stockholder" is defined as anyone who is the beneficial owner of more than 15% of the voting power of the voting stock, other than CoreComm and any employee stock plans sponsored by CoreComm, and includes any person who is an assignee of or has succeeded to any shares of voting stock in a transaction not involving a public offering that were at any time within the prior two-year period beneficially owned by an interested stockholder. The term "beneficial owner" includes persons directly and indirectly owning or having the right to acquire or vote the stock. Interested stockholders participate fully in all stockholder voting.

     A "business combination" includes the following transactions:

     - merger or consolidation of CoreComm or any subsidiary of CoreComm with an interested stockholder or with any other corporation or entity which is, or after the merger or consolidation would be, an affiliate of an interested stockholder;

     - the sale or other disposition by CoreComm or a subsidiary of CoreComm of assets having a fair market value of $5,000,000 or more if an interested stockholder, or an affiliate of an interested stockholder is a party to the transaction;

     - the adoption of any plan or proposal for CoreComm's liquidation or dissolution proposed by or on behalf of an interested stockholder, or an affiliate of an interested stockholder; or

     - any reclassification of securities, recapitalization, merger with a subsidiary, or other transaction which has the effect, directly or indirectly, of increasing the proportionate share of any class of

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       CoreComm's outstanding stock, or securities convertible in to stock, or a subsidiary owned by an interested stockholder, or an affiliate of an interested stockholder.

     Determinations of the fair market value of non-cash consideration are made by a majority of the continuing directors.

     The term "continuing directors" means any member of our board of directors, while that person is a member of our board of directors, who is not a affiliate or associate or representative of the interested stockholder and was a member of our board of directors prior to the time that the interested stockholder became an interested stockholder, and any successor of a continuing director while that successor is a member of our board of directors, who is not an affiliate or associate or representative of the interested stockholder and is recommended or elected to succeed the continuing director by a majority of continuing directors.

     Voting requirements for some amendments to the charter. The charter provides that the provisions set forth in this section under the heading "Special Charter Provisions" may not be repealed or amended in any respect, unless that action is approved by the affirmative vote of the holders of not less than two-thirds (66 2/3%) of the voting power of the voting stock. The requirement of an increased stockholder vote is designed to prevent a stockholder who controls a majority of the voting power of the voting stock from avoiding the requirements of the provisions discussed above by simply amending or repealing those provisions.

THE SHAREHOLDER RIGHTS PLAN

     We adopted a shareholder rights plan on September 29, 2000. In connection with the shareholder rights plan, our Board of Directors declared and paid a dividend of one preferred share purchase right for each share of our common stock outstanding on October 16, 2000. Each right entitles the holder, under some circumstances, to purchase from us one one-hundredth of a share of our Series C Junior Participating Preferred Stock, par value $0.01 per share, at an exercise price of $50.00, subject to adjustment. There are 1,000,000 shares of Series C preferred stock authorized for issuance under the plan.

     Initially, the rights are attached to outstanding certificates representing our common stock, and no separate certificates representing the rights are distributed. The rights will separate from our common stock, be represented by separate certificates and will become exercisable upon the earlier of:

     - ten business days following a public announcement that a person or group has acquired or has obtained the right to acquire 18% or more of our outstanding common stock; or

     - ten business days, or such later date as may be determined by the action of the Board of Directors prior to such time as any person or group becomes an acquiring person, after the commencement of, or announcement of an intention to make, a tender offer or exchange offer for 18% or more of our outstanding common stock.

     If after the rights become exercisable we agree to merge into another entity, another entity merges into us or we sell or transfer more than 50% of our assets, each right will entitle the holder to purchase a number of shares of common stock of the resulting entity at a discount.

     If after someone has acquired 18% or more of our common stock or the Board of Directors declares any person to be an adverse person upon a determination that a person has become the beneficial owner of a substantial amount of our common stock (which shall in no event be less than 10% of the outstanding common stock), each holder of a right will be entitled to receive shares of our common stock at a discount.

     We may exchange the rights at a ratio of one share of common stock for each right at any time after someone acquires 18% or more of our common stock but before that person acquires 50% or more of our common stock. We may also redeem the rights at our option at a price of $0.01 per right, subject to adjustment, at any time before the tenth day following the announcement that someone has acquired 18% or more of our common stock. The rights expire on the earliest of October 16, 2010, an exchange or
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redemption of the rights as described above, or the completion of a merger as described above. The rights distribution is not taxable to stockholders.

     The shareholder rights plan is intended to encourage a potential acquiror to negotiate directly with the Board of Directors, but may have anti-takeover effects. The shareholder rights plan could significantly dilute the ownership interests of an acquiror in CoreComm and therefore may have the effect of delaying, deterring or preventing a change in control of CoreComm.

     For further description, please refer to the shareholder rights plan, which was filed with the Securities and Exchange Commission on September 29, 2000 as
Exhibit 4.3 to the Form 8-A of CoreComm Limited.

TRANSFER AGENT AND REGISTRAR

     Our transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Generally, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in any business combination with an interested stockholder for a period of three years following the time that a stockholder becomes an interested stockholder, unless:

     - prior to that time either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation;

     - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares held by persons who are both directors and officers and certain employee stock plans; or

     - at or after that time the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

     A business combination includes certain mergers, consolidations, asset sales, transfers and other transactions resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns 15% or more of the corporation's voting stock.

INDEMNIFICATION PROVISIONS

     Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, although in the case of proceedings brought by or on behalf of the corporation, such indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation (unless the court determines otherwise). The registrant's Certificate of Incorporation and Bylaws require the registrant to indemnify its officers and directors to the full extent permitted by Delaware law.

     Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors' liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (i) breaches of the duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (iii) unlawful payments of dividends, stock purchases or redemptions, or (iv) transactions from which a director derives an improper personal benefit.

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The registrant's Certificate of Incorporation contains provisions limiting the liability of the directors to the registrant and to its stockholders to the full extent permitted by Delaware law.

     Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such. The registrant's Certificate of Incorporation and Bylaws provide that the registrant may, to the full extent permitted by law, purchase and maintain insurance on behalf of any director, officer, employee or agent of the registrant against any liability that may be asserted against him or her and the registrant currently maintains such insurance. The registrant will obtain liability insurance covering its directors and officers for claims asserted against them or incurred by them in such capacity, including claims brought under the Securities Act.

     Insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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                     DESCRIPTION OF OUR OTHER INDEBTEDNESS

VENDOR FINANCING

     We are currently negotiating with equipment manufacturers, including Cisco Systems, Inc., Lucent Technologies, Inc. and Nortel Networks Corporation, to provide us with vendor financing. The vendors would provide financing to our indirect, wholly-owned subsidiary, CoreComm Operating Company, Inc. or its subsidiaries in connection with our purchase of equipment and services generally utilized in the buildout of our voice data and networks. In the aggregate, these financings are anticipated to be significant. We cannot assure you that we will be successful in obtaining any vendor financing.

OTHER INDEBTEDNESS

     Some of our other indirect subsidiaries have $33.3 million of indebtedness and capital lease obligations outstanding as of June 30, 2000 on a pro forma basis after giving effect to the acquisitions of ATX and Voyager. For more information, see our historical financial statements and the related notes. In addition, our subsidiaries may incur substantial indebtedness in the future.

SENIOR SECURED CREDIT FACILITY

     On September 28, 2000, we entered into a senior secured credit facility with The Chase Manhattan Bank as lender, administrative agent and collateral agent. Our senior secured credit facility provides for both a term loan facility and a revolving credit facility. Our term loan facility is for an initial aggregate amount of $100.0 million and has a final maturity of September 22, 2008. At September 30, 2000, we had $50.0 million outstanding under our term loan facility. Our revolving credit facility is for a total of $50.0 million and has a termination date of September 22, 2008. At September 30, 2000, we had $25.0 million outstanding under our revolving credit facility.

     The interest rate on both our term loan facility and our revolving credit facility is initially, at our option, either:

     - 3.25% per annum plus the base rate, which is the higher of:

        - the rate as publicly announced from time to time by The Chase Manhattan Bank as its "prime rate", or

        - the federal funds effective rate plus 0.50% per annum; or

     - the reserve-adjusted London Interbank Offered Rate (Adjusted LIBOR) plus 4.25% per annum.

     The applicable margin for our facilities will be subject to reductions based on the ratio of our consolidated total debt to annualized EBITDA.

     At September 30, 2000, the interest rate on our term loan facility was 11.04%. At September 30, 2000, the interest rate on our revolving credit facility was 11.04%. We are able to repay and reborrow on our revolving credit facility. Availability under our revolving credit facility is subject to a commitment fee equal to 1.50%, subject to reduction to 1.00% per annum based upon the rate of utilization of our facilities. This commitment fee is payable quarterly in arrears until termination of the lender's commitment.

     We pay a letter of credit fee for the pro rata account of each lender in an amount equal to the dollar equivalent of the daily amount available to be drawn or outstanding under letters of credit, if any are outstanding, at a per annum rate equal to the interest rate applicable to the revolving credit facility. In addition, we pay a per annum fronting fee equal to 0.25% of the daily amount available to be drawn down under any letters of credit.

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

     The loans under our term loan facility are subject to quarterly amortization payments over the life of the facility. In addition, we will have to make partial repayments of our term loans, subject to exceptions for:

     - net proceeds from a sale of assets;

     - net proceeds from an issuance of debt;

     - net proceeds from insurance following a casualty event; and

     - excess cash flow.

     Once the term loans have been repaid, the term loans will not be permitted to be reborrowed.

     We and all of our present and future direct and indirect subsidiaries (other than subsidiaries that we may designate as unrestricted subsidiaries) unconditionally guarantee payment under our senior secured credit facility. These guarantees are secured by a pledge of and a perfected security interest in all of the assets of these entities, including 100% of the stock of our subsidiaries.

     Our senior secured credit facility contains customary covenants and restrictions on our ability and the ability of our subsidiaries to engage in some activities, including, but not limited to:

     - issuing new indebtedness;

     - creating liens;

     - incurring capital expenditures;

     - making investments;

     - declaring dividends, repurchasing or redeeming capital stock and prepaying subordinated debt;

     - entering into any merger, consolidation, acquisition, sale of assets or lease; and

     - entering into hedging transactions.

     Our senior secured credit facility also requires us and our subsidiaries to observe the following customary financial covenants:

     - a minimum active access lines and minimum on-net access lines requirement;

     - a minimum consolidated services revenue requirement;

     - a maximum consolidated total secured debt to total capital ratio and a maximum consolidated total debt to total capital ratio;

     - a positive EBITDA requirement;

     - a maximum consolidated total secured debt to annualized EBITDA ratio and a maximum consolidated total debt to annualized EBITDA ratio;

     - a minimum consolidated EBITDA to consolidated cash interest expense;

     - a minimum consolidated EBITDA to consolidated fixed charge ratio; and

     - a maximum capital expenditures requirement.

     Our senior secured credit facility contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults on other indebtedness, events of bankruptcy and insolvency, ERISA defaults, judgment defaults, failure of any guaranty or security agreement supporting our senior secured credit facility to be in full force and effect, and change in control of our Company.

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

SENIOR UNSECURED CREDIT FACILITY

     On September 9, 2000, we entered into a commitment letter with Chase Securities Inc. and The Chase Manhattan Bank, under which The Chase Manhattan Bank committed to provide us with a $50.0 million unsecured credit facility. Our senior unsecured credit facility will be available on January 31, 2001 and will have a final maturity on September 30, 2009. The interest rate on our senior unsecured credit facility will be initially, at our option, either:

     - the ten-year treasury rate plus 9.50%; or

     - the reserve-adjusted London Interbank Offered Rate (Adjusted LIBOR) plus 8.50%.

     The applicable margin for our facilities will increase quarterly by 0.50% up to 17.0%.

     We anticipate that the credit agreement for the senior unsecured credit facility will contain substantially similar prepayment events, covenants and events of default as those contained in our senior secured credit facility. To date, no definitive agreement has been executed and no assurance can be given that the senior unsecured credit facility will be executed on these terms or entered into at all.

SENIOR UNSECURED NOTES

     On September 29, 2000, we issued to the former stockholders of ATX $108,668,636 aggregate principal amount of our senior unsecured notes. These notes were issued in connection with the ATX recapitalization and merger transaction and are governed by the terms of a Note Purchase Agreement dated September 29, 2000 among our company and the former ATX stockholders. The principal features of the senior unsecured notes are as follows:

     - The senior unsecured notes mature on September 29, 2003.

     - The senior unsecured notes bear interest at an annual rate of 6.47%. Interest on the senior unsecured notes is payable either in cash or common stock, at our election, on October 1 and April 1 of each year, starting April 1, 2001. If we decide to pay interest in the form of common stock, either the issuance of that common stock must be covered by an effective registration statement under the Securities Act or a registration statement under the Securities Act covering the resale of that common stock must be effective as of the date of the interest payment.

     - We may prepay the senior unsecured notes at any time without penalty or premium.

     - The senior unsecured notes must generally be repaid out of the net proceeds from any future financings that we undertake, excluding specified contemplated financings and the refinancing of some of our existing financing arrangements. Specifically, 50% of all of the net proceeds from future financings must be applied to repay the senior unsecured notes until $100 million in aggregate principal amount of the senior unsecured notes is repaid. After $100 million in aggregate principal amount of senior unsecured notes is repaid, 100% of the net proceeds from future financings must be applied to repay the senior unsecured notes.

     - In addition, we are required to make the following mandatory repayments:

      -- approximately $2,100,000 on January 1, 2001;

      -- approximately $640,000 on March 29, 2001;

      -- approximately $2,740,000 on January 1, 2002; and

      -- approximately $2,740,000 on January 1, 2003.

      If the principal amount of the senior unsecured notes issued has been reduced, other than by payment of the above amounts, the required repayments set forth above will be reduced proportionately and the excess will be forgiven.

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

     - We will be entitled to satisfy in full all of our obligations under the senior unsecured notes by paying less than the full outstanding principal amount of the senior unsecured notes if:

      -- on or before December 31, 2001, we pay an amount equal to the excess of the outstanding aggregate principal amount of the senior unsecured notes (plus any accrued interest) over $6.0 million; or

      -- on or before December 31, 2002, post-merger we pay an amount equal to the excess of the outstanding aggregate principal amount of the senior unsecured notes (plus any accrued interest) over $3.0 million.

     - The senior unsecured notes will rank senior to all subordinated indebtedness and on parity with all of our other senior indebtedness. We and our subsidiaries will not be permitted to incur secured indebtedness, other than vendor financing and other identified financings, and any refinancings of those identified financings, unless we secure the senior unsecured notes equally, to the extent that the amount of secured indebtedness is less than or equal to the amount repaid on the senior unsecured notes; and to the extent that the amount of that secured indebtedness is greater than the amount repaid on the senior unsecured notes, the senior unsecured notes must be given a security interest that is superior to that of the other secured indebtedness.

     - The maturity of the senior unsecured notes may be accelerated upon the occurrence of specified events of default, including:

      -- Failure by us to make any principal payment when due or to pay any interest or other payment required under the senior unsecured notes to the noteholders within 5 days after its due date;

      -- Breach by us of specified covenants and representations and warranties contained in the purchase agreement for the senior unsecured notes and in documents delivered by us in connection with the purchase agreement, and our failure to remedy that breach (if capable of being remedied) within 30 or 45 days (depending upon the breach) following notice from the noteholders to us;

      -- The existence of an event of default under some of our other loan and credit arrangements that results in the acceleration of the maturity of that indebtedness;

      -- The existence of an unsatisfied judgment against us or our subsidiaries in excess of $10.0 million that is not covered by insurance and that has not been stayed or appealed by us within 30 days from the date on which that judgment was entered; and

      -- The occurrence of voluntary and involuntary bankruptcy events involving us and our subsidiaries;

      -- Upon the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group of equity interests representing more than 35% of the aggregate ordinary voting power of the issued and outstanding equity interests in our company; and

      -- When a majority of the seats (other than vacant seats) on our board of directors are held by individuals who were neither (i) nominated by our current board of directors nor (ii) appointed by directors so nominated.

     - The purchase agreement for the senior unsecured notes contains some restrictions on our ability and the ability of our subsidiaries to engage in some activities, including, but not limited to:

      -- entering into any merger or consolidation, or liquidating or dissolving;

      -- entering into agreements that restrict the ability of any of our subsidiaries to pay dividends or other distributions or payments to us or to another subsidiary or that restrict our ability or the ability of any of our subsidiaries to comply with obligations to the holders of the senior unsecured notes and our lenders; and

      -- entering into transactions with our affiliates.

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                              PLAN OF DISTRIBUTION

     The offered securities are being registered to permit public secondary trading of them by the holders of them from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the offered securities. We will bear all fees and expenses incident to our obligation to register the offered securities.

     The selling securityholders or any decree or pledgee of them acting as principals may sell all or a portion of the offered securities beneficially owned by them and offered by this prospectus from time to time directly to purchasers or through one or more underwriters, broker-dealers or agents. If the offered securities are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts, concessions, commissions or agent's commissions. Offered securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. Sales may be effected in transactions (which may involve crosses or block transactions)

     (1) on any national securities exchange or quotation service on which the offered securities may be listed or quoted at the time of sale (including, without limitation, the Nasdaq National Market for the common stock);

     (2) in the over-the-counter market;

     (3) otherwise than on those exchanges or services or in the over-the-counter market;

     (4) involving the lending of offered securities;

     (5) through the writing of options (whether the options are listed on an options exchange or otherwise) relating to the offered securities, the short sale of offered securities;

     (6) through the distribution of the offered securities by any selling securityholder to its partners, members or shareholders;

     (7) through gifting of the offered securities by any selling securityholder to its family members; or

     (8) through a combination of any of the above.

     In connection with sales of the offered securities or otherwise, the selling securityholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the offered securities in the course of hedging in positions they assume. The selling securityholder may also sell offered securities short and deliver offered securities to close out short positions, or loan or pledge offered securities to broker-dealers that in turn may sell the offered securities. If the selling securityholders effect such transactions by selling offered securities to or through underwriters, broker-dealers or agents, such underwriters, brokers, dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of offered securities for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved).

     The outstanding common stock is listed for trading on the Nasdaq National Market under the symbol "COMM." We do not intend to apply for listing of the convertible notes or the Series B preferred stock on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. Accordingly, we cannot assure you about the development of liquidity or any trading market for the convertible notes or the Series B preferred stock. Please refer to the section entitled "Risk Factors."

     The selling securityholders and any broker-dealer participating in the distribution of the offered securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any of the broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act.

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

     Under the securities laws of certain states, the offered securities may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the offered securities may not be sold unless the offered securities have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

     We cannot assure you that any selling securityholder will sell any or all of the convertible notes or offered securities registered under the shelf registration statement, of which this prospectus forms a part. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus.

     The selling securityholders and any other person participating in the distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the offered securities by the selling securityholders and any other relevant person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the offered securities to engage in market-making activities with respect to the particular offered securities being distributed. All of the above may affect the marketability of the offered securities and the ability of any person or entity to engage in market-making activities with respect to the offered securities.

     All expenses of the registration of the convertible notes, the Series B preferred stock and common stock under the registration rights agreement will be paid by us, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling securityholders will pay all underwriting discounts and selling commissions, if any. The selling securityholders will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will be indemnified by the selling securityholders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities.

     Upon sale under the shelf registration statement, of which this prospectus forms a part, the offered securities will be freely tradable in the hands of persons other than our affiliates.

                                 LEGAL MATTERS

     The validity of the convertible notes, the Series B preferred stock and the common stock, including the common stock that is issuable upon conversion of the convertible notes or upon conversion of or dividends on the Series B preferred stock and certain other legal matters relating to the offering will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of our predecessor, CoreComm Limited, a Bermuda corporation, at December 31, 1999 and 1998 and for the year ended December 31, 1999 and for the period from April 1, 1998 to December 31, 1998, as set forth in their report. We have included CoreComm Limited's financial statements in this prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of our predecessor, OCOM Corporation Telecoms Division, for the period from January 1, 1998 to May 31, 1998 and the year ended December 31, 1997, as set forth in their report. We have included these financial statements in this prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     KPMG LLP, independent auditors, have audited the consolidated financial statements of MegsINet Inc. as of December 31, 1998 and 1997 and for the year ended December 31, 1998, as set forth in their report. We have included these financial statements in this prospectus in reliance on KPMG LLP's report, given on their authority as experts in accounting and auditing.
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

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of USN Communications, Inc. as of December 31, 1998 and for the year then ended, as set forth in their report. We have included these financial statements in this prospectus in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The consolidated statements of operations, redeemable preferred stock, common stockholders' deficit and cash flows of USN Communications, Inc. and subsidiaries for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in this prospectus, and are included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

     BDO Seidman, LLP, independent auditors, have audited the combined financial statements of ATX Telecommunications Services Group as of December 31, 1999, 1998 and 1997 and for each of the three years in the period ended December 31, 1999 as set forth in their report. ATX's financial statements have been included in this prospectus in reliance on BDO Seidman, LLP's report, given on their authority as experts in accounting and auditing.

     PricewaterhouseCoopers LLP, independent auditors, have audited the consolidated financial statements of Voyager.net, Inc. as of December 31, 1999, 1998, and for the years ended December 31, 1999, 1998 and 1997, as set forth in their report. Voyager's financial statements have been included in this prospectus in reliance on PricewaterhouseCoopers LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-1 regarding the offering with the Securities and Exchange Commission. We are currently subject to the informational requirements of the Securities Exchange Act of 1934. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy the registration statement, the related exhibits and the other materials we file with the SEC at the public reference facilities the SEC maintains at:

                                Judiciary Plaza
                                   Room 1024
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                                Citicorp Center
                            500 West Madison Street
                                   Suite 1400
                            Chicago, Illinois 60661

                            Seven World Trade Center
                                   13th Floor
                            New York, New York 10048

     Our common stock is listed on the Nasdaq National Market under the symbol "COMM," and all reports, proxy statements and other information concerning us may be inspected at:

                          The National Association of
                               Securities Dealers
                              1735 K Street, N.W.
                             Washington, D.C. 20006

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding us. The address of the SEC website is http://www.sec.gov.

     In addition, in the indenture for the convertible notes we have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the convertible notes remain outstanding, we will furnish the trustee and will, if permitted, file with the SEC:

     - all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms;

     - with respect to our annual financial information only, a report on the information by our certified independent accountants; and

     - all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

                              FINANCIAL STATEMENTS

                       CORECOMM LIMITED AND SUBSIDIARIES

                                                              PAGE(S)
                                                              -------
Condensed Consolidated Balance Sheets -- June 30, 2000......  F-4
Condensed Consolidated Statements of Operations -- Three and
  six months ended June 30, 2000 and 1999...................  F-5
Condensed Consolidated Statement of Shareholders'
  Equity -- Six months ended June 30, 2000..................  F-6
Condensed Consolidated Statements of Cash Flows -- Six
  months ended June 30, 2000 and 1999.......................  F-7
Notes to Condensed Consolidated Financial Statements........  F-8
Report of Independent Auditors..............................  F-12
Consolidated Balance Sheets -- December 31, 1999 and 1998...  F-14
Consolidated Statements of Operations -- Year Ended December
  31, 1999, for the Period from April 1, 1998 (date
  operations commenced) to December 31, 1998, for the Period from January 1, 1998 to May 31, 1998 and for the Year
  Ended December 31, 1997...................................  F-15
Consolidated Statement of Shareholders' Equity -- Year Ended
  December 31, 1999 and for the Period from April 1, 1998
  (date operations commenced) to December 31, 1998..........  F-16
Statement of Parent's Investment (Deficiency) -- For the
  Period from January 1, 1998 to May 31, 1998 and for the
  Year Ended December 31, 1997..............................  F-17
Consolidated Statements of Cash Flows -- Year Ended December
  31, 1999, for the Period from April 1, 1998 (date
  operations commenced) to December 31, 1998, for the Period from January 1, 1998 to May 31, 1998 and for the Year
  Ended December 31, 1997...................................  F-18
Notes to Consolidated Financial Statements..................  F-19
Schedule II -- Valuation and Qualifying Accounts............  F-34
Schedule II -- Valuation and Qualifying Accounts............  F-34

                                                              PAGE(S)
                                                              -------
                          VOYAGER.NET, INC

Condensed Consolidated Balance Sheet -- June 30, 2000
  (unaudited)...............................................  F-35
Condensed Consolidated Statements of Operations -- Six
  Months ended June 30, 1999 and 2000 (unaudited)...........  F-36
Condensed Consolidated Statements of Stockholders'
  Equity -- Six Months ended June 30, 2000 (unaudited)......  F-37
Condensed Consolidated Statements of Cash Flows -- Six
  Months ended June 30, 1999 and 2000 (unaudited)...........  F-38
Notes to Condensed Consolidated Financial Statements
  (unaudited)...............................................  F-39
Report of Independent Accountants...........................  F-42
Consolidated Balance Sheets -- December 31, 1998 and 1999...  F-43
Consolidated Statements of Operations -- Years ended
  December 31, 1997, 1998 and 1999..........................  F-44
Consolidated Statements of Stockholders' Equity
  (Deficit) -- Years ended December 31, 1997, 1998 and
  1999......................................................  F-45
Consolidated Statements of Cash Flows -- Years ended
  December 31, 1997, 1998 and 1999..........................  F-47
Notes to Consolidated Financial Statements..................  F-48

                ATX TELECOMMUNICATIONS SERVICES GROUP

Financial statements
  Balance sheet -- June 30, 2000............................  F-58
  Statements of operations -- Six months ended June 30, 2000 and 1999...............................................  F-59
  Changes in equity/partners' capital -- Six months ended
     June 30, 2000 and 1999.................................  F-60
  Statements of Cash flows -- Six months ended June 30, 2000 and 1999...............................................  F-61
Notes to unaudited financial statements.....................  F-62
Auditors' Report of Independent Certified Public
  Accountants...............................................  F-64
Combined financial statements
  Balance sheets -- December 31, 1999, 1998 and 1997........  F-65
  Statements of operations -- Years ended December 31, 1999,
     1998 and 1997..........................................  F-66
  Changes in partners' capital -- Years ended December 31,
     1999, 1998 and 1997....................................  F-67
  Statements of Cash flows -- Years ended December 31, 1999,
     1998 and 1997..........................................  F-68
Notes to financial statements...............................  F-69

                                                              PAGE(S)
                                                              -------
                    MEGSINET INC. AND SUBSIDIARY

Independent Auditors' Report................................  F-74
Consolidated Balance Sheets -- December 31, 1998 and 1997...  F-75
Consolidated Statement of Operations -- Year Ended December
  31, 1998..................................................  F-76
Consolidated Statement of Stockholders' Deficit -- Year
  Ended December 31, 1998...................................  F-77
Consolidated Statement of Cash Flows -- Year Ended December
  31, 1998..................................................  F-78
Notes to Consolidated Financial Statements -- December 31,
  1998 and 1997.............................................  F-79
Consolidated Balance Sheet -- March 31, 1999 (unaudited)....  F-85
Consolidated Statement of Operations -- Three Months Ended
  March 31, 1999 and 1998 (unaudited).......................  F-86
Consolidated Statement of Stockholders' Deficit -- Three
  Months Ended March 31, 1999 (unaudited)...................  F-87
Consolidated Statement of Cash Flows -- Three Months Ended
  March 31, 1999 and 1998 (unaudited).......................  F-88
Notes to Consolidated Financial Statements..................  F-89

               USN COMMUNICATIONS INC. AND SUBSIDIARY

Report of Independent Auditors -- As of December 31, 1998...  F-91
Report of Independent Auditors -- As of December 31, 1997...  F-92
Consolidated Balance Sheets -- December 31, 1998............  F-93
Consolidated Statements of Operations -- Years Ended
  December 31, 1998 and 1997................................  F-94
Consolidated Statements of Redeemable Preferred
  Stock -- Years Ended December 31, 1998 and 1997...........  F-95
Consolidated Statements of Common Shareholders'
  Deficit -- Years Ended December 31, 1998 and 1997.........  F-96
Consolidated Statements of Cash Flows -- Years Ended
  December 31, 1998 and 1997................................  F-97
Notes to Consolidated Financial Statements..................  F-98
Debtor-in-Possession Condensed Consolidated Balance
  Sheet -- March 31, 1999 (unaudited).......................  F-110
Debtor-in-Possession Condensed Consolidated Statements of
  Operations -- Three Months Ended March 31, 1999 and 1998
  (unaudited)...............................................  F-111
Debtor-in-Possession Condensed Consolidated Statements of
  Common Stockholders' Deficit -- December 31, 1998
  (unaudited)...............................................  F-112
Debtor-in-Possession Condensed Consolidated Statements of
  Cash Flows -- Three Months Ended March 31, 1999 and 1998
  (unaudited)...............................................  F-113
Debtor-in-Possession Notes to Condensed Consolidated
  Financial Statements (unaudited)..........................  F-114

                       CORECOMM LIMITED AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                JUNE 30,
                                                                  2000
                                                              -------------
                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  26,028,000
  Marketable securities.....................................     58,192,000
  Accounts receivable-trade, less allowance for doubtful
     accounts of $2,280,000.................................      6,952,000
  Due from NTL Incorporated.................................      1,421,000
  Other.....................................................      9,421,000
                                                              -------------
Total current assets........................................    102,014,000
Fixed assets, net...........................................    109,739,000
Goodwill, net of accumulated amortization of $12,040,000....     53,110,000
LMDS license costs..........................................     25,366,000
Other, net of accumulated amortization of $4,345,000........     22,686,000
                                                              -------------
                                                              $ 312,915,000
                                                              =============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   4,126,000
  Accrued expenses..........................................     54,358,000
  Equipment payable.........................................             --
  Current portion of notes payable and capital lease
     obligations............................................     17,726,000
  Deferred revenue..........................................      3,079,000
                                                              -------------
Total current liabilities...................................     79,289,000
Notes payable...............................................    176,853,000
Capital lease obligations...................................      8,402,000
Commitments and contingent liabilities
Shareholders' equity:
  Series preferred stock -- $.01 par value, authorized
     1,000,000 shares; issued and outstanding none..........             --
  Common stock -- $.01 par value, authorized 75,000,000
     shares; issued and outstanding 40,150,000 shares.......        402,000
Additional paid-in capital..................................    318,913,000
Deferred non-cash compensation..............................    (28,104,000)
(Deficit)...................................................   (242,840,000)
                                                              -------------
                                                                 48,371,000
                                                              -------------
                                                              $ 312,915,000
                                                              =============

                            See accompanying notes.

                       CORECOMM LIMITED AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                    THREE MONTHS ENDED JUNE 30,       SIX MONTHS ENDED JUNE 30,
                                    ----------------------------    -----------------------------
                                        2000            1999            2000             1999
                                    ------------    ------------    -------------    ------------
                                                             (UNAUDITED)
REVENUES..........................  $ 19,397,000    $ 12,436,000    $  38,356,000    $ 16,032,000
COSTS AND EXPENSES
Operating.........................    27,854,000      11,302,000       51,700,000      14,150,000
Selling, general and
  administrative..................    27,988,000      13,736,000       48,921,000      19,520,000
Corporate.........................     2,800,000       1,851,000        5,196,000       4,143,000
Non-cash compensation.............    32,186,000              --       32,186,000              --
Nonrecurring charges..............      (408,000)             --        1,018,000              --
Depreciation......................     6,891,000       1,282,000       12,105,000       1,710,000
Amortization......................     3,165,000       1,021,000        6,335,000       1,172,000
                                    ------------    ------------    -------------    ------------
                                     100,476,000      29,192,000      157,461,000      40,695,000
                                    ------------    ------------    -------------    ------------
Operating (loss)..................   (81,079,000)    (16,756,000)    (119,105,000)    (24,663,000)
OTHER INCOME (EXPENSE)
Interest income and other, net....     1,681,000       1,306,000        3,850,000       2,870,000
Interest expense..................    (3,725,000)       (204,000)      (7,534,000)       (218,000)
                                    ------------    ------------    -------------    ------------
(Loss) before income tax
  provision.......................   (83,123,000)    (15,654,000)    (122,789,000)    (22,011,000)
Income tax provision..............       (67,000)       (400,000)        (272,000)       (565,000)
                                    ------------    ------------    -------------    ------------
Net (loss)........................  $(83,190,000)   $(16,054,000)   $(123,061,000)   $(22,576,000)
                                    ============    ============    =============    ============
Basic and diluted net (loss) per
  share...........................  $      (2.08)   $       (.51)   $       (3.12)   $       (.74)
                                    ============    ============    =============    ============
Weighted average shares...........    40,047,000      31,527,000       39,501,000      30,632,000
                                    ============    ============    =============    ============

                            See accompanying notes.

                       CORECOMM LIMITED AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                     COMMON STOCK         ADDITIONAL      DEFERRED
                                 ---------------------     PAID-IN        NON-CASH
                                   SHARES       PAR        CAPITAL      COMPENSATION     (DEFICIT)
                                 ----------   --------   ------------   ------------   -------------
                                                             (UNAUDITED)
BALANCE, DECEMBER 31, 1999.....  38,556,000   $386,000   $246,319,000   $         --   $(119,779,000)
Exercise of stock options......   1,559,000     16,000     12,028,000
Exercise of warrants...........      35,000         --        276,000
Deferred non-cash
  compensation.................                            60,290,000    (31,338,000)
Non-cash compensation
  expense......................                                            3,234,000
Net (loss) for the six months
  ended June 30, 2000..........                                                         (123,061,000)
                                 ----------   --------   ------------   ------------   -------------
BALANCE, JUNE 30, 2000.........  40,150,000   $402,000   $318,913,000   $(28,104,000)  $(242,840,000)
                                 ==========   ========   ============   ============   =============

The Condensed Consolidated Statement of Shareholders' Equity reflects on a retroactive basis the 3-for-2 stock split by way of a stock dividend paid on February 2, 2000.

                            See accompanying notes.

                       CORECOMM LIMITED AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               SIX MONTHS ENDED JUNE 30,
                                                              ----------------------------
                                                                  2000            1999
                                                              ------------    ------------
                                                                      (UNAUDITED)
Net cash (used in) operating activities.....................  $(60,282,000)   $(18,468,000)
INVESTING ACTIVITIES
Purchase of fixed assets....................................   (35,681,000)     (7,255,000)
Acquisitions, net of cash acquired..........................            --     (47,082,000)
Increase in other assets....................................    (2,484,000)             --
Purchase of marketable securities...........................   (32,018,000)    (56,856,000)
Proceeds from sales of marketable securities................    67,626,000     123,713,000
                                                              ------------    ------------
Net cash provided by (used in) investing activities.........    (2,557,000)     12,520,000

FINANCING ACTIVITIES
Proceeds from borrowing, net of financing costs.............     1,209,000              --
Proceeds from exercise of stock options and warrants........    12,320,000      11,144,000
Principal payments..........................................    (2,842,000)       (443,000)
Principal payments of capital lease obligations.............    (8,505,000)       (251,000)
                                                              ------------    ------------
Net cash provided by financing activities...................     2,182,000      10,450,000
                                                              ------------    ------------
Increase (decrease) in cash and cash equivalents............   (60,657,000)      4,502,000
Cash and cash equivalents at beginning of period............    86,685,000      26,161,000
                                                              ------------    ------------
Cash and cash equivalents at end of period..................  $ 26,028,000    $ 30,663,000
                                                              ============    ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest......................................  $  7,609,000    $    122,000
Income taxes paid...........................................       364,000         919,000

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES
Liabilities incurred to acquire fixed assets................  $ 20,457,000    $  3,089,000
Common stock, stock options and warrants issued for
  Acquisitions..............................................            --      43,203,000

                            See accompanying notes.

                       CORECOMM LIMITED AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1. BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000. For further information, refer to the consolidated financial statements and footnotes thereto included in this registration statement.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted by the Company effective January 1, 2001. Management does not anticipate that the adoption of this standard will have a significant effect on results of operations, financial condition or cash flows of the Company.

     In January 2000, the Company declared a 3-for-2 stock split by way of a stock dividend, which was paid on February 2, 2000. The condensed consolidated financial statements and the notes thereto give retroactive effect to the stock split.

     The shares issuable upon the exercise of stock options, warrants and convertible securities are excluded from the calculation of net loss per share as their effect would be antidilutive.

NOTE 2. ACQUISITIONS

     In May 1999, the Company acquired 100% of the stock of MegsINet Inc. and the competitive local exchange carrier ("CLEC") assets of USN Communications, Inc. These acquisitions were accounted for as purchases, and, accordingly, the net assets and results of operations of the acquired businesses were included in the consolidated financial statements from the dates of acquisition.

     The pro forma unaudited consolidated results of operations for the six months ended June 30, 1999 assuming consummation of the acquisitions as of January 1, 1999 are as follows:

Total revenue...............................................  $ 55,736,000
Net (loss)..................................................   (57,511,000)
Basic and diluted net (loss) per share......................         (1.72)

     A significant component of the pro forma results is associated with the acquisition of certain assets of USN. Although USN quickly developed a large customer list and revenue base in 1997 and 1998, it had difficulties under its previous management providing services, including billing, customer care and other operational areas, and filed for bankruptcy in February 1999. Since the acquisition, we have been focusing on improving these operations, and have been successful in many areas. However, we did not actively continue to sell additional lines in these markets because we were not fully satisfied with the quality of the operations. Consequently, and consistent with our due diligence, transaction structure and purchase price, revenues associated with the USN assets have declined significantly since our acquisition, and additional declines may continue as customers leave or "churn" off the service.

                       CORECOMM LIMITED AND SUBSIDIARIES

NOTE 3. PENDING ACQUISITIONS

     On March 10, 2000, the Company announced that it had entered into a definitive agreement to acquire ATX Telecommunications Services, Inc. ("ATX"), which is a facilities based CLEC and integrated communications provider serving the Mid-Atlantic states. The Company will pay a total consideration consisting of: (a) approximately 12.4 million shares of the Company's common stock, (b) $250 million of convertible preferred stock and (c) $150 million in cash, of which up to $110 million, at the Company's option, may be paid in three year senior notes. If senior notes are issued, the principal amount thereof shall be increased by up to $9 million. The convertible preferred stock will pay dividends at 3%, subject to adjustment, and will be convertible into common stock at $44.36 per share if the senior notes are not issued or $32.11 per share, subject to adjustment, if the senior notes are issued. Under the agreement's cap provisions, the shares of common stock to be issued will be reduced if the Company's stock price at closing exceeds $46.38 per share, and the number of common shares underlying the convertible preferred stock will be reduced if the Company's stock price at closing exceeds $44.36 per share. The transaction is subject to regulatory and shareholder approval and other customary closing conditions.

     On March 13, 2000, the Company and Voyager.net, Inc. ("Voyager.net") announced a definitive agreement to merge in a stock and cash transaction. Voyager.net is the largest full-service Internet communications company in the Midwest, and is rapidly expanding into Digital Subscriber Line ("DSL") delivery of its services. Under the agreement, Voyager.net shareholders will receive
0.292 shares of the Company's common stock and $3 in cash for each share of Voyager.net common stock (an aggregate of approximately 9.2 million shares and approximately $95 million in cash). Under the agreement's collar provisions, the shares of common stock issued will be reduced if the Company's stock price at closing exceeds $56.97 per share, and increased if the Company's common stock price at closing is below $41.17 per share. If the Company's stock price at closing is below $33.03 per share, there would be no further adjustment to the number of shares of the Company's common stock issued and Voyager.net would have the right to terminate the transaction, subject to the Company's right to adjust further the shares issued. The ratio of cash and stock consideration that Voyager.net stockholders are entitled to receive is subject to adjustment if less than 80% of the value of the merger consideration would be in the form of the Company's common stock based on the price prior to closing. Using the closing price of the Company's common stock on August 10, 2000 of $11.81, Voyager.net shareholders would receive 0.4943 shares of the Company's common stock and $1.46 in cash for each share of Voyager.net common stock (an aggregate of approximately 15.6 million shares of the Company's common stock and approximately $46.2 million in cash). The transaction is subject to shareholder approval and other customary closing conditions. Holders of over a majority of the voting shares of Voyager.net have entered into an agreement with the Company to vote in favor of the transaction.

NOTE 4. FIXED ASSETS

     Fixed assets consist of:

                                                                JUNE 30,
                                                                  2000
                                                              ------------
                                                              (UNAUDITED)
Operating equipment.........................................  $ 66,993,000
Computer hardware and software..............................    28,354,000
Other equipment.............................................    20,615,000
Construction-in-progress....................................    16,821,000
                                                              ------------
                                                               132,783,000
Accumulated depreciation....................................   (23,044,000)
                                                              ------------
                                                              $109,739,000
                                                              ============

                       CORECOMM LIMITED AND SUBSIDIARIES

NOTE 5. ACCRUED EXPENSES

     Accrued expenses consist of:

                                                                JUNE 30,
                                                                  2000
                                                              ------------
                                                              (UNAUDITED)
Payroll and related.........................................  $  2,966,000
Taxes, including income taxes...............................     6,270,000
Accrued equipment purchases.................................    20,370,000
Toll and interconnect.......................................    11,686,000
Other.......................................................    13,066,000
                                                              ------------
                                                              $ 54,358,000
                                                              ============

NOTE 6. NOTES PAYABLE

     Notes payable consist of:

                                                                JUNE 30,
                                                                  2000
                                                              ------------
                                                              (UNAUDITED)
6% Convertible Subordinated Notes...........................  $175,000,000
Working capital promissory note, interest at 8.5%...........     2,303,000
Note payable for equipment, interest at 12.75%..............     5,551,000
Other.......................................................       222,000
                                                              ------------
                                                               183,076,000
Less current portion........................................     6,223,000
                                                              ------------
                                                              $176,853,000
                                                              ============

NOTE 7. RELATED PARTY TRANSACTIONS

     Some of the officers and directors of the Company are also officers or directors of NTL Incorporated ("NTL"). NTL provides the Company with management, financial, legal and technical services, access to office space and equipment and use of supplies. Amounts charged to the Company by NTL consist of salaries and direct costs allocated to the Company where identifiable, and a percentage of the portion of NTL's corporate overhead which cannot be specifically allocated to NTL (which is agreed upon by the Board of Directors of NTL and the Company). It is not practicable to determine the amounts of these expenses that would have been incurred had the Company operated as an unaffiliated entity. In the opinion of management, this allocation method is reasonable. For the six months ended June 30, 2000 and 1999, NTL charged the Company $649,000 and $817,000, respectively, which is included in corporate expenses.

     The Company provides NTL with access of office space and equipment and the use of supplies. In the fourth quarter of 1999, the Company began charging NTL a percentage of the Company's office rent and supplies expense. It is not practicable to determine the amounts of these expenses that would have been incurred had the Company operated as an unaffiliated entity. In the opinion of management, this allocation method is reasonable. For the six months ended June 30, 2000, the Company charged NTL $123,000, which reduced corporate expenses.

     A subsidiary of the Company provides billing and software development services to subsidiaries of NTL. The Company charges an amount in excess of its cost to provide these services. General and administrative expenses were reduced by $468,000 and $346,000 for the six months ended June 30, 2000 and 1999, respectively, as a result of these charges.

                       CORECOMM LIMITED AND SUBSIDIARIES

NOTE 8. NONRECURRING CHARGES

     Nonrecurring charges of $1,018,000 in the six months ended June 30, 2000 are for restructuring costs relating to the Company's announcement in March 2000 of a reorganization of certain of its operations. The original charge consisted of employee severance and related costs of $580,000 for approximately 70 employees to be terminated, primarily from the sales and customer operations departments, formerly within USN, and lease exit costs of $846,000. As of June 30, 2000, $441,000 of the provision had been used, including $164,000 for employee severance and related costs and $277,000 for lease exit costs. As of June 30, 2000, $408,000 of the provision had been reversed, including $165,000 due to a reduction in the number of employees who will receive severance payments and $243,000 due to a reduction in the number of facilities to be closed. As of June 30, 2000, none of the employees to be terminated remain with the Company. The provision for severance and related costs will be used in 2000 and the provision for leases will be used through 2003.

NOTE 9. NON-CASH COMPENSATION

     In April 2000, the Compensation and Option Committee of the Board of Directors approved the issuance of options to purchase approximately 2.7 million shares of the Company's common stock to various employees at an exercise price which was less than the fair market value of the Company's common stock on the date of the grant. In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," in April 2000, the Company recorded a non-cash compensation expense of approximately $29.0 million and a non-cash deferred expense of approximately $31.3 million. In the three months ended June 30, 2000, $3.2 million of the deferred non-cash compensation was charged to expense. The Company will charge the deferred expense to non-cash compensation expense over the vesting period of the stock options as follows: $6.5 million in 2000, $12.9 million in 2001, $7.5 million in 2002 and $1.2 million in 2003.

NOTE 10. COMMITMENTS AND CONTINGENT LIABILITIES

     As of June 30, 2000, the Company had purchase commitments of approximately $34,000,000 outstanding.

     The Company is involved in various disputes arising in the ordinary course of its business, which may result in pending or threatened litigation. None of these matters are expected to have a material adverse effect on the Company's financial position, results of operations or cash flows.

                         REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
CoreComm Limited

     We have audited the consolidated balance sheet of CoreComm Limited and Subsidiaries as of December 31, 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for the period from April 1, 1998 (date operations commenced) to December 31, 1998. Our audit also included the financial statement schedule listed in the Index for the period from April 1, 1998 (date operations commenced) to December 31, 1998. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CoreComm Limited and Subsidiaries at December 31, 1998, and the consolidated results of their operations and their cash flows for the period from April 1, 1998 (date operations commenced) to December 31, 1998 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                    ERNST & YOUNG LLP

New York, New York
February 26, 1999

                         REPORT OF INDEPENDENT AUDITORS

Shareholder
OCOM Corporation Telecoms Division

     We have audited the accompanying balance sheet of OCOM Corporation Telecoms Division ("OCOM") as of December 31, 1997, and the related statements of operations, parent's investment (deficiency) and cash flows for the period from January 1, 1998 to May 31, 1998 and the years ended December 31, 1997 and 1996. Our audit also included the financial statement schedule listed in the Index. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OCOM Corporation Telecoms Division at December 31, 1997, and the results of its operations and its cash flows for the period from January 1, 1998 to May 31, 1998 and the years ended December 31, 1997 and 1996 in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                    ERNST & YOUNG LLP

New York, New York
February 26, 1999

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

                          CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1999            1998
                                                              ------------    ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 86,685,000    $ 26,161,000
  Marketable securities.....................................    92,041,000     110,718,000
  Accounts receivable-trade, less allowance for doubtful
     accounts of $3,949,000 (1999) and $742,000 (1998)......     7,875,000       1,125,000
  Due from affiliates.......................................       195,000       1,954,000
  Other.....................................................     5,791,000         669,000
                                                              ------------    ------------
Total current assets........................................   192,587,000     140,627,000
Fixed assets, net...........................................    90,619,000       3,582,000
Goodwill, net of accumulated amortization of $7,262,000
  (1999) and $230,000 (1998)................................    57,888,000       4,028,000
LMDS license costs..........................................    25,366,000      25,366,000
Other, net of accumulated amortization of $2,202,000 (1999)
  and $1,000 (1998).........................................    25,643,000       2,923,000
                                                              ------------    ------------
                                                              $392,103,000    $176,526,000
                                                              ============    ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 13,851,000    $  1,937,000
  Accrued expenses..........................................    32,215,000       4,247,000
  Equipment payable.........................................     4,702,000              --
  Current portion of notes payable and capital lease
     obligations............................................    19,127,000         133,000
  Deferred revenue..........................................     1,400,000         411,000
                                                              ------------    ------------
Total current liabilities...................................    71,295,000       6,728,000
Notes payable...............................................   179,318,000         283,000
Capital lease obligations...................................    14,564,000         218,000
Commitments and contingent liabilities
Shareholders' equity:
  Series preferred stock -- $.01 par value, authorized
     1,000,000 shares; issued and outstanding none..........            --              --
  Common stock -- $.01 par value; authorized 75,000,000
     shares; issued and outstanding 38,556,000 (1999) and
     29,697,000 (1998) shares...............................       386,000         297,000
  Additional paid-in capital................................   246,319,000     185,255,000
  (Deficit).................................................  (119,779,000)    (16,255,000)
                                                              ------------    ------------
                                                               126,926,000     169,297,000
                                                              ------------    ------------
                                                              $392,103,000    $176,526,000
                                                              ============    ============

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                          THE PREDECESSOR
                                                  FOR THE PERIOD               (OCOM)
                                                  FROM APRIL 1,    ------------------------------
                                                    1998 (DATE     FOR THE PERIOD
                                                    OPERATIONS     FROM JANUARY 1,
                                   YEAR ENDED     COMMENCED) TO        1998 TO        YEAR ENDED
                                  DECEMBER 31,     DECEMBER 31,        MAY 31,       DECEMBER 31,
                                      1999             1998             1998             1997
                                  -------------   --------------   ---------------   ------------
REVENUES........................  $  58,151,000    $  6,713,000      $ 1,452,000     $ 3,579,000
COSTS AND EXPENSES
Operating.......................     58,561,000       5,584,000          772,000       1,581,000
Selling, general and
  administrative................     74,185,000      11,940,000        3,205,000       5,934,000
Corporate.......................      7,996,000       2,049,000               --              --
Non-cash compensation...........      1,056,000       4,586,000               --              --
Depreciation....................     10,945,000         749,000          255,000         428,000
Amortization....................      8,633,000         231,000            2,000          11,000
                                  -------------    ------------      -----------     -----------
                                    161,376,000      25,139,000        4,234,000       7,954,000
                                  -------------    ------------      -----------     -----------
Operating (loss)................   (103,225,000)    (18,426,000)      (2,782,000)     (4,375,000)
OTHER INCOME (EXPENSE)
Interest income and other,
  net...........................      5,773,000       2,632,000               --          (4,000)
Interest expense................     (5,341,000)        (21,000)              --              --
                                  -------------    ------------      -----------     -----------
(Loss) before income tax
  provision.....................   (102,793,000)    (15,815,000)      (2,782,000)     (4,379,000)
Income tax provision............       (731,000)       (440,000)              --              --
                                  -------------    ------------      -----------     -----------
Net (loss)......................  $(103,524,000)   $(16,255,000)     $(2,782,000)    $(4,379,000)
                                  =============    ============      ===========     ===========
Basic and diluted net (loss) per
  share.........................  $       (3.03)   $       (.55)     $      (.09)    $      (.15)
                                  =============    ============      ===========     ===========
Weighted average shares.........     34,189,000      29,678,000       29,664,000      29,419,000
                                  =============    ============      ===========     ===========

                            See accompanying notes.

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
         FOR THE PERIOD FROM APRIL 1, 1998 (DATE OPERATIONS COMMENCED) TO DECEMBER 31, 1998 AND FOR THE YEAR ENDED DECEMBER 31, 1999

                                             COMMON STOCK          ADDITIONAL
                                        ----------------------      PAID-IN
                                          SHARES        PAR         CAPITAL         (DEFICIT)
                                        ----------    --------    ------------    -------------
Initial contribution..................   2,700,000    $ 27,000    $ 22,158,000
Capital contributions.................  26,994,000     270,000     158,508,000
Issuance of stock options.............                               4,586,000
Exercise of warrants..................       3,000                       3,000
Net (loss) for the period from April
  1, 1998 (date operations commenced)
  to December 31, 1998................                                            $ (16,255,000)
                                        ----------    --------    ------------    -------------
Balance, December 31, 1998............  29,697,000     297,000     185,255,000      (16,255,000)
                                        ----------    --------    ------------    -------------
Exercise of stock options.............     804,000       8,000       5,232,000
Exercise of warrants..................   4,810,000      48,000      10,857,000
Common stock issued for acquisition...   3,245,000      33,000      30,792,000
Stock options issued for
  acquisition.........................                               4,027,000
Warrants issued for acquisition.......                               9,100,000
Stock option based compensation.......                               1,056,000
Net (loss) for the year ended December
  31, 1999............................                                             (103,524,000)
                                        ----------    --------    ------------    -------------
Balance, December 31, 1999............  38,556,000    $386,000    $246,319,000    $(119,779,000)
                                        ==========    ========    ============    =============

The Consolidated Statement of Shareholders' Equity reflects on a retroactive basis the 3-for-2 stock split by way of a stock dividend paid on September 2, 1999 and the 3-for-2 stock split by way of a stock dividend paid on February 2, 2000.

                            See accompanying notes.

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

                 STATEMENT OF PARENT'S INVESTMENT (DEFICIENCY)
            OF OCOM CORPORATION TELECOMS DIVISION (THE PREDECESSOR)
                    FOR THE YEAR ENDED DECEMBER 31, 1997 AND
              FOR THE PERIOD FROM JANUARY 1, 1998 TO MAY 31, 1998

Balance, December 31, 1996..................................    $  (208,000)
Capital contributions.......................................      4,908,000
Net (loss) for the year ended December 31, 1997.............     (4,379,000)
                                                                -----------
Balance, December 31, 1997..................................        321,000
Capital contributions.......................................      4,261,000
Net (loss) for the period ended May 31, 1998................     (2,782,000)
                                                                -----------
Balance, May 31, 1998.......................................    $ 1,800,000
                                                                ===========

                            See accompanying notes.

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                    THE PREDECESSOR
                                                                                                        (OCOM)
                                                                           FOR THE PERIOD     ---------------------------
                                                                           FROM APRIL 1,        FOR THE
                                                                             1998 (DATE       PERIOD FROM
                                                                             OPERATIONS       JANUARY 1,
                                                          YEAR ENDED       COMMENCED) TO        1998 TO       YEAR ENDED
                                                         DECEMBER 31,       DECEMBER 31,        MAY 31,      DECEMBER 31,
                                                             1999               1998             1998            1997
                                                         -------------    ----------------    -----------    ------------
OPERATING ACTIVITIES
  Net (loss)...........................................  $(103,524,000)     $(16,255,000)     $(2,782,000)   $(4,379,000)
  Adjustments to reconcile net (loss) to net cash (used
    in) operating activities:
    Depreciation and amortization......................     19,578,000           980,000          257,000        439,000
    Stock option based compensation....................      1,056,000         4,586,000               --             --
    Provision for losses on accounts receivable........      3,241,000           501,000           92,000         46,000
    Accretion of interest on marketable securities.....     (3,053,000)         (639,000)              --             --
    Other..............................................        239,000          (119,000)              --         82,000
    Changes in operating assets and liabilities, net of
      effect from business acquisitions:
      Accounts receivable..............................      3,115,000          (480,000)        (262,000)       129,000
      Due from affiliates..............................      1,759,000        (1,954,000)              --             --
      Other current assets.............................     (3,488,000)         (287,000)        (179,000)       (79,000)
      Other assets.....................................     (2,783,000)       (2,824,000)              --             --
      Accounts payable.................................      5,390,000         1,261,000         (311,000)       169,000
      Accrued expenses.................................      6,114,000         2,814,000         (453,000)       116,000
      Deferred revenue.................................        (61,000)           94,000               --             --
                                                         -------------      ------------      -----------    -----------
Net cash (used in) operating activities................    (72,417,000)      (12,322,000)      (3,638,000)    (3,477,000)

INVESTING ACTIVITIES
Purchase of fixed assets...............................    (20,575,000)       (2,341,000)        (623,000)    (1,431,000)
Acquisitions, net of cash acquired.....................    (47,056,000)               --               --             --
Purchase of marketable securities......................   (142,922,000)     (110,079,000)              --             --
Proceeds from sale of marketable securities............    164,652,000                --               --             --
                                                         -------------      ------------      -----------    -----------
Net cash (used in) investing activities................    (45,901,000)     (112,420,000)        (623,000)    (1,431,000)

FINANCING ACTIVITIES
Capital contributions..................................             --       150,904,000        4,261,000      4,908,000
Proceeds from borrowing, net of financing costs........    168,545,000                --               --             --
Proceeds from exercise of stock options and warrants...     16,145,000             3,000               --             --
Principal payments.....................................     (3,469,000)               --               --             --
Principal payments of capital lease obligations........     (2,379,000)           (4,000)              --             --
                                                         -------------      ------------      -----------    -----------
Net cash provided by financing activities..............    178,842,000       150,903,000        4,261,000      4,908,000
                                                         -------------      ------------      -----------    -----------
Increase in cash and cash equivalents..................     60,524,000        26,161,000               --             --
Cash and cash equivalents at beginning of period.......     26,161,000                --               --             --
                                                         -------------      ------------      -----------    -----------
Cash and cash equivalents at end of period.............  $  86,685,000      $ 26,161,000      $        --    $        --
                                                         =============      ============      ===========    ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest.................................  $   2,032,000      $      4,000      $        --    $        --
Income taxes paid......................................      1,421,000                --               --             --

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES
Capital contributions of noncash net assets............  $          --      $ 30,059,000      $        --    $        --
Liabilities incurred to acquire fixed assets...........     19,621,000           175,000               --             --
Common stock, stock options and warrants issued for
  acquisitions.........................................     43,952,000                --               --             --

                            See accompanying notes.

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND BUSINESS

     CoreComm Limited (the "Company"), formerly a wholly-owned subsidiary of Cellular Communications of Puerto Rico, Inc. ("CCPR"), was formed in March 1998 (operations commenced in April 1998) in order to succeed to the businesses and assets that were operated by OCOM Corporation and as an appropriate vehicle to pursue new telecommunications opportunities outside of Puerto Rico and the U.S. Virgin Islands. In September 1998, CCPR made a cash contribution to the Company of $150,000,000 and distributed 100% of the outstanding shares of the Company on a one-for-one basis to CCPR's shareholders.

     The Company's competitive local exchange carrier ("CLEC"), cellular long distance, landline long distance and cellular resale businesses were formerly owned and operated by OCOM Corporation Telecoms Division ("OCOM"). CCPR acquired the operating assets and related liabilities of these businesses from OCOM on June 1, 1998. OCOM is the predecessor business to the Company.

     The Company seeks to become a leading provider of integrated telephone, Internet and data services to business and residential customers in targeted markets throughout the United States. As of December 31, 1999, the Company's customers are located throughout the United States, although much of the Company's business is conducted in Ohio and Illinois.

     The Company's performance will be affected by, among other things, its ability to implement expanded interconnection and collocation with the facilities of incumbent local exchange carriers ("ILECs") and develop efficient and effective working relationships with the ILECs and other carriers. The Company has installed, and is currently in the process of installing, its own switches and related equipment in certain of its markets. The Company will continue to lease the unbundled local loop needed to connect its customers to its switches. The Company purchases capacity from the ILECs on a wholesale basis pursuant to contracts and sells it at retail rates to its customers. The Company depends upon the ILECs to maintain the quality of their service to the Company's customers. Also, except for CLEC customers who are connected to one of the Company's switches and Internet services customers, the Company depends upon the ILECs for accurate and prompt billing information in order for the Company to bill its customers.

     The Company's business is highly competitive which results in pricing pressure and increasing customer acquisition costs. Expenses are expected to exceed revenues in each location in which the Company offers service until a sufficient customer base is established. It is anticipated that obtaining a sufficient customer base will take a number of years, and positive cash flows from operations are not expected in the near future.

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following is the revenues from external customers for each of the Company's communication services:

                                                                                  THE PREDECESSOR
                                                            FOR THE PERIOD             (OCOM)
                                                            FROM APRIL 1,    --------------------------
                                                              1998 (DATE       FOR THE
                                                              OPERATIONS     PERIOD FROM
                                                              COMMENCED)     JANUARY 1,
                                              YEAR ENDED          TO           1998 TO      YEAR ENDED
                                             DECEMBER 31,    DECEMBER 31,      MAY 31,     DECEMBER 31,
                                                 1999            1998           1998           1997
                                             ------------   --------------   -----------   ------------
Telecommunications...................        $47,456,000      $2,993,000     $  217,000     $  167,000
  Internet and Data..................          6,996,000         155,000             --             --
  Other..............................   (a)    3,699,000       3,565,000      1,235,000      3,412,000
                                             -----------      ----------     ----------     ----------
                                             $58,151,000      $6,713,000     $1,452,000     $3,579,000
                                             ===========      ==========     ==========     ==========

---------------
(a) Other includes cellular long distance, wireless and paging revenue.

2.  SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and those entities where the Company's interest is greater than 50%. Significant intercompany accounts and transactions have been eliminated in consolidation.

CASH EQUIVALENTS

     Cash equivalents are short-term highly liquid investments purchased with a maturity of three months or less. Cash equivalents were $71,564,000 and $20,995,000 at December 31, 1999 and December 31, 1998, respectively, and consisted of corporate commercial paper.

MARKETABLE SECURITIES

     Marketable securities are classified as available-for-sale, which are carried at fair value. Unrealized holding gains and losses on securities, net of tax, are carried as a separate component of shareholders' equity. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other than temporary will be included in interest income. The cost of securities sold or matured is based on the specific identification method. Interest on securities is included in interest income.

     Marketable securities at December 31, 1999 consisted of corporate commercial paper. Marketable securities at December 31, 1998 consisted of a certificate of deposit and corporate commercial paper. During the year ended December 31, 1999 and the period from April 1, 1998 (date operations commenced) to December 31, 1998, there were no realized gains or losses on sales of securities. All of the marketable securities as of December 31, 1999 and 1998 had a contractual maturity of less than one year.

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The Company records an estimate of uncollectible accounts receivable based on the current aging of its receivables and its prior collection experience.

FIXED ASSETS

     Fixed assets are stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows: operating equipment -- 3 to 15 years, computer hardware and software -- 3 or 5 years and other equipment -- 2 to 7 years, except for leasehold improvements for which the estimated useful lives are the term of the lease.

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying value of the asset.

GOODWILL

     Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as purchases. Goodwill is amortized on a straight-line basis over the period benefited, which is estimated to be 5 to 10 years. The Company continually reviews the recoverability of the carrying value of goodwill using the same methodology that it uses for the evaluation of its other long-lived assets.

LMDS LICENSE COSTS

     The costs incurred to acquire the Local Multipoint Distribution Service ("LMDS") licenses from the Federal Communications Commission (the "FCC") were deferred and will be amortized on a straight-line basis over the term of the licenses upon the commencement of operations. The Company continually reviews the recoverability of the carrying value of LMDS licenses using the same methodology that it uses for the evaluation of its other long-lived assets.

OTHER ASSETS

     Other assets include customer lists, deferred financing costs and noncompetition agreements. Customer lists represent a portion of the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for as purchases and are amortized on a straight-line basis over 2 to 7 years. Deferred financing costs were incurred in connection with the issuance of debt and are charged to interest expense over the term of the related debt. Noncompetition agreements obtained in connection with an acquisition were valued at $100,000 and are being charged to expense on a straight-line basis over the noncompetition period of 5 years. The Company continually reviews the recoverability of the carrying value of these assets using the same methodology that it uses for the evaluation of its other long-lived assets.

NET (LOSS) PER SHARE

     The Company reports its net (loss) per share in accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share". The weighted average shares used for the computation of net (loss) per share prior to September 1998 are equivalent to CCPR's historical weighted average shares (since CCPR shareholders received one share of the Company for each CCPR share owned). The shares issuable upon the exercise of stock options, warrants and convertible securities are excluded from the calculation of net (loss) per share as their effect would be antidilutive.

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In 1999 and 1998, the Company had 18.0 million and 9.8 million shares, respectively, issuable upon the exercise of stock options, warrants and convertible securities that have been excluded from the calculation of net
(loss) per share as their effect would be antidilutive. In 1997, CCPR had 5.3 million shares issuable upon the exercise of stock options that have been excluded from the calculation of net loss per share as their effect would be antidilutive.

REVENUE RECOGNITION

     Revenue is recognized at the time service is provided to the customer. Charges for services that are billed in advance are deferred and recognized when earned.

ADVERTISING EXPENSE

     The Company charges the cost of advertising to expense as incurred. Advertising expense for the year ended December 31, 1999, for the period from April 1, 1998 (date operations commenced) to December 31, 1998, for the period from January 1, 1998 to May 31, 1998 and for the year ended December 31, 1997 was $4,407,000, $812,000, $79,000 and $127,000, respectively.

STOCK-BASED COMPENSATION

     The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option plans.

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to the 1999 presentation.

3.  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted by the Company effective January 1, 2001. Management does not anticipate that the adoption of this new standard will have a significant effect on the results of operations, financial condition or cash flows of the Company.

     In 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", both of which had no effect on the consolidated financial statements. The Company operates in a single business segment.

4.  ACQUISITIONS

     In May 1999, the Company acquired 100% of the stock of MegsINet Inc., a national Internet Service Provider ("ISP") with a national Asynchronous Transfer Mode network and local telecommunications facilities in Chicago for a total consideration of $16.8 million in cash and 3.2 million shares of the Company's common stock. In addition, the Company exchanged MegsINet stock options for options to purchase 444,000 shares of the Company's common stock, repaid $2.0 million of MegsINet debt and incurred acquisition related costs of $1.2 million. The common stock portion of the consideration was valued at $30.8 million, the fair value on the date prior to the announcement. The stock options were valued at $4.0 million using the Black-Scholes option pricing model.

     Also in May 1999, the Company acquired the wireline assets of USN Communications, Inc., which was a CLEC that operated on a resale basis, for a cash payment of $26.4 million, warrants to purchase

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

563,000 shares of the Company's common stock at a price of $13.33 per share and 225,000 shares at a price of $22.22 per share, and a potential contingent cash payment to be paid in July 2000 which is capped at $58.6 million. The contingent payment is payable only if the USN assets meet or exceed operating performance thresholds. The Company does not expect the actual payment in July 2000 to be significant. The warrants were valued at $9.1 million, the fair value on the date of issuance. In addition, the Company incurred acquisition related costs of $1.0 million.

     These acquisitions have been accounted for as purchases, and, accordingly, the net assets and results of operations of the acquired businesses have been included in the consolidated financial statements from the dates of acquisition. The aggregate purchase price of $91.3 million exceeded the fair value of the net tangible assets acquired by $75.6 million, which was allocated as follows: $13.3 million to customer lists, $1.5 million to other intangibles and $60.8 million to goodwill.

     In April and June 1998, CCPR acquired the stock of Digicom, Inc. and certain operating assets and related liabilities of Jeff Rand Corp. (known as the Wireless Outlet) and OCOM Corporation. CCPR contributed these businesses to the Company. These acquisitions were accounted for as purchases by CCPR, and, accordingly, the net assets and results of operations of the acquired businesses have been included in the consolidated financial statements from the dates of acquisition. The contribution of the assets from CCPR to the Company was accounted for at historical cost in a manner consistent with a transfer of entities under common control which is similar to that used in a "pooling of interests". The Company's financial statements include the results of the contributed companies for all periods owned by CCPR. In November 1998, a wholly-owned subsidiary of the Company acquired substantially all of the assets and certain liabilities of Stratos Internet Group, Inc. ("Stratos"), an ISP in the Cleveland-Akron, Ohio area. This acquisition has been accounted for as a purchase, and, accordingly, the net assets and results of operations of Stratos have been included in the consolidated financial statements from the date of acquisition. The aggregate purchase price of $5.2 million exceeded the fair value of net tangible assets acquired by $4.4 million, which was allocated as follows: $100,000 to noncompetition agreements and $4.3 million to goodwill.

     The pro forma unaudited consolidated results of operations for the years ended December 31, 1999 and 1998 assuming consummation of the acquisitions and receipt of the capital contributions from CCPR as of January 1, 1998 are as follows. The pro forma net (loss) and basic and diluted net (loss) per share do not give effect to interest income that may have been earned had the $150,000,000 cash capital contribution from CCPR been made on January 1, 1998.

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                  1999             1998
                                                              -------------    -------------
Total revenue...............................................  $  97,855,000    $ 148,174,000
Net (loss)..................................................   (138,458,000)    (233,267,000)
Basic and diluted net (loss) per share......................          (3.74)           (6.23)

     A significant component of the pro forma results is associated with the acquisition of certain assets of USN. Although USN quickly developed a large customer list and revenue base in 1997 and 1998, it had difficulties under its previous management providing services, including billing, customer care and other operational areas, and filed for bankruptcy in February 1999. Since the acquisition, we have been focusing on improving these operations, and have been successful in many areas. However, we did not actively sell additional lines in these markets in 1999 because we were not fully satisfied with the quality of the operations. Consequently, and consistent with our due diligence, transaction structure and purchase price, revenues associated with the USN assets have declined significantly since our acquisition, and additional declines may continue as customers leave or "churn" off the service.

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5.  LMDS LICENSE COSTS

     Cortelyou Communications Corp. ("Cortelyou"), a wholly-owned subsidiary of the Company, was the successful bidder for 15 Block A LMDS licenses in Ohio. The LMDS licenses were acquired for an aggregate of $25,366,000, which includes costs incurred of $125,000. LMDS frequencies are expected to be used for the provision of voice, data, video and Internet services to businesses and homes in competition with ILECs and/or cable television operators. The FCC has allocated two blocks of frequencies to be licensed in each of the 493 Basic Trading Areas in the United States and its territories based on an auction that ended in March 1998.

6.  FIXED ASSETS

     Fixed assets consist of:

                                                             YEAR ENDED DECEMBER 31,
                                                            --------------------------
                                                                1999           1998
                                                            ------------    ----------
Operating equipment.......................................  $ 50,290,000    $  720,000
  Computer hardware and software..........................    17,455,000     2,450,000
  Other equipment.........................................     9,300,000       987,000
  Construction-in-progress................................    24,681,000         5,000
                                                            ------------    ----------
                                                             101,726,000     4,162,000
  Accumulated depreciation................................   (11,107,000)     (580,000)
                                                            ------------    ----------
                                                            $ 90,619,000    $3,582,000
                                                            ============    ==========

7.  ACCRUED EXPENSES

     Accrued expenses consist of:

                                                              YEAR ENDED DECEMBER 31,
                                                             -------------------------
                                                                1999           1998
                                                             -----------    ----------
Payroll and related........................................  $ 2,903,000    $1,263,000
  Professional fees........................................    2,161,000       527,000
  Taxes, including income taxes............................    6,089,000     1,246,000
  Accrued equipment purchases..............................   13,455,000            --
  Other....................................................    7,607,000     1,211,000
                                                             -----------    ----------
                                                             $32,215,000    $4,247,000
                                                             ===========    ==========

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8.  NOTES PAYABLE

     Notes payable consist of the following:

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                                 1999          1998
                                                             ------------    --------
6% Convertible Subordinated Notes..........................  $175,000,000    $     --
  Working capital promissory note, interest at 8.5%........     3,077,000          --
  Note payable for equipment, interest at 12.75%...........     6,238,000          --
  Other....................................................       283,000     363,000
                                                             ------------    --------
                                                              184,598,000     363,000
  Less current portion.....................................     5,280,000      80,000
                                                             ------------    --------
                                                             $179,318,000    $283,000
                                                             ============    ========

     In October 1999, the Company issued $175,000,000 principal amount of 6% Convertible Subordinated Notes due 2006 (the "Convertible Notes"). Interest on the Convertible Notes is payable semiannually on April 1 and October 1 of each year, commencing April 1, 2000. The Convertible Notes are unsecured obligations convertible into common stock prior to maturity at a conversion price of $27.39 per share, subject to adjustment. There are approximately 6.4 million shares of common stock reserved for issuance upon conversion of the Convertible Notes. The Convertible Notes are redeemable, in whole or in part, at the option of the Company, at any time on or after October 1, 2002, at a redemption price of 103.429% that declines annually to 100% in 2006, in each case together with accrued and unpaid interest to the redemption date. The Company incurred $6,935,000 in fees and expenses in connection with the issuance of the Convertible Notes, which is included in deferred financing costs.

     MegsINet originally borrowed $4,000,000 from Ascend Communications, Inc. ("Ascend") under a working capital promissory note dated August 1998. MegsINet is required to make monthly principal and interest payments of $148,000 through January 2002. The Company issued a warrant to Ascend to purchase approximately 29,000 shares of the Company's common stock at $13.75 per share in connection with the promissory note.

     In 1998, MegsINet entered into an agreement with Cisco Systems Capital Corporation ("Cisco"), whereby MegsINet can purchase operating equipment under a promissory note. Monthly payments of principal and interest commenced in 1999, MegsINet paid an aggregate of $3,164,000. MegsINet is required to make monthly principal and interest payments that decline each month from $366,000 beginning in January 2000 through September 2001. The Company has guaranteed the obligations of MegsINet under the promissory note.

     The Company issued a note payable in the amount of $362,000 in connection with the Stratos acquisition. Interest on the note accrues at 5.542% per annum. The note is payable in twelve consecutive quarterly payments of principal and interest of $33,000 which commenced in May 1999 and is collateralized by the assets acquired from Stratos.

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The aggregate principal amounts of notes payable scheduled for repayment are as follows:

YEAR ENDED DECEMBER 31,
       2000..................................    $  5,280,000
       2001..................................       4,229,000
       2002..................................          89,000
       2003..................................              --
       2004..................................              --
     Thereafter..............................     175,000,000
                                                 ------------
                                                 $184,598,000
                                                 ============

9.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets approximate fair value.

     Notes payable: The fair value of the Company's convertible notes is based on the quoted market price. The fair value of the Company's other notes payable are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

     The carrying amounts and fair values of the Company's financial instruments are as follows:

                                             DECEMBER 31, 1999       DECEMBER 31, 1998
                                            --------------------    -------------------
                                            CARRYING      FAIR      CARRYING     FAIR
                                             AMOUNT      VALUE       AMOUNT      VALUE
                                            --------    --------    --------    -------
                                                          (IN THOUSANDS)
Cash and cash equivalents.................  $ 86,685    $ 86,685    $26,161     $26,161
Notes payable
  Convertible notes.......................   175,000     273,000         --          --
  Ascend note.............................     3,077       2,721         --          --
  Cisco note..............................     6,238       5,561         --          --
  Other...................................       283         248        363         301

10.  LEASES

     The Company has capital leases for certain of its operating equipment. Leased property included in operating equipment consists of:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1999          1998
                                                              -----------    --------
Operating equipment.........................................  $33,941,000    $258,000
Accumulated depreciation....................................    5,901,000       7,000
                                                              -----------    --------
                                                              $28,040,000    $251,000
                                                              ===========    ========

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Future minimum annual payments under these leases at December 31, 1999 are as follows:

2000........................................................    $16,092,000
2001........................................................     13,053,000
2002........................................................      2,477,000
2003........................................................         19,000
                                                                -----------
Total minimum lease payments................................     31,641,000
Less amount representing interest (at rates ranging from
  8.5% to 26.44%)...........................................      3,230,000
                                                                -----------
Present value of net minimum obligations....................     28,411,000
Current portion.............................................     13,847,000
                                                                -----------
                                                                $14,564,000
                                                                ===========

     As of December 31, 1999, the Company had leases for office space and equipment which extend through 2013. Total rent expense for the year ended December 31, 1999, for the period from April 1, 1998 (date operations commenced) to December 31, 1998, for the period from January 1, 1998 to May 31, 1998 and for the year ended December 31, 1997 under operating leases was $5,151,000, $354,000, $98,000 and $131,000, respectively.

     Future minimum annual lease payments under noncancellable operating leases at December 31, 1999 are as follows: $7,967,000 (2000); $6,682,000 (2001);
$5,832,000 (2002); $5,384,000 (2003); $5,005,000 (2004) and $19,481,000
thereafter.

11.  NON-CASH COMPENSATION

     The non-cash compensation charge of $1,056,000 in 1999 is recorded in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," related to a change in employee stock option agreements.

     The non-cash compensation charge of $4,586,000 in 1998 is a recorded in accordance with APB Opinion No. 25, as a one time charge related to the issuance of the Company's warrants and stock options to holders of CCPR's stock options in connection with the Company's distribution to CCPR's shareholders.

12.  RELATED PARTY TRANSACTIONS

     Some of the officers and directors of the Company are also officers or directors of NTL Incorporated ("NTL"). NTL provides the Company with management, financial, legal and technical services, access to office space and equipment and use of supplies. Amounts charged to the Company by NTL consist of salaries and direct costs allocated to the Company where identifiable, and a percentage of the portion of NTL's corporate overhead which cannot be specifically allocated to NTL (which is agreed upon by the Board of Directors of NTL and the Company). NTL's charges to the Company commenced in October 1998. It is not practicable to determine the amounts of these expenses that would have been incurred had the Company operated as an unaffiliated entity. In the opinion of management, this allocation method is reasonable. In 1999 and 1998, NTL charged the Company $2,330,000 and $313,000, respectively, which is included in corporate expenses.

     The Company provides NTL with access to office space and equipment and the use of supplies. In the fourth quarter of 1999, the Company began charging NTL a percentage of the Company's office rent and supplies expense. It is not practicable to determine the amounts of these expenses that would have been incurred had the Company operated as an unaffiliated entity. In the opinion of management, this allocation method is reasonable. In 1999, the Company charged NTL $62,000, which reduced corporate expenses.

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A subsidiary of the Company provides billing and software development services to subsidiaries of NTL. The Company charges an amount in excess of its costs to provide these services. General and administrative expenses were reduced by $800,000, $275,000, $138,000, and $217,000 for the year ended
December 31, 1999, the period from April 1, 1998 (date operations commenced) to December 31, 1998, the period from January 1, 1998 to May 31, 1998 and the year ended December 31, 1997, respectively, as a result of these charges.

     At December 31, 1999, due from affiliates was comprised of $195,000 due from NTL. At December 31, 1998, due from affiliates included $128,000 due from CCPR and $1,826,000 due from NTL.

13.  401(k) PLAN

     The Company sponsors a 401(k) Plan in which all full-time employees who have completed 90 days of employment and are 21 years of age may participate. The Company's matching contribution is determined annually by the Board of Directors. Participants may make salary deferral contributions of 1% to 15% of their compensation not to exceed the maximum allowed by law. The expense for the year ended December 31, 1999, the period from April 1, 1998 (date operations commenced) to December 31, 1998, the period from January 1, 1998 to May 31, 1998 and the year ended December 31, 1997 was $350,000, $103,000, $29,000 and
$126,000, respectively.

14.  SHAREHOLDERS' EQUITY

STOCK SPLITS

     In August 1999, the Company declared a 3-for-2 stock split by way of a stock dividend, which was paid on September 2, 1999. In January 2000, the Company declared a 3-for-2 stock split by way of a stock dividend, which was paid on February 2, 2000. The consolidated financial statements and the notes thereto give retroactive effect to the stock splits.

SHAREHOLDER RIGHTS PLAN

     The Rights Agreement provides that .44 of a Right will be issued with each share of common stock issued on or after the date of distribution. The Rights become exercisable upon the occurrence of certain potential takeover events and will expire in December 2010 unless previously redeemed by the Company. When exercisable, each Right entitles the owner to purchase from the Company 1/100 of a share of Series A Junior Participating Preferred Stock ("Series A Preferred Stock") at a purchase price of $100.

     The Series A Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $.01 per share and will be entitled to an aggregate dividend of 225 times the dividend, if any, declared per share of common stock. In the event of liquidation, the holders of Series A Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share and will be entitled to an aggregate payment of 225 times the payment made per share of the common stock. Each share of Series A Preferred Stock will have 225 votes and will vote together with the common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are changed or exchanged, each share of Series A Preferred Stock will be entitled to receive 225 times the amount received per share of common stock. The rights are protected by customary antidilution provisions.

     The 1,000,000 authorized shares of Series Preferred Stock are designated Series A Preferred Stock. No shares of Series A Preferred Stock are issued or outstanding.

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

WARRANTS

     The Company had the following warrants outstanding as of December 31, 1999:
(1) warrants to purchase an aggregate of 29,000 shares of common stock at $13.75 per share issued in 1999 that expire in August 2008, (2) warrants to purchase an aggregate of 225,000 shares of common stock at $22.22 per share issued in 1999 that expire in May 2004 and (3) warrants to purchase an aggregate of 563,000 shares of common stock at $13.33 per share issued in 1999 that expire in May 2002. None of these warrants were exercised in 1999.

DISTRIBUTION WARRANTS AND STOCK OPTIONS

     In connection with the distribution of the Company to CCPR's shareholders, the Company issued warrants to purchase shares of common stock to holders of CCPR stock options who elected to receive warrants as follows: (1) warrants to purchase an aggregate of 4,303,000 shares of common stock at an exercise price of $5.86 per share which expire in 2005, (2) warrants to purchase an aggregate of 8,000 shares of common stock at an exercise price of $5.86 per share which expire in 2003 and (3) warrants to purchase an aggregate of 1,842,000 shares of common stock at an exercise price of $7.03 which expire in 2005. As of December 31, 1999, warrants to purchase an aggregate of 47,000 shares of common stock at an exercise price of $5.86 per share which expire in 2005 remain outstanding.

     There are 13,500,000 shares of common stock authorized for issuance under the 1998 CoreCom Limited Stock Option Plan and 5,625,000 shares of common stock authorized for issuance under the 1999 CoreCom Limited Stock Option Plan (together the "Plans"). The Plans provide that incentive stock options be granted at the fair market value of the Company's common stock on the date of grant, and nonqualified stock options be granted at a price determined by the Compensation and Option Committee. Options are generally exercisable as to 20% of the shares subject thereto on the date of grant and become exercisable as to an additional 20% of the shares subject thereto on each January 1 thereafter, while the optionee remains an employee of the Company. Options generally expire ten years after the date of the grant.

     In connection with the distribution of the Company to CCPR's shareholders, the Company issued approximately 1,877,000 options to purchase shares of the Company's common stock to holders of CCPR stock options who elected to receive options.

     Pro forma information regarding net loss and net loss per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee warrants and stock options under the fair value method of that Statement. The fair value for these warrants and options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 1999 and 1998: risk-free interest rate of 6.81% and 5.02%, respectively, dividend yield of 0%, volatility factor of the expected market price of the Company's common stock of .465 and .810, respectively, and a weighted-average expected life of the warrants and options of 10 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's distribution warrants and stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its distribution warrants and stock options.

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     For purposes of pro forma disclosures, the estimated fair value of the distribution warrants and options is amortized to expense over the options' vesting periods. Following is the Company's pro forma information:

                                                                          FOR THE PERIOD
                                                                        FROM APRIL 1, 1998
                                                                         (DATE OPERATIONS
                                                                          COMMENCED) TO
                                                      YEAR ENDED           DECEMBER 31,
                                                   DECEMBER 31, 1999           1998
                                                   -----------------    ------------------
Pro forma net (loss).............................    $(128,795,000)        $(48,015,000)
Pro forma net (loss) per share -- basic and
  diluted........................................    $       (3.77)        $      (1.62)

     A summary of the Company's distribution warrants and stock option activity and related information for the year ended December 31, 1999 and for the period from April 1, 1998 (date operations commenced) to December 31, 1998 follows:

                                           1999                             1998
                              ------------------------------    -----------------------------
                               NUMBER OF        WEIGHTED-        NUMBER OF       WEIGHTED-
                              WARRANTS AND       AVERAGE         WARRANTS         AVERAGE
                                OPTIONS       EXERCISE PRICE    AND OPTIONS    EXERCISE PRICE
                              ------------    --------------    -----------    --------------
Outstanding -- beginning of
  period....................    9,765,000         $ 5.51                --         $  --
Granted.....................    7,925,000          19.56         9,767,000          5.51
Exercised...................    5,606,000           6.27             2,000          5.86
Forfeited...................    1,330,000           6.27                --            --
                               ----------         ------         ---------         -----
Outstanding -- end of
  period....................   10,754,000         $15.37         9,765,000         $5.51
                               ==========         ======         =========         =====
Exercisable at end of
  period....................    3,438,000         $10.11         7,747,000         $5.42
                               ==========         ======         =========         =====

     Weighted-average fair value of distribution warrants and options, calculated using the Black-Scholes option pricing model, granted during 1999 and 1998 is $14.28 and $4.33, respectively.

     The following table summarizes the status of the distribution warrants and stock options outstanding and exercisable at December 31, 1999:

                            STOCK OPTIONS OUTSTANDING              STOCK OPTIONS EXERCISABLE
                  ----------------------------------------------   --------------------------
                                  WEIGHTED-         WEIGHTED-                    WEIGHTED-
    RANGE OF      NUMBER OF       REMAINING          AVERAGE       NUMBER OF      AVERAGE
EXERCISE PRICES    OPTIONS     CONTRACTUAL LIFE   EXERCISE PRICE    OPTIONS    EXERCISE PRICE
---------------   ----------   ----------------   --------------   ---------   --------------
 $0.02 to $3.03    1,235,000       7.6 Years         $ 0.635       1,136,000      $ 0.505
 $5.28 to $7.33    2,310,000       8.3 Years         $ 5.858        922,000       $ 5.853
$14.78 to $18.45     193,000       9.4 Years         $18.442         39,000       $18.442
$18.67 to $22.45   6,768,000       9.4 Years         $20.714       1,291,000      $20.627
$24.92 to $26.25     169,000       9.7 Years         $24.921         34,000       $24.921
     $38.75           79,000      10.0 Years         $38.750         16,000       $38.750
                  ----------                                       ---------
                  10,754,000                                       3,438,000
                  ==========                                       =========

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

15.  INCOME TAXES

     The provision for income taxes consists of the following:

                                                                         FOR THE PERIOD
                                                                       FROM APRIL 1, 1998
                                                                        (DATE OPERATIONS
                                                        YEAR ENDED       COMMENCED) TO
                                                       DECEMBER 31,       DECEMBER 31,
                                                           1999               1998
                                                       ------------    ------------------
Current:
  Federal............................................    $106,000           $     --
  State and local....................................     625,000            440,000
                                                         --------           --------
Total current........................................     731,000            440,000
                                                         --------           --------
Deferred:
  Federal............................................          --                 --
  State and local....................................          --                 --
                                                         --------           --------
Total deferred.......................................          --                 --
                                                         --------           --------
                                                         $731,000           $440,000
                                                         ========           ========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                  DECEMBER 31,
                                                           ---------------------------
                                                               1999           1998
                                                           ------------    -----------
Deferred tax assets:
  Depreciation...........................................  $    887,000    $   (58,000)
  Net operating losses...................................    35,444,000      5,419,000
  Allowance for doubtful accounts........................     1,599,000        301,000
  Amortization of goodwill...............................       653,000         24,000
  Accrued expenses.......................................    10,359,000             --
  Other..................................................       200,000             --
                                                           ------------    -----------
                                                             49,142,000      5,686,000
Valuation allowance for deferred tax assets..............   (49,142,000)    (5,686,000)
                                                           ------------    -----------
Net deferred tax assets..................................  $         --    $        --
                                                           ============    ===========

     At December 31, 1999, the Company had net operating loss carryforwards of approximately $88,000,000 for federal income tax purposes that begin to expire in 2018. The Company became eligible to file a consolidated federal income tax return in July 1999. Losses incurred prior to July 1999 may only be utilized by the subsidiary that generated the loss. The deferred tax assets have been fully offset by a valuation allowance due to the uncertainty of realizing such tax benefit.

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The reconciliation of income taxes computed at U.S. federal statutory rates to income tax expense is as follows:

                                                                              FOR THE PERIOD
                                                                              FROM APRIL 1,
                                                                                1998 (DATE
                                                                                OPERATIONS
                                                               YEAR ENDED     COMMENCED) TO
                                                              DECEMBER 31,     DECEMBER 31,
                                                                  1999             1998
                                                              ------------    --------------
Benefit at federal statutory rate (35%).....................  $(35,978,000)    $(5,535,000)
State and local income taxes................................       625,000         440,000
Expenses not deductible for tax purposes....................     2,160,000       1,623,000
Foreign income not subject to U.S. tax......................      (399,000)       (846,000)
U.S. losses with no benefit.................................    34,323,000       4,758,000
                                                              ------------     -----------
                                                              $    731,000     $   440,000
                                                              ============     ===========

16.  COMMITMENTS AND CONTINGENT LIABILITIES

     As of December 31, 1999, the Company had purchase commitments of approximately $41,000,000 outstanding.

     The Company is involved in various disputes, arising in the ordinary course of its business, which may result in pending or threatened litigation. None of these matters are expected to have a material adverse effect on the Company's financial position, results of operations or cash flows.

17.  SUBSEQUENT EVENTS (UNAUDITED)

     On March 10, 2000, the Company announced that it had entered into a definitive agreement to acquire ATX Telecommunications Services, Inc. ("ATX"), which is a facilities based CLEC and integrated communications provider serving the Mid-Atlantic states. The Company will pay total consideration consisting of
(a) approximately 12.4 million shares of the Company's common stock, (b) $250 million of Series B preferred stock and (c) $150 million in cash, of which up to $70 million, at the Company's option, may be paid in senior notes with a two-year maturity. The Series B preferred stock will be convertible into common stock at $44.36 per share. Under the agreement's cap provisions, the shares of common stock to be issued will be reduced if the Company's stock price at closing exceeds $46.38 per share, and the number of common shares underlying the Series B preferred stock will be reduced if the Company's stock price at closing exceeds $44.36 per share. The transaction is subject to regulatory and shareholder approval and other customary closing conditions.

     On March 13, 2000, the Company and Voyager.net, Inc. ("Voyager.net") announced a definitive agreement to merge in a stock and cash transaction. Voyager.net is the largest full-service Internet communications company in the Midwest, and is rapidly expanding into DSL delivery of its services. Under the agreement, Voyager.net shareholders will receive 0.292 shares of the Company's common stock and $3 in cash for each share of Voyager.net common stock (an aggregate of approximately 9.2 million shares and approximately $95 million in cash). Under the agreement's collar provisions, the shares of common stock issued will be reduced if the Company's stock price at closing exceeds $57 per share, and increased if the Company's common stock price at closing is below $41 per share. If the Company's stock price at closing is below $33 per share, there would be no further adjustment to the number of shares of the Company's common stock issued and Voyager.net would have the right to terminate the transaction,

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

subject to the Company's right to adjust further the shares issued. The transaction is subject to shareholder approval and other customary closing conditions. Holders of over a majority of the voting shares of Voyager.net have entered into an agreement with the Company to vote in favor of the transaction.

     In March 2000, the Compensation and Option Committee of the Board of Directors approved the issuance of options in the Company to various employees to acquire 2.7 million shares of the Company's common stock at an exercise price of 30% of the fair market value of the Company's common stock on the date of the grant. In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," the Company will record a non-cash compensation expense of approximately $44.8 million in March 2000 and a non-cash deferred expense of approximately $48.5 million. The Company will charge the deferred expense to non-cash compensation expense on a straight-line basis over the vesting period of the stock options as follows: $15 million in 2000, $20 million in 2001, $11.6 million in 2002, $1.8 million in 2003 and $0.1 million in 2004.

                       CORECOMM LIMITED AND SUBSIDIARIES
             AND ITS PREDECESSOR OCOM CORPORATION TELECOMS DIVISION

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                       CORECOMM LIMITED AND SUBSIDIARIES
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

              COL. A                   COL. B             COL. C              COL. D          COL. E
-----------------------------------  ----------   -----------------------   -----------    -------------
                                                         ADDITIONS
                                                  -----------------------
                                                     (1)          (2)
                                                  ----------   ----------
                                                               CHARGED TO
                                     BALANCE AT   CHARGED TO     OTHER
                                     BEGINNING    COSTS AND    ACCOUNTS-    DEDUCTIONS-     BALANCE AT
            DESCRIPTION              OF PERIOD     EXPENSES     DESCRIBE     DESCRIBE      END OF PERIOD
-----------------------------------  ----------   ----------   ----------   -----------    -------------
For the year ended December 31,
  1999:
  Allowance for doubtful
     accounts......................   $742,000    $3,241,000       $--       $(34,000)(a)   $3,949,000
For the period from April 1, 1998
  (date operations commenced) to
  December 31, 1998:
  Allowance for doubtful
     accounts......................   $     --    $  501,000       --        $241,000(b)    $  742,000

---------------
(a) Uncollectible accounts written off, net of recoveries, of $24,688,000 offset by $24,654,000 allowance for doubtful accounts as of acquisition date from business combinations.

(b) Uncollectible accounts written off, net of recoveries, of $117,0000 offset by $358,000 allowance for doubtful accounts as of acquisition date from business combinations.

                       OCOM CORPORATION TELECOMS DIVISION
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

             COL. A                  COL. B               COL. C               COL. D          COL. E
---------------------------------  ----------    ------------------------    -----------    -------------
                                                        ADDITIONS
                                                 ------------------------
                                                    (1)           (2)
                                                 ----------    ----------
                                                               CHARGED TO
                                   BALANCE AT    CHARGED TO      OTHER
                                   BEGINNING     COSTS AND     ACCOUNTS-     DEDUCTIONS-     BALANCE AT
           DESCRIPTION             OF PERIOD      EXPENSES      DESCRIBE      DESCRIBE      END OF PERIOD
---------------------------------  ----------    ----------    ----------    -----------    -------------
For the period from January 1,
  1998 to May 31, 1998:
  Allowance for doubtful
     accounts....................   $46,000      $   92,000        --          $60,000(a)      $78,000
For the year ended December 31,
  1997:
  Allowance for doubtful
     accounts....................   $    --      $   46,000        $--         $    --         $46,000

---------------
(a) Uncollectible accounts written-off, net of recoveries.

                               VOYAGER.NET, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                JUNE 30,
                                                                  2000
                                                              ------------
                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 12,329,741
  Accounts receivable, less allowance.......................     7,837,616
  Prepaid and other assets..................................     1,729,869
                                                              ------------
          Total current assets..............................    21,897,226
Property and equipment, net.................................    25,524,813
Intangible assets, net......................................    56,665,195
                                                              ------------
          Total assets......................................  $104,087,234
                                                              ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of obligations under capital leases.......  $  3,157,610
  Accounts payable..........................................       805,961
  Other liabilities.........................................     2,898,448
  Deferred revenue..........................................    12,269,517
                                                              ------------
          Total current liabilities.........................    19,131,536
Commitments and contingencies...............................            --
Obligations under capital leases............................     2,116,236
Long-term debt..............................................    23,750,000
Stockholders' equity:
  Preferred stock, 8% cumulative, non-voting, $.01 par
     value, $100 redemption value: 5,000,000 shares
     authorized, none outstanding
  Common stock, $.0001 par value; authorized 50,000,000
     shares in 1999 and 2000; issued and outstanding
     31,650,108 and 31,654,758 in 1999 and 2000,
     respectively...........................................         2,712
  Additional paid-in capital................................   112,151,544
  Receivables for preferred and common stock................    (6,441,935)
  Notes and interest receivable, stockholder................    (5,768,418)
  Deferred compensation.....................................       161,420
  Accumulated deficit.......................................   (41,015,861)
                                                              ------------
          Total stockholders' equity........................    59,089,462
                                                              ------------
          Total liabilities and stockholders' equity........  $104,087,234
                                                              ============

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                               VOYAGER.NET, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                THREE MONTHS ENDED            SIX MONTHS ENDED
                                                     JUNE 30,                     JUNE 30,
                                             -------------------------   --------------------------
                                                2000          1999           2000          1999
                                             -----------   -----------   ------------   -----------
Revenue:
  Internet access service..................  $18,444,717   $10,537,560   $ 36,484,158   $18,942,762
  Other....................................      173,064       176,339        245,901       290,363
                                             -----------   -----------   ------------   -----------
          Total revenue....................   18,617,781    10,713,899     36,730,059    19,233,125
                                             -----------   -----------   ------------   -----------
Operating expenses:
  Internet access service..................    7,398,439     3,602,005     14,628,026     6,391,681
  Sales and marketing......................    2,221,192     1,229,038      4,358,192     2,198,069
  General and administrative...............    5,931,172     3,081,402     11,912,961     5,544,602
  Depreciation and amortization............   10,166,904     5,004,953     18,377,773     8,531,777
  Compensation charge for issuance of
     common stock and stock options........       25,000     1,044,000         50,000     2,509,000
                                             -----------   -----------   ------------   -----------
          Total operating expenses.........   25,742,707    13,961,398     49,326,952    25,175,129
                                             -----------   -----------   ------------   -----------
Loss from operations before other income
  (expense)................................   (7,124,926)   (3,247,499)   (12,596,893)   (5,942,004)
                                             -----------   -----------   ------------   -----------
Other income (expense):
  Interest income..........................      266,077         4,822        515,076        31,594
  Interest expense.........................     (839,873)   (1,047,378)    (1,453,949)   (1,845,663)
  Other....................................     (218,262)           --       (258,969)           --
                                             -----------   -----------   ------------   -----------
          Total other expense..............     (792,058)   (1,042,556)    (1,197,842)   (1,814,069)
                                             -----------   -----------   ------------   -----------
Net loss...................................   (7,916,984)   (4,290,055)   (13,794,735)   (7,756,073)
Preferred stock dividends..................           --      (165,496)            --      (330,992)
                                             -----------   -----------   ------------   -----------
          Net loss applicable to common
            stockholders...................  $(7,916,984)  $(4,455,551)  $(13,794,735)  $(8,087,065)
                                             -----------   -----------   ------------   -----------
Per share data:
  Basic and diluted net loss per share
     applicable to common stockholders.....  $     (0.25)  $     (0.19)  $      (0.44)  $     (0.35)
                                             ===========   ===========   ============   ===========
  Weighted average common shares
     outstanding:
     Basic and diluted.....................   31,654,758    23,766,309     31,653,466    23,163,442
                                             ===========   ===========   ============   ===========

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                               VOYAGER.NET, INC.

            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                  (UNAUDITED)

                                                               RECEIVABLES
                                                                   FOR
                                                                PREFERRED
                           COMMON STOCK         ADDITIONAL         AND         NOTES AND
                       --------------------      PAID-IN         COMMON        INTEREST        DEFERRED      ACCUMULATED
                         SHARES      AMOUNT      CAPITAL          STOCK       RECEIVABLE     COMPENSATION      DEFICIT
                       ----------    ------    ------------    -----------    -----------    ------------    ------------
Balance January 1,
  2000...............  31,650,108    $2,712    $112,129,038    $(6,291,935)   $(5,630,418)     $111,420      $(27,221,126)
Interest on
  receivables........          --        --              --       (150,000)      (138,000)           --                --
Exercise of stock
  options............       4,650        --          22,506             --             --            --                --
Deferred
  compensation.......          --        --              --             --             --        50,000                --
Net loss.............          --        --              --             --             --            --       (13,794,735)
                       ----------    ------    ------------    -----------    -----------      --------      ------------
Balance June 30,
  2000...............  31,654,758    $2,712    $112,151,544    $(6,441,935)   $(5,768,418)     $161,420      $(41,015,861)
                       ==========    ======    ============    ===========    ===========      ========      ============


                           TOTAL
                       STOCKHOLDERS'
                          EQUITY
                       -------------
Balance January 1,
  2000...............   $73,099,691
Interest on
  receivables........      (288,000)
Exercise of stock
  options............        22,506
Deferred
  compensation.......        50,000
Net loss.............   (13,794,735)
                        -----------
Balance June 30,
  2000...............   $59,089,462
                        ===========

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                               VOYAGER.NET, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                    SIX MONTHS ENDED
                                                                        JUNE 30,
                                                              ----------------------------
                                                                  2000            1999
                                                              ------------    ------------
Cash flows from operating activities:
  Net loss..................................................  $(13,794,735)    $(7,756,073)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
  Depreciation and amortization.............................    18,377,773       8,531,777
  Loss on disposal/sale of equipment........................       124,878           4,572
  Compensation charge for issuance of common stock and stock
     options................................................        50,000       2,509,000
  Changes in assets and liabilities excluding effects of
     business combinations, net.............................    (3,105,198)      1,272,295
                                                              ------------    ------------
       Net cash provided by operating activities............     1,652,718       4,561,571
Cash flows used in investing activities:
  Business acquisition costs, net of cash acquired..........    (5,290,361)    (23,577,768)
  Purchase of property and equipment........................    (4,793,294)     (2,658,104)
                                                              ------------    ------------
       Net cash used in investing activities................   (10,083,655)    (26,235,872)
Cash flows provided by financing activities:
  Payments on capital leases................................    (1,424,224)       (262,767)
  Loan/payments to related party............................            --        (500,000)
  Payment of bank financing fees............................            --      (1,124,770)
  Proceeds from issuance of debt............................     4,100,000      25,200,000
  Proceeds from common stock issuance.......................        22,506             248
  Proceeds from preferred stock.............................            --         666,700
                                                              ------------    ------------
       Net cash provided by financing activities............     2,698,282      23,979,411
                                                              ------------    ------------
Net (decrease) increase in cash and cash equivalents........    (5,732,655)      2,305,110
Cash and cash equivalents at beginning of period............    18,062,396       2,350,292
                                                              ------------    ------------
Cash and cash equivalents at end of period..................  $ 12,329,741    $  4,655,402
                                                              ============    ============

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                               VOYAGER.NET, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION:

     These condensed consolidated financial statements of Voyager.net, Inc. and its subsidiaries (the "Company") for the three and six months ended June 30, 2000 and 1999 and the related footnote information are unaudited and have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. These financial statements included herein should be read in conjunction with the Company's audited consolidated financial statements and the related notes to the consolidated financial statements as of and for the year ended December 31, 1999, which are included in the Company's Form 10-K filed with the Securities and Exchange Commission and dated March 31, 2000. In management's opinion, the accompanying unaudited financial statements contain all adjustments (consisting of normal, recurring adjustments) which management considers necessary to present the consolidated financial position of the Company at June 30, 2000 and the results of its operations and cash flows for the three and six months ended June 30, 2000 and 1999. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The results of operations for the three and six months ended June 30, 2000 are not necessarily indicative of the results of operations expected for the year ended December 31, 2000.

2.  BUSINESS COMBINATIONS:

     During the six months ended June 30, 2000, the Company acquired certain assets used in connection with the Internet access service business of two entities as described below:

     February 11, 2000, the Company purchased assets of Valley Business Equipment, Inc. for approximately $4,050,000. Approximately $3,910,000 was allocated to the acquired customer base cost as a result of this transaction.

     March 12, 2000, the Company purchased assets of Livingston On-Line for approximately $325,000. Approximately $310,000 was allocated to the acquired customer base cost as a result of this transaction.

     The unaudited pro forma combined historical results, as if the entities listed above had been acquired at the beginning of the six months ended June 30, 2000 and 1999, respectively, and if all entities acquired in 1999 had been acquired at the beginning of 1999 are included in the table below.

                                                              (IN THOUSANDS EXCEPT
                                                                PER SHARE DATA)
                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
Revenues....................................................  $ 37,060    $ 31,223
Net loss....................................................   (13,900)    (15,925)
Basic and diluted loss per share............................     (0.44)      (0.70)

     The pro forma results above include amortization of intangibles and interest expense on debt assumed issued to finance the acquisitions. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisitions had been completed as of the beginning of each of the fiscal periods presented, nor are they necessarily indicative of future consolidated results.

3.  DEBT:

     The Company has a revolving available credit facility with a bank group in the amount of $60 million, with the option to extend to $70 million, on similar terms and conditions. The credit facility matures on June 30, 2005. The revolving credit facility agreement allows the Company to elect an interest rate as of

                               VOYAGER.NET, INC.

any borrowing date based on either the (1) prime rate, or (2) LIBOR, plus a margin ranging from 0.5% to 2.75% depending on the ratio of funded debt to EBITDA. The elected rate as of June 30, 2000 is approximately 8.70%. Automatic and permanent reductions of the maximum commitments begin June 30, 2001 and continue until maturity.

4.  EARNINGS PER SHARE:

     The impact of dilutive shares is not significant. Net loss per share is computed using the weighted average number of common shares outstanding during the period. Inclusion of common share equivalents of 3,983,847 would be antidilutive and have been excluded from per share calculations.

5.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

     The following is the supplemental cash flow information for all periods presented:

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                           ---------------------------
                                                              2000            1999
                                                           -----------    ------------
Cash paid during the period for interest.................  $ 1,731,501    $  1,359,051
Noncash financing and investing activities:
  In conjunction with the acquisitions described in Note
     2, liabilities were assumed as follows:
     Fair value of assets acquired.......................    5,848,698      27,343,972
     Business acquisition costs, net of cash acquired....   (5,290,361)    (23,577,768)
                                                           -----------    ------------
Liabilities assumed......................................  $   558,337    $  3,766,204
                                                           ===========    ============
Acquisition of equipment through capital lease...........  $ 2,455,598    $  1,478,600
Issuance of compensatory common stock and options........  $    50,000    $  1,044,000

6.  STOCK-BASED COMPENSATION PLAN:

     During the six months ended June 30, 2000, the Company granted 545,381 options to purchase common stock to certain members of management, employees and non-employees. At the grant date, all of the options granted vest in four equal annual installments beginning January 6, 2001. The exercise price for these options was not less than the fair market value of the Company's common stock on the grant date. Therefore, no additional compensation expense has been recognized in the six months ended June 30, 2000 for these options.

     During the six months ended June 30, 2000, the Company recognized compensation expense of $50,000 relating to options granted prior to January 1, 2000.

7.  RECENT ACCOUNTING INTERPRETATION:

     On December 3, 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin 101 ("SAB 101"), Revenue Recognition in Financial Statements. SAB 101 summarizes some of the SEC's interpretations of the application of generally accepted accounting principles to revenue recognition. Revenue recognition under SAB 101 was initially effective for the Company's first quarter 2000 financial statements. However, SAB 101B, which was released June 26, 2000, delayed adoption of SAB 101 until no later than the fourth fiscal quarter 2000. Changes resulting from SAB 101 require that a cumulative effect of such changes for 1999 and prior years be recorded as an adjustment to net income on January 1, 2000 plus adjust the statement of operations for the three months ended in the quarter of adoption.

                               VOYAGER.NET, INC.

     Although the Company is still in the process of reviewing SAB 101, it believes that its revenue recognition practices are in substantial compliance with SAB 101 for the year ending December 31, 2000 or that adoption of its provisions would not be material to its annual or quarterly results of operations.

8.  MERGER AGREEMENT:

     On March 12, 2000, the Company entered into an agreement to merge with CoreComm Limited in a stock and cash transaction. The transaction is subject to stockholder approval, certain regulatory approvals and other conditions.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and the Stockholders of Voyager.net, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows, present fairly, in all material respects, the financial position of Voyager.net, Inc. and its subsidiaries (the "Company") at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion expressed above.

PricewaterhouseCoopers LLP

Grand Rapids, Michigan
February 10, 2000, except for Note 18,
for which the date is March 12, 2000

                               VOYAGER.NET, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1998            1999
                                                              ------------    ------------
ASSETS
Currents assets:
  Cash and cash equivalents.................................  $  2,350,292    $ 18,062,396
  Accounts receivable, less allowance for doubtful accounts
     of $99,000 and $500,000 in 1998 and 1999...............       950,381       4,994,026
  Prepaid and other assets..................................       154,059       1,460,356
                                                              ------------    ------------
          Total current assets..............................     3,454,732      24,516,778
Property and equipment, net.................................     9,528,372      21,298,456
Intangible assets, net......................................    28,741,650      66,638,733
                                                              ------------    ------------
          Total assets......................................  $ 41,724,754    $112,453,967
                                                              ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of obligations under capital leases.......  $    303,562    $  2,049,878
  Notes payable, related party..............................     2,252,713              --
  Accounts payable..........................................       659,351         520,326
  Other liabilities.........................................       855,727       3,696,845
  Deferred revenue..........................................     5,625,627      11,244,633
                                                              ------------    ------------
          Total current liabilities.........................     9,696,980      17,511,682
Commitments and contingencies...............................
Obligations under capital leases............................       751,613       2,192,594
Long-term debt..............................................    30,000,000      19,650,000
Stockholders' equity:
  Preferred stock, 8% cumulative, non-voting, $.01 par
     value, $100 redemption value: 100,000 shares
     authorized, issued and outstanding in 1998 (includes
     6,667 shares in 1998 subject to purchase), authorized
     5,000,000 shares in 1999, none outstanding.............     8,274,819              --
  Common stock, $.0001 par value, authorized 25,000,000
     shares in 1998 and 50,000,000 shares in 1999; issued
     and outstanding, 22,216,308 shares in 1998 and
     31,650,108 shares in 1999..............................         1,792           2,712
  Additional paid-in capital................................     3,214,748     112,129,038
  Receivable and interest for preferred and common stock....      (666,700)     (6,291,935)
  Notes and interest receivable, stockholder................            --      (5,630,418)
  Deferred compensation.....................................     1,008,420         111,420
  Accumulated deficit.......................................   (10,556,918)    (27,221,126)
                                                              ------------    ------------
          Total stockholders' equity........................     1,276,161      73,099,691
                                                              ------------    ------------
          Total liabilities and stockholders' equity........  $ 41,724,754    $112,453,967
                                                              ============    ============

   The accompanying notes are an integral part of the consolidated financial statements.

                               VOYAGER.NET, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              YEARS ENDED DECEMBER 31,
                                                      -----------------------------------------
                                                         1997          1998            1999
                                                      ----------    -----------    ------------
Revenue:
  Internet access service...........................  $3,440,212    $10,588,963    $ 47,423,462
  Other.............................................      14,063        133,199       1,074,173
                                                      ----------    -----------    ------------
          Total revenue.............................   3,454,275     10,722,162      48,497,635
                                                      ----------    -----------    ------------
Operating expenses:
  Internet access service...........................   1,318,163      3,607,665      15,933,377
  Sales and marketing...............................   1,038,459      1,987,113       6,401,810
  General and administrative........................   1,461,720      3,405,870      14,150,924
  Depreciation and amortization.....................     394,385      3,862,041      23,836,385
  Compensation charge for issuance of common stock
     and stock options..............................          --      4,218,407       2,563,311
                                                      ----------    -----------    ------------
          Total operating expenses..................   4,212,727     17,081,096      62,885,807
                                                      ----------    -----------    ------------
Loss from operations before other income
  (expenses)........................................    (758,452)    (6,358,934)    (14,388,172)
Other income (expense):
  Interest income...................................      11,312         30,987         905,080
  Interest expense..................................     (72,932)      (942,766)     (2,645,857)
                                                      ----------    -----------    ------------
          Total other expense.......................     (61,620)      (911,779)     (1,740,777)
                                                      ----------    -----------    ------------
Net loss............................................    (820,072)    (7,270,713)    (16,128,949)
Preferred stock dividends...........................     (73,456)      (348,494)       (367,265)
                                                      ----------    -----------    ------------
          Net loss applicable to common
            stockholders............................  $ (893,528)   $(7,619,207)   $(16,496,214)
                                                      ==========    ===========    ============
Per Share Data:
Basic and diluted net loss per share applicable to
  common stockholders...............................  $     (.10)   $      (.43)   $       (.61)
                                                      ==========    ===========    ============
Weighted average common shares outstanding:
Basic and diluted...................................   8,878,498     17,655,484      27,238,084
                                                      ==========    ===========    ============

   The accompanying notes are an integral part of the consolidated financial statements.

                                VOYAGER.NET, INC

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                            PREFERRED STOCK         COMMON STOCK        ADDITIONAL
                                          --------------------   -------------------     PAID-IN
                                          SHARES      AMOUNT       SHARES     AMOUNT     CAPITAL
                                          -------   ----------   ----------   ------   ------------
Balance at January 1, 1997..............   20,000   $2,000,000    5,351,840   $ 432    $     44,374
Redemption of common stock..............       --           --   (2,341,120)   (189)        (44,374)
Issuance of common stock................       --           --   11,862,235     957           3,292
Issuance of preferred stock.............    5,000      500,000           --      --              --
Net loss................................       --           --           --      --              --
                                          -------   ----------   ----------   ------   ------------
Balance at December 31, 1997............   25,000    2,500,000   14,872,955   1,200           3,292
Conversion of notes payable to preferred
  stock and issuance of preferred and
  common stock..........................   40,324    4,032,419      446,400      36             144
Issuance of preferred and common
  stock.................................   15,000    1,500,000    4,664,953     376           1,505
Conversion of preferred dividends to
  preferred stock.......................    2,424      242,400           --      --              --
Issuance of common stock and options....       --           --    2,232,000     180       3,209,807
Deferred compensation...................       --           --           --      --              --
Net loss................................       --           --           --      --              --
                                          -------   ----------   ----------   ------   ------------
Balance at December 31, 1998............   82,748    8,274,819   22,216,308   1,792       3,214,748
Issuance of common stock................       --           --    1,240,000     100       7,354,900
Issuance of notes to stockholders.......       --           --           --      --              --
Proceeds from initial public offering...       --           --    7,425,000     743      99,454,156
Proceeds from preferred stock...........       --           --           --      --              --
Redemption of preferred stock...........  (82,748)  (8,274,819)          --      --              --
Payment of preferred stock dividends....       --           --           --      --              --
Exercise of stock options and vesting of
  restricted stock......................       --           --      768,800      77       2,105,234
Deferred compensation...................       --           --           --      --              --
Net loss................................       --           --           --      --              --
                                          -------   ----------   ----------   ------   ------------
Balance at December 31, 1999............       --   $       --   31,650,108   $2,712   $112,129,038
                                          =======   ==========   ==========   ======   ============

   The accompanying notes are an integral part of the consolidated financial statements.

                               VOYAGER.NET, INC.

                               RECEIVABLE
                                   FOR
                                PREFERRED                                                    TOTAL
                                   AND        NOTES AND                                  STOCKHOLDERS'
                                 COMMON       INTEREST       DEFERRED     ACCUMULATED       EQUITY
                                  STOCK      RECEIVABLE    COMPENSATION     DEFICIT        (DEFICIT)
                               -----------   -----------   ------------   ------------   -------------
Balance at January 1, 1997...  $        --   $        --   $        --    $ (2,193,296)  $   (148,490)
Redemption of common stock...           --            --            --         (30,437)       (75,000)
Issuance of common stock.....           --            --            --              --          4,249
Issuance of preferred
  stock......................           --            --            --              --        500,000
Net loss.....................           --            --            --        (820,072)      (820,072)
                               -----------   -----------   -----------    ------------   ------------
Balance at December 31,
  1997.......................           --            --            --      (3,043,805)      (539,313)
Conversion of notes payable
  to preferred stock and
  issuance of preferred and
  common stock...............     (666,700)           --            --              --      3,365,899
Issuance of preferred and
  common stock...............           --            --            --              --      1,501,881
Conversion of preferred
  dividends to preferred
  stock......................           --            --            --        (242,400)            --
Issuance of common stock and
  options....................           --            --            --              --      3,209,987
Deferred compensation........           --            --     1,008,420              --      1,008,420
Net loss.....................           --            --            --      (7,270,713)    (7,270,713)
                               -----------   -----------   -----------    ------------   ------------
Balance at December 31,
  1998.......................     (666,700)           --     1,008,420     (10,556,918)     1,276,161
Issuance of common stock.....   (6,291,935)           --            --              --      1,063,065
Issuance of notes to
  stockholders...............           --    (5,630,418)           --              --     (5,630,418)
Proceeds from initial public
  offering...................           --            --            --              --     99,454,899
Proceeds from preferred
  stock......................      666,700            --            --              --        666,700
Redemption of preferred
  stock......................           --            --            --              --     (8,274,819)
Payment of preferred stock
  dividends..................           --            --            --        (535,259)      (535,259)
Exercise of stock options and
  vesting of restricted
  stock......................           --            --    (1,090,000)             --      1,015,311
Deferred compensation........           --            --       193,000              --        193,000
Net loss.....................           --            --            --     (16,128,949)   (16,128,949)
                               -----------   -----------   -----------    ------------   ------------
Balance at December 31,
  1999.......................  $(6,291,935)  $(5,630,418)  $   111,420    $(27,221,126)  $ 73,099,691
                               ===========   ===========   ===========    ============   ============

   The accompanying notes are an integral part of the consolidated financial statements.

                               VOYAGER.NET, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                     ------------------------------------------
                                                        1997           1998            1999
                                                     ----------    ------------    ------------
Cash flows from operating activities:
  Net loss.........................................  $ (820,072)   $ (7,270,713)   $(16,128,949)
  Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities:
     Depreciation and amortization.................     394,385       3,862,041      23,836,385
     Interest on stockholder notes and
       receivable..................................          --              --        (422,353)
     (Gain) loss on sale of equipment..............      (7,071)          5,952              --
     Compensation charge for issuance of common
       stock and stock options.....................          --       4,218,407       2,563,311
     Changes in assets and liabilities excluding
       effects of business combinations:
       Accounts receivable.........................     (28,199)       (513,909)     (3,292,112)
       Prepaids and other assets...................     (24,251)       (104,990)     (1,939,885)
       Accounts payable............................    (237,551)        512,591        (329,443)
       Accrued expenses............................     137,486         831,577       2,708,626
       Deferred revenue............................     187,203       1,160,698        (468,851)
                                                     ----------    ------------    ------------
          Net cash provided by (used in) operating
            activities.............................    (398,070)      2,701,654       6,526,729
Cash flows used in investing activities:
  Business acquisition costs, net of cash
     acquired......................................          --     (32,850,289)    (55,630,048)
  Purchase of property and equipment...............    (661,312)     (1,514,323)     (5,032,682)
  Proceeds from the sale of equipment..............      87,282          28,248              --
                                                     ----------    ------------    ------------
          Net cash used in investing activities....    (574,030)    (34,336,364)    (60,662,730)
Cash flows provided by financing activities:
  Payments on capital leases.......................     (54,216)        (54,565)     (2,122,110)
  Proceeds from notes payable......................          --       2,800,000              --
  Proceeds from common stock.......................       4,249           2,061             311
  Proceeds from preferred stock....................     500,000       2,065,719         666,700
  Redemption of common stock.......................     (75,000)             --              --
  Advances from related party......................   1,127,777           4,047              --
  Payments to related party........................     (15,000)        (25,521)             --
  Issuance of loan to stockholder..................          --              --      (5,500,000)
  Payment of bank financing fees...................          --      (1,325,530)     (1,474,770)
  Proceeds from issuance of debt...................          --      30,000,000      49,850,000
  Payment of preferred stock dividends.............          --              --        (535,259)
  Payment of debt..................................          --              --     (60,200,000)
  Proceeds from initial public offering............          --              --     101,925,743
  Payment of initial public offering expenses......          --              --      (2,470,844)
  Redemption of preferred stock....................          --              --      (8,274,819)
  Payment of note payable..........................          --              --      (2,016,847)
                                                     ----------    ------------    ------------
          Net cash provided by financing
            activities.............................   1,487,810      33,466,211      69,848,105
                                                     ----------    ------------    ------------
Net increase in cash...............................     515,710       1,831,501      15,712,104
Cash and cash equivalents at beginning of year.....       3,081         518,791       2,350,292
                                                     ----------    ------------    ------------
Cash and cash equivalents at end of year...........  $  518,791    $  2,350,292    $ 18,062,396
                                                     ==========    ============    ============

   The accompanying notes are an integral part of the consolidated financial statements.

                               VOYAGER.NET, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and basis of presentation

     Voyager.net, Inc. (the "Company ") owns 100% of Voyager Information Networks, Inc., which was incorporated in the State of Michigan in 1994. Voyager.net was incorporated in 1998 in the State of Delaware under the name Voyager Holdings, Inc. The Company's name was changed to Voyager.net, Inc. on April 29, 1999. The Company provides full service access to the Internet for corporate and residential users in Michigan, Illinois, Indiana, Minnesota, Ohio and Wisconsin.

  Revenue recognition

     The Company recognizes revenue for dial-up Internet access services, dedicated Internet access services and value-added Web services when the services are provided. Dial-up and dedicated Internet access service plans range from one month to one year. Value-added Web services are sold on a monthly basis. Advance collections relating to future access services are recorded as deferred revenue and recognized as revenue when earned.

  Cash equivalents

     The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents.

  Property and equipment

     Property and equipment are stated at cost and depreciated over their estimated useful lives using the straight-line method. Equipment acquired under capital leases is depreciated over the related lease terms or the estimated productive useful lives, depending on the criteria met in determining the qualification as a capital lease. Costs of repair and maintenance are charged to expense as incurred.

  Intangible assets

     Intangible assets consist primarily of the cost of the acquired customer base. The acquired customer base is amortized using the straight-line method over 3 years based on the estimated customer churn rate. Bank financing fees, included in intangible assets, are being amortized on a straight-line basis over the term of the related debt. Other intangible assets are amortized over a 10 year period. Impairments, if any, are measured based upon discounted cash flow analyses and are recognized in operating results in the period in which the impairment in value is determined.

  Advertising costs

     Advertising costs are expensed as incurred. Advertising expense of approximately $372,000, $185,000 and $1,174,000 was charged to operations in 1997, 1998 and 1999, respectively.

  Financial instruments

     The Company's financial instruments, as defined by Statement of Financial Accounting Standards ("SFAS") No. 107 "Disclosures About Fair Value of Financial Instruments," consist of cash, notes payable and long-term debt. The Company's estimate of the fair value of these financial instruments approximates their carrying amounts at December 31, 1998 and 1999.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               VOYAGER.NET, INC.

  Income taxes

     A current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the year. Deferred tax liabilities or assets are recognized for the estimated future tax effects of temporary differences between financial and tax accounting.

2. BUSINESS COMBINATIONS

     In 1998 and 1999, the Company acquired certain assets used in connection with the Internet access service business as follows:

                                                                                    PURCHASE
ACQUISITION DATE                         ACQUIRED ASSETS                              PRICE
----------------   ------------------------------------------------------------    -----------
1998:
July 1             CDL Corp....................................................    $    69,000
July 1             Internet-Michigan, Inc. ....................................        215,000
July 31            Freeway, Inc. ..............................................      3,991,000
September 23       EXEC-PC, Inc. ..............................................     24,815,000
October 2          Netimation, Inc. ...........................................        318,000
October 2          NetLink Systems, L.L.C. ....................................      3,428,000
November 20        Add, Inc. ..................................................         14,000
                                                                                   -----------
                                                                                   $32,850,000
                                                                                   ===========
1999:
January 15         Hoosier On-Line Systems, Inc. ..............................    $ 2,347,000
February 24        Infinite Systems, Ltd. .....................................      3,100,000
March 10           Exchange Network Services, Inc. ............................      3,531,000
April 23           StarNet, Inc. ..............................................      2,013,000
May 7              GDR Enterprises, Inc. ......................................      9,125,000
June 4             Edgeware, Inc. d/b/a PCLink.com.............................      1,922,000
June 17            Core Digital Communications, Inc. ..........................      1,320,000
June 25            American Information Services, Inc. ........................      1,206,000
September 2        Data Management Consultants, Inc. ..........................      2,073,000
September 8        Net Direct..................................................      4,519,000
September 14       Raex........................................................      4,370,000
September 21       Internet Connection Services, LLC...........................        708,000
September 22       MichWeb, Inc. ..............................................        521,000
October 4          ComNet, LLC.................................................      8,886,000
October 7          TDI Internet Services, Inc. ................................      1,831,000
October 7          Choice Dot Net, LLC.........................................      1,765,000
November 9         Internet Illinois...........................................      1,811,000
December 10        Wholesale ISP...............................................      4,693,000
                                                                                   -----------
                                                                                   $55,741,000
                                                                                   ===========

     The aforementioned acquisitions were accounted for using the purchase method of accounting. The operations of the entities are included in the income statement of Voyager.net from the acquisition date forward. For each acquisition, the excess of cost of the acquired assets less liabilities assumed resulted in a substantial portion of the purchase price being allocated to the acquired customer base (see Note 4).

                               VOYAGER.NET, INC.

     The unaudited pro forma combined historical results for the year of acquisition and the preceding year, as if the entities listed above had been acquired at the beginning of the year ended December 31, 1997, 1998 or 1999, respectively, are included in the table below. The pro forma combined historical results for CDL Corp., Internet-Michigan, Inc., Netimation, Inc., Add, Inc., StarNet, Inc., American Information Services, Inc. and Internet Connection Services, LLC were not deemed to be material and are not included for the year ended December 31, 1997, 1998 and 1999.

                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1997        1998        1999
                                                     --------    --------    --------
Revenue............................................  $ 14,120    $ 43,296    $ 62,858
Net Loss...........................................   (12,590)    (37,656)    (24,918)
Basic and diluted net loss per share...............     (1.43)      (2.13)      (0.91)

     The pro forma results above include amortization of intangibles and interest expense on debt assumed issued to finance the acquisitions. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of each of the fiscal periods presented, nor are they necessarily indicative of future consolidated results.

3. PROPERTY AND EQUIPMENT

     Cost of property and equipment and depreciable lives are summarized as follows:

                                                                             DEPRECIABLE
                                                  1998           1999        LIFE-YEARS
                                               -----------    -----------    -----------
Computer equipment...........................  $ 8,461,789    $18,649,572       5
Office equipment.............................      230,009      1,293,331       7
Furniture and fixtures.......................       96,559        776,886      5-7
Software.....................................      389,863        862,403      3-5
Equipment acquired under capital lease.......    1,178,525      5,365,475       5
Vehicles.....................................       32,807         32,807       5
Building improvements........................      860,526      1,386,534     7-10
                                               -----------    -----------
                                                11,250,078     28,367,008
Less accumulated depreciation................   (1,721,706)    (7,068,552)
                                               -----------    -----------
Property and equipment, net..................  $ 9,528,372    $21,298,456
                                               ===========    ===========

     Depreciation expense of approximately $393,000, $842,000 and $4,992,000 was charged to operations in 1997, 1998 and 1999, respectively.

4. INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                      1998            1999
                                                   -----------    ------------
Acquired customer base...........................  $30,127,837    $ 85,311,158
Bank financing fees..............................    1,348,182       2,625,563
Other............................................      237,658         299,864
                                                   -----------    ------------
                                                    31,713,677      88,236,585
Less accumulated amortization....................   (2,972,027)    (21,597,852)
                                                   -----------    ------------
Intangible assets, net...........................  $28,741,650    $ 66,638,733
                                                   ===========    ============

                               VOYAGER.NET, INC.

5. CAPITAL LEASES

     The Company leases computer equipment under capital leases expiring in various years through the year 2002. The assets under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The net book value of these assets as of December 31, 1998 and 1999 was $982,222 and $4,319,370, respectively. Depreciation of assets under capital leases is included in depreciation expense.

     Future minimum lease payments under capital leases as of December 31, 1999 are as follows:

2000........................................................  $ 2,355,280
2001........................................................    2,015,212
2002........................................................      341,263
                                                              -----------
Total minimum lease payments................................    4,711,755
Less amount representing interest...........................     (469,283)
                                                              -----------
Present value of net minimum lease payments.................  $ 4,242,472
Less current portion........................................   (2,049,878)
                                                              -----------
Long-term portion of obligations under capital leases.......  $ 2,192,594
                                                              ===========

6. RELATED PARTY TRANSACTIONS

     The notes payable, related party, represent principal and interest payable on demand to Horizon Cable I Limited Partnership, an entity under common management. Interest on the notes was at rates of 10.5 percent in 1997, 8.0 and
8.5 percent in 1998 and in 1999. Concurrent with the Company's initial public offering, these notes, including accumulated interest, were paid in the amount of $2,336,174.

     On July 31, 1998, the Company issued to a majority stockholder $2,800,000 in notes payable at interest of 8 percent per annum. These notes, along with $32,526 of accrued interest and cash in the amount of $533,333, were converted into 33,657 shares of preferred stock for $100 per share and 446,400 shares of common stock for $1,881.

7. OTHER LIABILITIES

     Other liabilities consist of the following:

                                                         1998         1999
                                                       --------    ----------
Accrued payroll and related expenses.................  $272,654    $  983,197
Accrued expenses.....................................   465,732     2,697,350
Other................................................   117,341        16,298
                                                       --------    ----------
                                                       $855,727    $3,696,845
                                                       ========    ==========

8. DEBT

     In July 1999, the Company re-negotiated its revolving available credit facility with its bank group concurrent with its initial public offering (see
Note 11) for a $60 million line of credit, with the option to extend to $70 million on similar terms and conditions. The credit facility matures on September 30, 2005. At December 31, 1999, $19,650,000 was outstanding under the credit facility. Interest is payable quarterly through maturity. The revolving credit facility agreement allows the Company to elect an interest rate as of any borrowing date based on either the (1) prime rate, or (2) LIBOR, plus a margin ranging from 1.0% to 2.75% depending on the ratio of funded debt to EBITDA. The elected rate as of December 31,

                               VOYAGER.NET, INC.

1999 is approximately 9.0% with an effective weighted average rate of approximately 8.6% and 8.4% at December 31, 1998 and 1999, respectively. Commitment fees on the unused credit facility are 0.5%. Automatic and permanent reductions of the maximum commitments begin April 2001 and continue until maturity. Based on the balance as of December 31, 1999, the scheduled permanent reductions of long-term debt are as follows:

YEAR
----
2000                                                      $        --
2001....................................................      982,500
2002....................................................    2,456,250
2003....................................................    4,421,250
2004....................................................    6,263,438
Thereafter..............................................    5,526,562
                                                          -----------
                                                          $19,650,000
                                                          ===========

     The revolving credit facility is collateralized by all of the Company's tangible and intangible personal property and fixtures as well as substantially all of the issued and outstanding equity securities of the Company.

     The revolving credit facility is subject to an agreement that contains, among other provisions, certain financial covenants. These financial covenants include maintenance of a minimum fixed charges ratio, a total interest coverage ratio, and a leverage ratio.

9. INCOME TAXES

     The Company's effective tax rate varies from the statutory rate as follows:

                                                              1997     1998     1999
                                                              -----    -----    -----
Statutory rate..............................................   35.0%    35.0%    35.0%
Effect of graduated tax rate................................   (1.0)    (1.0)    (1.0)
Change in valuation allowance...............................  (34.0)   (34.0)   (34.0)
                                                              -----    -----    -----
                                                                0.0%     0.0%     0.0%
                                                              =====    =====    =====

     Based on the Company's current financial status, realization of the Company's deferred tax assets does not meet the "more likely than not" criteria under SFAS No. 109 and accordingly a valuation allowance for the entire deferred tax asset amount has been recorded. The components of the net deferred tax asset (liability) and the related valuation allowance are as follows:

                                                 1997           1998           1999
                                              -----------    -----------    -----------
Net operating loss carryforward.............  $ 1,055,000    $ 2,750,000    $ 1,700,000
Intangible assets...........................           --        755,000      5,900,000
Fixed assets................................       18,000         13,000       (800,000)
                                              -----------    -----------    -----------
Deferred tax assets.........................    1,073,000      3,518,000      6,800,000
Valuation allowance.........................   (1,073,000)    (3,518,000)    (6,800,000)
                                              -----------    -----------    -----------
Net deferred tax assets.....................  $        --    $        --    $        --
                                              ===========    ===========    ===========

     Net operating loss ("NOL") carryforwards expire in years 2013 through 2018. NOLs totaled $3,102,000, $5,500,000 and $5,000,000 at December 31, 1997, 1998
and 1999, respectively.

                               VOYAGER.NET, INC.

10. RETIREMENT SAVINGS PLAN

     In 1997, the Company established a retirement savings 401(k) plan for all employees. The Company can make discretionary matching contributions to the plan. Contributions to the plan totaled approximately $7,300, $15,000 and $53,000 in 1997, 1998 and 1999, respectively.

11. EQUITY TRANSACTIONS

     On July 21, 1999, the Company completed its initial public offering in which it sold 7,425,000 shares of common stock at $15.00 per share resulting in net proceeds of $99,454,899. In addition, a total of 1,575,000 shares were offered for sale by the stockholders. Upon the closing of the offering, $60,622,173 of senior bank debt and accrued interest and fees were repaid, $8,810,078 of preferred stock and cumulative dividends were redeemed, and $2,336,174 of subordinated notes and accrued interest were repaid. The remainder of the proceeds were used for general corporate purposes, including acquisitions and capital expenditures.

     On January 11, 1999, the Company issued to a member of management and the Chairman of the Board, an aggregate 1,240,000 shares of common stock at $4.84 per share in exchange for promissory notes receivable in the aggregate amount of $6,000,000 which are due January 11, 2003 and have an interest rate of 5% per annum compounded annually. The notes are collateralized by a pledge of the related shares of common stock and are a recourse obligation to these individuals in the amount of 25% of the outstanding principal and 100% of the accrued interest.

     In April 1999, the Company loaned a member of senior management $500,000. It is payable in three years and accrues interest at 5% per year. The loan is uncollateralized and the Company has full recourse against the borrower. Additionally, in July 1999, the Company loaned $5 million to the same individual. It is due in 2003 and accrues interest at 5% per year. The loan is collateralized by a pledge of 416,667 shares of common stock and is a recourse obligation of the borrower in the amount of 25% of the outstanding principal and 100% of the accrued interest on the loan.

     In May 1999, the Company sold an aggregate 6,667 shares of series A preferred stock to certain shareholders pursuant to the exercise of an option to purchase shares of series A preferred stock in the stock purchase agreement, for an aggregate purchase price of $666,700.

     On September 23, 1998, the Company issued 33,657 shares of preferred stock at $100 per share and 446,400 shares of common stock in exchange for $2,800,000 notes payable to its majority stockholders along with $32,566 in accrued interest and $533,513 in cash. Also on September 23, 1998, the Company converted accumulated preferred stock dividends in the amount of $242,400 through September 23, 1998 into 2,424 shares of preferred stock at $100 per share.

     On June 24, 1999, July 6, 1998 and August 22, 1997, the Board of Directors declared a stock split of 1.24 for 1, a 20 for 1 and a 100 for 1, respectively. All references to the number of common shares and per share amounts in the consolidated financial statements and related footnotes have been restated to reflect the effect of these stock splits for all periods presented.

12. STOCK-BASED COMPENSATION PLAN

     In 1998, a Stock Option and Incentive Plan (the "Plan") was established. The Plan provides for the ability to issue Stock Options (either Incentive Stock Options or Non-Qualified Stock Options), Stock Appreciation Rights, Restricted Stock Awards, Deferred Stock Awards, Unrestricted Stock Awards, Performance Share Awards and Dividend Equivalent Rights. As of December 31, 1999, there were 4,816,160 options to purchase common stock authorized with 1,626,658 options available for issuance.

                               VOYAGER.NET, INC.

     The Plan provides for the granting of options to officers, employees, consultants, members of the Board of Directors and other key persons for purchase of the Company's common shares. The Plan is administered by the Board of Directors. No option can be for a term of more than ten years from the grant date. The option price and the vesting provisions are determined by the Board of Directors at the time of the grant.

     Stock option activity under the Plan during the year ended December 31, 1998 and 1999 (there were no stock options granted during 1997) are as follows:

                                                                           WEIGHTED
                                                               NUMBER      AVERAGE
                                                                 OF        EXERCISE
                                                               OPTIONS      PRICE
                                                              ---------    --------
Outstanding at January 1, 1998..............................         --          --
Granted.....................................................    768,800    $  .0004
Exercised, forfeited and expired............................         --          --
                                                              ---------    --------
Outstanding at December 31, 1998............................    768,800       .0004
                                                              ---------    --------
Granted.....................................................  3,297,980      13.431
Exercised...................................................    768,800       .0004
Forfeited...................................................         --          --
Expired.....................................................    101,894     14.6609
                                                              ---------    --------
Outstanding at December 31, 1999............................  3,196,086    $13.3992
                                                              =========    ========
Exercisable at December 31, 1999............................    558,000    $  15.00
                                                              =========    ========

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, in accounting for its stock and stock options issued to employees. During 1998, the Company granted 768,800 options to purchase common stock to certain members of management of which 582,800 options were fully vested and the remaining 186,000 options became fully vested in January 1999. During 1999, the Company granted 3,297,980 options to purchase common stock; 3,130,580 were granted at market prices and 167,400 were granted at $4.84 per share which was less than market price. The weighted-average remaining contractual life of the options outstanding at December 31, 1999 is in approximately 10 years. During 1998, the Company issued 2,232,000 shares of restricted common stock to certain members of management for a nominal amount; 496,000 of which were subject to certain vesting provisions at December 31, 1998 through October 2002. During 1999, the Company issued an aggregate of 1,240,000 shares of restricted common stock at $4.84 per share to a member of management and the Chairman of the Board. Certain of these shares were subject to vesting through 2003. Prior to the Company's initial public offering, all shares of the unvested restricted common stock were accelerated and became 100% fully vested. The weighted average fair value at issuance for the restricted common stock and options were $1.77 and $6.16 per share at December 31, 1998 and 1999, respectively. Accordingly, the Company recorded compensation expense of $4,218,407 and $2,563,311 for the years ended December 31, 1998 and 1999, respectively.

                               VOYAGER.NET, INC.

     Under SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), compensation cost is measured at the grant date based on the value of the award and is recognized over the service (or vesting) period. Under SFAS 123, the Company's net loss and loss per share for the years ended December 31, 1998 and 1999 would have been adjusted to the pro forma amounts indicated in the following table:

                                                              1998            1999
                                                           -----------    ------------
Net loss applicable to common stockholders:
  As reported............................................  $(7,619,207)   $(16,496,215)
  Pro forma..............................................  $(8,737,394)   $(26,346,231)
Loss per share:
  As reported:
     Basic and diluted...................................  $      (.43)   $       (.61)
  Pro forma:
     Basic and diluted...................................  $      (.49)   $       (.97)

     The fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                               1998       1999
                                                              -------    -------
Risk free rate..............................................      5.7%       4.6%
Expected dividends..........................................       --         --
Expected life...............................................  5 years    4 years
Volatility assumption.......................................       76%        75%

13. EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                                      YEARS ENDED DECEMBER 31
                                              ----------------------------------------
                                                1997          1998            1999
                                              ---------    -----------    ------------
Net loss....................................  $(820,072)   $(7,270,713)   $(16,128,949)
Less preferred stock dividends..............    (73,456)      (348,494)       (367,265)
                                              ---------    -----------    ------------
Net loss applicable to common
  stockholders..............................  $(893,528)   $(7,619,207)   $(16,496,214)
                                              ---------    -----------    ------------
Basic and diluted weighted average common
  shares outstanding........................  8,878,498     17,655,484      27,238,084
                                              =========    ===========    ============
Basic and diluted net loss per share
  applicable to common stockholders.........  $    (.10)   $      (.43)   $       (.61)
                                              =========    ===========    ============

     Net loss per share is computed using the weighted average number of common shares outstanding during the period. Inclusion of common share equivalents would be anti-dilutive and have been excluded from the per share calculations for 1999. The impact of dilutive shares was not significant for 1997 and 1998.

                               VOYAGER.NET, INC.

14. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     The following is the supplemental cash flow information for all periods presented:

                                                         YEARS ENDED DECEMBER 31
                                                  --------------------------------------
                                                    1997         1998           1999
                                                  --------   ------------   ------------
Cash paid during the year for interest..........  $  7,604   $    632,027   $  2,718,404
Noncash financing and investing activities:
  In connection with the acquisitions described
     in Note 2, liabilities were assumed as
     follows:
     Fair value of assets acquired..............        --     37,890,628     60,721,084
     Business acquisition costs, net of cash
       acquired.................................        --    (32,850,289)   (55,630,048)
                                                  --------   ------------   ------------
Liabilities assumed.............................        --   $  5,040,339   $  5,091,036
                                                  ========   ============   ============
Acquisition of equipment through capital
  lease.........................................  $159,974   $    951,117   $  4,861,250
Conversion of note payable and accumulated
  dividends to preferred stock..................  $     --   $  3,042,400   $         --
Issuance of compensatory common stock and
  options.......................................  $     --   $  4,218,407   $  2,563,311
Issuance of common stock in exchange for
  promissory notes..............................  $     --   $         --   $         --

15. COMMITMENTS AND CONTINGENCIES

     The Company leases office facilities, point of presence locations, certain network equipment and vehicles under operating lease agreements that expire in the years 2000, 2001, 2002, 2003, 2004 and 2007. The following is a schedule of future minimum rental payments under these leases:

YEAR
----
2000.....................................................  $1,004,738
2001.....................................................     813,663
2002.....................................................     768,092
2003.....................................................     673,190
2004.....................................................     380,748
Thereafter...............................................     922,703
                                                           ----------
                                                           $4,563,134
                                                           ==========

     In addition to these leases, the Company also leases point of presence locations under lease terms of less than one year.

     Rent expense under all operating leases of approximately $103,000, $190,000 and $760,000 was charged to operations in 1997, 1998 and 1999, respectively.

16. SEGMENT REPORTING

     The Company has a single operating segment, Internet access services. The Company has no organizational structure dictated by product lines, geography or customer type. Sales are substantially derived from one service line, Internet access service, and are residential and business customers in the Midwestern United States. The Company evaluates performance based on profit or loss from operations before interest, income taxes, depreciation and amortization and non-recurring, non-cash compensation charges.

                               VOYAGER.NET, INC.

17. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                           FOR THE THREE MONTHS ENDED
                                              -----------------------------------------------------
                                                                      1999
                                              -----------------------------------------------------
                                               MARCH 31       JUNE 30      SEPT. 30       DEC. 31
                                              -----------   -----------   -----------   -----------
Total revenue...............................  $ 8,519,226   $10,713,899   $12,904,996   $16,359,514
Loss from operations before other income
  (expense).................................   (2,694,505)   (3,247,499)   (3,169,243)   (5,276,925)
Net loss....................................   (3,466,018)   (4,290,055)   (3,357,604)   (5,015,272)
Basic and diluted net loss per share
  applicable to common stockholders.........  $      (.16)  $      (.19)  $      (.11)  $      (.16)
Weighted average common shares outstanding,
  basic and diluted.........................   22,987,865    23,776,309    30,084,336    31,650,108

                                                                      1998
                                              -----------------------------------------------------
                                               MARCH 31       JUNE 30      SEPT. 30       DEC. 31
                                              -----------   -----------   -----------   -----------
Total revenue...............................  $ 1,135,244   $ 1,222,266   $ 2,045,296   $ 6,319,356
Income (loss) from operations before other
  income (expense)..........................      102,866       (39,587)     (944,947)   (5,477,266)
Net income (loss)...........................       63,825       (77,981)   (1,040,681)   (6,215,876)
Basic and diluted net loss per share
  applicable to common stockholders.........  $        --   $      (.01)  $      (.06)  $      (.29)
Weighted average common shares outstanding,
  basic and diluted.........................   14,998,673    15,021,831    18,255,050    22,210,920

18. SUBSEQUENT EVENTS (UNAUDITED)

     On February 11, 2000, the Company purchased assets from Valley Business Equipment, Inc. for approximately $4,100,000 of which approximately $3,700,000 was remitted to Valley Business Equipment, Inc. and the remainder was deposited in an escrow account. Approximately $4,000,000 was allocated to the acquired customer base cost as a result of this transaction.

     On March 12, 2000, the Company entered into an agreement to merge with CoreComm Limited in a stock and cash transaction. The transaction is subject to stockholder approval, certain regulatory approvals and other conditions.

                     ATX TELECOMMUNICATIONS SERVICES, INC.

                                 BALANCE SHEET
                                  (UNAUDITED)

                                                               JUNE 30,
                                                                 2000
                                                              -----------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................  $ 3,530,871
  Accounts receivable, net of allowances for doubtful
     accounts and credits of $2,108,000 and $1,811,000,
     respectively...........................................   25,669,479
  Other current assets......................................      744,860
                                                              -----------
TOTAL CURRENT ASSETS........................................   29,945,210
PROPERTY AND EQUIPMENT, net.................................   13,310,781
INTANGIBLE ASSETS, net......................................      638,210
OTHER ASSETS................................................      261,864
                                                              -----------
          TOTAL ASSETS......................................  $44,156,065
                                                              ===========
LIABILITIES AND EQUITY/PARTNERS' CAPITAL
CURRENT LIABILITIES
  Accounts payable..........................................  $28,465,971
  Accrued expenses..........................................    1,069,050
  Accrued payroll and related expenses......................    4,886,165
  Sales and excise taxes payable............................    2,023,133
  Payables, related parties.................................    1,445,168
                                                              -----------
TOTAL CURRENT LIABILITIES...................................   37,889,487
                                                              -----------
TOTAL LIABILITIES...........................................   37,889,487
                                                              -----------
CONTINGENCIES
PHANTOM UNIT COMPENSATION...................................    1,200,000
EQUITY/PARTNERS' CAPITAL....................................    5,066,578
                                                              -----------
          TOTAL LIABILITIES AND EQUITY/PARTNERS' CAPITAL....  $44,156,065
                                                              ===========

           See accompanying notes to unaudited financial statements.

                     ATX TELECOMMUNICATIONS SERVICES, INC.

                            STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                    THREE MONTHS     THREE MONTHS      SIX MONTHS       SIX MONTHS
                                        ENDED            ENDED            ENDED            ENDED
                                    JUNE 30, 2000    JUNE 30, 1999    JUNE 30, 2000    JUNE 30, 1999
                                    -------------    -------------    -------------    -------------
REVENUES..........................   $40,303,265      $33,465,119      $76,566,416      $64,398,923
                                     -----------      -----------      -----------      -----------
EXPENSES
  Cost of revenues................    29,586,139       20,914,123       51,337,853       39,949,002
  Selling, general and
     administrative...............    15,927,345       12,912,934       32,175,309       24,459,164
                                     -----------      -----------      -----------      -----------
TOTAL EXPENSES....................    45,513,484       33,827,057       83,513,162       64,408,166
                                     -----------      -----------      -----------      -----------
LOSS FROM OPERATIONS..............    (5,210,219)        (361,938)      (6,946,746)          (9,243)
                                     -----------      -----------      -----------      -----------
INTEREST INCOME, NET..............        16,136           19,899           50,327           24,317
                                     -----------      -----------      -----------      -----------
NET (LOSS) INCOME.................   $(5,194,083)     $  (342,039)     $(6,896,419)     $    15,074
                                     ===========      ===========      ===========      ===========

           See accompanying notes to unaudited financial statements.

                     ATX TELECOMMUNICATIONS SERVICES, INC.

               STATEMENTS OF CHANGES IN EQUITY/PARTNERS' CAPITAL
                                  (UNAUDITED)

BALANCE, December 31, 1999..................................  $12,164,122
Net loss for the Six Months ended June 30, 2000.............   (6,896,419)
Capital contributions.......................................    4,064,560
Partners' distributions.....................................   (4,265,685)
                                                              -----------
BALANCE, June 30, 2000......................................  $ 5,066,578
                                                              ===========

           See accompanying notes to unaudited financial statements.

                     ATX TELECOMMUNICATIONS SERVICES, INC.

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                               SIX MONTHS       SIX MONTHS
                                                                  ENDED            ENDED
                                                              JUNE 30, 2000    JUNE 30, 1999
                                                              -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net (loss) income.........................................   $(6,896,419)          15,074
  Adjustments to reconcile net (loss) income to net cash
     (used in) provided by operating activities
     Depreciation and amortization..........................     1,445,010          962,703
     Provision for allowances...............................       199,500           98,000
     Phantom unit compensation..............................      (200,000)        (200,000)
     Changes in assets and liabilities
       (Increase) decrease in assets
          Accounts receivable...............................    (5,229,893)      (1,733,868)
          Other current assets..............................      (643,684)         250,576
       Increase (decrease) in liabilities
          Accounts payable..................................    16,125,512          512,443
          Accrued payroll and related expenses..............       185,283         (321,030)
          Accrued expenses..................................         2,870          110,956
          Sales and excise taxes payable....................      (233,383)        (528,691)
                                                               -----------      -----------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES.........     4,754,796         (833,837)
                                                               -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment........................    (6,306,632)      (1,361,048)
  Increase (decrease) in receivables and payable, related
     parties................................................      (305,668)         197,733
                                                               -----------      -----------
NET CASH USED IN INVESTING ACTIVITIES.......................    (6,612,300)      (1,163,315)
                                                               -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payment of long term debt.................................            --         (275,000)
  Capital Distributions.....................................                       (691,190)
  Capital contributions.....................................     2,200,000               --
                                                               -----------      -----------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.........     2,200,000         (966,190)
                                                               -----------      -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........       342,496       (2,963,342)
BEGINNING CASH AND CASH EQUIVALENTS.........................     3,188,375        5,067,315
                                                               -----------      -----------
ENDING CASH AND CASH EQUIVALENTS............................   $ 3,530,871        2,103,973
                                                               ===========      ===========

           See accompanying notes to unaudited financial statements.

                     ATX TELECOMMUNICATIONS SERVICES, INC.

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS

     ATX Telecommunication Services, Inc. ("ATX, Inc." or "the Company") was organized in the state of Delaware on February 9, 2000 upon the consent of the former partners of ATX Telecommunications LP ("ATX") and Global Telecom LP ("Global"). The financial position of the Company as of June 30, 2000 included the net assets contributed by the former partnerships of ATX and Global to ATX, Inc. on February 9, 2000 at their historical costs basis. For financial reporting purposes, the results of operations for the Six Months ended June 30, 2000 include the results of operations of the former partnerships of ATX and Global. These partnerships were terminated on February 9, 2000 upon their merger into ATX, Inc. ATX, Inc. was capitalized with 10,000 shares of common stock at $.01 par value. Upon the merger, 1,000 shares of common stock was issued to the former partners of ATX and Global.

     Upon the merger into ATX, Inc., distributions were made to certain former partners of ATX to satisfy their loans and advances.

     The Company is a single-source provider of voice and data services offering a full range of telecommunications services, including long distance, local, data, private line, cellular, PC-based billing, prepaid calling, paging, Internet access and World Wide Web consulting, development and hosting.

     The ATX Shareholders Agreement and former Partnership Agreements provided for bonuses to certain executives totaling $8,000,000 per year. The Company has recorded $4,000,000 of compensation expense for these bonuses included in selling, general and administrative expenses for the Six Months ended June 30, 2000 and June 30, 1999. These bonuses will be eliminated upon the merger agreement as discussed on Note 2.

2. PLAN OF RECAPITALIZATION AND MERGER

     On April 9, 2000, ATX, Inc. and its stockholders ("ATX Stockholders") entered into a plan of recapitalization and merger ("Merger Agreement") with CoreComm Limited ("CoreComm"). Under the terms of the merger agreement, as amended, the ATX stockholders will exchange their issued and outstanding common stock for the following aggregate consideration: (i) approximately 12.4 million shares of CoreComm common stock; (ii) $250 million of CoreComm's Series B preferred stock and (iii) $150 million in cash from CoreComm. Such amounts may be subject to adjustments as defined in the merger agreement. In the event CoreComm has not completed a debt or equity financing prior to the closing date, CoreComm may elect to issue short term notes of $119.0 million and reduce the cash consideration by such amount. The Merger Agreement is subject to regulatory and CoreComm shareholder approval, amongst other conditions.

3. BASIS OF PRESENTATION

     In the opinion of management, all adjustments which have been made are necessary to present fairly the financial position of the Company as of June 30, 2000 and 1999 and the results of operations for the six month periods ended June 30, 2000 and 1999. The results of operations for the six month period ending June 30, 2000 are not necessarily indicative of the results to be experienced for the fiscal year ending December 31, 2000.

     The Statements and related notes herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. The accompanying notes should therefore be read in conjunction with the Company's December 31, 1999 financial statements included elsewhere herein.

                     ATX TELECOMMUNICATIONS SERVICES, INC.

INCOME TAXES

     Upon the incorporation of ATX, Inc as of February 9, 2000, ATX is subject to federal and state income taxation. ATX did not provide for an income tax benefit for the Six Months ended June 30, 2000 based on the uncertainty of future earnings and profits.

     Prior to the incorporation of ATX, Inc., the partners were required to report their respective share of the Company's profits and losses in their individual income tax returns. Accordingly, no provision for federal, state and local income taxes is reflected in these statements for periods prior to February 9, 2000.

4. PHANTOM UNIT PLAN

     The Phantom Unit Plan ("the Plan") provides for the issuance of a total of 5,000,000 phantom units. The phantom units shall become payable on the earlier of termination or a change of control. Upon the termination of employment, such phantom unit holders shall be entitled to compensation. Such compensation shall be payable over a 36-month period beginning in the thirteenth month after termination. Compensation is determined by the Phantom Unit Plan's formula and is based on average net income as defined in the Plan for the three years prior to termination.

     Upon a change in control as defined in the Plan, the Company will record a compensation charge equal to the fair market value of the phantom units. Such event would be the consummation of the Merger Agreement above resulting in a charge of approximately 5% of the fair market value of the aggregate consideration as described in Note 2.

5. SUPPLEMENTAL CASH FLOW INFORMATION

     Prior to the merger into ATX, Inc. distributions were made to the former partners of ATX of approximately $4.3 million to satisfy their loan balances. Additionally, loans to an officer of the Company were forgiven of approximately $1.9 million and shown as a contribution to equity.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

ATX Telecommunications Services Group
Bala Cynwyd, Pennsylvania

     We have audited the accompanying combined balance sheets of ATX Telecommunications Services Group as of December 31, 1999, 1998 and 1997, and the related combined statements of operations, changes in partners' capital, and cash flows for the years then ended. These financial statements are the responsibility of the management of ATX Telecommunications Services Group. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of ATX
Telecommunications Services Group as of December 31, 1999, 1998 and 1997, and the results of their operations and their cash flows for the three years then ended in conformity with generally accepted accounting principles.

BDO Seidman, LLP

Philadelphia, Pennsylvania
March 10, 2000

                     ATX TELECOMMUNICATIONS SERVICES GROUP

                            COMBINED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                      -----------------------------------------
                                                         1999           1998           1997
                                                      -----------    -----------    -----------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.........................  $ 3,188,375    $ 5,067,315    $ 3,231,366
  Accounts receivable, net of allowances for
     doubtful accounts and credits of $1,909,000,
     $1,713,000 and $1,412,000, respectively........   20,639,086     16,857,357     12,987,283
  Other current assets..............................      101,176      1,267,796        924,227
  Receivables, related parties......................           --             --      2,924,430
                                                      -----------    -----------    -----------
TOTAL CURRENT ASSETS................................   23,928,637     23,192,468     20,067,306
PROPERTY AND EQUIPMENT, net.........................    8,359,873      6,304,365      3,275,769
INTANGIBLE ASSETS, net..............................      727,496        906,067      1,084,638
OTHER ASSETS........................................      261,864             --             --
RECEIVABLES, partners...............................    4,265,685      2,037,620        570,442
                                                      -----------    -----------    -----------
TOTAL ASSETS........................................  $37,543,555    $32,440,520    $24,998,155
                                                      ===========    ===========    ===========
LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES
  Accounts payable..................................  $12,340,460    $ 9,709,815    $ 6,536,352
  Accrued expenses..................................    1,066,180      1,072,655        931,500
  Accrued payroll and related expenses..............    4,700,882      4,518,969        475,547
  Accrued partners' distributions...................           --      1,350,000             --
  Sales and excise taxes payable....................    2,256,516      1,908,584      2,528,878
  Current portion of long-term debt.................           --        562,500        275,000
  Payables, related parties.........................    1,750,835        678,793             --
                                                      -----------    -----------    -----------
TOTAL CURRENT LIABILITIES...........................   22,114,873     19,801,316     10,747,277
LONG-TERM DEBT......................................           --             --        562,500
PAYABLES, related parties...........................    1,864,560      1,864,560        170,885
                                                      -----------    -----------    -----------
TOTAL LIABILITIES...................................   23,979,433     21,665,876     11,480,662
COMMITMENTS AND CONTINGENCIES
PHANTOM UNIT COMPENSATION...........................    1,400,000      1,800,000             --
PARTNERS' CAPITAL...................................   12,164,122      8,974,644     13,517,493
                                                      -----------    -----------    -----------
TOTAL LIABILITIES AND PARTNERS' CAPITAL.............  $37,543,555    $32,440,520    $24,998,155
                                                      ===========    ===========    ===========

            See accompanying notes to combined financial statements.

                     ATX TELECOMMUNICATIONS SERVICES GROUP

                       COMBINED STATEMENTS OF OPERATIONS

                                                              YEAR ENDED DECEMBER 31,
                                                    -------------------------------------------
                                                        1999            1998           1997
                                                    ------------    ------------    -----------
REVENUES..........................................  $135,020,849    $113,654,155    $92,594,419
                                                    ------------    ------------    -----------
EXPENSES
  Cost of revenues................................    85,477,119      68,435,883     52,769,825
  Selling, general and administrative.............    51,213,416      43,280,185     26,406,902
                                                    ------------    ------------    -----------
TOTAL EXPENSES....................................   136,690,535     111,716,068     79,176,727
                                                    ------------    ------------    -----------
(LOSS) INCOME FROM OPERATIONS.....................    (1,669,686)      1,938,087     13,417,692
INTEREST INCOME, NET..............................        71,844         115,042        179,215
                                                    ------------    ------------    -----------
NET (LOSS) INCOME.................................  $ (1,597,842)   $  2,053,129    $13,596,907
                                                    ============    ============    ===========

            See accompanying notes to combined financial statements.

                     ATX TELECOMMUNICATIONS SERVICES GROUP

              COMBINED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

BALANCE, December 31, 1996..................................  $ 11,313,825
Net income for the year ended December 31, 1997.............    13,596,907
Partners' contributions.....................................       412,500
Partners' distributions.....................................   (11,805,739)
                                                              ------------
BALANCE, December 31, 1997..................................    13,517,493
Net income for the year ended December 31, 1998.............     2,053,129
Partners' contributions.....................................     2,000,000
Partners' distributions.....................................    (8,595,978)
                                                              ------------
BALANCE, December 31, 1998..................................     8,974,644
Net loss for the year ended December 31, 1999...............    (1,597,842)
Partners' contributions.....................................     4,847,739
Partners' distributions.....................................       (60,419)
                                                              ------------
BALANCE, December 31, 1999..................................  $ 12,164,122
                                                              ============

            See accompanying notes to combined financial statements.

                     ATX TELECOMMUNICATIONS SERVICES GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------
                                                             1999          1998           1997
                                                          -----------   -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net (loss) income.....................................  $(1,597,842)  $ 2,053,129   $ 13,596,907
  Adjustments to reconcile net (loss) income to net cash
     provided by operating activities
       Depreciation and amortization....................    1,820,453     1,947,830      1,830,449
       Provision for allowances.........................      196,000       301,000        112,000
       Loss on sale of equipment........................           --         5,380             --
       Phantom unit compensation........................     (400,000)    1,800,000             --
       Changes in assets and liabilities
       (Increase) decrease in assets
          Accounts receivable...........................   (3,977,729)   (4,171,074)    (1,892,732)
          Other current assets..........................    1,166,620      (343,569)        41,083
          Other assets..................................     (261,864)           --             --
       Increase (decrease) in liabilities
          Accounts payable..............................    2,630,645     3,173,463      1,179,702
          Accrued expenses..............................       (6,475)      141,155        280,701
          Accrued payroll and related expenses..........      181,913     4,043,422         98,822
          Sales and excise taxes payable................      347,932      (620,294)        38,146
                                                          -----------   -----------   ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES...............       99,653     8,330,442     15,285,078
                                                          -----------   -----------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from the sale of property and equipment......           --        11,000             --
  Purchase of property and equipment....................   (3,697,390)   (4,814,235)    (1,214,911)
  Purchase of intangible assets.........................           --            --       (412,500)
  Decrease (increase) in receivables and payable,
     related parties....................................    1,072,042     5,296,898     (1,924,745)
  Increase in loans to partners.........................   (2,228,065)     (117,178)      (324,765)
                                                          -----------   -----------   ------------
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES.....   (4,853,413)      376,485     (3,876,921)
                                                          -----------   -----------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payment of long-term debt.............................     (562,500)     (275,000)            --
  Partners' contributions...............................    4,847,739     2,000,000        412,500
  Partners' distributions...............................   (1,410,419)   (8,595,978)   (11,805,739)
                                                          -----------   -----------   ------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.....    2,874,820    (6,870,978)   (11,393,239)
                                                          -----------   -----------   ------------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS....   (1,878,940)    1,835,949         14,918
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..........    5,067,315     3,231,366      3,216,448
                                                          -----------   -----------   ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR................  $ 3,188,375   $ 5,067,315   $  3,231,366
                                                          ===========   ===========   ============

            See accompanying notes to combined financial statements.

                     ATX TELECOMMUNICATIONS SERVICES GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS

     The combined financial statements of ATX Telecommunications Services Group ("the Company") include the accounts of ATX Telecommunications Services Ltd. ("ATX") and Global Telecom Services, Ltd. ("Global") which were under common control and ownership by the same partners/family members. ATX and Global were limited partnerships organized under the laws of the Commonwealth of Pennsylvania. ATX and Global are single-source providers of voice and data services offering a full range of telecommunications services, including long distance, local, data, private line, cellular, PC-based billing, prepaid calling, paging, Internet access and World Wide Web consulting, development and hosting.

     These partnerships were terminated on February 9, 2000 upon their merger into ATX Telecommunication Services, Inc. ("ATX, Inc."). ATX, Inc. was incorporated on the above date in the state of Delaware upon the consent of the Company's partners. ATX, Inc. was capitalized with 10,000 shares of common stock at $.01 par value. Upon the merger, 1,000 shares of common stock was issued to the former partners of ATX and Global. On such date, the Company contributed its assets and its liabilities were assumed by ATX, Inc. at their historical cost basis.

     The partnership agreement provides for the allocation of profits and losses on an annual basis. Profits and losses are allocated among partners based on the partnership agreement.

     Distributions, other than liquidating distributions, shall be made to all partners in proportion to their percentage interests except as otherwise stipulated in the partnership agreement.

     The partnership agreement required that during 1999 certain partners receive distributions totaling $1,350,000 for prior years. This agreement also provides for bonuses to these partners totaling $8,000,000 per year for the years 1998 through 2002. The Company has recorded compensation expenses for these bonuses included in selling, general and administrative expenses for the years ended December 31, 1999 and 1998, respectively.

     If a sale or public offering of the Company does not occur before January 31, 2003, certain minority partners have an option to put their respective interests to the Company at fair value, as defined within the partnership agreement. The total amount to be paid to these partners for their respective interests will be paid over a seven and one-half year period.

2. PLAN OF RECAPITALIZATION AND MERGER

     On March 9, 2000, ATX, Inc. and its stockholders ("ATX Stockholders") entered into a plan of recapitalization and merger ("Merger Agreement") with CoreComm Limited ("CoreComm"). Under the terms of the merger agreement, ATX will be recapitalized such that the ATX Stockholders will receive the following aggregate consideration: (i) approximately 12.4 million shares of CoreComm common stock; (ii) $250 million of CoreComm's 3% senior preferred stock and
(iii) $150 million in cash from CoreComm. Such amounts may be subject to adjustments as defined in the merger agreement. In the event CoreComm has not completed a debt or equity financing prior to the closing date, CoreComm may elect to issue short term notes of $70 million and reduce the cash consideration by such amount. The Merger Agreement is subject to regulatory and CoreComm shareholder approval, among other conditions.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Revenue Recognition

     The Company recognizes revenue based on the customers' usage of services. Revenues are presented net of estimated discounts. Additionally, the Company accrues for unbilled telecommunication revenue as a result of its billing cycle and such amounts are included in accounts receivable.

                     ATX TELECOMMUNICATIONS SERVICES GROUP

  Cost of Revenues

     Cost of revenues includes network costs which consist of access, transport, and termination costs. Such costs are recognized when incurred in connection with the provision of telecommunication services.

  Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation and amortization are provided by the straight-line method over the estimated useful lives of the respective assets. Property and equipment are depreciated over useful lives ranging from five to seven years and leasehold improvements are amortized over the terms of the lease.

  Intangible Assets

     Intangible assets represent acquired customer lists which are being amortized using the straight line method over a 7-year period. Intangible assets are presented net of accumulated amortization of $522,504, $343,933 and $165,362 as of December 31, 1999, 1998 and 1997, respectively.

  Impairment of Assets

     The Company's long-lived assets and identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the net carrying amount may not be recoverable. When such events occur, the Company measures impairment by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. The Company determined that, as of December 31, 1999, there had been no impairment in the carrying value of the long-lived and intangible assets.

  Advertising and Marketing Costs

     All costs related to advertising and marketing the Company's products and services are expensed in the period incurred.

  Income Taxes

     The partners are required to report their respective share of the Company's profits and losses in their individual income tax returns. Accordingly, no provision for federal, state and local income taxes is reflected in the financial statements.

  Concentrations of Credit Risk

     The Company maintains its cash deposits and temporary cash investments with high-quality institutions at levels which may exceed federally insured limits. The Company has not experienced any losses on cash deposits or temporary cash investments maintained in this manner.

     The Company sells its telecommunications services and products to customers operating primarily in the Northeastern region of the United States. The Company performs ongoing credit evaluation of its customers, and it generally does not require collateral from those customers.

                     ATX TELECOMMUNICATIONS SERVICES GROUP

  Fair Value of Financial Instruments

     The carrying value of all financial instruments approximates their fair value due to the short maturity of the respective instruments.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

4. PROPERTY AND EQUIPMENT

     Property and equipment are summarized as follows:

                                                            DECEMBER 31,
                                              -----------------------------------------
                                                 1999           1998           1997
                                              -----------    -----------    -----------
Computer and switching equipment............  $19,964,627    $16,801,263    $12,314,302
Furniture and fixtures......................    1,150,108        711,471        592,556
Automobiles.................................      352,113        279,533        107,147
Leasehold improvements......................       79,492         56,683         56,683
                                              -----------    -----------    -----------
                                               21,546,340     17,848,950     13,070,688
Less accumulated depreciation and
  amortization..............................   13,186,467     11,544,585      9,794,919
                                              -----------    -----------    -----------
                                              $ 8,359,873    $ 6,304,365    $ 3,275,769
                                              ===========    ===========    ===========

5. LONG-TERM DEBT

     In connection with an acquisition of customer lists during 1997 for $1,250,000, Global issued a note for $837,500. The note provided for payments of $275,000 and $562,500 with interest at 5.5% in 1998 and 1999, respectively. During 1999, the note was repaid in full. Global recorded interest expense of $47,238 and $39,724 for the years ended 1999 and 1998.

6. LEASE COMMITMENTS

     The Company leases various facilities classified as operating leases. Under terms of these leases, the Company is required to pay its proportionate share of real estate taxes, operating expenses and other related costs. Rent expense for the years ended December 31, 1999, 1998 and 1997 was $1,619,083, $1,444,456 and
$1,295,971, respectively.

     Additionally, the Company leases its principal office and equipment space from various partnerships in which the general partner was also a partner of the Company. The Company recorded rent included in the above amounts aggregating $1,227,010, $1,182,515 and $1,179,358 to these partnerships for the years ended December 31, 1999, 1998 and 1997, respectively.

                     ATX TELECOMMUNICATIONS SERVICES GROUP

     Future minimum rental payments, including those due to related parties, are summarized as follows:

                YEAR ENDING DECEMBER 31,                     AMOUNT
                ------------------------                   ----------
2000.....................................................  $1,902,000
2001.....................................................   1,927,000
2002.....................................................   1,954,000
2003.....................................................   1,565,000
2004.....................................................     537,000
Thereafter...............................................     105,000
                                                           ----------
                                                           $7,990,000
                                                           ==========

7. RELATED PARTY TRANSACTIONS

     There are various transactions with a partner of the Company relating to certain professional services approximating $1,000,000 for each of the years 1999, 1998 and 1997. These transactions resulted in intercompany balances shown as payables to related parties, with the related costs reflected in general and administrative expenses. Additionally, companies affiliated with this partner advanced funds to the Company for their operations and purchases of certain telecommunication equipment. These amounts have no formal repayment terms or interest rates and are shown as payables, related party.

     Additionally, the Company advanced funds to certain partners. These amounts are included in receivables, partners and had no formal repayment terms or interest rates. Subsequent to December 31, 1999, prior to the partnerships' merger into ATX, Inc., a distribution of approximately $4.3 million was declared and satisfied by the above mentioned receivables, partners.

8. CONTINGENCIES

     The Company is a defendant in various lawsuits relative to its business operations. Management believes that the outcome of these pending lawsuits will not materially effect the financial position, results of operations or cash flows of the Company.

9. EMPLOYEE BENEFITS

     The Company and affiliated business entities controlled by a partner of the Company maintain a self-insured health plan for their employees and partners. The Company is responsible for participant claims, stop loss premiums and administrative fees. Such plan does not provide for post retirement benefits.

10. RETIREMENT PLAN

     The Company's employees participate in a defined contribution profit sharing plan established under Section 401(k) of the Internal Revenue Code. The plan allows employees to defer up to 15% of their income through contributions to the plan on a pretax basis, subject to a statutory dollar limitation. In accordance with the provisions of the plan, the employer may match employees' contributions. In addition, the employer may make optional contributions to the plan. The Company and other business entities controlled by a partner of the Company participate in this plan. The Company made matching contributions to the plan for the years ended December 31, 1999, 1998 and 1997 of $176,166, $127,670 and $58,047, respectively.

                     ATX TELECOMMUNICATIONS SERVICES GROUP

11. PHANTOM UNIT PLAN

     During 1998, ATX adopted the 1998 Phantom Unit Plan (the "Plan"). The Plan provides for the issuance of a total of 5,000,000 phantom units representing a phantom 5% equity interest in ATX. Eligible employees may receive phantom units or equivalent consideration as determined by a committee appointed by ATX to administer the Plan. The committee has the authority at its sole discretion to designate the employees eligible to participate in the Plan. In addition, the committee may terminate or amend the Plan at its discretion. Termination or amendment of the Plan shall not affect phantom awards previously granted. Typically, the awards vest over a seven-year period from the date of grant; however, an employee may receive credit for employment time prior to the date of the award at the discretion of the committee. The Plan is unfunded.

     The phantom units become payable to a participant on the earlier of his termination of employment or a change of control. Upon termination of employment, a participant is entitled to compensation under the Plan. Such compensation is payable over a 36-month period beginning in the thirteenth month after termination. The participant's compensation is determined by his proportionate ownership of units and the Plan's formula for determining value, which is 10 times average net cash income as defined in the Plan for the prior three fiscal years.

     The Company has recorded a noncash (benefit) charge of ($400,000) and $1,800,000 for the years ended December 31, 1999 and 1998, respectively, related to the issuance of the phantom units.

     Upon a change in control as defined in the Plan, the participants will become entitled to receive compensation based upon the exchange or transaction value of ATX's equity. ATX, Inc. will record a compensation charge equal to the fair market value of the consideration payable to the Plan participants less amounts previously recorded. The consummation of the Merger Agreement, described in Note 2 above, would result in a non-cash charge of approximately $44 million.

     The following table contains information on phantom units for units granted under the Plan from the date of adoption of the Plan through December 31, 1999:

                                                          NUMBER OF
                                                        PHANTOM UNITS
                                                        -------------
Outstanding at January 1, 1998........................           --
Granted...............................................    3,350,000
Cancelled.............................................      (75,000)
                                                          ---------
Outstanding at December 31, 1998......................    3,275,000
Granted...............................................    1,725,000
Cancelled.............................................           --
                                                          ---------
Outstanding at December 31, 1999......................    5,000,000
                                                          =========

12. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     Global financed $837,500 in 1997 related to the purchase of customer lists and paid interest of $47,238 and $39,724 in 1999 and 1998, respectively, in connection with this note.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
MegsINet Inc.:

     We have audited the accompanying consolidated balance sheets of MegsINet Inc. and subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in those financial statements. An audit of financial statements also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MegsINet Inc. and subsidiary as of December 31, 1998 and 1997 and the results of their operations and their cash flows for the year ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          KPMG LLP

St. Louis, Missouri
February 15, 1999

                          MEGSINET INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997

                                                                 1998           1997
                                                              -----------    ----------
                                        ASSETS
Cash........................................................  $ 1,071,584    $  284,041
Prepaid expenses and other current assets...................      544,112        53,623
                                                              -----------    ----------
          Total current assets..............................    1,615,696       337,664
Property and equipment, net.................................   26,802,413     1,501,692
                                                              -----------    ----------
          Total assets......................................  $28,418,109    $1,839,356
                                                              ===========    ==========

                         LIABILITIES AND STOCKHOLDERS' DEFICIT
Equipment payable...........................................  $ 9,964,881    $       --
Current portion of notes payable............................    3,757,164            --
Current portion of capital lease obligations................    2,096,865       356,871
Note payable to stockholder.................................      156,158       172,477
Accounts payable............................................    1,465,367       171,482
Accrued liabilities.........................................      383,376        51,000
Deferred revenue............................................      641,985       202,851
                                                              -----------    ----------
          Total current liabilities.........................   18,465,796       954,681
                                                              -----------    ----------
Notes payable, less current portion.........................    6,956,178            --
Capital lease obligations, less current portion.............    5,084,112     1,013,160
Commitments and contingencies
Stockholders' deficit:
  Preferred stock, no par value, 3,000,000 and no shares
     authorized and 1,200 and no shares issued at December
     31, 1998 and 1997, respectively........................           --            --
  Common stock, no par value, 30,000,000 shares authorized
     and 10,141,442 and 7,121,386 shares issued at December
     31, 1998 and 1997, respectively........................           --            --
  Paid-in capital...........................................    4,005,988       790,541
  Retained deficit..........................................   (6,093,965)     (919,026)
                                                              -----------    ----------
          Total stockholders' deficit.......................   (2,087,977)     (128,485)
                                                              -----------    ----------
          Total liabilities and stockholders' deficit.......  $28,418,109    $1,839,356
                                                              ===========    ==========

See accompanying notes to consolidated financial statements.

                          MEGSINET INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

Revenues....................................................  $ 4,172,072
Cost of sales...............................................    4,866,702
                                                              -----------
  Costs in excess of revenues...............................     (694,630)
                                                              -----------
Operating expenses:
  Salaries and compensation.................................    1,734,675
  Other operating expense...................................    2,086,804
                                                              -----------
          Total operating expenses..........................    3,821,479
                                                              -----------
  Loss from operations......................................   (4,516,109)
Interest expense............................................      658,830
                                                              -----------
  Net loss..................................................  $(5,174,939)
                                                              ===========

See accompanying notes to consolidated financial statements.

                          MEGSINET INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                          YEAR ENDED DECEMBER 31, 1998

                                                                                               TOTAL
                                            PREFERRED   COMMON     PAID-IN     RETAINED    STOCKHOLDERS'
                                              STOCK      STOCK     CAPITAL     DEFICIT        DEFICIT
                                            ---------   -------   ---------   ----------   -------------
Balance at December 31, 1997..............   $    --         --     790,541     (919,026)     (128,485)
Issuance of preferred stock, 1,200
  shares..................................        --         --   1,500,000           --     1,500,000
Issuance of common stock, 2,527,199
  shares, net of $63,110 issue costs......        --         --   1,439,447           --     1,439,447
Issuance of common stock, 492,857 shares,
  in lieu of compensation.................        --         --     276,000           --       276,000
Net loss..................................        --         --          --   (5,174,939)   (5,174,939)
                                             -------    -------   ---------   ----------    ----------
Balance at December 31, 1998..............   $    --         --   4,005,988   (6,093,965)   (2,087,977)
                                             =======    =======   =========   ==========    ==========

See accompanying notes to consolidated financial statements.

                          MEGSINET INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1998

Cash flows from operating activities:
  Net loss..................................................  $(5,174,939)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................    1,082,032
     Compensation paid through issuance of stock............      276,000
     Changes in operating working capital:
       Prepaid expenses and other current assets............     (490,489)
       Accounts payable.....................................    1,293,885
       Accrued liabilities..................................      332,376
       Deferred revenue.....................................      439,134
                                                              -----------
          Net cash used in operating activities.............   (2,242,001)
                                                              -----------
Cash flows from investing activities -- capital
  expenditures..............................................   (9,858,130)
                                                              -----------
Cash flows from financing activities:
  Proceeds from notes payable...............................   10,713,342
  Payments on note payable to stockholder...................      (16,319)
  Payments on capital lease obligations.....................     (748,796)
  Issuance of stock.........................................    2,939,447
                                                              -----------
          Net cash provided by financing activities.........   12,887,674
                                                              -----------
          Net increase in cash..............................      787,543
Cash, beginning of year.....................................      284,041
                                                              -----------
Cash, end of year...........................................  $ 1,071,584
                                                              ===========
Supplemental disclosure of cash flow information -- cash
  paid for interest.........................................  $   667,287
                                                              ===========
Supplemental disclosure of non cash investing and financing
  activities:
  Capital lease obligations of $6,559,742 were incurred in
     1998 when the Company entered into equipment leases.
  Equipment payable of $9,964,881 was incurred in 1998 when
     the Company purchased equipment.
  The Company paid $19,817 of commissions through issuance
     of common stock.

See accompanying notes to consolidated financial statements.

                          MEGSINET INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

(1) DESCRIPTION OF THE BUSINESS

     MegsINet Inc. was formed to develop and operate a national packet based data network and to provide a broad range of telecommunications services. At December 31, 1998, the Company had constructed a network that served 50 markets in the United States. From inception through the end of 1998, the Company provided a variety of Internet connection and web hosting services to its customer base.

     During 1998, MegsINet formed a wholly owned subsidiary called Megsinet-CLEC, Inc. (Megsinet-CLEC). This subsidiary will provide local exchange telephone service and long distance telephone service in competition with incumbent and competitive local exchange telephone companies and long distance providers. Megsinet-CLEC has received authority to provide local telephone service in seven states and has filed applications in two additional states as of December 31, 1998. Megsinet-CLEC has received authority to provide long distance service in 36 states and has filed applications in eight additional states as of December 31, 1998.

     MegsINet is an Illinois Corporation formed in 1995.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results can differ from those estimates.

     All significant intercompany balances and transactions have been eliminated in consolidation.

  Property and Equipment

     Property and equipment consist primarily of network communications equipment, computer equipment, furniture and fixtures, and equipment being built for use by Megsinet-CLEC, all of which are stated at cost. Property and equipment under capital leases are stated at the present value of minimum lease payments.

     Depreciation on property and equipment is computed using the straight-line method over estimated service lives of three to five years.

  Equipment Payable

     Equipment payable represents amounts due for equipment which has been received by MegsINet, but which has not yet been installed. Upon installation, MegsINet will enter into a capital lease under an arrangement with Ascend Communications, Inc. (Ascend) as discussed in note 5. As no lease agreement has been signed at December 31, 1998, the entire balance has been classified as current.

  Revenue Recognition and Deferred Revenue

     MegsINet's customers generally pay for service in advance. Revenue is recognized ratably over the service period. Deferred revenue represents the unearned portion of customer payments.

                          MEGSINET INC. AND SUBSIDIARY

  Income Taxes

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Stock-Based Compensation

     MegsINet applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations, in accounting for its fixed plan stock options. Pro forma information regarding net income as calculated under the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," is disclosed in note 9.

(3) PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                1998           1997
                                                             -----------    ----------
Telecommunications equipment...............................  $24,766,423    $1,496,862
Computer equipment.........................................      482,151       183,401
Telephone equipment........................................      147,357         2,285
Furniture and fixtures.....................................       42,514        16,119
Leasehold improvements.....................................      127,213        15,563
Construction in progress...................................    2,531,325            --
                                                             -----------    ----------
                                                              28,096,983     1,714,230
Less accumulated depreciation and amortization.............    1,294,570       212,538
                                                             -----------    ----------
  Net property and equipment...............................  $26,802,413    $1,501,692
                                                             ===========    ==========

(4) LEASES

     MegsINet is obligated under various capital leases for telecommunications equipment that expires at various dates during the next five years. At December 31, 1998 and 1997, the gross amount of equipment and related accumulated amortization recorded under capital leases was as follows:

                                                                 1998          1997
                                                              ----------    ----------
Telecommunications equipment................................  $8,110,081    $1,496,862
Less accumulated amortization...............................     933,428       135,028
                                                              ----------    ----------
                                                              $7,176,653    $1,361,834
                                                              ==========    ==========

     MegsINet also has several noncancelable operating leases for telecommunications equipment that expire over the next three years. MegsINet is required to pay all executory costs such as maintenance and insurance. Rental expense for operating leases during 1998 totaled approximately $304,000.

                          MEGSINET INC. AND SUBSIDIARY

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 1998 are:

                                                               CAPITAL      OPERATING
                                                                LEASES        LEASES
                                                              ----------    ----------
Year ending December 31:
  1999......................................................  $2,864,659    $  481,831
  2000......................................................   3,292,654       372,508
  2001......................................................   2,267,504       265,688
  2002......................................................     102,006            --
  2003......................................................         973            --
                                                              ----------    ----------
          Total minimum lease payments......................   8,527,796    $1,120,027
                                                                            ==========
Less amount representing interest (at rates ranging from
  8.5% to 26.44%)...........................................   1,346,819
                                                              ----------
     Present value of net minimum capital lease payments....   7,180,977
Less current installments of obligations under capital
  leases....................................................   2,096,865
                                                              ----------
     Obligations under capital leases, excluding current
       installments.........................................  $5,084,112
                                                              ==========

(5) NOTES PAYABLE

     Notes payable at December 31, 1998 consist of the following:

Borrowings under Ascend working capital promissory note,
  interest at 8.5%..........................................  $2,000,000
Borrowings under Cisco working capital promissory note,
  interest at 13.5%.........................................   2,021,885
Note payable to Cisco for equipment, interest at 12.75%.....   6,691,457
                                                              ----------
          Total notes payable...............................  10,713,342
Less current installments...................................   3,757,164
                                                              ----------
Notes payable, less current installments....................  $6,956,178
                                                              ==========

     In 1998, MegsINet entered into an agreement with Ascend to lease up to $16 million in telecommunications equipment under a capital lease agreement. In addition, Ascend agreed to loan MegsINet up to $4.0 million in working capital (the Ascend Note), limited by a ratio of $1 in working capital for each $4 in equipment purchased or leased. At December 31, 1998, MegsINet was obligated under capital leases with Ascend related to this agreement totaling approximately $4.4 million and had received approximately $10.0 million in equipment for which no formal lease agreement had been signed (see note 2). The obligation related to this equipment is classified as equipment payable. As of December 31, 1998, MegsINet had borrowed $2.0 million under the Ascend Note.

     The terms of the Ascend Note require MegsINet to make monthly principal payments beginning six months after a minimum draw of $500,000 is made. Interest payments start in the month following the borrowing. Based on the timing of borrowings on the Ascend Note, MegsINet will begin to make payments of $37,118 in April 1999, increasing to $74,236 in June 1999. The amount outstanding at December 31, 1998 is scheduled to be repaid in November 2001.

     The Ascend Note is secured by warrants to purchase MegsINet stock at $6.50 per share. The number of warrants held by Ascend at December 31, 1998 is approximately 355,000. The terms of the warrants restrict Ascend's ability to exercise the warrants unless the Company is in default. If MegsINet repays the Ascend Note without default, 90% of these warrants expire.

                          MEGSINET INC. AND SUBSIDIARY

     In 1998, MegsINet also entered into an agreement with Cisco Systems Capital Corporations (Cisco) whereby MegsINet can purchase up to $16 million in telecommunications equipment under a promissory note (the Cisco Equipment Note). In addition, Cisco has agreed to loan MegsINet up to $4.0 million in working capital (the Cisco Note) limited by a ratio of $1 in working capital for each $4 in equipment purchases; however, the first $2.0 million in working capital is subject to only a 1 to 2 ratio. At December 31, 1998, MegsINet was obligated under the Cisco Equipment Note totaling $6,691,457 and had borrowed approximately $2.0 million under the Cisco Note.

     The terms of the Cisco Equipment Note require MegsINet to make monthly principal and interest payments beginning in April 1999. MegsINet will make payments of $261,655. The amount outstanding at December 31, 1998 is scheduled to be repaid in September 2001. The Cisco Equipment Note is secured by the telecommunications equipment being purchased.

     The terms of the Cisco Note require MegsINet to make monthly principal and interest payments beginning in April 1999. MegsINet will make payments of $179,350. The amount outstanding at December 31, 1998 is scheduled to be repaid in March 2000. The Cisco Note is secured by common stock held by the president of MegsINet and a life insurance policy on the president equal to the outstanding balance of the note. The Cisco Note also carries conversion rights. These conversion rights allow Cisco to convert all or part of the Cisco Note obligation to common stock at the market value determined on the date of conversion.

     The aggregate maturities of notes payable subsequent to December 31, 1998 are as follows: 1999, $3,757,164; 2000, $4,007,670; and 2001, $2,948,508.

     The Company did not have any notes payable obligations outstanding at December 31, 1997.

(6) RELATED-PARTY TRANSACTIONS

     At December 31, 1998 and 1997, MegsINet had an unsecured note payable to a stockholder in the amount of $156,158 and $172,477, respectively. The note carries an interest rate of 8.5% and is due upon demand.

(7) CHANGES IN CAPITAL STRUCTURE

     In July 1997, MegsINet's Board of Directors authorized a 477-to-1 split for each share of common stock. All share data presented has been revised to reflect this transaction.

     In June 1998, MegsINet increased the authorized common shares to 30 million.

     During 1998, MegsINet authorized 3 million shares of preferred stock, of which 1,200 shares were issued as 1998 Series Convertible Preferred Stock. Such stock has a liquidation value of $1,250 per share and is entitled to dividends of $100 per share per year. As of December 31, 1998, MegsINet had not declared the 1998 dividends, therefore no amount has been accrued. Unpaid dividends totaled $60,000 at December 31, 1998.

                          MEGSINET INC. AND SUBSIDIARY

(8) INCOME TAXES

     No income tax benefit was recorded during 1998. The actual income tax benefit for 1998 differs from the expected income tax benefit computed by applying the U.S. federal corporate tax rate of 34% to loss before income taxes as follows:

Computed "expected" income tax benefit......................  $(1,759,480)
State income taxes..........................................     (206,996)
Non-utilization of net operating loss.......................    1,966,476
                                                              -----------
          Tax benefit.......................................  $        --
                                                              ===========

     The tax effects of temporary differences that give rise to deferred tax assets at December 31, 1998 and 1997 are as follows:

                                                                1998          1997
                                                             -----------    ---------
Net operating loss carryforwards...........................  $ 2,008,196    $ 165,959
Start-up costs.............................................      124,239           --
Difference in depreciation on property, plant, and
  equipment................................................       89,606       89,606
                                                             -----------    ---------
     Gross deferred tax assets.............................    2,222,041      255,565
Less valuation allowance...................................   (2,222,041)    (255,565)
                                                             -----------    ---------
     Net deferred tax assets...............................  $        --    $      --
                                                             ===========    =========

     The valuation allowance for deferred tax assets as of December 31, 1998 and 1997 was $2,222,041 and $255,565, respectively. The net change in the valuation allowance for the year ended December 31, 1998 was an increase of $1,966,476.

(9) STOCK-BASED COMPENSATION

     In 1998, MegsINet adopted a stock option plan (the Plan) pursuant to which the Company's Board of Directors may grant stock options to MegsINet employees. The Plan authorizes grants of options to purchase up to 2,000,000 shares of authorized but unissued common stock. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. All stock options under this plan have five-year terms and vest 25% per year from the date of grant. During the year ended December 31, 1998, 191,960 options were issued under this plan.

     MegsINet also has the right to issue options to officers and directors of MegsINet. During 1998, the Company issued options to purchase 650,000 shares of MegsINet's common stock to officers and directors with exercise prices ranging from $.56 to $1.38 per share. These options vest at different rates over the next three years.

     The per share weighted-average fair value of stock options granted during 1998 was $0.36 on the date of grant using the Black-Scholes option-pricing model (excluding a volatility assumption) with the following weighted-average assumptions: no expected dividend yield, risk-free interest rate of 6.0%, and an expected life equal to the term of the respective option.

     MegsINet applies APB Opinion No. 25 in accounting for its stock options. MegsINet has issued options which qualify for fixed plan treatment and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had MegsINet determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, MegsINet's 1998 net loss would have been increased to the pro forma amount of approximately $5,266,000.

                          MEGSINET INC. AND SUBSIDIARY

     Stock option activity during 1998 is as follows:

                                                           NUMBER OF    WEIGHTED-AVERAGE
                                                            SHARES       EXERCISE PRICE
                                                           ---------    ----------------
Balance at December 31, 1997.............................    250,000         $0.36
Granted..................................................    841,960          0.90
                                                           ---------         -----
Balance at December 31, 1998.............................  1,091,960          0.78
                                                           =========         =====

     At December 31, 1998, the range of exercise prices and weighted-average remaining contractual life of outstanding options was as follows:

 NUMBER     WEIGHTED-AVERAGE   WEIGHTED-AVERAGE     SHARES      WEIGHTED-AVERAGE
OF SHARES    EXERCISE PRICE    CONTRACTUAL LIFE   EXERCISABLE    EXERCISE PRICE
---------   ----------------   ----------------   -----------   ----------------
150,000          $0.22            4.3 years         150,000          $0.22
550,000           0.56                  5.5          63,000           0.56
241,960           1.25                  5.0          28,430           1.25
150,000           1.38                  5.0              --             --

     During 1997, MegsINet issued options to purchase 150,000 shares of MegsINet's common stock to an officer with an exercise price of $.22 per share. The agreement states that the options are 100% vested upon grant. At December 31, 1997, all options were still outstanding.

     During 1997, MegsINet also issued options to purchase 100,000 shares of MegsINet's common stock to a director of MegsINet with an exercise price of $.56, which was equal to the market value of the stock at the date of issue. The options, which were 100% vested upon grant, remained outstanding at December 31, 1997.

     During 1998 and 1997, MegsINet issued 492,857 and 984,800 shares, respectively, of common stock to employees in lieu of compensation.

(10) COMMITMENTS AND CONTINGENCIES

     MegsINet is involved in certain litigation which occurs in the normal course of business. In the opinion of management, the ultimate results of these matters will not have a material impact on the financial position of MegsINet.

(11) CONTINUED OPERATIONS

     In February 1999, the Company sold 2,000,000 shares of 1999A Series 10% Senior Convertible Preferred Stock (the Preferred Stock Transaction) in the amount of $5,000,000, less cost of issuance.

     Also in February 1999, MegsINet entered into a definitive agreement whereby all of MegsINet's outstanding stock will be acquired, and MegsINet will be merged into the acquiring company (the Merger Transaction). At the close of the Merger Transaction, MegsINet will cease to exist as a separate entity. This agreement is subject to shareholder approval. At the close of the Merger Transaction, the acquiring company will assume the obligations and liabilities of MegsINet and be responsible for funding future operations. Management believes the Preferred Stock Transaction will provide MegsINet adequate funding through the close of the Merger Transaction.

(12) SUBSEQUENT EVENT (UNAUDITED)

     On May 3, 1999, MegsINet entered into a revised agreement that changes certain terms of the Merger Transaction (see note 11). The primary change in the new agreement results in the survival of MegINet as a wholly-owned subsidiary of the acquiring enterprise.

                          MEGSINET INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1999
                                  (UNAUDITED)

                                 ASSETS
Cash........................................................  $ 3,381,580
Prepaid expenses and other current assets...................    1,594,341
                                                              -----------
          Total current assets..............................    4,975,921
Property and equipment, net.................................   45,518,521
                                                              -----------
          Total assets......................................  $50,494,442
                                                              ===========
                  LIABILITIES AND STOCKHOLDERS' DEFICIT
Equipment payable...........................................  $25,757,434
Current portion of notes payable............................    6,043,139
Current portion of capital lease obligations................    2,702,925
Accounts payable............................................    2,152,894
Accrued liabilities.........................................      997,190
Deferred revenue............................................      935,378
                                                              -----------
          Total current liabilities.........................   38,588,960
Notes payable, less current portion.........................    7,885,422
Capital lease obligations, less current portion.............    4,691,112
Commitments and contingencies
  Stockholders' deficit:
  Preferred stock, no par value, 3,000,000 shares authorized
     and 2,001,200 shares issued............................           --
  Common stock, no par value, 30,000,000 shares authorized
     and 10,200,632 shares issued...........................           --
  Paid-in capital...........................................    8,955,745
  Retained deficit..........................................   (9,626,797)
                                                              -----------
          Total stockholders' deficit.......................     (671,052)
                                                              -----------
          Total liabilities and stockholders' deficit.......  $50,494,442
                                                              ===========

See accompanying notes to condensed consolidated financial statements.

                          MEGSINET INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS
                   THREE MONTHS ENDED MARCH 31, 1999 AND 1998
                                  (UNAUDITED)

                                                                THREE MONTHS ENDED
                                                                     MARCH 31,
                                                              -----------------------
                                                                 1999          1998
                                                              -----------    --------
Revenues....................................................  $ 1,602,729    $996,919
Cost of sales...............................................    2,675,431     476,368
                                                              -----------    --------
  Costs in excess of revenues...............................   (1,072,702)    520,551
                                                              -----------    --------
Operating expenses:
  Salaries and compensation.................................    1,001,112     203,753
  Other operating expense...................................      899,202     244,761
                                                              -----------    --------
          Total operating expenses..........................    1,900,314     448,514
                                                              -----------    --------
     Income (loss) from operations..........................   (2,973,016)     72,037
Interest expense............................................      559,816      85,642
                                                              -----------    --------
     Net (loss).............................................  $(3,532,832)   $(13,605)
                                                              ===========    ========

See accompanying notes to condensed consolidated financial statements.

                          MEGSINET INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                       THREE MONTHS ENDED MARCH 31, 1999
                                  (UNAUDITED)

                                                                                           TOTAL
                                         PREFERRED   COMMON    PAID-IN     RETAINED    STOCKHOLDERS'
                                           STOCK     STOCK     CAPITAL     DEFICIT        DEFICIT
                                         ---------   ------   ---------   ----------   -------------
BALANCE AT DECEMBER 31, 1998...........     $--       --      4,005,988   (6,093,965)   (2,087,977)
Issuance of common stock, 59,160
  shares...............................     --        --         66,287           --        66,287
Issuance of preferred stock, 2,000,000
  shares...............................     --        --      5,000,000           --     5,000,000
Commission paid........................     --        --        (75,000)          --       (75,000)
Merger related fees....................     --        --        (41,530)                   (41,530)
Net loss...............................     --        --             --   (3,532,832)   (3,532,832)
                                            --         --     ---------   ----------    ----------
BALANCE AT MARCH 31, 1999..............     $--       --      8,955,745   (9,626,797)     (671,052)
                                            ==         ==     =========   ==========    ==========

See accompanying notes to condensed consolidated financial statements.

                          MEGSINET INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 1999 AND 1998
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED MARCH 31,
                                                              -----------------------------
                                                                   1999            1998
                                                              --------------    -----------
Cash flows from operating activities:
  Net loss..................................................   $ (3,532,832)     $ (13,605)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................        726,917        111,909
     Changes in operating working capital:
       Prepaid expenses and other current assets............     (1,050,229)       (15,895)
       Accounts payable.....................................        687,526       (171,482)
       Accrued liabilities..................................        613,814         69,860
       Deferred revenue.....................................        293,393       (202,851)
                                                               ------------      ---------
          Net cash used in operating activities.............     (2,261,411)      (222,064)
                                                               ------------      ---------
Cash flows from investing activities -- capital
  expenditures..............................................    (18,976,005)      (130,905)
                                                               ------------      ---------
Cash flows from financing activities:
  Proceeds from notes payable...............................     19,007,783             --
  Payments on note payable to stockholder...................       (156,158)        (4,120)
  Payments on capital lease obligations.....................       (253,963)      (114,903)
  Issuance of stock.........................................      4,949,750        362,366
                                                               ------------      ---------
          Net cash provided by financing activities.........     23,547,412        243,343
                                                               ------------      ---------
          Net increase (decrease) in cash...................      2,309,996       (109,626)
Cash, beginning of period...................................      1,071,584        284,041
                                                               ------------      ---------
Cash, end of period.........................................   $  3,381,580      $ 174,415
                                                               ============      =========
Supplemental disclosure of cash flow information -- cash
  paid for interest.........................................   $    566,747      $  85,642
                                                               ============      =========

Supplemental disclosure of non cash investing and financing activities:

     Capital lease obligations of $467,020 and $1,108,213 were incurred in the three months ended March 31, 1999 and 1998, respectively, when the Company entered into equipment leases.

     Equipment payable of $15,792,553 and zero were incurred in the three months ended March 31, 1999 and 1998, respectively, when the Company purchased equipment.

     The Company paid $75,000 and zero of commissions through issuance of common stock in the three months ended March 31, 1999 and 1998, respectively.

See accompanying notes to condensed consolidated financial statements.

                          MEGSINET INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. For further information, refer to the consolidated financial statements and footnotes thereto for the year ended December 31, 1998.

NOTE 2. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                              MARCH 31, 1999
                                                               (UNAUDITED)
                                                              --------------
Telecommunications equipment................................   $42,305,441
Computer equipment..........................................       643,492
Telephone equipment.........................................       178,096
Furniture and fixtures......................................        61,245
Leasehold improvements......................................       179,325
Construction in progress....................................     4,172,407
                                                               -----------
                                                                47,540,006
Less accumulated depreciation and amortization..............     2,021,485
                                                               -----------
          Net property and equipment........................   $45,518,521
                                                               ===========

NOTE 3. NOTES PAYABLE

     Notes payable consist of the following:

                                                              MARCH 31, 1999
                                                               (UNAUDITED)
                                                              --------------
Borrowings under Ascend working capital promissory note,
  interest at 8.5%..........................................   $ 4,000,000
Borrowings under Cisco working capital promissory note,
  interest at 13.5%.........................................     2,021,885
Note payable to Cisco for equipment, interest at 12.75%.....     7,906,676
                                                               -----------
          Total notes payable...............................    13,928,561
Less current installments...................................     6,043,139
                                                               -----------
Notes payable, less current installments....................   $ 7,885,422
                                                               ===========

NOTE 4. RELATED-PARTY TRANSACTIONS

     At March 31, 1999 and 1998, MegsINet had an unsecured note payable to a stockholder in the amount of zero and $156,158, respectively. The note had an interest rate of 8.5% and was due upon demand.

                          MEGSINET INC. AND SUBSIDIARY

                             NOTES TO CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)

NOTE 5. CHANGES IN CAPITAL STRUCTURE

     During 1999, the Company issued 2,000,000 shares of 1999A Series Convertible Preferred Stock. Such stock had a liquidation value of $2.50 per share and was entitled to dividends of $0.25 per share per year. As of March 31, 1999, the Company had not declared the 1999 dividends; therefore, no amount had been accrued. Unpaid dividends totaled $125,000 at March 31, 1999.

NOTE 6. COMMITMENTS AND CONTINGENCIES

     MegsINet is involved in certain litigation which occurs in the normal course of business. In the opinion of management, the ultimate results of these matters will not have a material impact on the financial position, results of operations or cash flows of MegsINet.

NOTE 7. MERGER TRANSACTION

     In May 1999, all of the outstanding stock of MegsINet was purchased by CoreComm Limited for total consideration of approximately $16.8 million in cash and 1.4 million shares of CoreComm Limited common stock. In addition, CoreComm Limited repaid $2.5 million of MegsINet debt.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
USN Communications, Inc.

     We have audited the accompanying consolidated balance sheet of USN Communications, Inc. and subsidiaries (the "Company") as of December 31, 1998, and the related consolidated statements of operations, redeemable preferred stock, common stockholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes an assessment of the accounting principles used and significant estimates made by management, as well as an evaluation of the overall financial statement presentation. We believe that our audit provides a reasonable basis for our report.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of USN Communications, Inc. and subsidiaries at December 31, 1998, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 of the Notes to Consolidated Financial Statements, on February 18, 1999, the Company filed voluntary petitions for reorganization under Chapter 11 of title 11 of the United States Code. This matter raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                          ERNST & YOUNG LLP

Chicago, Illinois
April 13, 1999

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of USN Communications, Inc.
Chicago, Illinois

     We have audited the accompanying consolidated statements of operations, redeemable preferred stock, common stockholders' deficit and cash flows of USN Communications, Inc. and subsidiaries (the "Company") for the year ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of the Company's operations and its cash flows for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

Chicago, Illinois
March 9, 1998

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31,
                                                              ------------
                                                                  1998
                                                              ------------
                                  ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $   3,767
  Marketable equity securities..............................          --
  Accounts receivable, net..................................      24,902
  Net assets of discontinued operations held for sale.......      19,250
  Other current assets......................................       2,270
                                                               ---------
          Total current assets..............................      50,189
Property and equipment, net.................................      14,985
Other assets................................................      34,162
                                                               ---------
          Total assets......................................   $  99,336
                                                               =========
               LIABILITIES AND COMMON STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Accounts payable..........................................   $  53,145
  Accrued expenses and other current liabilities............      12,981
  17% Senior Secured Note...................................      10,000
  Capital lease obligations and notes payable...............         607
                                                               ---------
          Total current liabilities.........................      76,733
14 5/8% Senior Discount Notes...............................     140,504
14% Senior Discount Notes...................................      13,877
9% Convertible Subordinated Discount Notes..................      32,966
9% Consent Convertible Notes................................      10,450
Accrued interest............................................       9,385
Capital lease obligations and notes payable.................         628
                                                               ---------
          Total liabilities.................................     284,543
Commitments and contingent liabilities
COMMON STOCKHOLDERS' DEFICIT:
  Common stock, $.01 par value, 100,000,000 and 30,000,000
     shares authorized at December 31, 1998 and 1997,
     respectively; 23,585,741 and 7,282,511 shares issued at
     December 31, 1998 and 1997, respectively...............         235
  Additional paid-in capital................................     260,227
  Treasury stock, 10,000 shares.............................          (1)
  Accumulated other comprehensive income....................          --
  Accumulated deficit.......................................    (445,668)
                                                               ---------
          Total common stockholders' deficit................    (185,207)
                                                               ---------
Total liabilities and common stockholders' deficit..........   $  99,336
                                                               =========

See Notes to Consolidated Financial Statements.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                               YEAR ENDED DECEMBER 31
                                                              -------------------------
                                                                 1998           1997
                                                              -----------    ----------
Net Service Revenue.........................................  $   132,503    $   47,200
Cost of Services............................................      117,957        41,272
                                                              -----------    ----------
  Gross profit..............................................       14,546         5,928
EXPENSES:
  Sales and marketing.......................................       82,134        62,375
  General and administrative................................      110,635        41,538
  Non-recurring charges.....................................       28,987            --
                                                              -----------    ----------
Operating Loss..............................................     (207,210)      (97,985)
OTHER INCOME (EXPENSE):
  Interest income...........................................        3,570         3,420
  Interest expense..........................................      (30,099)      (15,333)
  Realized gain on sale of marketable securities............       11,714            --
  Other income (expense)....................................         (311)            6
                                                              -----------    ----------
  Other income (expense) -- net.............................      (15,126)      (11,907)
                                                              -----------    ----------
Net Loss from Continuing Operations.........................     (222,336)     (109,892)
DISCONTINUED OPERATIONS:
  Loss from operations of discontinued division.............       (4,919)           --
  Provision for estimated loss on disposal of discontinued
     operations (including estimated operating loss of $6.2
     million during phase out period).......................      (47,939)           --
                                                              -----------    ----------
          Total loss from discontinued operations...........      (52,858)           --
                                                              -----------    ----------
Net Loss....................................................  $  (275,194)   $ (109,892)
                                                              ===========    ==========
Preferred Dividends.........................................          579         2,211
                                                              ===========    ==========
Net Loss to Common Shareholders -- Basic and Diluted........  $  (275,773)   $ (112,103)
                                                              ===========    ==========
Loss per Common Share -- Basic and Diluted
  Net loss from continuing operations.......................  $    (10.51)   $   (15.55)
  Discontinued operations...................................        (2.49)           --
                                                              -----------    ----------
  Net loss..................................................  $    (13.00)   $   (15.55)
                                                              ===========    ==========
Weighted Average Common Shares Outstanding -- Basic and
  Diluted...................................................   21,203,771     7,206,886
                                                              ===========    ==========

See Notes to Consolidated Financial Statements.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK
                     YEARS ENDED DECEMBER 31, 1998 AND 1997
                             (DOLLARS IN THOUSANDS)

                                                                          SERIES A
                                                               9% PIK      9% PIK     ACCUMULATED   ADDITIONAL
                                                              PREFERRED   PREFERRED     UNPAID       PAID-IN
                                                                STOCK       STOCK      DIVIDENDS     CAPITAL      TOTAL
                                                              ---------   ---------   -----------   ----------   --------
BALANCE, JANUARY 1, 1997....................................    $ 10          --        $   225      $  9,810    $ 10,045
Issuance of 920 shares of 9% PIK Preferred Stock as payment
  of dividends..............................................       1                       (920)          919          --
Issuance of 45,209 shares of Series A 9% PIK Preferred
  Stock.....................................................                $ 45                       45,164      45,209
Costs incurred related to issuance of Series A 9% PIK
  Preferred Stock...........................................                                             (188)       (188)
Accumulated dividends on 9% PIK Preferred Stock.............                                941                       941
Accumulated dividends on Series A 9% PIK Preferred Stock....                              1,270                     1,270
                                                                ----        ----        -------      --------    --------
BALANCE, DECEMBER 31, 1997..................................      11          45          1,516        55,705      57,277
                                                                ----        ----        -------      --------    --------
Accumulated dividends on 9% PIK Preferred Stock.............                                114                       114
Accumulated dividends on Series A 9% PIK Preferred Stock....                                465                       465
Conversion of 9% PIK and Series A 9% PIK Preferred Stock to
  Common Stock..............................................     (11)        (45)        (2,095)      (55,705)    (57,856)
                                                                ----        ----        -------      --------    --------
BALANCE, DECEMBER 31, 1998..................................    $ --        $ --        $    --      $     --    $     --
                                                                ====        ====        =======      ========    ========

See Notes to Consolidated Financial Statements.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' DEFICIT
                     YEARS ENDED DECEMBER 31, 1998 AND 1997
                             (DOLLARS IN THOUSANDS)

                                                                                    ACCUMULATED
                                                       ADDITIONAL   COMMON STOCK       OTHER
                                              COMMON    PAID-IN       HELD IN      COMPREHENSIVE   ACCUMULATED
                                              STOCK     CAPITAL       TREASURY        INCOME         DEFICIT       TOTAL
                                              ------   ----------   ------------   -------------   -----------   ---------
BALANCE, JANUARY 1, 1997....................   $ 72     $ 54,115        $(1)               --       $ (57,791)   $  (3,606)
Issuance of 97,251 shares of common stock...      1          531                                                       532
Compensation expense on stock options.......                 644                                                       644
Issuance of stock warrants..................              19,352                                                    19,352
Accumulated dividends on 9% PIK Preferred
  Stock.....................................                                                             (941)        (941)
Accumulated dividends on Series A 9% PIK
  Preferred Stock...........................                                                           (1,271)      (1,271)
Comprehensive income (loss):
  Net loss..................................                                                         (109,892)    (109,892)
  Unrealized gain of available-for-sale
    securities..............................                                         $  8,181                        8,181
  Comprehensive loss........................                                                                      (101,711)
                                               ----     --------        ---          --------       ---------    ---------
BALANCE, DECEMBER 31, 1997..................     73       74,642         (1)            8,181        (169,895)     (87,000)
                                               ----     --------        ---          --------       ---------    ---------
Issuance of 8,628,861 shares of common
  stock.....................................     86      137,984                                                   138,070
Costs incurred related to issuance of
  stock.....................................             (10,764)                                                  (10,764)
Accumulated dividends on 9% PIK Preferred
  Stock.....................................                                                             (114)        (114)
Accumulated dividends on Series A 9% PIK
  Preferred Stock...........................                                                             (465)        (465)
Conversion of 9% PIK and Series A 9% PIK to
  6,130,175 shares of common stock..........     61       57,795                                                    57,856
Issuance of 1,544,194 shares of common stock
  upon exercise of warrants and options.....     15           16                                                        31
Compensation expense on stock options.......                 554                                                       554
Comprehensive income (loss):
  Net loss..................................                                                         (275,194)    (275,194)
  Unrealized gain on available-for-sale
    securities..............................                                            3,533                        3,533
  Realized gain on sale of marketable
    securities..............................                                          (11,714)                     (11,714)
                                                                                                                 ---------
  Comprehensive loss........................                                                                      (283,375)
                                               ----     --------        ---          --------       ---------    ---------
BALANCE, DECEMBER 31, 1998..................   $235     $260,227        $(1)         $     --       $(445,668)   $(185,207)
                                               ====     ========        ===          ========       =========    =========

See Notes to Consolidated Financial Statements.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                              YEAR ENDED DECEMBER 31
                                                              ----------------------
                                                                1998         1997
                                                              ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(275,194)   $(109,892)
Adjustments to reconcile net loss to net cash flows from
  operating activities:
  Depreciation..............................................      9,317        2,834
  Amortization..............................................        252          738
  Non-cash interest on debt obligations.....................     29,726       15,179
  Provision for losses on accounts receivable...............     33,964        4,314
  Stock compensation award expense..........................        554          645
  Gain on sale of marketable securities.....................    (11,714)          --
  (Gain)loss on disposal of property and equipment..........        298           --
  Non-recurring charges.....................................     25,980           --
  Loss on discontinued operations...........................     52,858           --
  Changes in:
     Accounts receivable....................................    (34,949)     (25,227)
     Other assets...........................................       (492)      (1,179)
     Accounts payable.......................................     32,597       12,577
     Accrued expenses.......................................      2,643        4,002
                                                              ---------    ---------
          Net cash flows from operating activities..........   (134,160)     (96,009)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment..........................    (29,910)     (15,200)
Proceeds from sale of marketable securities.................     11,714           --
Purchase of subsidiary, net of cash acquired................    (72,108)          --
Deposits....................................................     (6,280)        (959)
Proceeds from sale of property and equipment................        441           --
Purchase of licensing agreement.............................         --         (900)
                                                              ---------    ---------
          Net cash flows from investing activities..........    (96,143)     (17,059)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock....................................    138,101          532
Issuance of preferred stock.................................         --       45,209
Costs incurred related to issuance of stock.................    (10,764)        (485)
Proceeds from Consent Convertible Notes.....................     10,000           --
Proceeds from Senior Notes..................................     10,000      100,002
Debt acquisition costs......................................         --       (4,715)
Repayment of capital lease obligations and notes payable....       (721)        (839)
                                                              ---------    ---------
          Net cash flows from financing activities..........    146,616      139,704
                                                              ---------    ---------
Net (Decrease) Increase in Cash.............................    (83,687)      26,636
Cash and Cash Equivalents -- Beginning of period............     87,454       60,818
                                                              ---------    ---------
Cash and Cash Equivalents -- End of period..................  $   3,767    $  87,454
                                                              =========    =========
SUPPLEMENTAL CASH FLOW INFORMATION:
Conversion of preferred stock to common stock...............  $  57,856           --
                                                              =========    =========
Declared dividends..........................................  $     579           --
                                                              =========    =========
Capital lease obligations incurred..........................  $     841    $     928
                                                              =========    =========
Issuance of stock warrants..................................         --    $  19,352
                                                              =========    =========
Dividends paid in kind......................................         --    $     920
                                                              =========    =========
Cash paid for interest......................................  $     173    $     138
                                                              =========    =========

See Notes to Consolidated Financial Statements.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUBSEQUENT EVENT

     On February 18, 1999, (the "Petition Date") USN Communications, Inc. (the "Company") and certain of its subsidiaries filed voluntary petitions for reorganization (the "Filing") under Chapter 11 ("Chapter 11") of Title 11 of the United States Code ("Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). In Chapter 11, the Company will continue to manage its affairs and operate its business as a debtor in possession while it develops a plan of reorganization. As a debtor in possession in Chapter 11, the Company may not engage in transactions outside of the ordinary course of business without approval, after notice and hearing, of the Bankruptcy Court.

     As a result of the Filing, the Company is currently in default under all of its debt agreements in effect prior to the Petition Date. As a result, all unpaid principal of, and accrued prepetition interest on, such debt became immediately due and payable. The payment of such debt and accrued but unpaid prepetition interest is prohibited during the pendency of the Company's Chapter 11 case without the approval of the Bankruptcy Court. The Bankruptcy Court has authorized the payment, by the Company, of the Company's $15 million aggregate principal amount of prepetition senior secured notes with a $20 million debtor-in-possession financing facility.

     In accordance with the Bankruptcy Code, the Company can seek court approval for the rejection of executory contracts, including real property leases. Any such rejection may give rise to a prepetition unsecured claim for breach of contract. In connection with the Company's Chapter 11 case, a review is being undertaken of all the Company's obligations under its executory contracts, including real property leases.

     On April 2, 1999, the Bankruptcy Court authorized the Company to (1) sell substantially all of the Company's assets, excluding USN Wireless, Inc., to CoreComm Limited for approximately $27 million in cash, warrants to purchase 350,000 shares of CoreComm Limited common stock and a contingent payment based on future operating results that caps the total consideration at $85 million, and (2) sell the capital stock of USN Wireless, Inc. to Unified Signal Corporation.

     The accompanying consolidated financial statements have been prepared on a going concern basis of accounting and do not reflect any adjustments that might result should the Company be unable to continue as a going concern. The Company's recurring losses from operations and the related Chapter 11 filing raise substantial doubt about its ability to continue as a going concern.

     Because the Company has agreed to sell assets and as a result of the Chapter 11 case, the Company may liquidate or settle liabilities for amounts other than those reflected in the financial statements. Further, a plan of reorganization could materially change the amounts currently recorded in the financial statements. The financial statements do not give effect to any adjustments to the carrying value of assets, or amounts and classification of liabilities that might be necessary as a consequence of these matters.

2. ORGANIZATION

     USN Communications, Inc. ("USN"), was incorporated under the laws of the State of Delaware on April 20, 1994 and completed an initial public offering in February 1998. USN holds controlling investments in several other companies, of which the active companies include: US Network Corporation, USN Communications Northeast, Inc. ("USNCN"), USN Communications Midwest, Inc and USN Solutions, Inc. Its continuing subsidiaries operate in a

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES single business segment, primarily as a reseller of a broad range of telecommunication services in various cities in the Midwest and the Northeast regions of the United States.

3. SUMMARY OF ACCOUNTING POLICIES

     A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows:

     Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Principles of Consolidation--The accompanying consolidated financial statements include the accounts of USN Communications, Inc. and its subsidiaries. Significant intercompany balances and transactions have been eliminated in consolidation.

     Revenue Recognition--The Company recognizes revenues in the period in which telephone services are provided. For the services provided in which the Company has operated as a commission agent only, commission revenues are recorded at the net commissions earned.

     Cash and Cash Equivalents--Cash and cash equivalents are defined as cash in banks, time deposits and highly liquid short-term investments with initial maturities from dates of acquisition of three months or less.

     Fair Value of Financial Instruments--The carrying values of financial instruments included in current assets and liabilities approximate fair values due to the short-term maturities of these instruments. At December 31, 1998, the fair value of long-term liabilities was approximately $77.5 million.

     Marketable Equity Securities--All marketable securities are classified as available-for-sale and are available to support current operations or to take advantage of other investment opportunities. These securities are stated at estimated fair value based upon market quotes. Unrealized gains and losses are computed on the basis of specific identification and are included in Common Stockholders' Deficit as a component of Comprehensive Income.

     Concentration of Credit Risk--Financial instruments which potentially subject the Company to concentration of credit risk consist principally of trade receivables. The Company's customers are concentrated in two specific geographic regions, the Midwest and the Northeast. No single customer accounted for a significant amount of the Company's sales in 1998 or 1997 and there were no significant accounts receivable from a single customer at December 31, 1998. The Company reviews a customer's credit history before extending credit. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

     Property and Equipment--Purchases of property and equipment are carried at cost. Depreciation is provided on the straight-line basis. Furniture and equipment are depreciated over five to ten years. Computer hardware and software are depreciated over three to five years. Leasehold improvements and assets leased under capital leases are amortized over the shorter of the related lease term or the estimated useful life of the asset.

     Intangible Assets and Deferred Charges--Debt acquisition costs are amortized over the life of the related debt. The value of the warrants issued with the Senior Notes is amortized

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES over the life of those notes. The cost of a licensing agreement for billing services is being amortized over three years.

     Impairment of Long-Lived Assets--Management reviews long-lived assets and the related intangible assets for impairment of value whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. If the Company determines it is unable to recover the carrying value of the assets, the assets will be written down using an appropriate method. During 1998, management determined that its property and equipment was impaired based on undiscounted future cash flows. Accordingly, the Company adjusted property and equipment to fair value resulting in an impairment loss of approximately $9.2 million, which has been included in Non-recurring Charges.

     Stock-Based Compensation--During 1996, the Company implemented Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). In accordance with the provisions of SFAS No. 123, the Company has elected to recognize compensation under the "intrinsic value" method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," which requires the proforma disclosure of net income and earnings per share as if the fair value method had been applied.

     Earnings per Share Calculations--On December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share", which requires the disclosure of two earnings per common share computations; basic and diluted. Earnings per common share ("EPS") is computed by dividing net income or loss by the weighted average number of shares of common stock (basic) plus common stock equivalents (diluted) outstanding during the year. As all of the Company's warrants and options are antidilutive, they have been excluded from the calculation of diluted EPS. Accordingly, basic EPS is equal to diluted EPS.

     Comprehensive Income--On January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income and its components. Other comprehensive income consists solely of unrealized gains on available-for-sale securities. The Company has chosen to disclose comprehensive income in the Statements of Stockholders' Equity for all periods presented.

     Business Segments--On January 1, 1998, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", which requires reporting segment information consistent with the way management internally utilizes information to assess performance and allocate resources. The Company's continuing operations consist of one business segment: competitive local exchange telecommunication services.

     Reclassifications--Certain prior year amounts have been reclassified to conform to the current year presentation.

4. ACQUISITION AND DISCONTINUED OPERATIONS

     On February 20, 1998, the Company used a portion of the net proceeds from its initial public offering to acquire all of the outstanding capital stock of Hatten Communications Holding Company, Inc., a Connecticut corporation ("Hatten Communications" now known as USN Wireless, Inc.), pursuant to a Stock Purchase Agreement dated January 7, 1998, for approximately $69.1 million, net of cash acquired, including the repayment of approximately

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

$14.0 million of existing indebtedness and the payment of certain fees and expenses. The Company made additional investments of $3 million in Hatten Communications during 1998.

     In November 1998, the Company's Board of Directors approved the hiring of an investment banking firm to solicit bids for the sale of USN Wireless, Inc. The USN Wireless, Inc. business has been classified as discontinued operations in the accompanying financial statements. On April 2, 1999, the Bankruptcy Court approved the asset sale of USN Wireless, Inc. for approximately $19.25 million, net of expected disposition costs.

     The net assets and estimated loss on disposal of discontinued operations at December 31, 1998 are summarized as follows (in thousands):

Current assets..............................................  $  9,558
Fixed assets................................................     1,634
Goodwill and other intangibles, net of amortization.........    61,484
Current liabilities.........................................   (11,682)
Provision for estimated loss on sale of discontinued
  operations................................................   (41,744)
                                                              --------
Net assets of discontinued operations.......................  $ 19,250
                                                              ========
Estimated loss on sale of discontinued operations...........  $ 41,744
Operating losses from measurement date to December 31,
  1998......................................................     2,195
Estimated operating losses from January 1, 1999 to
  anticipated disposal date.................................     4,000
                                                              --------
Estimated loss on disposal of discontinued operations.......  $ 47,939
                                                              ========

     The loss from discontinued operations through the measurement date is summarized as follows (in thousands):

Revenues....................................................  $33,054
Cost of service.............................................   21,880
Selling, general and administrative.........................   16,077
                                                              -------
Operating loss..............................................   (4,903)
Other.......................................................      (16)
                                                              -------
Net loss....................................................  $(4,919)
                                                              =======

5. RESTRUCTURING

     During 1998, the Company completed its restructuring plan to reduce its headcount by 910 employees. The headcount reduction represented approximately 56% of its workforce. As a result, the Company eliminated its customer acquisition sales force and consolidated its operations into 11 main facilities located in cities serving over 80% of the Company's current customers. In addition, the Company discontinued its telemarketing efforts. In connection with these headcount reduction programs, a charge of approximately $19.8 million has been recorded in Non-recurring Charges, comprised of $2.8 million for severance and $17.0 million for facility closing costs and related fixed asset disposals and reserves. A restructuring reserve of approximately $3.2 million remains at December 31, 1998 for costs primarily associated with lease termination.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

6. ACCOUNTS RECEIVABLE

     Accounts receivable at December 31, 1998 consists of the following (in thousands):

Billed......................................................  $ 29,369
Unbilled....................................................    13,735
                                                              --------
Gross accounts receivable...................................    43,104
Allowance for doubtful accounts.............................   (18,202)
                                                              --------
Net accounts receivable.....................................  $ 24,902
                                                              ========

     Unbilled accounts receivable comprises access charges, features and usage for revenue earned but not yet billed to customers. A majority of the unbilled accounts receivable at December 31, 1998 were billed within 30 days after year end.

7. PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1998 consist of the following (in thousands):

Furniture and equipment.....................................  $  9,365
Computer hardware...........................................    13,172
Computer software...........................................     8,848
Leasehold improvements......................................     5,378
                                                              --------
                                                                36,763
Less accumulated depreciation...............................   (12,587)
Less impairment reserve.....................................    (9,191)
                                                              --------
          Total.............................................  $ 14,985
                                                              ========

8. OTHER ASSETS

     Other assets at December 31, 1998 consist of the following (in thousands):

Debt acquisition costs (net of accumulated amortization:
  $7,539....................................................  $25,448
Deposits....................................................    8,283
Licensing agreement (net of accumulated amortization:
  $178......................................................      222
Other.......................................................      209
                                                              -------
          Total.............................................  $34,162
                                                              =======

9. ACCRUED EXPENSES

     Accrued expenses at December 31, 1998 consist of the following (in thousands):

Excise taxes................................................  $ 3,340
Restructuring reserves......................................    3,159
Payroll and benefits........................................    3,151
Payroll and benefits........................................    3,151
Professional services.......................................    1,524
Other.......................................................    1,807
                                                              -------
          Total.............................................  $12,981
                                                              =======

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

10. OPERATING LEASES

     The Company leases certain office space and equipment under operating leases. Future minimum lease commitments under noncancelable operating leases as of December 31, 1998 are approximately as follows (amounts in thousands):

1999........................................................  $ 9,106
2000........................................................    8,645
2001........................................................    7,622
2002........................................................    6,140
2003........................................................    5,282
Thereafter..................................................    6,240
                                                              -------
          Total.............................................  $43,035
                                                              =======

     Rent expense for the years ended December 31, 1998 and 1997 was approximately $9.5 million and $3.9 million, respectively.

11. PRIVATE PLACEMENT OFFERINGS

     14% Senior Notes and 9% Convertible Notes--In September 1996, the Company received approximately $55 million in cash, net of commissions paid, in exchange for 48,500 units consisting of $48.5 million aggregate principal amount at maturity of 14% Senior Discount Notes ("14% Senior Notes") due 2003 and warrants to purchase 790,780 shares of Common Stock, and 36,000 units consisting of $36 million aggregate principal amount at maturity of 9% Convertible Subordinated Notes ("Convertible Notes") due 2004.

     The 14% Senior Notes were sold at a unit price, before commissions, of $622.75 per $1,000 face amount. These notes accrete interest at an annual rate of 14% from September 30, 1996 to March 31, 2000. Thereafter, the notes bear interest at an annual rate of 14%, semiannually in arrears in cash.

     The Convertible Notes were sold at a unit price, before commissions, of $767.90 per $1,000 face amount and are convertible into Common Stock at a conversion price of $10.436 per share. These notes will accrete interest at an annual rate of 9% from September 30, 1996 to September 30, 1999. Thereafter, the notes will bear interest at an annual rate of 9%, and will be paid semiannually in arrears in cash.

     14 5/8% Senior Notes--In August 1997, the Company received approximately $96.5 million in cash, net of commissions paid, in exchange for 152,725 units consisting of $152.7 million aggregate principal amount at maturity of 14 5/8% Senior Discount Notes due 2004 ("14 5/8% Senior Notes") and warrants to purchase 2,053,900 shares of Common Stock. In connection with this offering, the Company paid a consent fee to the holders of the outstanding 14% Senior Notes and Convertible Notes consisting of warrants to purchase 145,160 shares of Common Stock at an exercise price of $.01 per share. The Company also granted those holders an option, which was exercised in October 1997, to purchase up to $10.0 million in aggregate proceeds to the Company of convertible notes of the Company ("Consent Convertible Notes") on terms substantially similar to the existing Convertible Notes. Additionally, the Company granted to holders of the 14% Senior Notes an option, for a specified period of time, to exchange all of the 14% Senior Notes for 14 5/8% Senior Notes having an accreted value equal to the accreted value of such 14% Senior Notes at the time of such exchange. A portion of this option was exercised in March 1998.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

     The 14 5/8% Senior Notes were sold at a unit price, before commissions, of $654.78 per $1,000 face amount. These convertible notes accrete interest at an annual rate of 14 5/8% from August 18, 1997 to August 15, 2000. Thereafter, the convertible notes bear interest at an annual rate of 14 5/8% payable semiannually in arrears in cash.

     In March 1998, the holders of the 14% Senior Notes exchanged $31.5 million aggregate principal amount at maturity of the Company's 14% Senior Notes for $33.6 million aggregate principal amount at maturity of the Company's 14 5/8% Senior Discount Notes due 2004 (the "14 5/8% Senior Notes").

     9% Consent Convertible Notes--In August 1997, in connection with the 1997 private placement offering, the Company issued an option to the holders of the 14% Senior Notes to purchase $13.0 million aggregate principal amount at maturity of the Company's 9% Consent Convertible Subordinated Discount Notes due 2006 ("Consent Notes") for an aggregate purchase price of $10 million and convertible into common stock at a conversion price of $10.121 per share based on accreted value at the time of conversion. Pursuant to the option, which was exercised by the holders in October 1997, the Consent Notes were sold in January 1998 at a price of $767.90 per $1,000 face amount. These convertible notes accrete interest at an annual rate of 9%, compounded semiannually, until January 13, 2001. Thereafter interest will bear interest at an annual rate of 9% payable semiannually in arrears in cash.

     17% Senior Secured Note--On November 18, 1998, the Company received approximately $10 million in cash in exchange for the issuance and sale of a $10 million 17% Senior Secured Note ("17% Note") due January 15, 1999. Interest is payable upon the maturity of the 17% Note. The 17% Note is secured by a first priority lien on substantially all assets of the Company, including the Company's accounts receivable and the stock of the Company's directly owned subsidiaries.

     On January 20, 1999, the 17% Note was cancelled in exchange for a replacement $10.0 million 17% Senior Secured Note due February 15, 1999, and the Company received an additional $2.5 million in cash in exchange for a new $2.5 million 17% Senior Secured Note due February 15, 1999 (collectively the "New 17% Notes"). Interest on the New 17% Notes is payable in cash upon maturity. As was the case with the 17% Note, the New 17% Notes are secured by a first priority lien on substantially all assets of the Company, including the Company's accounts receivable and the stock of the Company's directly owned subsidiaries.

     On February 8, 1999, the Company received an additional $2.5 million in cash under the provisions of the New 17% Notes, bringing the total amount due under the New 17% Notes to $15 million. Also on February 8, 1999, the maturity date for the New 17% Notes was changed from February 15, 1999 to February 16, 1999.

     On February 23, 1999, the New 17% Notes, including accrued interest, were exchanged for a replacement $16.3 million 14% Class B Senior Secured Note due June 30, 1999 (the "Class B Notes"). On February 25, 1999, the Company received $2.0 million in cash in exchange for the issuance and sale of a $2 million 14% Class A Senior Secured Notes due June 30, 1999 (the "Class A Notes"). Interest on the Class A Notes and Class B Notes is payable upon maturity. The Class A Notes and Class B Notes are secured by a first priority lien on substantially all assets of the Company, including the Company's accounts receivable and the stock of the Company's directly owned subsidiaries.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

12. REDEEMABLE PREFERRED STOCK

     In August 1997, the Board of Directors authorized the issuance of up to 150,000 shares of $1 par value preferred stock designated as 9% Cumulative Convertible Pay-In-Kind Preferred Stock, Series A ("Series A 9% Preferred Stock"). In connection with the private placement offering in August 1997, described in Note 11, the Company issued 30,209 shares of its Series A 9% Preferred Stock to certain of its existing stockholders and their affiliates for an aggregate purchase price of $30.2 million.

     In October 1997, the Company issued an additional 15,000 shares of its Series A 9% Preferred Stock for an aggregate purchase price of $15.0 million.

     In February 1998, in conjunction with the initial public offering, all of the Company's outstanding 9% Preferred Stock and Series A Preferred Stock, including dividends accrued through the conversion date, were converted to 6,130,175 shares of Common Stock.

13. COMMON STOCK

     In February 1998, the Company issued and sold 8,600,000 shares of Common Stock (of which 600,000 shares were sold pursuant to the exercise of the underwriters' over-allotment option) in its initial public offering for net proceeds of approximately $127.0 million. In March 1998, the Company issued and sold 28,861 additional shares pursuant to the exercise of the underwriters' over-allotment option for net proceeds of $0.4 million.

     In August 1998, the Company adopted a Stockholder Rights Plan pursuant to which rights were distributed as a dividend at a rate of one Right for each share of Common Stock held by stockholders of record on August 24, 1998. The Rights are exercisable 10 days after certain events involving the acquisition of 15% or more of the Company's outstanding common stock or the commencement of a tender or exchange offer for at least 15% of the common stock, subject to certain exceptions. Upon the occurrence of such an event, each Right, unless redeemed by the Company, entitles the holder to receive, upon exercise and payment of the exercise price, common stock equal to twice the exercise price of the Right. The initial exercise price of a Right is $50, subject to adjustment. There are 1,000,000 shares of preferred stock reserved for issuance upon exercise of the Rights.

14. STOCK WARRANTS

     Pursuant to the 14% Senior Notes discussed in Note 11, the Company has 48,450 warrants outstanding at December 31, 1998. Each warrant can be exercised for 12.69 shares of the Company's Common Stock at an exercise price of $0.01 per share, expiring September 30, 2003. An additional 14,516 warrants outstanding at December 31, 1998 can be exercised for 10 shares of the Company's Common Stock at an exercise price of $0.01 per share, expiring August 15, 2004.

     Pursuant to the 14 5/8% Senior Notes discussed in Note 11, the Company has 472,440 warrants outstanding at December 31, 1998. Each warrant can be exercised for 1.34 shares of the Company's Common Stock at an exercise price of $0.01 per share. The warrants expire August 15, 2004.

15. STOCK OPTION PLAN

     The Company has granted options to acquire shares of Common Stock to certain officers and other employees under the 1994 Stock Option Plan. These options generally become

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES exercisable at a rate of 25% every six months over a period of two years after the date of grant, although with respect to certain grants no vesting occurs until twelve months after the grant date.

     In connection with the financing described in Note 11 and the issuance of the 9% Preferred Stock described in Note 12, the Company granted options to purchase 319,610 shares of Common Stock at an exercise price of $0.15 per share. These options were not issued under the 1994 Stock Option Plan, but rather, were issued pursuant to separate stock option agreements between the Company and the holders. Upon the conversion of the 9% Preferred Stock to Common Stock in 1998, 253,240 options became exercisable.

     In 1998 and 1997, the Board of Directors authorized the grant of options to purchase 1,248,900 and 993,400 shares, respectively, of Common Stock to substantially all non-executive officer employees of the Company and 807,500 and 1,137,000 shares, respectively, of Common Stock to the Company's executive officers and directors. These options have an exercise price ranging from $3.56 to $11.56. Options granted to directors vested 100% on the grant date. One third of all other options vested on February 9, 1998 or a year after the employee's hire date, whichever is later, with an additional one-third of the options vesting on each of the two anniversaries following the initial vesting date.

     Stock option transactions are summarized as follows:

                                                                PRICE                      PRICE
                                                                 PER                        PER
                                                  1998          SHARE         1997         SHARE
                                               ----------   -------------   ---------   ------------
Outstanding at January 1.....................   3,245,540   $ 0.11 - 8.80   1,108,990   $0.11 - 8.80
Granted......................................   1,056,400    3.56 - 11.56   2,355,400    0.15 - 8.80
Exercised....................................    (115,970)           0.15     (37,250)          0.11
Canceled.....................................  (1,753,650)    0.15 - 8.80    (181,600)          8.80
                                               ----------   -------------   ---------   ------------
Outstanding at December 31...................   2,432,320    0.11 - 11.56   3,245,540    0.11 - 8.80
                                               ----------   -------------   ---------   ------------
Options exercisable at December 31...........   1,452,288    0.11 - 11.56     557,190    0.11 - 8.80
                                               ==========   =============   =========   ============

     The following table summarizes information about options outstanding at December 31, 1998:

                                             WTD.
                                             AVG.            WTD.                             WTD.
RANGE OF                                   REMAINING         AVG.                             AVG.
EXERCISE                   NUMBER           LIFE OF        EXERCISE         NUMBER          EXERCISE
PRICE                    OUTSTANDING       CONTRACT         PRICE         EXERCISABLE        PRICE
--------                 -----------       ---------       --------       -----------       --------
$0.11 to $4.80              819,520        7.64 yrs         $ 0.15           809,520         $ 0.15
$4.81 to $8.80            1,575,300        5.96 yrs           8.78           605,268           8.80
$8.80 to $11.56              37,500        6.41 yrs          11.56            37,500          11.56
                          ---------                                        ---------
                          2,432,320                                        1,452,288
                          =========                                        =========

     For proforma information regarding net loss and loss per share, the fair value for the options awarded in 1998 and 1997 was estimated as of the date of the grant using the minimum value valuation model with the following weighted average assumptions for 1998 and 1997, respectively: risk-free interest rates of 5.34% and 6.15%; dividend yields of 0%; and an

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES expected life of the option of ten years. The weighted average fair value per share of options granted in 1998 and 1997 was $2.12 and $3.64, respectively.

     For purposes of proforma disclosures, the estimated fair value of the options is amortized over the options' vesting period. Therefore, in the year of adoption and subsequently affected years, the effect of applying SFAS No. 123 for providing proforma loss and loss per share are not likely to be representative of the effects on reported income or loss in future years.

     Had compensation cost for these plans been determined based on the fair value at the grant dates for awards as prescribed by SFAS No. 123, proforma net loss to common shareholders (in thousands) and loss per common share for the years ended December 31, 1998 and 1997 would have been:

                                                       1998         1997
                                                     ---------    ---------
Proforma net loss to common stockholders...........  $(278,572)   $(114,609)
Proforma net loss per common share -- basic and
  diluted..........................................  $  (13.14)   $  (15.90)

16. EMPLOYEE BENEFIT PLAN

     On January 1, 1995, the Company adopted a qualified 401(k) plan covering all eligible employees in which the Company contributions are discretionary. Employees are permitted to make annual contributions through salary deductions up to 15% of their annual salary. The plan can be amended or terminated at any time by the Board of Directors. The Company made contributions to the plan of approximately $414,000 in 1998 and made no contributions to the plan in 1997.

17. INCOME TAXES

     The Company incurred net losses of $275.2 million and $109.9 million in 1998 and 1997, respectively. Accordingly, no provision for current federal or state income taxes has been made to the financial statements.

     The Company's deferred tax asset components at December 31, 1998 comprise (in thousands):

Net operating loss carry-forwards...........................  $ 129,947
Accrued liabilities and asset valuation reserves............     15,349
Amortization of intangibles.................................         74
Subtotal....................................................    145,370
Valuation allowance.........................................   (145,370)
                                                              ---------
          Total.............................................  $      --
                                                              =========

     As of December 31, 1998, the Company had not recognized deferred income tax assets related to deductible temporary differences and cumulative net operating losses. The ability of the Company to fully realize deferred tax assets in future years is contingent upon its success in generating sufficient levels of taxable income before the statutory expiration periods for utilizing such net operating losses lapse. After an assessment of all available evidence, including historical and projected operating trends, the Company was unable to conclude that realization of such deferred tax assets in the near future was more likely than not. Accordingly, a valuation allowance was recorded to offset the full amount of such assets.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

     At December 31, 1998, the Company had net operating loss carry-forwards for income tax purposes of approximately $351.2 million. The ability of the Company or the Company's subsidiaries, as the case may be, to utilize their net operating loss carry-forwards to offset future taxable income may be subject to certain limitations contained in the Internal Revenue Code of 1986, as amended (the "Code"). These operating losses begin to expire in 2009 for Federal income tax purposes. Of the net operating loss carry-forwards remaining at December 31, 1998, $26.3 million can be applied only against future taxable income of the Company's subsidiary, USNCN.

18. COMMITMENTS

     In 1995 and 1996, the Company entered into agreements with two non-affiliated telecommunications companies ("TelCos") to allow the Company to resell the TelCos' local telephone service in various regional markets. The agreements have terms of up to ten years and contain minimum purchase commitments of local access lines, ranging from zero to 150,000 lines. These commitments are measured by the number of lines in place on the last day of each 12-month period. The agreements allow for ramp-up periods and carryover pools for shortfalls or excesses before any commitment levels are required to be met. So long as the Company maintains cumulative net shortfalls lower than established caps, no payments will be due to the TelCos other than for normal usage, access and related charges. Even if no lines were sold by the Company, the earliest required payment for any shortfall amount is in 2000.

     In July 1996, the Company entered into an agreement with a third telecommunications company to allow the Company to resell long-distance telephone service. The agreement is for a term of 33 months and contains an annual purchase commitment of $12 million, with a minimum monthly commitment of $600,000 to qualify for the contract rates. This agreement was amended in 1998 to extend the term to 35 months, increase the revenue commitment for the last 12 months to $24 million and increase the minimum monthly commitment to $1.2 million to qualify for the contract rates. The agreement allows for a ramp-up period before commitment levels are required to be met.

     In 1994, USNCN executed an exclusive agreement with a non-affiliated telecommunications company ("TelCo One"), whereby TelCo One allows USNCN to establish a local private network on its infrastructure in which to provide service to customers. Under this agreement, TelCo One provides network maintenance and access to telephone switches. The initial term of the agreement expires in 2004.

     Although no measurement date for the purchase commitments has been reached, the Company would not have met the minimum purchase levels at December 31, 1998. No provisions have been made for potential losses which may be incurred due to the Company's inability to fulfill any purchase commitments.

19. LEGAL MATTERS

     The Company is defendant in a class action lawsuit alleging the violation of state and federal securities laws in connection with the Company's initial public offering and subsequent events. In addition, the Company is a defendant in various lawsuits arising out of the ordinary course of business, as well as various collection lawsuits in the period preceding the Filing. All of these lawsuits have been stayed as a result of applicable provisions of the Bankruptcy Code by virtue of the Filing.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

20. YEAR 2000 (UNAUDITED)

     Although the Company is not aware of any material operational issues or costs associated with preparing its internal systems for the Year 2000, there can be no assurance that the Company will not experience serious unanticipated negative consequences and/or material costs caused by undetected errors or defects in the technology used in its internal systems, which include third party software and hardware technology.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                              DEBTOR-IN-POSSESSION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                              MARCH 31,
                                                                1999
                                                              ---------
                                ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   6,887
  Accounts receivable, net..................................     15,905
  Net assets of discontinued operations held for sale.......     19,259
  Other current assets......................................      2,163
                                                              ---------
          Total current assets..............................     44,214
Property and equipment, net.................................     10,640
Other assets................................................      8,606
                                                              ---------
          Total assets......................................  $  63,460
                                                              =========

             LIABILITIES AND COMMON STOCKHOLDERS' DEFICIT
LIABILITIES NOT SUBJECT TO COMPROMISE
CURRENT LIABILITIES:
  Accounts payable..........................................  $   4,261
  Accrued expenses and other current liabilities............      1,257
  Senior Secured Note.......................................     18,330
                                                              ---------
          Total current liabilities.........................     23,848
LIABILITIES SUBJECT TO COMPROMISE
  Accounts payable and accrued expenses.....................     62,275
  Capital lease obligations and notes payable...............    211,857
                                                              ---------
          Total liabilities subject to compromise...........    274,132
COMMON STOCKHOLDERS' DEFICIT:
  Common stock, $.01 par value, 100,000,000 shares
     authorized, 23,585,741 shares issued...................        235
  Additional paid-in capital................................    260,253
  Treasury stock, 10,000 shares.............................         (1)
  Accumulated deficit.......................................   (495,007)
                                                              ---------
          Total common stockholders' deficit................   (234,520)
                                                              ---------
Total liabilities and common stockholders' deficit..........  $  63,460
                                                              =========

See Notes to Condensed Consolidated Financial Statements.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                              DEBTOR-IN-POSSESSION
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                          THREE MONTHS ENDED MARCH 31,
                                                          ----------------------------
                                                              1999            1998
                                                          ------------    ------------
Net Service Revenue.....................................  $    24,496     $    32,421
Cost of Services........................................       22,458          26,637
                                                          -----------     -----------
  Gross profit..........................................        2,038           5,784
EXPENSES:
  Sales and marketing...................................        3,347          24,425
  General and administrative............................       15,822          20,088
                                                          -----------     -----------
Operating Loss..........................................      (17,131)        (38,729)
OTHER INCOME (EXPENSE):
  Interest income.......................................           --           1,568
  Interest expense......................................       (5,389)         (7,062)
  Other income (expense)................................         (547)              3
                                                          -----------     -----------
  Other income (expense)-- net..........................       (5,936)         (5,491)
                                                          -----------     -----------
Net Loss Before Reorganization Items....................  $   (23,067)    $   (44,220)
                                                          ===========     ===========
REORGANIZATION ITEMS:
  Interest income.......................................  $       141              --
  Professional fees.....................................       (1,607)             --
  Write-off of debt acquisition costs...................      (24,806)             --
                                                          -----------     -----------
          Total reorganization expense..................      (26,272)             --
                                                          -----------     -----------
Net Loss................................................  $   (49,339)    $   (44,220)
                                                          ===========     ===========
Preferred Dividends.....................................           --     $       579
                                                          ===========     ===========
Net Loss to Common Shareholders -- Basic and Diluted....  $   (49,339)    $   (44,799)
                                                          ===========     ===========
Net Loss Per Common Share -- Basic and Diluted..........  $     (2.09)    $     (3.12)
                                                          ===========     ===========
Weighted Average Common Shares Outstanding -- Basic and
  Diluted...............................................   23,585,741      14,366,749
                                                          ===========     ===========

See Notes to Condensed Consolidated Financial Statements.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                              DEBTOR-IN-POSSESSION
       CONDENSED CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' DEFICIT
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                               COMMON
                                               ADDITIONAL    STOCK HELD
                                     COMMON     PAID-IN          IN         ACCUMULATED
                                     STOCK      CAPITAL       TREASURY        DEFICIT        TOTAL
                                     ------    ----------    -----------    -----------    ---------
BALANCE, DECEMBER 31, 1998.........   $235      $260,227         $(1)        $(445,668)    $(185,207)
Compensation expense on stock
  options..........................                   26                                          26
Net loss...........................                                            (49,339)      (49,339)
                                      ----      --------         ---         ---------     ---------
Balance, March 31, 1999............   $235      $260,253         $(1)        $(495,007)    $(234,520)
                                      ====      ========         ===         =========     =========

See Notes to Condensed Consolidated Financial Statements.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                              DEBTOR-IN-POSSESSION
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(49,339)   $(44,220)
Adjustments to reconcile net loss to net cash flows from
  operating activities:
  Depreciation..............................................     2,880       2,152
  Amortization..............................................        50          63
  Non-cash interest on debt obligations.....................     5,352       7,017
  Provision for losses on accounts receivable...............     1,330       2,442
  Stock compensation award expense..........................        26         173
  Loss on disposal of property and equipment................       547          --
  Changes in operating assets and liabilities:
     Accounts receivable....................................     7,667     (19,559)
     Other assets...........................................       214        (269)
     Accounts payable.......................................     3,640       2,868
     Accrued expenses.......................................      (858)      9,089
  Changes in reorganization items:
     Reorganization expense.................................    26,272          --
     Payments of reorganization costs.......................    (1,607)         --
                                                              --------    --------
          Net cash flows from operating activities..........    (3,826)    (40,244)
CASH FLOWS FROM INVESTING ACTIVITIES:
Deposits....................................................        92      (1,390)
Purchase of property and equipment..........................        --      (5,763)
Purchase of subsidiary, net of cash acquired................        --     (69,054)
                                                              --------    --------
          Net cash flows from investing activities..........        92     (76,207)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Senior Notes..................................     7,000          --
Issuance of common stock....................................        --     138,068
Costs incurred related to issuance of stock.................        --     (10,764)
Proceeds from Consent Convertible Notes.....................        --      10,000
Repayment of capital lease obligations and notes payable....      (146)       (144)
                                                              --------    --------
          Net cash flows from financing activities..........     6,854     137,160
                                                              --------    --------
Net Increase in Cash........................................     3,120      20,709
Cash and Cash Equivalents -- Beginning of Period............     3,767      87,454
                                                              --------    --------
Cash and Cash Equivalents -- End of Period..................  $  6,887    $108,163
                                                              ========    ========
SUPPLEMENTAL CASH FLOW INFORMATION:
Conversion of preferred stock to common stock...............        --    $ 57,856
                                                              ========    ========
Dividends paid in kind......................................        --    $  2,095
                                                              ========    ========
Declared dividends..........................................        --    $    579
                                                              ========    ========
Capital lease obligations incurred..........................        --    $    288
                                                              ========    ========
Cash paid for interest......................................  $     33    $     45
                                                              ========    ========

See Notes to Condensed Consolidated Financial Statements.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                              DEBTOR-IN-POSSESSION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited, condensed consolidated financial statements of USN Communications, Inc. (the "Company") included herein have been prepared in accordance with generally accepted accounting principles for interim financial information. The interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements at December 31, 1998 and the notes thereto. The results of operations for the interim periods should not be considered indicative of results to be expected for the full year.

2. CHAPTER 11 PROCEEDINGS

     On February 18, 1999, (the "Petition Date") the Company and certain of its subsidiaries filed voluntary petitions for reorganization (the "Filing") under Chapter 11 ("Chapter 11") of Title 11 of the United States Code ("Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). In Chapter 11, the Company has continued to manage its affairs and operate its business as a debtor in possession while it develops a plan of reorganization. As a debtor in possession in Chapter 11, the Company may not engage in transactions outside of the ordinary course of business without approval, after notices and hearing, of the Bankruptcy Court.

     On April 2, 1999, the Bankruptcy Court authorized the Company to (1) sell substantially all of the Company's assets, excluding USN Wireless, Inc. to CoreComm Limited for approximately $27 million in cash, warrants to purchase 350,000 shares of CoreComm Limited common stock and a contingent payment based on future operating results that caps the total consideration at $85 million, and (2) sell the capital stock of USN Wireless, Inc. The closing of the sale of assets to CoreComm Limited occurred on May 26, 1999. The Company continues to own the capital stock of USN Wireless, Inc.

     As a result of the Filing, the Company is currently in default under of all of its debt agreements in effect prior to the Petition Date. As a result, all unpaid principal of, and accrued prepetition interest on, such debt became immediately due and payable. The payment of such debt and accrued but unpaid prepetition interest is prohibited during the pendency of the Company's Chapter 11 case without the approval of the Bankruptcy Court. The Bankruptcy Court has authorized the payment, by the Company, of the Company's $15 million aggregate principal amount of prepetition senior secured notes with a $20 million debtor-in-possession financing facility. The debtor-in-possession financing facility was discharged with a portion of the proceeds from the sale of assets to CoreComm Limited.

     The accompanying condensed consolidated financial statements have been prepared on a going concern basis of accounting and do not reflect any adjustments that might result should the Company be unable to continue as a going concern, other than the discontinuation of interest expense subsequent to the filing date of approximately $3.8 million. The Company's recurring losses from operations and the related Chapter 11 filing raise substantial doubt about its ability to continue as a going concern.

     Because the Company sold assets and may sell additional assets, and as a result of the Chapter 11 case, the Company may liquidate or settle liabilities for amounts other than those

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                              DEBTOR-IN-POSSESSION
                        NOTES TO CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

reflected in the financial statements. Further, a plan of reorganization could materially change the amounts currently recorded in the financial statements. The financial statements do not give effect to any adjustments to the carrying value of assets, or amounts and classification of liabilities that might be necessary as a consequence of these matters.

3. FINANCIAL REPORTING FOR BANKRUPTCY PROCEEDINGS

     The American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy code" ("SOP 90-7"), provides guidance for financial reporting by entities that have filed petitions with the Bankruptcy Court and expect to reorganize under Chapter 11 of the Bankruptcy Code.

     Under SOP 90-7, the financial statements of an entity in a Chapter 11 reorganization proceeding should distinguish transactions and events that are directly associated with the reorganization from those of the operations of the ongoing business as it evolves. Accordingly, SOP 90-7 requires the following financial reporting/accounting treatments in respect of each of the financial statements.

  Consolidated Balance Sheet

     The balance sheet separately classifies pre-petition liabilities subject to compromise (generally unsecured and undersecured claims) and post-petition liabilities not subject to compromise (fully secured claims). The Senior Secured Notes, of which $15.3 million is pre-petition, have been presented as not subject to compromise (see Note 2). Pre-petition liabilities are reported on the basis of the expected amount of such allowed claims, as opposed to the amounts for which those allowed claims may be settled. Under an approved final plan of reorganization, those claims may be settled at amounts substantially less than their allowed amounts.

     When a liability subject to settlement becomes an allowed claim and that claim differs from the net carrying amount of the liability, the net carrying amount is adjusted to the amount of the allowed claim. The resulting gain or loss is classified as a reorganization item in the Consolidated Statement of Operations.

  Consolidated Statements of Operations

     Pursuant to SOP 90-7, revenues and expenses, realized gains and losses, and provisions for losses resulting from the reorganization of the business are reported in the Consolidated Statement of Operations separately as reorganization items. Professional fees are expensed as incurred. Interest expense is reported only to the extent that it will be paid during the proceeding or that it is probable that it will be an allowed claim.

  Consolidated Statements of Cash Flows

     Reorganization items are reported separately within the operating, investing and financing categories of the Consolidated Statement of Cash Flows.

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                              DEBTOR-IN-POSSESSION
                        NOTES TO CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

4. ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following (in thousands):

                                                               MARCH 31,
                                                                 1999
                                                              (UNAUDITED)
                                                              -----------
Billed......................................................    $25,041
Unbilled....................................................      8,768
                                                                -------
Gross accounts receivable...................................     33,809
Allowance for doubtful accounts.............................    (17,904)
                                                                -------
Net accounts receivable.....................................    $15,905
                                                                =======

     Unbilled accounts receivable comprises access charges, features and usage for revenue earned but not yet billed to customers. A majority of the unbilled accounts receivable were billed within 30 days after the March 31, 1999.

5. NET ASSETS OF DISCONTINUED OPERATIONS

     The USN Wireless, Inc. business has been classified as discontinued operations in the accompanying financial statements. On April 2, 1999, the Bankruptcy Court approved the asset sale of USN Wireless, Inc.

     The net assets of discontinued operations are summarized as follows (in thousands):

                                                              MARCH 31, 1999
                                                               (UNAUDITED)
                                                              --------------
Current assets..............................................     $  9,223
Fixed assets................................................        1,521
Goodwill and other intangibles, net of amortization.........       59,681
Current liabilities.........................................       (9,422)
Provision for estimated loss on sale of discontinued
  operations................................................      (41,744)
                                                                 --------
Net assets of discontinued operations.......................     $ 19,259
                                                                 ========

6. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following (in thousands):

                                                              MARCH 31, 1999
                                                                (UNAUDITED)
                                                              ---------------
Furniture and equipment.....................................     $  9,221
Computer hardware...........................................       11,476
Computer software...........................................        8,504
Leasehold improvements......................................        5,755
                                                                 --------
                                                                   34,956
Less accumulated depreciation...............................      (15,125)
Less impairment reserve.....................................       (9,191)
                                                                 --------
          Total.............................................     $ 10,640
                                                                 ========

                   USN COMMUNICATIONS, INC. AND SUBSIDIARIES

                              DEBTOR-IN-POSSESSION
                        NOTES TO CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

7. OTHER ASSETS

     Other assets consist of the following (in thousands):

                                                              MARCH 31, 1999
                                                               (UNAUDITED)
                                                              --------------
Deposits....................................................      $8,191
Licensing agreement, net of accumulated amortization $211...         189
Other.......................................................         226
                                                                  ------
          Total.............................................      $8,606
                                                                  ======

8. NOTES PAYABLE

     On November 18, 1998, the Company received approximately $10 million in cash in exchange for the issuance and sale of a $10 million 17% Senior Secured Note ("17% Note") due January 15, 1999. Interest was payable upon the maturity of the 17% Note. The 17% Note was secured by a first priority lien on substantially all assets of the Company, including the Company's accounts receivable and the stock of the Company's directly owned subsidiaries.

     On January 20, 1999, the 17% Note was cancelled in exchange for a replacement $10.0 million 17% Senior Secured Note due February 15, 1999, and the Company received an additional $2.5 million in cash in exchange for a new $2.5 million 17% Senior Secured Note due February 15, 1999 (collectively the "New 17% Notes"). Interest on the New 17% Notes was payable in cash upon maturity. As was the case with the 17% Note, the New 17% Notes were secured by a first priority lien on substantially all assets of the Company, including the Company's accounts receivable and the stock of the Company's directly owned subsidiaries.

     On February 8, 1999, the Company received an additional $2.5 million in cash under the provisions of the New 17% Notes, bringing the total amount due under the New 17% Notes to $15 million. Also on February 8, 1999, the maturity date for the New 17% Notes was changed from February 15, 1999 to February 16, 1999.

     On February 23, 1999, the New 17% Notes, including accrued interest, were exchanged for a replacement $16.3 million 14% Class B Senior Secured Note due June 30, 1999 (the "Class B Notes"). On February 25, 1999, the Company received $2.0 million in cash in exchange for the issuance and sale of a $2 million 14% Class A Senior Secured Notes due June 30, 1999 (the "Class A Notes"). Interest on the Class A Notes and Class B Notes is payable upon maturity. The Class A Notes and Class B Notes are secured by a first priority lien on substantially all assets of the Company, including the Company's accounts receivable and the stock of the Company's directly owned subsidiaries.

9. LEGAL MATTERS

     The Company is defendant in a class action lawsuit alleging the violation of state and federal securities laws in connection with the Company's initial public offering and subsequent events. In addition, the Company is a defendant in various lawsuits arising out of the ordinary course of business, as well as various collection lawsuits in the period preceding the Filing. All of these lawsuits have been stayed as a result of applicable provisions of the Bankruptcy Code by virtue of the Filing.

------------------------------------------------------
------------------------------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY OTHER INFORMATION. THIS PROSPECTUS MAY BE DELIVERED TO YOU AFTER THE DATE OF THIS PROSPECTUS. HOWEVER, YOU SHOULD REALIZE THAT THE AFFAIRS OF CORECOMM LIMITED MAY HAVE CHANGED SINCE THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS WILL NOT REFLECT SUCH CHANGES. YOU SHOULD NOT CONSIDER THIS PROSPECTUS TO BE AN OFFER OR SOLICITATION RELATING TO THE NOTES IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED. FURTHERMORE, YOU SHOULD NOT CONSIDER THIS PROSPECTUS TO BE AN OFFER OR SOLICITATION RELATING TO THE NOTES IF THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR IF IT IS UNLAWFUL FOR YOU TO RECEIVE SUCH AN OFFER OR SOLICITATION.

                           -------------------------

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Prospectus Summary..................    1
Risk Factors........................   11
Use of Proceeds.....................   27
Price Range of Common Stock.........   27
Dividend Policy.....................   27
Capitalization......................   28
Unaudited Pro Forma Financial
  Data..............................   30
Selected Historical Financial
  Data..............................   39
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................   42
Business............................   50
Government Regulation of the
  Telecommunications Services
  Business..........................   80
Management and Executive
  Compensation......................   91
Security Ownership of Certain
  Beneficial Owners and
  Management........................   97
Selling Securityholders.............   99
Certain Relationships and Related
  Transactions......................  103
Description of Convertible Notes....  105
Description of Capital Stock........  122
Description of Our Other
  Indebtedness......................  138
Plan of Distribution................  142
Legal Matters.......................  143
Experts.............................  143
Where You Can Find More
  Information.......................  144
Index to Financial Statements.......  F-1

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                 6% CONVERTIBLE
                                  SUBORDINATED
                                NOTES DUE 2006,
                           SHARES OF SERIES B SENIOR
                            CONVERTIBLE EXCHANGEABLE
                                PREFERRED STOCK
                                 AND SHARES OF
                                  COMMON STOCK

                                CORECOMM LIMITED
                              --------------------

                                   PROSPECTUS

                              --------------------
                                            , 2000

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemization of all expenses, subject to future contingencies, payable by the registrant in connection with the sale of the 6% convertible subordinated notes due 2006 being registered, the Series B senior convertible exchangeable preferred stock being registered and the common stock being registered, including common stock that will be issued upon conversion of the convertible notes or upon conversion of or as dividends on, the Series B preferred stock or as payment of interest on the senior unsecured notes due 2003. All amounts are estimates except the SEC registration fee and the Nasdaq National Market additional listing fee.

SEC registration fee........................................  $132,017.25
Nasdaq National Market listing fee..........................           *
Legal fees and expenses.....................................           *
Accounting fees and expenses................................           *
Printing and engraving fees.................................           *
Miscellaneous expenses......................................           *
                                                              ----------
          Total.............................................  $        *
                                                              ==========

---------------
* To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, although in the case of proceedings brought by or on behalf of the corporation, such indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation (unless the court determines otherwise). The registrant's Certificate of Incorporation and Bylaws require the registrant to indemnify its officers and directors to the full extent permitted by Delaware law.

     Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors' liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (i) breaches of the duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (iii) unlawful payments of dividends, stock purchases or redemptions, or (iv) transactions from which a director derives an improper personal benefit. The registrant's Certificate of Incorporation contains provisions limiting the liability of the directors to the registrant and to its stockholders to the full extent permitted by Delaware law.

     Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such. The registrant's Certificate of Incorporation and Bylaws provide that the registrant may, to the full extent permitted by law, purchase and maintain insurance on behalf of any director, officer, employee or agent of the registrant against any liability that may be asserted against him or her and the registrant currently maintains such insurance. The registrant will obtain liability insurance covering its directors and officers for claims asserted against them or incurred by them in such capacity, including claims brought under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since February 9, 2000, the date on which the registrant was formed, the registrant has issued securities in the following transactions not registered under the Securities Act:

     1. On February 9, 2000, in connection with the reorganization of ATX Telecommunications Services, Ltd. and Global Telecom Services, Ltd. as a single corporation, ATX Telecommunications Services, Inc. issued 1,000 shares of its common stock to Michael Karp (650 shares), Debra Buruchian (155 shares), Thomas Gravina (155 shares) and The Florence Karp Trust (40 shares), who were all of the holders of partnership interests in ATX Telecommunications Services, Ltd. and Global Telecom Services, Ltd. Michael Karp, Debra Buruchian and Thomas Gravina were, at the time, executive officers of ATX, ATX Telecommunications Services, Ltd. and Global Telecom Services, Ltd. The Florence Karp Trust is for the benefit of Michael Karp's children. Mr. Karp has no power to direct the voting of the shares held by The Florence Karp Trust and disclaims beneficial ownership of those shares.

     2. On September 29, 2000, in connection with the merger transactions with CoreComm Limited, a Bermuda corporation, as provided in the Recapitalization Agreement and Plan of Merger dated as of March 9, 2000 (and subsequently amended), the registrant issued 250,000 shares of its Series B preferred stock, approximately $108.7 million of its senior unsecured notes due 2003 and approximately 12.4 million shares of its common stock to Michael Karp, Debra Buruchian, Thomas Gravina and The Florence Karp Trust, who were the principal stockholders of ATX prior to the merger. Prior to the merger, Michael Karp, Debra Buruchian and Thomas Gravina were executive officers of ATX.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The Exhibit Index is hereby incorporated by reference.

     (b) The financial statement schedule is included as Exhibit 27.1 to this registration statement and is incorporated by reference thereto.

ITEM 17.  UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York City, State of New York on October 13, 2000.

                                          CORECOMM LIMITED

                                          By: /s/ RICHARD J. LUBASCH
                                            ------------------------------------
                                              Richard J. Lubasch
                                              Senior Vice President,
                                              General Counsel and Secretary

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard J. Lubasch, Esq. such person's true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this registration statement filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                                    TITLE                         DATE
---------                                     -----------------------------------    ----------------

         /s/ GEORGE S. BLUMENTHAL             Chairman of the Board of Directors     October 13, 2000
------------------------------------------
           George S. Blumenthal

           /s/ J. BARCLAY KNAPP               President, Chief Executive Officer,    October 13, 2000
------------------------------------------    Chief Financial Officer and
             J. Barclay Knapp                 Director (Principal Executive and
                                              Financial Officer)

          /s/ GREGG N. GORELICK               Vice President -- Controller and       October 13, 2000
------------------------------------------    Treasurer
            Gregg N. Gorelick

          /s/ TED H. MCCOURTNEY               Director                               October 13, 2000
------------------------------------------
            Ted H. McCourtney

              /s/ DEL MINTZ                   Director                               October 13, 2000
------------------------------------------
                Del Mintz

           /s/ ALAN J. PATRICOF               Director                               October 13, 2000
------------------------------------------
             Alan J. Patricof

            /s/ WARREN POTASH                 Director                               October 13, 2000
------------------------------------------
              Warren Potash

                                 EXHIBIT INDEX

EXHIBITS                           DESCRIPTION
--------                           -----------
      2.1  Agreement and Plan of Merger among CoreComm Limited,
           CoreComm Group Sub I, Inc. and Voyager.net, Inc. dated as of
           March 12, 2000 (incorporated by reference to Exhibit 2.1 to the registrant's registration statement on Form S-4, file
           no. 333-44028.)
      2.2  Amendment No. 1 to Agreement and Plan of Merger among
           CoreComm Limited, CoreComm Group Sub I, Inc. and
           Voyager.net, Inc. dated as of August 10, 2000 (incorporated by reference to Exhibit 2.2 to the registrant's registration statement on Form S-4, file no. 333-44028.)
      2.3  Recapitalization Agreement and Plan of Merger by and among
           ATX Telecommunications Services, Inc., Thomas Gravina, Debra
           Buruchian, Michael Karp, The Florence Karp Trust and
           CoreComm Limited dated as of March 9, 2000 (incorporated by reference to Exhibit 2.3 to the registrant's registration
           statement on Form S-4, file no. 333-44028.)
      2.4  Amendment No. 1 to Recapitalization Agreement and Plan of
           Merger by and among ATX Telecommunications Services, Inc.,
           Thomas Gravina, Debra Buruchian, Michael Karp, The Florence
           Karp Trust, CoreComm Limited, ATX Merger Sub, Inc. and
           CoreComm Merger Sub, Inc. dated as of April 10, 2000
           (incorporated by reference to Exhibit 2.4 to the
           registrant's registration statement on Form S-4, file no.
           333-44028.)
      2.5  Amendment No. 2 to Recapitalization Agreement and Plan of
           Merger by and among ATX Telecommunications Services, Inc.,
           Thomas Gravina, Debra Buruchian, Michael Karp, The Florence
           Karp Trust, CoreComm Limited, ATX Merger Sub, Inc. and
           CoreComm Merger Sub, Inc. dated as of July 10, 2000
           (incorporated by reference to Exhibit 2.5 to the
           registrant's registration statement on Form S-4, file no.
           333-44028.)
      2.6  Amendment No. 3 to Recapitalization Agreement and Plan of
           Merger by and among ATX Telecommunications Services, Inc.,
           Thomas Gravina, Debra Buruchian, Michael Karp, The Florence
           Karp Trust, CoreComm Limited, ATX Merger Sub, Inc. and
           CoreComm Merger Sub, Inc. dated as of July 31, 2000
           (incorporated by reference to Exhibit 2.6 to the
           registrant's registration statement on Form S-4, file no.
           333-44028.)
      2.7  Agreement and Plan of Merger, dated as of February 17, 1999, by and among CoreComm Limited, CoreComm Acquisition Sub,
           Inc., and MegsINet Inc. (incorporated by reference to
           Exhibit 2.4 to CoreComm Limited's annual report on Form 10-K for the year ended December 31, 1999.)
      2.8  First Amendment to Agreement and Plan of Merger, dated as of
           May 3, 1999, by and among CoreComm Limited, CoreComm
           Acquisition Sub, Inc., and MegsINet Inc. (incorporated by
           reference to Exhibit 2.5 to CoreComm Limited's annual report on Form 10-K for the year ended December 31, 1999.)
      2.9  Asset Purchase Agreement, dated as of February 19, 1999, by and between CoreComm Limited, USN Communications, Inc. and several subsidiaries of USN Communications, Inc.
           (incorporated by reference to Exhibit 2.6 to CoreComm
           Limited's annual report on Form 10-K for the year ended
           December 31, 1999.)
      2.10 Stock Exchange Agreement dated as of September 23, 1998, by and among Voyager and the parties named therein
           (incorporated by reference to Exhibit 2.1 to Voyager.net,
           Inc.'s registration statement on Form S-1, file no.
           333-77917.)
      2.11 Stock Purchase Agreement dated as of September 23, 1998 by and among Voyager and the investors identified therein
           (incorporated by reference to Exhibit 2.2 to Voyager.net,
           Inc.'s registration statement on Form S-1, file no.
           333-77917.)
      3.1  Restated Certificate of Incorporation of CoreComm Limited
           (incorporated by reference to Exhibit 4.1 to the
           registrant's registration statement on Form 8-A, filed on
           September 29, 2000.)
      3.2  By-laws of CoreComm Limited
      4.1* Specimen common stock certificate
      4.2* Specimen Series B preferred stock certificate
      4.3* Specimen Series C preferred stock certificate
      4.4* Registration Rights Agreement, dated as of September 29,
           2000, by and among the registrant, Michael Karp, Debra
           Buruchian, Thomas Gravina and The Florence Karp Trust

EXHIBITS                           DESCRIPTION
--------                           -----------
      4.5  Indenture, dated as of October 6, 1999, by and between the registrant and The Chase Manhattan Bank, as Trustee, with
           respect to the 6% convertible subordinated notes due 2006
           (incorporated by reference to Exhibit 4.6 to CoreComm's
           Limited's annual report on Form 10-K for the year ended
           December 31, 1999)
      4.6  Registration Rights Agreement, dated October 6, 1999, by and among the Company and the Initial Purchasers of the 6%
           convertible subordinated notes due 2006 (incorporated by
           reference to Exhibit 4.7 to CoreComm Limited's annual report on Form 10-K for the year ended December 31, 1999)
      4.7* Registration Rights Agreement, dated as of September 29,
           2000, by and among the registrant and certain stockholders of Voyager listed therein
      4.8  Rights Agreement, dated as of September 29, 2000, by and among the registrant and Continental Stock Transfer & Trust
           Company, including form of rights certificate (incorporated by reference to Exhibit 4.3 to the registrant's registration statement on Form 8-A, filed on September 29, 2000)
      4.9* Supplemental Indenture, dated as of September 29, 2000 by and between CoreComm Merger Sub, Inc. and The Chase
           Manhattan Bank, as Trustee, with respect to the 6%
           convertible subordinated notes due 2006
      4.10* Supplemental Indenture, dated as of September 29, 2000 by and between the registrant and The Chase Manhattan Bank, as
           Trustee, with respect to the 6% Convertible Subordinated
           Notes due 2006
      5.1* Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
      9.1  Voting Agreement by and among CoreComm Limited and the
           Voyager stockholders listed on Schedule A thereto, dated as of March 12, 2000 (incorporated by reference to Exhibit 9.1 to the registrant's registration statement on Form S-4, file
           no. 333-44028)
      9.2* Stockholders Agreement, dated as of September 29, 2000, by and among CoreComm Limited and the Voyager stockholders
           listed on Schedule A thereto
      9.3* Stockholder Agreement, dated as of September 29, 2000, by and among ATX Telecommunications Services, Inc. and the
           persons listed on Schedule A thereto
     10.1  Lease Agreement dated as of January 18, 1994 between
           Monument Road Associates and ATX Telecommunications
           Services, Inc. (incorporated by reference to Exhibit 10.2 to the registrant's registration statement on Form S-4, file
           no. 333-44028)
     10.2  Addendum, dated as of January 25, 1996, to Lease Agreement dated as of January 18, 1994 between Monument Road
           Associates and ATX Telecommunications Services, Inc.
           (incorporated by reference to Exhibit 10.3 to the
           registrant's registration statement on Form S-4, file no.
           333-44028)
     10.3  Addendum, dated as of January 1, 1998, to Lease Agreement dated as of January 18, 1994 between Monument Road
           Associates and ATX Telecommunications Services, Inc.
           (incorporated by reference to Exhibit 10.4 to the
           registrant's registration statement on Form S-4, file no.
           333-44028)
     10.4  Addendum, dated as of October 1, 1998, to Lease Agreement dated as of January 18, 1994 between Monument Road
           Associates and ATX Telecommunications Services, Inc.
           (incorporated by reference to Exhibit 10.5 to the
           registrant's registration statement on Form S-4, file no.
           333-44028)
     10.5  Addendum, dated as of November 1, 1999, to Lease Agreement dated as of January 18, 1994 between Monument Road
           Associates and ATX Telecommunications Services, Inc.
           (incorporated by reference to Exhibit 10.6 to the
           registrant's registration statement on Form S-4, file no.
           333-44028)
     10.6  Lease Agreement dated as of January 2, 1993 between Walnut
           Bridge Associates and ATX Telecommunications Services, Inc.
           (incorporated by reference to Exhibit 10.7 to the
           registrant's registration statement on Form S-4, file no.
           333-44028.)
     10.7  Addendum, dated as of July 1, 1995, to Lease Agreement dated as of January 2, 1993 between Walnut Bridge Associates and
           ATX Telecommunications Services, Inc. (incorporated by
           reference to Exhibit 10.8 to the registrant's registration statement on Form S-4, file no. 333-44028)

EXHIBITS                           DESCRIPTION
--------                           -----------
     10.8  Addendum, dated as of November 1, 1999, to Lease Agreement dated as of January 2, 1993 between Walnut Bridge Associates and ATX Telecommunications Services, Inc. (incorporated by reference to Exhibit 10.9 to the registrant's registration statement on Form S-4, file no. 333-44028)
     10.9  Addendum, dated as of March 1, 2000, to Lease Agreement dated as of January 2, 1993 between Walnut Bridge Associates and ATX Telecommunications Services, Inc. (incorporated by reference to Exhibit 10.10 to the registrant's registration statement on Form S-4, file no. 333-44028)
     10.10 Letter of Credit dated July 30, 1993 (incorporated by reference to Exhibit 10.11 to the registrant's registration statement on Form S-4, file no. 333-44028)
     10.11 Letter of Credit dated October 14, 1997 (incorporated by reference to Exhibit 10.12 to the registrant's registration statement on Form S-4, file no. 333-44028)
     10.12 Letter of Credit dated October 19, 1999 (incorporated by reference to Exhibit 10.13 to the registrant's registration statement on Form S-4, file no. 333-44028)
     10.13 Letter of Credit dated October 30, 1998 (incorporated by reference to Exhibit 10.14 to the registrant's registration statement on Form S-4, file no. 333-44028)
     10.14 Summary of loan by ATX Telecommunications Services, Inc. to
           Thomas Gravina and Debra Buruchian (incorporated by
           reference to Exhibit 10.15 to the registrant's registration statement on Form S-4, file no. 333-44028)
     10.15 Summary of indebtedness of ATX Telecommunications Services,
           Inc. to Michael Karp (incorporated by reference to Exhibit
           10.16 to the registrant's registration statement on Form
           S-4, file no. 333-44028)
     10.16 Summary of provision of services to ATX Telecommunications
           Services, Inc. by University City Housing (incorporated by reference to Exhibit 10.17 to the registrant's registration statement on Form S-4, file no. 333-44028)
     10.17 Form of Tax Disaffiliation Agreement between CoreComm
           Incorporated and CoreComm Limited (incorporated by reference to Exhibit 10.1 to CoreComm Limited's annual report on Form
           10-K for the year ended December 31, 1999)
     10.18 CoreComm Limited 1998 Stock Option Plan (incorporated by reference to Exhibit 10.2 to CoreComm Limited's annual
           report on Form 10-K for the year ended December 31, 1999)
     10.19 CoreComm Limited Non-Employee Director Stock Option Plan
           (incorporated by reference to Exhibit 10.3 to CoreComm
           Limited's annual report on Form 10-K for the year ended
           December 31, 1999)
     10.20 CoreComm Ohio Limited 1999 Stock Option Plan (incorporated by reference to Exhibit 10.4 to CoreComm Limited's annual
           report on Form 10-K for the year ended December 31, 1999)
     10.21 CoreComm Limited 1999 Stock Option Plan (incorporated by reference to Exhibit 10.5 to CoreComm Limited's annual
           report on Form 10-K for the year ended December 31, 1999)
     10.22 Amended and Restated Promissory Note made by Voyager in favor of Horizon Cable I Limited Partnership (incorporated by reference to Exhibit 10.3 to Voyager.net, Inc.'s
           registration statement on Form S-1, file no. 333-77917)
     10.23 Asset Purchase Agreement, dated as of July 31, 1998, by and among Voyager Information Networks, Inc., Freeway, Inc.
           (n/k/a Offline, Inc.) and the other parties identified
           therein (incorporated by reference to Exhibit 10.4 to
           Voyager.net, Inc.'s registration statement on Form S-1, file
           no. 333-77917)
     10.24 Asset Purchase Agreement, dated as of September 23, 1998, by and among Voyager Information Networks, Inc., EXEC-PC, Inc.
           (n/k/a The Mahoney Group) and the other parties identified therein (incorporated by reference to Exhibit 10.5 to
           Voyager.net, Inc.'s registration statement on Form S-1, file
           no. 333-77917)
     10.25 Asset Purchase Agreement, dated as of October 2, 1998, effective September 30, 1998, by and among Voyager
           Information Networks, Inc., NetLinks Systems, L.L.C. and the
           other parties identified therein (incorporated by reference to Exhibit 10.6 to Voyager.net, Inc.'s registration
           statement on Form S-1, file no. 333-77917)
     10.26 Reseller Agreement, dated as of April 13, 1999, by and among
           Voyager Information Networks, Inc. and Millennium Digital
           Media Systems, L.L.C. (incorporated by Reference to Exhibit
           10.7 to Voyager.net, Inc.'s registration statement on Form
           S-1, file no. 333-77917)

EXHIBITS                           DESCRIPTION
--------                           -----------
     10.27 Employment Agreement, dated as of February 20, 1998, between
           Voyager Information Networks, Inc. and Christopher Torto, as
           amended (incorporated by reference to Exhibit 10.8 to
           Voyager.net, Inc.'s registration statement on Form S-1, file
           no. 333-77917)
     10.28 Employment Agreement, dated as of January 15, 1998, between
           Voyager Information Networks, Inc. and Michael Williams
           (incorporated by reference to Exhibit 10.9 to Voyager.net,
           Inc.'s registration statement on Form S-1, file no.
           333-77917)
     10.29 Employment Agreement, dated as of October 2, 1998, between
           Voyager Information Networks, Inc. and Christopher Michaels,
           as amended (incorporated by reference to Exhibit 10.10 to
           Voyager.net, Inc.'s registration statement on Form S-1, file
           no. 333-77917)
     10.30 Employment Agreement, dated as of October 2, 1998, between
           Voyager Information Networks, Inc. and David Shires, as
           amended (incorporated by reference to Exhibit 10.11 to
           Voyager.net, Inc.'s registration statement on Form S-1, file
           no. 333-77917)
     10.31 Employment Agreement effective as of January 11, 1999 between Voyager Information Networks, Inc. and Osvaldo
           deFaria (incorporated by reference to Exhibit 10.12 to
           Voyager.net, Inc.'s registration statement on Form S-1, file
           no. 333-77917)
     10.32 Employment Agreement dated as of March 18, 1999 between
           Voyager Information Networks, Inc. and Dennis Stepaniak
           (incorporated by reference to Exhibit 10.13 to Voyager.net,
           Inc.'s registration statement on Form S-1, file no.
           333-77917)
     10.33 Agreement Regarding Inventions, Non-competition and
           Confidentiality dated as of February 20, 1998 between
           Voyager Information Networks, Inc. and Christopher Torto
           (incorporated by reference to Exhibit 10.14 to Voyager.net,
           Inc.'s registration statement on Form S-1, file no. 333-
           77917)
     10.34 Agreement Regarding Inventions, Non-competition and
           Confidentiality dated as of October 15, 1997 between Voyager
           Information Networks, Inc. and Michael Williams
           (incorporated by reference to Exhibit 10.15 to Voyager.net,
           Inc.'s registration statement on Form S-1, file no. 333-
           77917)
     10.35 Agreement Regarding Inventions, Non-competition and
           Confidentiality dated as of November 11, 1998 between
           Voyager Information Networks, Inc. and Osvaldo deFaria
           (incorporated by reference to Exhibit 10.16 to Voyager.net,
           Inc.'s registration statement on Form S-1, file no. 333-
           77917)
     10.36 Agreement Regarding Inventions, Non-competition and
           Confidentiality dated as of March 18, 1998 between Voyager
           Information Networks, Inc. and Dennis Stepaniak
           (incorporated by reference to Exhibit 10.17 to Voyager.net,
           Inc.'s registration statement on Form S-1, file no. 333-
           77917)
     10.37 Employee Non-Competition Agreement, dated as of October 2,
           1998 between Voyager Information Networks, Inc. and
           Christopher Michaels (incorporated by reference to Exhibit
           10.18 to Voyager.net, Inc.'s registration statement on Form
           S-1, file no. 333-77917)
     10.38 Employee Non-Competition Agreement, dated as of October 2,
           1998 between Voyager Information Networks, Inc. and David
           Shires (incorporated by reference to Exhibit 10.19 to
           Voyager.net, Inc.'s registration statement on Form S-1, file
           no. 333-77917)
     10.39 Employee Agreement dated as of September 15, 1999 between
           Voyager Information Networks, Inc. and Anthony Paalz
           (incorporated by reference to Exhibit 10.34 to Voyager.net,
           Inc.'s quarterly report on Form 10-Q for the quarter ended
           September 30, 1999)
     10.40 Agreement Regarding Inventions, Non-competition and
           Confidentiality dated of September 15, 1999 between Voyager
           Information Networks, Inc. and Anthony Paalz (incorporated by reference to Exhibit 10.35 to Voyager.net, Inc.'s
           quarterly report on Form 10-Q for the quarter ended
           September 30, 1999)
     10.41 Promissory Note made by Osvaldo deFaria in favor of Voyager
           (incorporated by reference to Exhibit 10.23 to Voyager.net,
           Inc.'s registration statement on Form S-1, file no.
           333-77917)
     10.42 Promissory Note made by Glenn Friedly in favor of Voyager
           (incorporated by reference to Exhibit 10.24 to Voyager.net,
           Inc.'s registration statement on Form S-1, file no.
           333-77917)
     10.43 Promissory Note made by Christopher Torto, dated April 13,
           1999, on favor of Voyager (incorporated by reference to
           Voyager.net, Inc.'s registration statement on Form S-1, file
           no. 333-77917)
     10.44 Voyager Form of Director Indemnification Agreement
           (incorporated by reference to Voyager.net, Inc.'s
           registration statement on Form S-1, file no. 333-77917)

EXHIBITS                           DESCRIPTION
--------                           -----------
     10.45 Planet Direct Internet Service Provider Agreement dated as of March 17, 1997 by and among Planet Direct Corporation and
           Voyager Information Networks, Inc. (incorporated by
           reference to Voyager.net, Inc.'s registration statement on
           Form S-1, file no. 333-77917)
     10.46 Stock Purchase Agreement dated as of May 7, 1999 by and among Voyager Information Networks, Inc., GDR Enterprises,
           Inc. and the other parties identified therein (incorporated by reference to Exhibit 10.30 to Voyager.net, Inc.'s
           registration statement on Form S-1, file no. 333-77917)
     10.47 Promissory Note made by Christopher Torto, dated July 1999, in favor of the Company (incorporated by reference to
           Voyager.net, Inc.'s registration statement on Form S-1, file
           no. 333-77917)
     10.48 CoreComm Limited 2000 Stock Option Plan (incorporated by reference to Annex B to CoreComm Limited's Proxy Statement for its Annual Meeting of Shareholders, held on May 31,
           2000)
     10.49 CoreComm Limited 2000 Special Stock Option Plan
           (incorporated by reference to Exhibit 4.5 to CoreComm
           Limited's registration statement on Form S-8, file no.
           333-33970)
     10.50* CoreComm Limited 2000 Special ATX Stock Option Plan
     10.51* CoreComm Limited 2000 Special Voyager Stock Option Plan
     10.52 Credit Agreement, dated as of September 28, 2000, among the registrant, Corecomm Communications, Inc., Corecomm Holdco,
           Inc., the Lenders Party thereto and The Chase Manhattan
           Bank, as Administrative Agent and Collateral Agent
     10.53* Form of Senior Unsecured Note due 2003
     10.54* Note Purchase Agreement, dated September 29, 2000, by and among the registrant, Michael Karp, Debra Buruchian, Thomas
           Gravina and The Florence Karp Trust
     21.1* Subsidiaries of registrant
     23.1  Consent of Ernst & Young LLP
     23.2  Consent of Ernst & Young LLP
     23.3  Consent of Ernst & Young LLP
     23.4  Consent of KPMG LLP
     23.5  Consent of Deloitte & Touche LLP
     23.6  Consent of PricewaterhouseCoopers LLP
     23.7  Consent of BDO Seidman, LLP
     23.8* Consent of Paul, Weiss, Rifkind, Wharton & Garrison
           (included in Exhibit 5.1)
     24.1  Power of Attorney (contained on signature page)
     27.1  Financial Data Schedule -- CoreComm Limited (for SEC use
           only) (incorporated by reference to Exhibit 27.1 to CoreComm
           Limited's Annual Report to Form 10-K for the year ended
           December 31, 1999, Exhibit 27 to CoreComm Limited's
           Quarterly Report to Form 10-Q for the quarter ended March
           31, 2000 and Exhibit 27 to CoreComm Limited's Quarterly
           Report on Form 10-Q for the quarter ended June 30, 2000)

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* To be filed by amendment.